As filed with the Securities and Exchange Commission on March 19, 2026.

Registration No. 333-287132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BONUS BIOGROUP LTD.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Not Applicable

(Translation of Registrant’s Name into English)

Israel	3842	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Matam Advanced Technology Park

Building 20

Haifa 3190501, Israel

Tel: +972-73-206-7100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Roggow, Esq. Cozen O’Connor 3 World Trade Center 175 Greenwich Street, 55th Floor New York, New York 10007 Tel: +1 (212) 908-1294	Ido G. Zemach, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel Tel: +972 (3) 608-9999	Lawrence Metelitsa, Esq. Steven A. Lipstein, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Tel: +1 (732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated March 19, 2026

3,000,000 American Depositary Shares Representing 90,000,000 Ordinary Shares

We are offering 3,000,000 American Depositary Shares, or ADSs, through the underwriter named in this prospectus. Each ADS represents 30 ordinary shares. This is our initial public offering in the United States, and no public market currently exists for the ADSs. The estimated initial public offering price is between $4.00 and $6.00 per ADS.

We have applied to list the ADSs on the Nasdaq Capital Market, or Nasdaq, under the symbol “BONS.” This offering is contingent upon the listing of the ADSs on Nasdaq. No assurance can be given that our application will be approved or that a trading market will develop.

Our ordinary shares are traded on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BONS.” On March 19, 2026, the last reported trading price of our ordinary shares on the TASE was NIS 0.406, equivalent to a price of $3.969 per ADS (based on the exchange rate reported by the Bank of Israel on March 18, 2026, which was NIS 3.069 to $1.00). Our ordinary share price on the TASE may not be indicative of the actual offering price of the ADSs.

The actual offering price of the ADSs will be determined through negotiations between us and the underwriter and the assumed offering price used throughout this prospectus may not be indicative of the actual offering price.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure requirements. Please see “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Our business and an investment in the ADSs involve significant risks. See “Risk Factors” beginning on page 14 for additional information.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER ADS	TOTAL
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to Bonus Biogroup Ltd.	$	$

(1)

In addition, we have agreed to (i) issue a warrant to the underwriter to purchase such number of ADSs representing a total of 5.0% of the ADSs issued in this offering at an exercise price equal to 125% of the public offering price per ADS issued in this offering and (ii) reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriter an option for a period of 45 days from the date of this prospectus to purchase up to 450,000 additional ADSs from us at the public offering price, less underwriting discounts and commissions. See “Underwriting” for more information.

The underwriter expects to deliver the ADSs against payment in New York, New York, on or about                 , 2026.

Sole Bookrunner

D. Boral Capital

Prospectus dated                 , 2026

We are responsible for the information contained in this prospectus and any free-writing prospectus we prepare or authorize. You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information, and we and the underwriter take no responsibility for any other information others may give you. We are not, and the underwriter is not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

For investors outside the United States, neither we nor the underwriter have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

i

About This Prospectus

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Bonus,” the “Company,” “we,” “us,” and “our” refer to Bonus Biogroup Ltd. and its wholly owned subsidiary, Bonus Therapeutics Ltd., an Israeli company, and Bonus Cellora Ltd., an Israeli company, in which we hold 95.5% of the share capital.

Presentation of Financial Information

This prospectus includes our audited consolidated financial statements as of December 31, 2024, and December 31, 2023, and for the years ended December 31, 2024 and December 31, 2023, and our unaudited consolidated financial statements as of and for the six months ended June 30, 2025, and June 30, 2024, which are prepared in accordance with International Financial Reporting Standards, or IFRS Accounting Standards, as issued by the International Accounting Standards Board, or IASB. None of our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

Our consolidated financial statements are presented in NIS. Unless otherwise expressly stated or required by context, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

Unless otherwise indicated, U.S. dollar convenience translations of NIS amounts presented in this prospectus for the year ended on December 31, 2024 as well as for the six-month period ended on June 30, 2025 are translated using the rate of NIS 3.372 to $1.00, the exchange rate reported by the Bank of Israel on June 30, 2025, or the Exchange Rate. These translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of any date.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Our fiscal year ends on December 31 of each year. Our most recent fiscal year ended on December 31, 2025.

Market and Industry Data

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies, and industry publications and surveys. None of the independent industry publications used in this prospectus were prepared on our behalf. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks, Service Marks and Trade names

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares or the ADSs. You should read this entire prospectus carefully, especially “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “Bonus”, “we,” “us,” “our” and “the Company” refer to Bonus Biogroup Ltd. and its wholly owned subsidiary, Bonus Therapeutics Ltd., an Israeli company, and Bonus Cellora Ltd., an Israeli company, in which it holds 95.5% of the share capital.

Overview

We are a clinical-stage biotechnology company focused on developing next-generation therapies. Our mission is to develop and deliver safe, effective, and affordable tissue engineering and cell therapy products that address severe conditions with limited treatment options. By leveraging our deep expertise and advancements in tissue engineering and cell therapy, we are developing BonoFill, a personalized, autologous tissue-engineered live-human bone graft, and MesenCure, an enhanced allogeneic cell therapy for inflammation and tissue damage, both of which, we believe, may address significant unmet clinical and market needs.

Cell and cell-based therapies, in which therapeutic cells are combined with other modalities, such as scaffolds for tissue engineering, are categorized based on the cells’ origin. Autologous (or self-derived) treatments utilize the patient’s own cells, whereas allogeneic treatments employ cells from external healthy human donors. While autologous cell therapies, especially those harnessing the patient’s immune cells, are predominantly utilized in cancer treatment (immunotherapy), autologous, non-immune cell therapies, mostly involving mesenchymal stomal cells (MSC) and induced pluripotent stem cells, are under extensive investigation for their potential to repair damaged tissue such as bone, cartilage, heart muscle, and more. Within this field of autologous, non-immune cell therapies, our primary focus is on bone regeneration, with the potential to expand in the future to broader applications of MSC-based tissue engineering. Allogeneic cell therapies, particularly those involving MSCs, are being explored for treating various diseases characterized by excessive immune system activity. This is also an area of focus for us.

Our research and development efforts within this cell and cell-based therapy space have yielded our two leading product candidates:

●	BonoFill is a personalized, tissue-engineered, potentially injectable live-human bone graft derived from the patient cells for bone tissue regeneration, which exemplifies the application of autologous cells. BonoFill is designed to address the limitations of existing bone regeneration and reconstruction therapies. This innovative cell-based product candidate combines cells on a three-dimensional (3D) biocompatible and bioactive mineral scaffold cultivated using our proprietary bioreactor growth system. The result is a live bone graft grown ex vivo (outside the human body), which is intended to be tailored to each patient’s unique biological, physical, and clinical needs. The manufacturing process of BonoFill takes approximately two weeks from receiving the patient cell sample. By leveraging the natural compatibility of autologous cells with the patient’s body, BonoFill aims to optimize treatment outcomes, minimize immune reactions, and eliminate the risk of graft failure; and

●	MesenCure, an enhanced investigational allogeneic cell therapy designed for treating inflammation and tissue damage, is initially seeking indication as an adjunct therapy to standard of care for treating respiratory distress, including Acute Respiratory Distress Syndrome (ARDS), a life-threatening condition caused by the lungs’ inability to adequately oxygenate the body. The active pharmaceutical ingredient in MesenCure is an innovative composition of allogeneic cells derived from healthy donor adipose tissue MSCs through a proprietary process designed to enhance the MSCs’ therapeutic potential. Currently in development to be administered in up to three doses, these cells are designed to target the lungs, presumably leveraging multiple pleiotropic mechanisms to counteract inflammation and foster lung tissue regeneration, with the potential to address the multifaceted pathology of acute lung injury (ALI) and subsequent respiratory distress.

Our Pipeline

The following table summarizes our clinical development pipeline, detailing each investigational product candidate along with its respective application and latest stage of development:

Product Candidate	Indication(s) / Condition(s)	Preclinical	Phase I/II	Phase III
BonoFill	Maxillofacial bone defects in the upper and lower jaw bones	Completed	● Completed Phase II in 2024 for sinus augmentation and void filling	● Initiation is planned for 2026
	Defects in long and short limb bones incapable of self-healing or untreatable by standard techniques	Completed	● Phase II ongoing; completion of enrollment expected in 2026 ● Phase II interim results expected in 2026; final results expected in 2027	● Initiation is planned for 2028
MesenCure	Respiratory distress	Completed	● Completed Phase II in 2022 for treating pulmonary manifestations of COVID in severely ill patients	● IND clearance for a Phase III study in respiratory distress related to COVID-19 granted by the FDA in February 2025. Initiation of study in all-cause respiratory distress is planned for 2026

In addition, we intend to expand our preclinical efforts to explore the development of additional indications in cell and cell-based therapy space, including (1) BonoFill as a potential treatment to strengthen bones and reduce fracture risk in patients with osteoporosis or low bone density as well as additional applications in the spine and for joint reconstruction; (2) MesenCure for potential applications in acute or chronic kidney diseases (CKD), osteoarthritis (OA, via local administration), and cytokine release syndrome (CRS), which is a common and often severe side effect of cancer immunotherapies; and (3) additional tissue engineering solutions, including cartilage regeneration.

Our Markets and Opportunities

BonoFill

When bones are severely damaged following trauma, disease, or congenital defects, presenting with sizeable bone losses or inability to heal properly, bone grafting is often required to assist in their repair. The currently available primary bone grafting options for treating such bone defects are (1) autologous bone grafting, or autografting, in which bones are taken from the patient’s own body and transplanted to the damaged site, and (2) implementing bone graft and substitutes (BGS) products, such as allografts and cellular bone matrices (CBMs) obtained from human cadavers, xenografts (bones harvested from animals) and synthetic materials, including biomaterials-based bone substitutes and recombinant protein-based growth factors.

Autografting is currently considered the standard of care, or SOC, for treating sizable and otherwise non-healing bone defects. However, despite their widespread use, autografts present several limitations, such as long surgery times, lengthy hospitalization for post-operation recovery, extended follow-up due to slow healing, and the need for additional procedures and revision surgeries due to potential complications. In many cases, there is not enough bone to harvest from the donor site, or the donor-site bone does not have the suitable structure or quality to match the defect size, further limiting the applicability of this treatment option. To our knowledge, outside of clinical testing, we are unaware of any other company offering personalized, tissue-engineered bone grafts built from autologous cells for autografting.

BGS products also present several inherent limitations. While available off-the-shelf, BGS products are generally limited to relatively small bone gaps or defects and considered unsuitable for treating sizable bone defects. The limitation of BGS products in treating sizable bone defects is associated with such products typically not providing all four critical functions essential for effective bone regeneration, which include osteoconduction (providing a mineral scaffold to support bone growth), osteoinduction (stimulating cells to drive new bone formation), osteogenesis (promoting the formation of new bone), and osseointegration (ensuring the graft integrates seamlessly with surrounding bone tissue). Nevertheless, BGS products may be used in treating sizable bone defects despite such limitations due to limited availability of better alternatives. The market for BGS products is dominated by major biomedical companies such as Medtronic Plc, DePuy Synthes (a J&J company), Zimmer Biomet Holdings Inc., Stryker Corporation, Integra LifeSciences Holdings Corp, Wright Medical Group N.V., and NuVasive, Inc. To our knowledge, none of the companies manufacturing BGS products are significantly active in bone tissue engineering. We are aware of three companies that are currently active in the clinical development of cell therapies and tissue-engineered bone graft products: Novadip Biosciences S.A, EpiBone Inc., and Laboratorios Salvat, S.A. Although these companies are targeting either smaller bone defects or different indications than BonoFill, these companies may still emerge in the future with products that may potentially compete with BonoFill.

Because we designed BonoFill to provide all four essential functions required for effective bone regeneration, we believe that, if approved for marketing, it may offer advantages over products that are not designed or capable of providing all of these functions. By leveraging cells derived from the patient’s adipose tissue and thereby eliminating the need for bone harvesting, we believe BonoFill may offer a potentially more efficient, patient-friendly, and provider-friendly alternative to autografting. Additionally, its standardized composition and relative ease of application may further enhance its advantages. Based on the potential benefits BonoFill may offer compared to the existing BGS products and autografting if approved for marketing, we believe BonoFill could be integrated into the SOC for non-emergency, elective bone grafting procedures.

Based on our internal estimates (informed in part by industry reports and literature as well as consultations with key opinion leaders (KOLs) in the relevant therapeutic areas), we believe the combined total addressable market (TAM) opportunity in the United States for BonoFill in the orthopedic and CMF applications, including dental applications, for which we are currently conducting clinical trials, to be approximately $25.0 billion in 2030 when factoring in the savings opportunity offered by BonoFill if integrated with the current SOC. As described in more detail below, we considered certain key components and made several assumptions in our internal estimation of such market opportunity, including our assessment of the target patient population undergoing elective bone grafting procedures in the United States based on industry reports and the estimated potential direct savings to the U.S. healthcare systems from adopting BonoFill, if regulatory approvals for marketing thereof are obtained. For the risks associated with our estimated market opportunity, see also below under “Risk Factors- If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.”

According to reports by DRG (a division of Clarivate™) published in 2019, or the DRG Report, approximately 5.5 million bone grafting procedures are projected to be performed in the United States by 2027. Based on the compound annual growth rate (CAGR) we derived from the DRG Report and various assumptions of the management (drawing from our review and analysis of available literature) regarding population aging, the increasing prevalence of conditions that impair bone quality and natural healing, such as diabetes, osteoporosis, and low bone density, the rising demand for minimally invasive surgeries, an increasing incidence of road and sports-related trauma, improved patient compliance, and the broader availability of advanced treatment options, we estimate that the total number of bone grafting procedures in the United States will grow, by 2030, to approximately 6.5 million, comprised of approximately 4.4 million dental and 2.1 million non-dental procedures. We project that approximately 30% of the 2.1 million non-dental bone grafting procedures (655,000 in 2030, based on our projection) will involve autografting. While we do not believe the precise number of autografting procedures in dental applications can be reliably projected, autografting is currently considered the gold standard in this segment. Therefore, we assume autografting will continue to be of significant utility in dental applications in the near future.

We estimated the TAM opportunity in the United States for BonoFill based on our internal assessment of the potential savings opportunity offered by BonoFill. This is based on the premise that the current SOC is a procedure and our belief that integrating BonoFill into the current SOC, if regulatory approvals are obtained, has the potential for direct cost savings to the healthcare system by eliminating the need for bone harvesting and reducing the intensity and duration of hospitalization typically associated with autografting.

Based on such calculations and assumptions, we calculated an estimated TAM opportunity of $14.9 billion in orthopedic applications (based on approximately 479,000 eligible patients and an estimated healthcare cost savings of about $31,000 per patient); $900 million in CMF applications (based on approximately 150,000 eligible patients and an estimated healthcare cost savings of about $6,000 per patient); and $9.2 billion in dental applications (based on approximately 4.4 million eligible patients and an estimated savings of about $2,100 per patient).

For additional details regarding the key components and assumption in our internal estimation of the market opportunity, see under “Business-Our Markets and Opportunities-BonoFill- Key Components and Assumptions in Assessing the TAM Opportunity for BonoFill.”

BonoFill is an investigational product candidate and must receive regulatory approval before it can be marketed or sold. Even if approved and commercially adopted, actual healthcare savings resulting from the use of BonoFill may differ materially from our current projections and estimates due to a variety of factors, including (1) external factors, such as clinical practice patterns, patient-specific responses, provider adoption rates, and broader healthcare system dynamics, among other reasons, and (2) other reasons, such as the inherent difficulty of predicting various financial and business outcomes for future periods and the likelihood that the underlying assumptions and estimates we used may not be realized. In particular, these estimates and projections are “forward-looking statements” and, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions and thus are subjective in many respects and subject to interpretation. Those estimates and assumptions concern future events and conditions that may not be realized and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict.

MesenCure

We believe MesenCure has the potential to be indicated for both ICU patients suffering from ARDS and pre-ICU patients experiencing less defined respiratory distress, including those that are deemed to be at high risk of respiratory deterioration. However, for the purpose of our analysis of the potential market opportunity, we focus solely on the more defined and severe ARDS market.

ARDS is a critical and often fatal condition characterized by the inability of the lungs to supply enough oxygen to the body, resulting in respiratory failure. This condition primarily arises from pulmonary epithelial and endothelial cellular damage, also known as acute lung injury (ALI) or mild ARDS. Various factors can trigger ALI, including viral, bacterial, or chemical pneumonia and non-pulmonary causes like sepsis or trauma. The pathophysiology of ARDS involves intense pulmonary inflammation, apoptosis and necrosis of alveolar epithelial and endothelial cells, and increased alveolar-capillary membrane permeability. These pathological changes culminate in alveolar edema and protein build-up in the alveoli, aggravating the disease’s progression and impairing gas exchange. Currently, without a definitive cure, ARDS presents high mortality rates, ranging between 27% and 45% for mild to severely ill patients, according to a Continuing Education Activity on ARDS by Matthew Diamond et al., “Acute Respiratory Distress Syndrome” in StatPearls (StatPearls Publishing, 2023 as updated January 2025), to which we refer as Diamond et al.

According to Diamond et al., ARDS accounts for 10% to 15% of intensive care unit (ICU) admissions, placing a substantial burden on healthcare systems. In addition to the high mortality rates and ICU burden, as further described below under “Our Product Candidates – MesenCure - Current Treatment Options and their Limitations,” current treatment options entail significant additional challenges, such as long-term disabilities among survivors, substantial healthcare expenditures, and the heightened vulnerability of the population to respiratory epidemics.

Despite extensive research, the current SOC is mainly supportive, focusing on symptom management. These supportive measures primarily involve aiding respiration with mechanical ventilation as the frontline treatment. However, prolonged use of ventilators can exacerbate lung damage and increase the risk of infections and other complications, although strategies such as prone positioning and the application of positive end-expiratory pressure (PEEP) have been shown to enhance oxygenation and mitigate ventilator-induced lung injuries. Other treatment strategies include using anticoagulants, diuretics, sedatives, paralytics, and bronchodilators. While these interventions are invaluable for managing symptoms, they do not address the fundamental causes of ARDS, namely inflammation and lung tissue damage. Applying corticosteroids to counter inflammation presents its own challenges, potentially exacerbating comorbidities and impairing tissue regeneration and infection clearance. Although antibiotics and antivirals can treat infections that trigger pneumonia, their efficacy in treating established ARDS remains limited due to progressive inflammation and tissue damage.  Acute Respiratory Distress Syndrome Market Insight, Epidemiology, and Market Forecast – 2034 by Research and Markets published in November 2024 (ID 5206761), or the ARDS Insight Report, suggests that the total incident cases of ARDS in the United States were approximately 591,000 in 2023, and the market size of ARDS treatments in the United States to be approximately $1.64 billion in 2023. The report provides that the market size of ARDS treatments is expected to grow at a CAGR of 3.6%, exceeding $2 billion by 2030, driven by rising incidences of respiratory diseases, advancements in therapeutic options, and increased healthcare investments.

Importantly, MesenCure is designed as a disease-modifying therapy rather than a symptom-management treatment currently comprising the ARDS treatment market. We are currently unaware of any other disease-modifying therapy in the current SOC. Accordingly, we estimated the total annual market opportunity for MesenCure in the United States based on the estimated incidence of ARDS from all causes in the United States and the potential cost savings to the healthcare system from integrating MesenCure into the SOC.

Based on our internal estimates (informed in part by industry reports and literature), we believe that by 2030, the TAM opportunity for MesenCure in all-cause ARDS within the United States will reach approximately $9.4 billion.

In addition, we believe MesenCure is positioned for potential expansion into broader respiratory indications, possibly including pneumonia, asthma, and chronic obstructive pulmonary disease (COPD). Based on research reports analyzing treatment markets for these conditions and our own internal estimates, we believe that the combined global market for pneumonia, asthma, and COPD could reach approximately $69 billion by 2031.

As described in more detail under “Business-Our Markets and Opportunities-MesenCure- Key Components and Assumptions in Assessing the TAM Opportunity for MesenCure”, we considered certain key components and made several assumptions in our internal estimation of such market opportunity, including the target patient population in the United States that could benefit from MesenCure for ARDS and the estimated potential direct savings to the U.S. healthcare system resulting from adopting MesenCure, if regulatory approvals for marketing thereof are obtained. For the risks associated with our estimated market opportunity, see also under “Risk Factors- If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.”

MesenCure is an investigational product candidate and must receive regulatory approval before it can be marketed or sold. Even if approved and commercially adopted for one or more indications, actual healthcare savings resulting from the use of MesenCure may differ materially from our current projections and estimates due to a variety of factors, including (i) external factors, such as clinical practice patterns, patient-specific responses, provider adoption rates, and broader healthcare system dynamics, among other reasons, and (2) other reasons, such as the inherent difficulty of predicting various financial and business outcomes for future periods and the likelihood that the underlying assumptions and estimates we used may not be realized. In particular, these estimates and projections are “forward-looking statements” and, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions and thus are subjective in many respects and subject to interpretation. Those estimates and assumptions concern future events and conditions that may not be realized and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict.

Our Competitive Strengths

We believe our company is differentiated by several key strengths, including:

●	Our advanced proprietary technology and know-how: We have developed a technology platform that allows for the proprietary production, growth, and priming of cells, specifically MSCs, endowing them with what we believe to offer an enhanced therapeutic potential. We believe this technology platform will allow us to develop various products across the next-generation therapeutics spectrum, addressing urgent clinical and market needs. Through nearly 15 years of research and development, we have gained a deep understanding of the biology, therapeutic utility, and challenges associated with MSCs. We believe this expertise, embedded within our technology platform, could also create a significant barrier to entry for competitors. Specifically, our technology allows us to (1) produce MSCs in large quantities and culture and expand them under highly controlled and standardized conditions, retaining their inherent qualities, and (2) differentiate or prime these cells toward bone regeneration in the case of BonoFill or enhance their durability and ability to counteract inflammation and promote tissue regeneration in the case of MesenCure. Moreover, we have formulated autologous and allogeneic MSCs into product candidates with a shelf life intended to support centralized manufacturing and enable potential global distribution under refrigerated conditions (2–8°C) without the need for cryopreservation.

●	Our intellectual property portfolio: We have established a robust intellectual property portfolio protecting our technology and product candidates’ compositions, production methods and applications. As of September 2025, our intellectual property portfolio consisted of six patent families, containing an aggregate of 71 granted patents and 10 pending applications in different territories. Of these, three patent families related to BonoFill are specific to bone graft and bone particles, methods for obtaining de novo bone graft, and methods for treatment of bone pathologies utilizing our bone graft. Another patent family related to MesenCure claims compositions of cells with an enhanced therapeutic capacity and their application in regenerative medicine and immune regulation for treating inflammation and tissue damage.

●	Scalability of manufacturing: Using our current facilities in Haifa, Israel, we can manufacture BonoFill and MesenCure to a scale that we expect will suffice for our clinical development and the initial year(s) of product marketing. Our facilities enable us to supply all products under current Good Manufacturing Practices (cGMP), as recently certified by the Israel Ministry of Health, and in compliance with applicable U.S., EU, and WHO regulations and guidelines. Moreover, we believe that our production, enabling automation, relatively short manufacturing time, and minimal manual manipulations, can be readily scaled to meet anticipated demands.

●	Potential for pipeline expansion and future innovation: Building on our proprietary technology and progress in clinical development of our current lead indications for BonoFill and MesenCure, we believe we are well-positioned to explore additional indications and develop new therapeutic solutions within the cell and cell-based therapy space. For example, we are already exploring development of follow-on indications for MesenCure, such as CKD, OA, and CRS, as well as expanding BonoFill’s applications into osteoporosis.

●	Deep scientific expertise and experienced management: Our diverse and multidisciplinary management team combines extensive expertise in biotechnology, regenerative medicine, cell therapy, tissue engineering, regulatory affairs, clinical development, and cGMP manufacturing. We believe that our leadership team is well-positioned to steer us through clinical development, regulatory approval, and commercialization of our product candidates.

Our Strategy

We aim to become a global leader in next-generation cell therapy and tissue engineering by merging innovative biotechnology and biomedical engineering with the intention of helping millions live better and longer lives. The key pillars of our business strategy include:

●	Complete our ongoing clinical studies and secure regulatory approvals in the United States.

●	Build a robust commercialization plan to expedite the launch of our product candidates.

●	Leverage our technology and know-how to expand and advance our pipeline.

●	Promote awareness of our product candidates.

Recent Developments

In February 2025, the U.S. Food and Drug Administration, or the FDA, cleared our Investigational New Drug, or IND, application for MesenCure after removing a clinical hold that had been imposed prior to the initiation of the clinical trial, thereby permitting us to proceed with a Phase III clinical trial to test the safety and efficacy of MesenCure for treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia (pulmonary manifestations in severe COVID-19 patients). We are working to broaden the scope of this Phase III clinical trial to test the safety and efficacy of MesenCure for treating respiratory distress from all causes, including ARDS patients. Pending the FDA’s clearance of the amendment of the clinical protocol to include the broader indication, we plan to launch a Phase III clinical trial to test MesenCure for treating respiratory distress from all causes, including ARDS patients, in 2026.

Recent Private Placement Financings

In November 2024, we conducted a series of private placements (the “November 2024 PIPE Transactions”), pursuant to which we agreed to issue to certain investors an aggregate of 31,006,250 ordinary shares at a price of NIS 0.16 (approximately $0.05) per share, along with warrants to purchase an aggregate of 15,503,125 ordinary shares, for gross proceeds of NIS 4,961,000 (approximately $1,360,000). The warrants have an exercise price of NIS 0.25 (approximately $0.07) per ordinary share and are exercisable from the date of the issuance until the second anniversary of the date of the investment agreements. As of the date of this prospectus, we have received the full amount of the total gross proceeds of the November 2024 PIPE Transactions.

Between March 2025 and July 2025, we conducted a series of private placements (the “First PIPE Transactions”), pursuant to which we agreed to issue to certain investors an aggregate of 22,164,093 ordinary shares at a price of NIS 0.26 (approximately $0.08) per share, along with warrants to purchase an aggregate of 11,082,049 ordinary shares, for gross proceeds of NIS 5,762,664 (approximately $1,709,000). The warrants have an exercise price of NIS 0.36 (approximately $0.11) per ordinary share and are exercisable from the date of the issuance until the second anniversary of the date of the investment agreements. As of the date of this prospectus, we have received the full amount of the total gross proceeds of the First PIPE Transactions.

Between July 2025 and March 2026, we conducted a series of private placements (the “Second PIPE Transactions” and, together with the First PIPE Transactions, the "2025/6 PIPE Transactions"), pursuant to which we agreed to issue to certain investors:

●	an aggregate of 5,110,972 ordinary shares at a price of NIS 0.36 (approximately $0.11) per share, along with warrants to purchase an aggregate of 2,555,487 ordinary shares, for gross proceeds of NIS 1,839,950 (approximately $546,000), pursuant to agreements executed on various dates between July 2025 and November 2025 (the “July-November 2025 PIPE Transactions”). The warrants have an exercise price of NIS 0.50 (approximately $0.15) per ordinary share and are exercisable from the date of the issuance until the second anniversary of the date of the investment agreements. As of the date of this prospectus, we have received the full amount of the total gross proceeds of the July-November 2025 PIPE Transactions.

●	an aggregate of 4,752,430 ordinary shares at a price of NIS 0.30 (approximately $0.09) per share, along with warrants to purchase an aggregate of 2,376,216 ordinary shares, for gross proceeds of approximately NIS 1,425,729 (approximately $423,000), pursuant to agreements executed on various dates during November 2025 (the “November 2025 PIPE Transactions”). The warrants have an exercise price of NIS 0.40 (approximately $0.12) per ordinary share and are exercisable from the date of the issuance until the second anniversary of the date of the investment agreement. As of the date of this prospectus, we have received of the full amount of the total gross proceeds of the November 2025 PIPE Transactions.

●	an aggregate of approximately 21,670,431 ordinary shares at a price per share ranging from NIS 0.40 (approximately $0.12) to NIS 0.63 (approximately $0.19), along with warrants to purchase an aggregate of approximately 10,834,817 ordinary shares with an exercise price per share ranging from NIS 0.55 (approximately $0.16) to NIS 0.80 (approximately $0.24), for total gross proceeds of approximately NIS 12,320,010 (approximately $3,654,000), pursuant to agreements executed on various dates between January 2026 and March 2026, including an amendment to an agreement originally executed in October 2025 (the “2026 PIPE Transactions”). Out of the total gross proceeds raised in the 2026 PIPE Transactions, (i) an aggregate of 400,000 ordinary shares were sold at a price of NIS 0.40 (approximately $0.12) per share along with warrants to purchase an aggregate of 200,000 ordinary shares at an exercise price of NIS 0.55 (approximately $0.16) per ordinary share, (ii) an aggregate of approximately 4,141,724 ordinary shares were sold at a price of NIS 0.47 (approximately $0.14) per share along with warrants to purchase an aggregate of approximately 2,070,864 ordinary shares at an exercise price of NIS 0.58 (approximately $0.17) per ordinary share, (iii) an aggregate of approximately 408,163 ordinary shares were sold at a price of NIS 0.49 (approximately $0.15) per share along with warrants to purchase an aggregate of approximately 204,082 ordinary shares at an exercise price of NIS 0.59 (approximately $0.17) per ordinary share, (iv) an aggregate of 926,400 ordinary shares were sold at a price of NIS 0.50 (approximately $0.15) per share along with warrants to purchase an aggregate of 463,200 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (v) an aggregate of approximately 2,876,364 ordinary shares were sold at a price of NIS 0.55 (approximately $0.16) per share along with warrants to purchase an aggregate of approximately 1,438,182 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (vi) an aggregate of 2,722,069 ordinary shares were sold at a price of NIS 0.58 (approximately $0.17) per share along with warrants to purchase an aggregate of 1,361,035 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (vii) an aggregate of approximately 847,458 ordinary shares were sold at a price of NIS 0.59 (approximately $0.17) per share along with warrants to purchase an aggregate of approximately 423,729 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, and (viii) an aggregate of approximately 9,348,254 ordinary shares were sold at a price of NIS 0.63 (approximately $0.19) per share along with warrants to purchase an aggregate of approximately 4,673,725 ordinary shares at an exercise price of NIS 0.80 (approximately $0.24) per ordinary share. All the warrants are exercisable from the date of the issuance until the second anniversary of the date of the investment agreement. As of the date of this prospectus, we have not received approximately $1,278,000 out of the total gross proceeds of the 2026 PIPE Transactions (the “Excluded PIPE Amount” and the securities issuable therefor are referred to in this prospectus as the “Excluded PIPE Securities”), and, consequently, the exact number of ordinary shares and warrants issuable in the 2026 PIPE Transactions will be determined based on the dollar/NIS exchange rate at the time that we receive all the proceeds therefor.

The issuance of the ordinary shares and the warrants sold in the November 2024 PIPE Transactions and the 2025/6 PIPE Transactions is subject, among other things, to the approval of the TASE for the listing of the shares and the shares underlying the warrants, and the ordinary shares and the warrants have not yet been issued. We expect to deliver the ordinary shares and accompanying warrants sold in the November 2024 PIPE Transactions and the 2025/6 PIPE Transactions shortly after the completion of this offering (in the case of the Excluded PIPE Securities and the Excluded PIPE Amount, pending receipt of the full Excluded PIPE Amount).

Summary Risk Factors

Investing in the ADSs involves substantial risks and uncertainties, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks and uncertainties. You should carefully consider the risks and uncertainties described in “Risk Factors” before deciding to invest in the ADSs. If any of these risks or uncertainties actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of the ADSs would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks and uncertainties we face:

Risks Related to Our Financial Condition and Capital Requirements

●	Our consolidated financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

●	We are a clinical-stage biotechnology company and have a limited operating history on which to assess our business. We have incurred significant losses since inception and anticipate that we will continue to incur significant losses for the foreseeable future.

●	We have never generated any revenue from product sales and may never be profitable.

●	Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to become profitable. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations.

Risks Related to the Research and Development of Our Product Candidates

●	We are dependent on the success of our lead product candidates, which are still in clinical development, as well as the success of other research and preclinical activities. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

●	The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time consuming, expensive and inherently unpredictable. If we will not be able to obtain regulatory approvals for our products, our business will be substantially harmed.

●	Positive results in previous preclinical and clinical studies of our product candidates may not be replicated in future clinical studies of our product candidates, which could result in development delays or a failure to obtain marketing approval.

Risks Related to our Reliance on Third Parties

●	We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business could be substantially harmed.

Risks Related to Commercialization of Our Product Candidates

●	If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.

●	We do not have experience producing our product candidates at commercial scale and may not obtain the necessary regulatory approvals or produce our product candidates at the quality, quantities, locations, and timing needed to support commercialization.

Risks Related to Competition

●	The markets for pharmaceutical, cellular and tissue-based products are intensely competitive. If we are unable to compete effectively with existing treatments, new treatment methods and emerging technologies, we may be unable to commercialize successfully any products that we develop.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective patent rights for compositions, methods, and/or applications related to our product candidates, any future product candidates, or any underlining technology, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

●	We may not have sufficient patent terms to effectively protect our products and business.

Risks Related to Our Business Operations

●	Our future success depends in part on our ability to retain our senior management team and to attract, retain, and motivate other qualified personnel.

●	We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

●	ISA investigation and potential proceedings against us and our senior management may have an adverse effect on our business and financial condition.

Risks Related to our Ordinary Shares, the ADSs and this Offering

●	Prior to this offering, there has been no public market in the United States for the ADSs, and an active trading market in the United States may not develop.

●	The price of our ordinary shares and the ADSs may be volatile and could be substantially affected by various factors.

●	If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	Sales of a substantial number of our ordinary shares or the ADSs could cause the market price of our ordinary shares of the ADSs to fall.

Risks Related to Israeli Law and Our Operations in Israel

●	Political, economic and military instability in Israel or the Middle East may adversely affect our business.

●	Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

●	Provisions of our Amended and Restated Articles of Association and Israeli law could delay, prevent or make a change of control of us more difficult or costly, which could depress the price of our ordinary shares and ADSs.

Corporate Information

We were incorporated in the State of Israel on October 4, 1981, as a private company limited by shares under the name Pointout (Israel) Ltd. On January 15, 1989, we changed our name to Pointout Projects Ltd. On March 22, 1993, we changed our name again to Oceana Advanced Industries Ltd. On August 20, 1993, we became a public company in Israel and our ordinary shares were listed for trade on the TASE. On May 20, 2012, our name was changed to Bonus Bio Group Ltd. and on October 3, 2013, our name was changed to our current name, Bonus Biogroup Ltd. Our principal executive offices are located at Matam Advanced Technology Park, Building 20, Haifa 3190501, Israel. Our telephone number in Israel is +972-73-206-7100. Our website address is www.bonus-bio.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware, and whose telephone number is (302) 738-6680.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that do not qualify as emerging growth companies. These exemptions include:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., critical audit matters).

Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, given that we currently report and expect to continue to report under IFRS Accounting Standard as issued by the IASB, we are not afforded this extended transition period.

We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are at least $1.235 billion; (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

We may choose to take advantage of some but not all of these reduced requirements. We cannot predict if investors will find the ADSs less attractive because we will rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the ADS price may be more volatile.

Foreign Private Issuer

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the Securities and Exchange Commission, or the SEC. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, if we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers.

We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to qualify as a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by United States residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are United States citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We have chosen to take advantage of certain of the reduced disclosure requirements and other exemptions described above in the registration statement of which this prospectus forms a part and intend to continue to take advantage of certain exemptions in the future. As a result, the information that we provide may be different than the information you receive from other public companies in which you hold stock. As a result, some investors may find the ADSs less attractive than they would have otherwise. The result may be a less active trading market for the ADSs, and the price of the ADSs may be more volatile.

The Offering

Offering	3,000,000 ADSs (or 3,450,000 ADSs if the underwriter exercises in full its option to purchase an additional 450,000 ADSs), with each ADS representing 30 ordinary shares.

Offering price per ADS	The estimated initial public offering price is between $4.00 and $6.00 per ADS. For a discussion of factors considered in determining the price to the public of the ADSs, see “Underwriting.” The assumed offering price used throughout this prospectus may not be indicative of the actual offering price.

ADSs to be outstanding immediately after this offering	3,000,000 ADSs (or 3,450,000 ADSs if the underwriter exercises in full its option to purchase an additional 450,000ADSs).

Ordinary shares to be outstanding immediately after this offering	1,257,925,311 ordinary shares (or 1,271,425,311 ordinary shares if the underwriter exercises in full its option to purchase an additional 450,000 ADSs), including ordinary shares represented by ADSs.

Underwriter’s option to purchase additional ADSs	We have granted the underwriter an option for a period of 45 days after the date of this prospectus to purchase up to 450,000 additional ADSs.

American Depositary Shares	Each ADS represents 30 ordinary shares, no par value per share. As an ADS holder, you will not be treated as one of our shareholders and you will generally not have shareholder rights. The depositary will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and holders and beneficial owners of ADSs from time to time. You may surrender the ADSs to the depositary to withdraw the ordinary shares underlying the ADSs. The depositary will charge you a fee for any such exchange. To better understand the terms of the ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	JPMorgan Chase Bank, N.A.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $12.7 million (or approximately $14.8 million if the underwriter exercises in full its option to purchase additional ADSs), based on an assumed offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering, together with our existing cash resources, as follows:

●     approximately $4.8 - $5.6 million for preclinical and early clinical research (phases I and II) and development in support of potential applications of our current product candidates;

●     approximately $4.2 - $4.9 million to conduct our planned Phase III trial for MesenCure in respiratory distress;

●     approximately $1.2 - $1.9 million to conduct our planned Phase III trial for BonoFill in treating maxillofacial bone defects; and

●     the remainder for working capital and general corporate purposes.

The exact amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.

Proposed listing and trading symbol	We have applied to list the ADSs on the Nasdaq Capital Market under the symbol “BONS”. This offering is contingent upon the listing of the ADSs on Nasdaq. No assurance can be given that our application will be approved or a liquid trading market will develop for the ADSs in the United States. Our ordinary shares are listed on the TASE under the symbol “BONS”.

The number of our ordinary shares to be outstanding after this offering is based on 1,167,925,311 ordinary shares outstanding as of June 30, 2025 and excludes:

●

143,713,331 ordinary shares issuable upon the exercise of share options outstanding as of June 30, 2025 at a weighted average exercise price of NIS 0.54 (equivalent to approximately $0.16) per ordinary share;

●	3,150,000 ordinary shares reserved for issuance but not yet issued under our 2013 Stock Option Plan as of June 30, 2025;

●

59,155,600 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares outstanding as of June 30, 2025 at a weighted average exercise price of NIS 0.88 (equivalent to approximately $0.26) per ordinary share;

●

31,006,250 ordinary shares and warrants to acquire 15,503,125 ordinary shares at an exercise price of NIS 0.25 (equivalent to approximately $0.07) per ordinary share to be issued pursuant to the November 2024 PIPE Transactions;

●	ordinary shares and warrants to purchase ordinary shares to be issued pursuant to the 2025/6 PIPE Transactions; and

●	4,027,417 ordinary shares to be issued pursuant to service agreements entered into between the Company and its executive directors.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

●	no exercise of the outstanding share options after June 30, 2025;

●	no issuance of additional share options after June 30, 2025;

●	no issuance of the ordinary shares and warrants sold in the November 2024 PIPE Transactions and the 2025/6 PIPE Transactions;

●	no exercise of the outstanding warrants to purchase ordinary shares after June 30, 2025; and

●	no exercise by the underwriter of its option to purchase additional ADSs.

Summary Consolidated Financial Data

The following tables summarize our historical financial data. We derived the selected data under the caption “Summary Consolidated Statements of Operations Data” for the years ended December 31, 2024 and 2023 and the selected data under the caption “Summary Consolidated Balance Sheet Data” as of December 31, 2024 and 2023 from the audited consolidated financial statements included elsewhere in this prospectus. We derived the selected data under the caption “Summary Consolidated Statements of Operations Data” for the six-month periods ended June 30, 2025 and 2024 and the selected data under the caption “Summary Consolidated Balance Sheet Data” as of June 30, 2025 from the unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited summary consolidated financial data set forth below have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data.

Our consolidated financial statements are prepared and presented in accordance with IFRS - Accounting Standards issued by IASB. Our historical results are not necessarily indicative of results expected for future periods. You should read this summary consolidated financial data section together with, and it is qualified by reference to, our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Operations Data

In thousands (except share and per share data)	Year ended December 31,			Six-month period ended June 30,
	2023	2024	2024	2024	2025	2025
	NIS		USD- Convenience Translation	NIS		USD- Convenience Translation
Research and development expenses	18,613	17,605	5,221	10,204	6,659	1,975
General and administrative expenses	11,177	10,231	3,034	5,239	5,602	1,661
Operating loss	29,790	27,836	8,255	15,443	12,261	3,636
Financial expenses	879	818	243	410	445	132
Financial income	(2,140)	(828)	(246)	(875)	(38)	(11)
Net comprehensive loss	28,529	27,826	8,252	14,978	12,668	3,757
Net loss per share-Basic and diluted attributable to ordinary shareholders	0.05	0.04	0.01	0.02	0.02	0.006
Weighted average common shares outstanding - Basic and diluted (1-3)	623,334,799	624,423,870	624,423,870	621,251,599	658,146,298	658,146,298

(1)	Does not include 538,545,451 outstanding ordinary shares that are subject to certain lock-up restrictions and forfeiture to the Company in the event that our ordinary shares are not listed on a stock exchange in the United States by June 30, 2026. See “Related Party Transactions - 2025 Addendum to Private Placement Agreement.”
(2)	Does not include outstanding share options granted, as their effect would have been anti-dilutive.
(3)	Does not include shares that may be issued upon the settlement of the financial derivative liability.

Summary Consolidated Balance Sheet Data

In thousands	December 31,			June 30,
	2023	2024	2024	2025	2025
	NIS		USD- Convenience Translation	NIS	USD- Convenience Translation
Cash and cash equivalents	12,937	6,859	2,034	1,197	355
Current assets	26,440	7,190	2,132	2,343	695
Total assets	44,889	23,406	6,941	17,329	5,140
Current liabilities	5,910	7,916	2,348	11,127	3,302
Non-current liabilities	9,674	8,533	2,531	7,877	2,336
Shareholders’ equity	29,305	6,957	2,063	(1,675)	(498)

Risk Factors

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in the ADSs. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, and as a result, the market price of the ADSs could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Financial Condition and Capital Requirements

Our consolidated financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2024 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the resources we will invest in our research and development, clinical development and pre-clinical development activities. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the ADSs and our ordinary shares.

We are a clinical-stage biotechnology company and have a limited operating history on which to assess our business. We have incurred significant losses since inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a clinical-stage biotechnology company with a limited operating history. In January 2012, we entered into a private placement agreement to effect a merger transaction, or the Private Placement Agreement, with Bonus Therapeutics Ltd., or the Subsidiary, whereby we agreed to acquire 100% of the share capital of the Subsidiary. Since April 2012, when we consummated the transactions under the Private Placement Agreement, we have been operating as a pre-clinical-stage biotechnology company and have limited operating history on which to assess the prospects for our business. We have incurred significant losses since inception and anticipate that we will continue to incur significant losses for the foreseeable future. Since the date of the Private Placement Agreement, and as of June 30, 2025, we have incurred net losses of NIS 350.2 million (equivalent to approximately $103.9 million).

We have devoted substantially all of our financial resources to design, develop, and test our product candidates, including developing their quality attributes and conducting preclinical and clinical studies and providing general and administrative support for these operations. To date, we have financed our operations primarily through fundraising and through royalty bearing and non-royalty bearing grants that we received from the Israeli Innovation Authority, or the IIA, the Israel-United States Binational Industrial Research and Development (BIRD) Foundation, and the European Innovation Council, as further described below. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Biotechnological tissue engineering and enhanced cell therapy products development involves a substantial degree of risk and uncertainty. We are still in research and development, preclinical development and clinical development stages for our product candidates, we have not yet commenced pivotal and/or Phase III clinical studies for any product candidate and it may be a significant period of time, if ever, before we complete pivotal and/or Phase III clinical studies and have a product approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval, and our ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payers, and adequate market share for our product candidates in those markets.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

●	continue and expand the development of our product candidates;

●	initiate additional preclinical development, including safety, efficacy, or other studies for our product candidates;

●	further expand our clinical study program for our product candidates;

●	continue to improve our quality standards;

●	seek regulatory and marketing approvals for our product candidates that successfully complete clinical studies;

●	establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

●	seek to identify, assess, acquire, license, and/or develop other product candidates;

●	enter into license agreements;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to attract and retain skilled personnel;

●	invest in additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts; and

●	experience any delays or encounter issues with any of the above, including but not limited to failed studies, complex results, safety issues, or other regulatory challenges that require longer follow-up of existing studies, additional major studies, or additional supportive studies in order to pursue marketing approval.

Further, the net losses we incur may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance.

We have never generated any revenue from product sales and may never be profitable.

We have no products approved for commercialization and have never generated any revenue. Our ability to generate revenue and achieve profitability depends on our ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of our product candidates. We do not anticipate generating revenue from product sales in the next several years. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

●	completing the clinical development of our product candidates;

●	obtaining regulatory and marketing approvals for our product candidates, if and when we complete clinical studies;

●	developing and obtaining regulatory approval for a sustainable and scalable manufacturing process and in-house manufacturing capabilities, meeting all regulatory standards for any product candidates that may get approved, and in some instances, establishing and maintaining supply and manufacturing facilities that can conduct the process and provide adequate (in amount and quality) products to support clinical development and the market demand for our product candidates, if approved;

●	launching and commercializing our product candidates, if and when we obtain regulatory and marketing approval, either directly or with collaborators or distributors;

●	exposing, educating and training physicians to use our products;

●	obtaining market acceptance of our product candidates as viable treatment options;

●	ensuring our product candidates are approved for reimbursement from governmental agencies, health care providers and insurers;

●	addressing any competing technological and market developments;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter;

●	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patent applications, trade secrets, and know-how;

●	attracting, hiring, and retaining qualified personnel; and

●	locating and leasing or acquiring suitable facilities to support our growth.

We do not know whether we will be able to successfully commercialize our products or whether we can achieve profitability. Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other regulatory agencies, domestic or foreign, or ethical committees or Institutional Review Boards in medical centers, to change our manufacturing processes or assays or to perform clinical, nonclinical, or other types of studies in addition to those that we currently anticipate. In cases where we are successful in obtaining regulatory approvals to market one or more of our product candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, prevailing competition and the current standard of care. We may not generate significant revenue from sales of such products, even if approved. Further, if we are not able to generate revenue from the sale of any approved products, we may be forced to cease operations. Even if we do achieve the commercialization of our products and become profitable, we may not be able to achieve or, if achieved, sustain profitability on a quarterly or annual basis.

Even if this offering is successful, we expect that we will need to raise substantial additional funding before we can expect to become profitable. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit, or terminate our product development efforts or other operations.

We are currently advancing our lead product candidates through clinical development and regulatory approval. We expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates through advanced clinical studies and regulatory approval.

If our product candidates enter and advance through research and development, preclinical studies and clinical studies, either pre- or post-marketing study or studies, and regulatory approval, and ultimately commercialization, we will need additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with other organizations to provide these capabilities for us. We have used substantial funds to develop our product candidates and will require significant funds to conduct further research and development, preclinical testing and clinical studies of our product candidates, to seek regulatory approvals for our product candidates and to manufacture and market products, if any, which are approved for commercial sale.

As of June 30, 2025, our cash and cash equivalents were NIS 1.2 million (equivalent to approximately $355,000). Based upon our expected level of operating expenditures, our existing cash resources and the expected net proceeds from this offering, we believe our resources will be sufficient to fund our projected cash requirements for at least the next 12 months. However, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the scope, rate of progress, results and cost of our clinical studies, post-marketing studies if needed, preclinical testing, toxicology and safety studies, and other activities related to our product candidates;

●	the cost of manufacturing clinical supplies, and establishing commercial supply of our product candidates and any future products;

●	the number and characteristics of product candidates that we pursue;

●	the cost, timing, and outcomes of regulatory approvals for our product candidates and/or how our product candidates are evaluated and categorized by health technology assessment bodies, which play a key role in determining reimbursement and market access;

●	the cost and timing of establishing sales, marketing, and distribution capabilities; and

●	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our securities to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell, or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay, or discontinue one or more of our research, development or manufacturing programs or the commercialization of any product candidates, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially adversely affect our business, financial condition, and results of operations.

Raising additional capital would cause dilution to our existing shareholders and may affect the rights of existing shareholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or convertible debt securities, the ownership interest of a holder of the ADSs will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of a holder of the ADSs.

Risks Related to the Research and Development of Our Product Candidates

We are dependent on the success of our lead product candidates, which are still in clinical development, as well as the success of other research and development and preclinical activities. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested substantially all of our efforts and financial resources to (i) research and develop our product candidates, including BonoFill and MesenCure, by conducting preclinical and clinical studies, developing their quality attributes and providing general and administrative support for these operations, and (ii) develop and secure our intellectual property portfolio for our product candidates. Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more of our product candidates. We currently generate no revenue from sales of any biological product, tissue, implant, or technology platforms, nor from any technology licensing agreements and we may never be able to develop or commercialize a marketable biologic product. BonoFill and MesenCure, our lead product candidates, are each still in the clinical development stage and will require additional clinical development, managing of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenue from product sales. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates.

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time consuming, expensive and inherently unpredictable. If we will not be able to obtain regulatory approvals for our products, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign health authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve a marketing application. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

●	the FDA or comparable foreign health regulatory authorities may disagree with the design or implementation of our clinical studies;

●	we may be unable to demonstrate to the FDA or comparable foreign health regulatory authorities that a product candidate’s safety-benefit ratio for its proposed indication is acceptable;

●	the population studied in the clinical development program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

●	the FDA or comparable foreign health regulatory authorities may disagree with our interpretation of data from preclinical or clinical studies;

●	the data collected from clinical studies of our product candidates may not be sufficient to support the submission of a new drug application, or NDA, or a Biologics License Application, or a BLA, or other submission or to obtain regulatory approval in the United States or elsewhere;

●	the FDA and/or comparable foreign health regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign health regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

The approval process is lengthy and expensive. In addition, results of clinical studies are unpredictable and we may fail to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

Positive results in previous preclinical and clinical studies of our product candidates may not be replicated in future clinical studies of our product candidates, which could result in development delays or a failure to obtain marketing approval.

Positive results in previous preclinical and clinical studies of product candidates may not be predictive of similar results in future clinical studies. Also, interim results during a clinical study do not necessarily predict final results. In general, even product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent registration clinical studies. There is a high failure rate for drugs, biologics and medical devices proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy profiles, data or results, despite having progressed through preclinical studies and earlier clinical studies. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical studies even after achieving promising results in early-stage development. Our clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical studies. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical studies have nonetheless failed to obtain the FDA approval for their products.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and approving patients (those with required or desired characteristics to achieve diversity in a trial) to participate in clinical studies of our product candidates and any product candidates we may develop in the future is critical to our success. When we initiate our clinical trials, the timing thereof will depend, in part, on the rate at which we can recruit patients to participate in testing our product candidates as well as completion of required follow-up periods. If patients are unable or unwilling to participate in our clinical trials for any reason, or drop out of any study we are conducting, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of our product candidates and any future product candidates we may develop may be delayed. For example, during the height of the COVID-19 pandemic in 2020 and 2021, elective surgeries were sometimes ceased to reduce burden from hospitals due to large numbers of hospitalized COVID-19 patients coupled with lockdowns imposed in various jurisdictions resulted in delays in the recruitment of patients to clinical trials, including for the transplantation of BonoFill. These delays could result in increased costs, delays in advancing our product candidates or any of our future product candidates, delays in testing the safety and effectiveness of our product candidates or termination of the clinical trials altogether, any of which would have an adverse effect on our business.

We may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians. Patient enrollment is affected by factors including:

●	the prevalence of the treated condition and design of the clinical trial protocol;

●	perceived risks and benefits of the product candidate under trial;

●	proximity and availability of clinical trial sites for prospective patients;

●	availability of alternative solutions in the standard of care or competing product candidates and clinical trials;

●	efforts to facilitate timely enrollment of patients in clinical trials; and

●	our ability to monitor patients adequately during and after treatment.

We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

●	difficulty in establishing or managing relationships with contract research organizations, or CROs, and physicians;

●	different requirements and standards for conducting clinical trials;

●	foreign corruption;

●	our inability to locate qualified local consultants, physicians and partners; and

●	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatments.

Our product candidates and the administration of our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval or cause the withdrawal thereof, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects including toxicology or safety issues caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical studies and could result in a more restrictive label or the delay, denial or withdrawal of regulatory approval by the FDA or other comparable foreign authorities. Results of our studies could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our clinical studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny or withdraw approval of our product candidates for any or all targeted indications.

The implemented tissue, cells, product, and/or product parts-related and administration-related side effects could affect patient recruitment, the ability of enrolled patients to complete the clinical study, or result in potential product liability claims, which could exceed our clinical study insurance coverage.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including but not limited to:

●	regulatory authorities may withdraw approvals of such product;

●	regulatory authorities may require additional warnings on the label;

●	we may be required to create a Risk Evaluation and Mitigation Strategy plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

●	we could be sued and held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations, and prospects.

We may encounter substantial delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we will need to conduct additional extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful. Events that may prevent successful or timely completion of clinical development include, but are not limited to:

●	inability to generate sufficient clinical, preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

●	delays in reaching a consensus with regulatory agencies on study design and quality attributes;

●	delays in reaching agreement on acceptable terms with prospective CROs and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

●	delays in obtaining required Institutional Review Board, or IRB, approval at each clinical study site;

●	imposition or continuation of a clinical hold by regulatory agencies, after review of an IND application, or equivalent application, or an inspection of our clinical study operations or study sites;

●	delays in recruiting suitable patients to participate in our clinical studies;

●	difficulty collaborating with patient groups and investigators;

●	failure by our CROs, other third parties or us to adhere to clinical study requirements;

●	failure to perform in accordance with the FDA’s Good Clinical Practices, or GCP, requirements, or similar requirements of applicable regulatory guidelines in other countries;

●	delays in having patients complete participation in a study or return for post-treatment follow-up;

●	patients dropping out of a study;

●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

●	the cost of clinical studies of our product candidates being greater than we anticipate;

●	clinical studies of our product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon product candidate development programs;

●	the FDA finding our foreign clinical studies do not meet the requirements to support any pending or future IND application, New Drug Application, or NDA, or Biologics License Application, or BLA, which could result in significant additional financial expenditure and delays, and ultimately prevent our product candidates from ever being marketed in the United States; and

●	delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue. We may also be required to conduct additional safety, efficacy and comparability studies before we will be allowed to start clinical studies. Clinical study delays could also shorten any periods during which our product candidates have patent protection and may allow our competitors to bring product candidates to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Even if we obtain regulatory approval for a product candidate, our products will remain subject to regulatory scrutiny.

If any of our product candidates or future product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distributing, follow-up and data and adverse event reporting, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, current Good Tissue Practices, or cGTP, donor eligibility requirements, regulations and Quality System Regulation, or QSR. As such, we and, if applicable, our contract manufacturers, will be subject to continual review and inspections to assess compliance with cGMP, cGTP, donor eligibility requirements, QSR and adherence to commitments made in any NDA or BLA. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any regulatory approvals that we receive for any of our product candidates or future product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical studies, and surveillance to monitor the safety and efficacy of the product candidate. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and other applicable regulatory agencies in other countries, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs, and drug-device combinations are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have approval by the FDA or by other applicable regulatory agencies in other countries. The holder of an approved NDA or BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, including, but not limited to, product labeling or manufacturing process. We could also be asked to conduct post-marketing clinical studies to verify the safety and efficacy of our product candidates in general or in specific patient subsets. If we obtain initial marketing approval via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical study to confirm clinical benefit for our product candidates. An unsuccessful post-marketing study or failure to complete such a clinical study could result in the withdrawal of marketing approval. Furthermore, any new legislation addressing drug safety issues could result in delays in product development or commercialization or increased costs to assure compliance. Foreign regulatory authorities impose similar requirements.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend or withdraw regulatory approval;

●	suspend any of our ongoing clinical studies;

●	refuse to approve pending applications or supplements to approved applications submitted by us; or

●	seize or detain products, or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

Regulations are unpredictable, and new regulations could result in increased costs, delays or failing to obtain approval from FDA or comparable foreign authorities.

We believe we understand current laws and regulations affecting our product candidates. However, federal, state, and foreign laws and regulations relating to development, approval, and sale of our products are subject to future changes. If we do not comply with such laws or regulations, our product candidates may fail to obtain regulatory approval, or, if we have already obtained regulatory approval, the new laws or regulations may cause our products to be withdrawn from the market. Further, in the event of additional laws or regulations, we may incur unforeseen costs relating to compliance with the new laws or regulations. Finally, new laws or regulations may result in delays for current and future clinical trials, as well as an IND, NDA, or BLA application, which could delay a product candidate’s path to market.

We and some of our subcontractors are subject to significant regulation with respect to manufacturing our product candidates. Our subcontractors may not meet regulatory requirements and have limited capacity.

All entities involved in the preparation and manufacturing of therapeutics for clinical studies or commercial sale are subject to extensive regulation. A finished therapeutic product, including all components thereof, approved for commercial sale or (in some territories) used in late-stage clinical studies must be manufactured in accordance with cGMP, cGTP and/or donor eligibility requirements in certain jurisdictions. In addition, manufacturers of medical devices are subject to QSR. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of product candidates and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators, suppliers of indeterminates and/or raw materials or any contract manufacturers we may engage must supply all necessary documentation in support of an NDA, BLA, or Marketing Authorization Application, or MAA, on a timely basis and must adhere to Good Laboratory Practices, or GLP, cGMP, cGTP, donor eligibility requirements and QSR regulations enforced by the FDA and other health regulatory agencies through their facilities inspection programs. We have never produced a commercially approved pharmaceutical product or medical device. The manufacturing facilities of our collaborators and any third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit a manufacturing facility. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new biologic, cellular and tissue-based products or medical device, withdrawal of an approval, or suspension of production. As a result, our business, financial condition, and results of operations may be materially harmed.

Risks Related to our Reliance on Third Parties

We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business could be substantially harmed.

We plan to rely upon third-party vendors, including CROs, to monitor and manage data for our planned clinical studies. We will rely on these parties for execution of our clinical studies, and will control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on the vendors and CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with cGMP, cGTP, donor eligibility requirements, QSR, the Helsinki Declaration, the International Conference on Harmonization Guideline for Good Clinical Practice, applicable European Commission Directives on Clinical Trials, laws and regulations applicable to clinical studies conducted in other territories, and GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites, and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with current Good Clinical Practice, or cGCP, regulations. In addition, in certain jurisdictions certain phases of our clinical studies must be conducted with products produced under cGMP and cGTP regulations as well as donor eligibility requirements. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs or vendors terminate, we may not be able to enter into arrangements with alternative CROs or vendors or do so on commercially reasonable terms. In addition, our CROs are not our employees, and, except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical programs. If CROs or other vendors do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, our clinical studies may be extended, delayed, or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

Replacing or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, and prospects.

We rely on third parties and, in certain cases, sole providers, to manufacture the raw materials and products that we use to create our product candidates and to supply us with the medical devices used to administer such products. Our business could be harmed if those third parties fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices, or if we are unable to locate alternative sources for our sole providers.

We do not currently have the infrastructure or capability internally to manufacture all of the raw materials and other products that we use to manufacture our product candidates, and we lack the resources and the capability to manufacture all of the medical devices which we use to administer our products. There is a limited number of suppliers for these raw materials, products and devices, and there may be a need to identify alternate suppliers to prevent a possible disruption to our clinical studies, and, if approved, ultimately for commercial sale. In several cases, we rely on a sole provider, and there may be a need to identify additional providers in the future. We believe that our current suppliers are sufficient to complete our current clinical trials and we take various steps in order to mitigate these risks, including (1) coordinating with relevant suppliers by providing a purchasing forecast and estimate of future orders and (2) holding safety inventory of raw materials and other products sufficient to meet our estimated supply forecasts. However, if we are required to replace one or more of our raw material or device single source suppliers, for regulatory or other reasons, our clinical trials may be delayed for a significant time, and our future product manufacturing may be delayed for a substantial period of time. Also, we are in the process of assessing alternatives for certain materials that are provided by a sole provider, but there can be no assurance that we will be able to locate such alternative sources, or that they will be available on acceptable terms. In addition, we aim to use high-quality materials manufactured by multinational companies, however we may encounter difficulties in obtaining the regulatory documentation required for submission and quality assurance management. In some cases, suppliers may also demand royalties or additional fees for their collaboration, particularly if their materials or processes are considered proprietary. These challenges could potentially delay our clinical trials, disrupt manufacturing processes, or necessitate identifying alternative suppliers, which may impact timelines and increase costs. The added financial burden of royalties or fees could further strain resources, particularly during critical development or commercialization phases.

Our reliance on third parties requires us to share our trade secrets and intellectual property, which increases the possibility that a competitor will discover them or that our trade secrets and intellectual property will be misappropriated or disclosed.

Because we rely on third parties to provide us with the materials that we use to develop and manufacture our product candidates, we may, at times, share trade secrets and intellectual property with such third parties. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with our collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets and intellectual property. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Our employees, independent contractors, clinical investigators, CROs, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, independent contractors, clinical investigators, CROs, consultants and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct, breach of contract or disclosure of unauthorized activities to us that violates FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA; manufacturing standards; federal, state and foreign healthcare fraud and abuse laws; or laws that require the reporting of financial information or data accurately.

In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of pricing, discounting, education, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We intend to adopt a code of business conduct and ethics applicable to all of our directors and employees concurrently with this offering, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, even if we are successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business. Violations of such laws could subject us to numerous penalties, including, but not limited to, the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Risks Related to Commercialization of Our Product Candidates

If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.

Our projections of the estimated number of people who may benefit from treatment with, as well as the potential cost savings associated with the potential use of, our product candidates (if approved for marketing) are based on various internal assumptions and estimates. We estimate the TAM opportunity in the United States for our product candidates by estimating potential direct cost savings to the healthcare system, and these estimates have been derived from a variety of sources, including scientific literature and market research, as well as from our own analysis and estimates based thereon or discussion with KOLs and may prove to be incorrect. Our target patient population as well as the potential cost savings associated with the potential use of our product candidates (if approved for marketing) may be significantly lower than expected, and our estimated TAM opportunity in the United States for our product candidates may be significantly lower than our estimates.

We do not have experience producing our product candidates at commercial scale and may not obtain the necessary regulatory approvals or produce our product candidates at the quality, quantities, locations, and timing needed to support commercialization.

We do not currently have the experience or ability to manufacture our product candidates at commercial scale. We may encounter technical or other issues related to manufacturing or development that we may be unable to resolve in a timely manner or with available funds. We also have not completed all of the characterization and validation activities necessary for commercialization and regulatory approvals. If we do not conduct all such necessary activities, our commercialization efforts will be delayed or halted.

We have not entered into binding agreements with third-party manufacturers to produce the raw materials and products that we use to manufacture our product candidates.

Although we intend to rely on third-party manufacturers for the raw materials and products to support the manufacturing of our product candidates for commercialization, we have not yet entered into binding agreements with such manufacturers. We may be unable to negotiate binding agreements with the manufacturers to support our commercialization activities at commercially reasonable terms. Additionally, these third-party manufacturers may not be able to supply us with the necessary quantities of these raw materials and products to support our own manufacturing process, or in compliance with cGMP, cGTP, donor eligibility requirements or other pertinent regulatory requirements, and within our planned timeframe and estimated cost parameters, and as a result the development, production and sales of our products, if approved, may be materially harmed.

We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We have no experience selling and marketing our product candidates, and we currently have no marketing or sales organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization independently or by utilizing experienced third parties with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, all of which will be expensive, difficult, and time consuming. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities would adversely impact the commercialization of our products.

Further, given our lack of prior experience in marketing and selling biopharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates. As such, we may be required to hire sales representatives and third-party distributors to adequately support the commercialization of our product candidates, or we may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We may be competing with companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

Even if we are able to obtain marketing approval from regulatory authorities, sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers, and other third-party payers. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private payers tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.

As a result of these factors, there are no assurances that adequate third-party coverage will be available for us to establish and maintain price levels sufficient for us to realize an appropriate return on our investment in developing new therapies. Current cost containment and health care reform initiatives add additional uncertainty.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has, and will continue to, put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicinal products and devices, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payers in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved, and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates or future product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and may continue to be a number of legislative initiatives to contain healthcare costs, such as the U.S. Inflation Reduction Act of 2022. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or future product candidates or additional pricing pressures. Additional changes that may affect our business include those governing enrollments in federal healthcare programs, reimbursement changes, rules regarding prescription drug benefits under the health insurance exchanges and fraud and abuse and enforcement.

If we receive marketing approval for our product candidates, sales will be limited unless the products achieve broad market acceptance.

The commercial success of our product candidates will depend upon the acceptance of the product by the medical community, including physicians, patients and healthcare payors. The degree of market acceptance of any approved product will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy compared to the standard of care and other products;

●	the prevalence and severity of any adverse side effects;

●	limitations or warnings contained in the product’s approved labeling;

●	distribution and use restrictions imposed by the FDA and other healthcare agencies or agreed to by us as part of a mandatory or voluntary risk management plan;

●	availability and costs of alternative treatments;

●	pricing and cost effectiveness;

●	our ability to obtain sufficient third-party coverage or reimbursement; and

●	the willingness of patients to pay out of pocket expenses in the absence of third-party coverage.

If our product candidates are approved but do not achieve an adequate level of acceptance by physicians, healthcare payors and patients, we may not generate sufficient revenue from the product, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Risks Related to Competition

The markets for pharmaceutical, cellular and tissue-based products are intensely competitive. If we are unable to compete effectively with existing treatments, new treatment methods and emerging technologies, we may be unable to commercialize successfully any products that we develop.

The markets for pharmaceutical, cellular, tissue-based products and medical device are intensely competitive and rapidly changing. Many large companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs and medical devices. Many of our competitors have:

●	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

●	more extensive experience in preclinical testing, conducting clinical studies, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical and medical device products;

●	product candidates that are based on previously tested or accepted technologies;

●	products that have been approved or are in late stages of development; and

●	collaborative arrangements in our target markets with leading companies and research institutions.

We will face competition from cellular, tissue-based products, drugs, medical device and drug device combination products that have already been, or may in the future become, approved and accepted by the medical community. We believe a number of these products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop products and therapies. These products and therapies may be more effective, safer, less expensive, or marketed and sold more effectively, than any product candidate we develop.

Our competitors may develop or commercialize products with advantages over any products we develop. Our competitors may therefore be more successful in commercializing their products than us, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates.

We face competition from other companies that are working to develop novel biologics, cellular products, tissue-based products, drugs, medical device, drug device combination products, and technology platforms using technology in the same fields as ours. If these companies develop products more rapidly than we do or their technologies are more effective, our ability to successfully commercialize our product candidates may be adversely affected.

We face competition from other companies working to develop novel products using technology that competes more directly with our own. In respect of BonoFill, we face competition from Novadip Biosciences S.A., EpiBone Inc. and Laboratorios Salvat, S.A., and in respect of MesenCure we face competition from Mesoblast Ltd., Hope Biosciences, Stemedica Cell Technologies, Inc., and Direct Biologics, LLC. We are also aware of multiple companies that are working in the field of cellular, tissue-based products, drugs, medical device and drug device combination products, including major biomedical and pharmaceutical companies. Also, we compete with companies commercializing and/or working to develop biologics, cellular, tissue-based products, drugs, medical device and drug device combination products, including biologics, cellular, tissue-based products, drugs, medical device and drug device combination products.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees and certain key consultants. These agreements prohibit our employees and certain key consultants, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period of time. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for compositions, methods, and/or applications related to our product candidates, any future product candidates, or any underlying technology, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

We rely upon a combination of patent applications, patents, trade secret protection, and confidentiality agreements to protect the intellectual property related to our technologies and product candidates. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in major jurisdictions inclusive of the United States, Europe, China, Japan, and in other countries with respect to our proprietary technology and product candidates.

We have sought to protect our proprietary position by filing patent applications in the United States and in other countries, with respect to our novel technologies and product candidates, which are important to our business. Patent prosecution is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

Our portfolio of owned and licensed patents and patent applications currently consists of six patent families aimed to protect various aspects of our technology, which contain approved patents in the United States, Australia, various countries in Europe and other territories around the world. In addition, we have several patent applications pending in various territories around the world. We cannot offer any assurances about which, if any, of patents for which we have applied will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

Further, generally the patent position of pharmaceutical and medical companies is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. This renders the patent prosecution process particularly expensive and time-consuming. There is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively, and our business and results of operations would be harmed.

We may not have sufficient patent terms to effectively protect our products and business.

Patents have a limited lifespan. In the United States and certain other jurisdictions, the natural expiration of a patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if any of our patent applications mature into issued patents, if we do not have sufficient patent terms or regulatory exclusivity to protect our products, our business and results of operations will be adversely affected.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications, or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we or our licensors were the first to make the invention claimed in our owned and licensed patents or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming the other requirements for patentability are met, in the United States prior to March 2013, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted in September 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The effects of these changes are currently unclear as the United States Patent and Trademark Office, or the USPTO, must still implement various regulations, the courts have yet to address many of these provisions and the applicability of the Leahy-Smith Act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents that may be granted, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

Although we expect all of our employees and consultants to assign their inventions to us, and all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may suffer if patents issued to third parties or other third-party intellectual property rights cover our product candidates or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or our product candidates unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our product candidates. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our product candidates or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. Patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidates or the use of our product candidates. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing of our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our product candidates that are held to be infringing. We might, if possible, also be forced to redesign our product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Our internal computer systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a disruption of our development programs and business operations.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from cyber-security threats, including computer viruses, harmful code and unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. If a disruption event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs and business operations. For example, the breach or loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Our license agreement with Dr. Meretzki, our Chief Executive Officer and our controlling shareholder, and certain other individuals may be terminated upon the occurrence of certain events.

In October 2008, we signed an exclusive and irrevocable worldwide license, as amended and restated in January 2012, and as further amended in September 2021, with our Chief Executive Officer and controlling shareholder and certain other individuals, which we refer to as the Patent License Agreement. Pursuant to the Patent License Agreement, we received a worldwide and exclusive license to use, distribute and exploit certain products and intellectual property related to a patent application filed in the U.S. in consideration for our obligation to pay the licensors royalties from sales of the licensed products and certain lump-sum payments. Two other related patent applications, which, together with the patent application licensed in the Patent License Agreement, comprise the three applications covering technology for in-vitro growth of bone tissues for therapeutic and other applications (Patent Family BTH-P-001) were not included under the Patent License Agreement and were fully assigned to our subsidiary, Bonus Therapeutics. The licensors have the right to terminate the license upon the occurrence of certain events, including, in the event that we (i) will not prosecute the licensed intellectual property, (ii) will not pay the payments required under the agreement, (iii) commence insolvency proceedings which are not cancelled, withdrawn or otherwise removed within three months, or (iv) cease our activities in our current field of business for a period of 12 months. If the Patent License Agreement were terminated, we may not maintain effective license to patent rights for our product candidate BonoFill, and our business and results of operations could be harmed.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on avoiding infringement of patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions, and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the pharmaceutical and medical device industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture, or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any materials formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidates unless we obtain a license for the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property or that of our licensors that we may acquire in the future. If we or a future licensing partner were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical studies, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ and may continue to employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that their respective contributions are deemed as service inventions owned by such entities or that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in or right to compensation with respect to our current patents and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates or disputes may arise that they have not sufficiently waived their moral rights or rights to receive compensation for service inventions under applicable patent and copyright laws, respectively. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. To the extent that our employees have not effectively waived the right to compensation with respect to inventions that they helped create, they may be able to assert claims for compensation with respect to our future revenue. As a result, we may receive less revenue from future products if such claims are successful which in turn could impact our future profitability.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own product candidates and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Israeli Patent Law, inventions conceived by an employee in the course and as a result of his or her employment with a company are regarded as “service inventions” that belong to the employer, absent a specific agreement between the employee and employer providing otherwise. The Israeli Patent Law also provides that, in the absence of an agreement to the contrary between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Israeli Patent Law, will determine whether the employee is entitled to remuneration for his or her inventions. Further, the Committee has not yet determined one specific formula for calculating this remuneration but rather uses the criteria specified in the Israeli Patent Law. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, it is still unclear whether such waiver under an employment agreement is enforceable. Although we enter into assignment-of-invention agreements with our employees and service providers pursuant to which such individuals waive their right to remuneration for service inventions, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees and service providers, or be forced to litigate such claims, which would adversely affect our business, results of operations, and financial condition.

Risks Related to Our Business Operations

Our future success depends in part on our ability to retain our senior management team and to attract, retain, and motivate other qualified personnel.

We are dependent on the members of our senior management team. The loss of their services without a proper replacement may adversely impact the achievement of our objectives. Our employees may leave our employment at any time. Recruiting and retaining other qualified employees, consultants, and advisors for our business, including scientific and technical personnel, will also be critical to our success. From time to time, there may be a shortage of skilled personnel in our industry. As a result, competition for skilled personnel can be intense, and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and medical device companies for individuals with similar skill sets. The inability to recruit and retain qualified personnel, or the loss of the services of any members of our senior management team without proper replacement, may impede the progress of our research, development, and commercialization objectives.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth. As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert part of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.

ISA investigation and potential proceedings against us and our senior management may have an adverse effect on our business and financial condition.

As described below under “Business - Legal Proceedings,” in February 2024, investigators from the Israeli Securities Authority, or the ISA, conducted a search of our offices in connection with an apparent suspicion of securities law offenses and, to our knowledge, several of our directors and officers were summoned for questioning at the ISA’s offices, including Dr. Meretzki, our Chief Executive Officer and a director, and Mr. Rauch, the Chairman of our board of directors, both of whom were, to our knowledge, investigated at the ISA’s offices regarding potential violations of the securities law and money laundering offenses. In early January 2026, the Tel Aviv District Attorney Office (Tax and Economy), or the TADA, sent letters to Dr. Meretzki and Mr. Rauch (the "Initial TADA Letters") informing them that the ISA has concluded its investigation and has transferred the investigation file to the TADA, who is to examine whether to file criminal charges against those involved in the subject matter, including Dr. Meretzki and Mr. Rauch. At this stage, we are unable to assess the outcome of the TADA examination, including the timing of its decision to either close the prosecution file or invite us, Dr. Meretzki and/or Mr. Rauch to a pre-indictment hearing (a decision that we were advised could be made within months or sometimes even a year or more after the Initial TADA Letters). Consequently, we cannot estimate the potential impact, if any, on our business and financial condition. In particular, as of the date of this prospectus, it is still uncertain whether such TADA examination will eventually lead to any administrative or criminal enforcement proceedings by the ISA or TADA. In the event the ISA (including through TADA) commences such proceedings against us or any of our directors and officers, such actions may result in various sanctions against us or our directors and officers, which can adversely affect our business and financial condition.

We may not be successful in our efforts to identify, discover or license additional product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval, and commercialization of our existing product candidates, the success of our business also depends upon our ability to identify, discover or license additional product candidates. Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including the following:

●	we may not be able to assemble sufficient resources to acquire or discover additional product candidates;

●	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

●	our product candidates may not succeed in preclinical or clinical testing;

●	product candidates may be covered by third parties’ patents or other exclusive rights;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a product candidate may not be accepted as safe and effective by patients, the medical community, or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license, discover, or commercialize additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly or indirectly through our customers, subject to various federal and state fraud and abuse laws, including the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

●	the federal Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, which provides for federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters and imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information;

●	the federal physician sunshine requirements under the Affordable Care Act, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations;

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and

●	state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations that are located in Israel (as further described below), we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates. We plan to retain sales representatives, engage third party distributors, and conduct physician and patient association outreach activities, as well as clinical studies, outside of the United States and Israel. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

●	failure by us to obtain regulatory approvals for the use of our products in various countries;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions, including impacts from tariffs or other trade restrictions, inflation, and the potential for regional or global recessions;

●	an outbreak of a contagious disease, which may cause us, third party vendors and manufacturers and/or customers to temporarily suspend our or their respective operations in the affected city or country;

●	certain expenses including, among others, expenses for travel, translation, and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Our business and operations may be adversely affected by health epidemics and natural disasters.

Our business could be adversely affected by health epidemics and natural disasters in regions where we or third parties on which we rely have business operations. Any outbreak of contagious diseases, or other adverse public health developments or natural disasters, could have a material adverse effect on our business operations. These could include disruptions or restrictions on our ability to travel, pursue collaborations and other business transactions, oversee the activities of our third-party manufacturers and suppliers, conduct clinical trials, make shipments of materials, as well as be impacted by the temporary closure of the facilities of suppliers and clinical trial sites. Any disruption of suppliers, clinical trial sites or access to patients would likely impact our clinical trial enrollment progress and rates as well as our ability to access capital through the financial markets.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research, development and manufacturing activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although our use of such hazardous materials is minimal and we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages, such liability could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Our business entails a significant risk of product liability and our ability to obtain sufficient insurance coverage could have a material effect on our business, financial condition, results of operations or prospects.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an investigation of the safety and effectiveness of our products by the FDA and other applicable healthcare agencies in other countries, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our share price. We do not currently have product liability insurance, and do not anticipate obtaining product liability insurance until such time as we have received FDA or other comparable foreign authority approval for a product and there is a product that is being provided to patients outside of clinical studies. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, product liability insurance is becoming increasingly expensive. As a result, although we currently carry insurance coverage for our ongoing clinical trials, we may be unable to continue to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, and comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Security breaches and other disruptions could compromise our information, expose us to liability and harm our reputation and business.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, patient information, personal information and our proprietary business information. The secure maintenance and transmission of this information is critical to our operations and business strategy. We rely on commercially available systems, software, tools and domestically available monitoring to provide security for processing, transmitting and storing this sensitive data.

Hackers may attempt to penetrate our computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third-party with whom we do business may attempt to circumvent our security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While we continue to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly.

Also, our information technology networks and infrastructure may still be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Any such compromise could disrupt our operations, damage our reputation and subject us to additional costs and liabilities, any of which could adversely affect our business.

We have in the past, and may in the future, become subject to litigation or claims arising in or outside the ordinary course of business that could negatively affect our business operations and financial condition.

We have in the past, and may in the future, become subject to litigation or claims arising in or outside the ordinary course of business that could negatively affect our business operations and financial condition, including securities class actions and shareholder derivative actions, both of which are typically expensive to defend. Such claims and litigation proceedings may be brought by third parties, including our competitors, advisors, service providers, partners or collaborators, employees, and governmental or regulatory bodies. For information on past and current legal proceedings, please see the section titled “Business - Legal Proceedings.” Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. We may not be able to determine the amount of any potential losses and other costs we may incur due to the inherent uncertainties of litigation and settlement negotiations. In the event we are required or decide to pay amounts in connection with any claims or lawsuits, such amounts could be significant and could have a material adverse impact on our liquidity, business, financial condition and results of operations. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both. Additionally, we may be unable to maintain directors’ and officers’ liability insurance at satisfactory rates or adequate coverage amounts and may incur significant increases in insurance costs.

Risks Related to our Ordinary Shares, the ADSs and this Offering

Prior to this offering, there has been no public market in the United States for the ADSs, and an active trading market in the United States may not develop.

Prior to this offering, there has been no public market in the United States for the ADSs. An active trading market in the United States may not develop following this offering or, if developed, may not be sustained. The lack of an active market may impair the ability of ADS holders to sell the ADSs at the time they wish to sell them or at a price that they would consider reasonable. The lack of an active market may also reduce the fair market value of such ADSs. The offering price may not be indicative of the market price of the ADSs after this offering. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using our shares as consideration.

The price of our ordinary shares and the ADSs may be volatile and could be substantially affected by various factors.

The market price of our ordinary shares has been in the past, and the market price of our ordinary shares and the ADSs could be in the future, highly volatile and may fluctuate substantially. Numerous factors, many of which are beyond our control, may cause our market price and trade volume to fluctuate and decrease in the future, including the following factors:

●	actual or anticipated fluctuations in our results of operations;

●	changes in expectations as to our future financial performance and cash position, including financial estimates by securities analysts and investors;

●	announcements of technological innovations, medical findings or new products by us or our competitors;

●	announcements by us or our competitors of significant business developments, changes in distributor relationships, strategic partnerships, joint ventures, capital commitments, acquisitions or expansion plans;

●	changes in the prices of our raw materials or the products we may sell;

●	changes in the status of our intellectual property rights;

●	our involvement in significant claims or proceedings;

●	our sales of ordinary shares and ADSs or other securities in the future;

●	market conditions in our industry;

●	changes in key personnel;

●	the trading volume of our ordinary shares and the ADSs;

●	changes in the estimation of the future size and growth rate of our markets;

●	general economic and market conditions, including as a result of the state of war declared in Israel in October 2023 and instability in the Middle East, the war in Ukraine, tensions between China and Taiwan, financial and credit market fluctuations (including elevated interest rates), impacts from tariffs or other trade restrictions, inflation, and the potential for regional or global recessions; and

●	any of the events underlying any of the other risks or uncertainties set forth elsewhere in this prospectus actually occurs.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares and the ADSs, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

Low trading volume may also increase the price volatility of our ordinary shares and the ADSs. A thin trading market could cause the price of our ordinary shares and the ADSs to fluctuate significantly more than the stock market as a whole. In addition, domestic and international stock markets and electronic trading platforms often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel or other countries in which we operate, could also adversely affect the price of our ordinary shares and the ADSs.

If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

The initial public offering price of the ADSs will be substantially higher than our net tangible book value per ADS. Therefore, if you purchase ADSs in this offering, you will pay a price per ADS that substantially exceeds our net tangible book value per ADS after this offering. Based on an assumed public offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $4.627 per ADS, representing the difference between our pro forma as adjusted net tangible book value per ADS, after giving effect to this offering, and the assumed public offering price. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and we could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs. We expect that we will use the net proceeds from this offering to fund our research and development activities, including preclinical and early clinical research and development in support of potential applications of our current product candidates, conducting our planned Phase III trials for MesenCure in respiratory distress and BonoFill in treating maxillofacial bone defects and the remainder for working capital and general corporate purposes, as set forth under “Use of Proceeds.” However, because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Sales of a substantial number of our ordinary shares or the ADSs could cause the market price of our ordinary shares or the ADSs to fall.

Sales of a substantial number of our ordinary shares or the ADSs in the public market, or the perception that these sales might occur, could depress the market price of our ordinary shares and the ADSs and could impair our ability to raise capital through the sale of additional equity securities. For example, as more fully described under “Related Party Transactions – 2025 Addendum to Private Placement Agreement”, some of our directors and executive officers (i) own, in the aggregate, 413,712,318 ordinary shares, which are currently subject to a contractual lock-up on sales thereof, which lock-up will expire upon the closing of this offering (though, in connection with this offering, we and certain of our shareholders, directors and officers who own in the aggregate 538,545,451 ordinary shares, have agreed not to sell any of our ordinary shares or the ADSs without the prior written consent of the underwriter for a period of 180 days from the date of this prospectus with respect to us and for a period of 120 days with respect to our officers, directors and shareholders) and (ii) were granted registration rights that require that we register under the Securities Act of 1933, as amended, or the Securities Act, the resale of their ordinary shares into the public markets, which would facilitate resales by those shareholders. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs or our ordinary shares.

We will incur additional significant costs as a result of the listing of the ADSs for trading on the Nasdaq Capital Market and thereby becoming a public company subject to SEC reporting requirements in the United States, and our management will be required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing United States and Israeli reporting requirements.

In addition to the costs associated with being an Israeli public company, upon the listing of the ADSs on the Nasdaq Capital Market we will become a public reporting company in the United States. As a U.S. public reporting company, we will incur additional significant accounting, legal, directors’ and officers’ liability insurance and other expenses that we did not incur before the listing. We also anticipate that we will incur costs associated with corporate governance and other requirements of the SEC and the Nasdaq Capital Market. For example, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with the annual report that we file with the SEC for the fiscal year ending December 31, 2027, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above, our independent registered public accounting firm will also need to attest to the effectiveness of our internal control over financial reporting under Section 404. The process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls will require the investment of substantial time and resources, including by our Chief Financial Officer or other executive officer of ours providing such services and other members of our senior management.

We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. Our management and other personnel will need to devote substantial time to these compliance requirements; in addition, the implementation of such compliance processes and systems may require us to hire outside consultants and incur other significant costs.

Any future changes in the laws and regulations affecting public companies in the United States and the rules and regulations adopted by the SEC and the Nasdaq Capital Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules, and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as senior management.

If we are unable to satisfy the requirements of Section 404 as they apply to us, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and the price of our ordinary shares and the ADSs may suffer.

We will become subject to the requirements of Section 404 in connection with completion of this offering. Section 404 requires companies subject to the reporting requirements of the United States securities laws to complete a comprehensive evaluation of its and its subsidiaries’ internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the JOBS Act, we will be classified as an “emerging growth company.” Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404. Under this exemption, our independent auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period (or sooner, as discussed above). We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act. For example, during 2022 we had to remedy a material weakness we identified in our internal control over financial reporting in our interim financial statements as of March 31, 2022. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

Our officers and directors own a substantial amount of our ordinary shares.

As of March 1, 2026, our directors and executive officers beneficially owned approximately 48.23% of our outstanding ordinary shares and, following this offering, they are expected to beneficially own approximately 42.46% of our outstanding ordinary shares (based on an assumed public offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, and assuming that the underwriter does not exercise its option to purchase additional ADSs, as more fully described under the section titled "Principal Shareholders" below). As a result, if these shareholders acted together, they could exert significant influence on the election of our directors and on decisions by our shareholders on matters submitted to a shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration of ownership of our ordinary shares could also delay or prevent proxy contests, mergers, tender offers or other purchases of our ordinary shares and the ADSs that might otherwise give our shareholders and ADS holders the opportunity to realize a premium over the then-prevailing market price for our securities and, as a result, may also adversely affect the price of our ordinary shares and the ADSs. The interests of these shareholders may also not always coincide with our interests or the interests of other shareholders.

Our ordinary shares and the ADSs will be traded on more than one market and this may result in price variations.

Our ordinary shares have been trading on the TASE since August 1993. We have applied to list the ADSs on the Nasdaq Capital Market. Trading in ordinary shares and ADSs on these markets will take place in different currencies (U.S. dollars on the Nasdaq Capital Market, and NIS on the TASE), and at different times (resulting from different time zones, trading days, and public holidays in the United States and Israel). Given these and other factors, such as differences in exchange rates, ordinary shares and ADSs may trade at different prices on the TASE and the Nasdaq Capital Market. In addition, market influences in one market may influence the price in the other.

We have not paid, and do not intend to pay, dividends on share capital and, therefore, unless our traded securities appreciate in value, our investors may not benefit from holding our securities.

We have not paid any cash dividends on our share capital since inception, and we do not anticipate paying any cash dividends on our ordinary shares or the ADSs in the foreseeable future. Moreover, the Israeli Companies Law, 5759-1999, and the regulations promulgated thereunder, or, together, the Companies Law, imposes certain restrictions on our ability to declare and pay dividends. As a result, investors in the ADSs will not be able to benefit from owning these securities unless the market price of the ADSs becomes greater than the price paid by such investors and they are able to sell such securities. We cannot assure you that you will ever be able to resell the ADSs at a price in excess of the price you paid for the ADSs you own.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. GAAP.

Currently we report our financial statements under IFRS Accounting Standards. There have been and there may in the future be certain significant differences between IFRS and U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares and the ADSs.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies”, including:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in various required filings;

●	not being required to comply with the auditor attestation requirements of Section 404; and

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis).

We intend to take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are at least $1.235 billion; (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer also exempts us from compliance with certain SEC laws and regulations and certain regulations of the Nasdaq Stock Market, including the proxy rules, the short-swing profits recapture rules, and certain governance requirements such as a requirement of shareholder approval for material changes to equity incentive plans. In addition, we will not be required, under the Exchange Act, to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, although the Companies Law requires us to disclose the annual compensation of our five most highly compensated senior officers on an individual basis (rather than on an aggregate basis), this disclosure will not be as extensive as that required of a U.S. domestic issuer. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the ADSs if we are or were to become a PFIC.

In general, we will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the ADSs. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the ADSs, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the ADSs by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the ADSs; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a timely QEF or mark-to-market election. U.S. taxpayers that have held the ADSs during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the ADSs if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the ADSs are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the ADSs in the event that we are a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Companies” for additional information.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our securities, the price of the ADS and the trading volume could decline.

The trading market for the ADSs will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our securities, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of the ADSs or the trading volume to decline.

Holders of ADSs are not treated as shareholders of our company.

Holders of ADSs are not treated as shareholders of our company unless they withdraw the ordinary shares underlying the ADSs from the depositary, which holds the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as shareholders of our company, other than the rights that they have pursuant to the deposit agreement with the depositary. For example, under the deposit agreement, if a holder of ADSs does not provide the depositary with voting instructions for an agenda item in our shareholders meeting in a timely manner, we may instruct the depositary, if we reasonably do not know of any substantial opposition to such agenda item and the matter is not materially adverse to the interests of shareholders, to treat the holder as giving a discretionary proxy to a person designated by us as to that matter.

We and the depositary are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depositary for the ADSs may amend or terminate the deposit agreement without your consent. Such amendment or termination may be done in favor of our company. Holders of the ADSs, subject to the terms of the deposit agreement, shall be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADS holders. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. The depositary may, and shall at our written direction, terminate the deposit agreement and the ADSs by mailing notice of such termination to the registered holders of ADSs at least 30 days prior to the date fixed in such notice for such termination. After instructing its custodian to deliver all ordinary shares to us along with a general stock power that refers to the names set forth on the ADS register maintained by the depositary and providing us with a copy of the ADS register maintained by the depositary, the depositary and its agents will perform no further acts under the deposit agreement or the ADSs and shall cease to have any obligations under the deposit agreement and/or the ADSs. See “Description of American Depositary Shares” for more information.

You may not receive dividends or other distributions on our ordinary shares underlying the ADSs and you may not receive any value for them if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under United States securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement relating to the ADSs or ordinary shares, which could result in less favorable outcomes to the plaintiffs in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the United States federal securities laws. If we or the depositary opposed a jury trial demand based on such jury trial waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement relating to the ADSs or ordinary shares, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the United States federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to Israeli Law and Our Operations in Israel

Political, economic and military instability in Israel or the Middle East may adversely affect our business.

We are incorporated under the laws of Israel, where we also maintain our headquarters. A significant portion of our research and development activities and other significant operations are located in Israel, and all of our officers and directors are residents of Israel. As a result, political, economic and military conditions in Israel or the Middle East could directly impact our business, financial condition and results of operations.

On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from Gaza and conducted a series of attacks on civilian and military targets. In response, Israel’s security cabinet declared war against Hamas, and later against Hezbollah (the “Israel-Hamas-Hezbollah war”). Hostilities subsequently escalated between Israel and a number of its other neighbors, including conflicts with Hezbollah along Israel’s northern border with Lebanon, with Iran (including a war during June 2025) and with the Houthi movement in Yemen, who both launched drone and missile attacks on military and civilian targets within Israel. In addition, the Houthi movement has disrupted international commerce by launching a number of attacks on commercial vessels traversing the Gulf of Aden and the Red Sea. While a ceasefire between Israel and Lebanon (with respect to Hezbollah) was announced in November 2024, a ceasefire between Israel and Iran was announced in June 2025 and a ceasefire between Israel and Hamas was announced in October 2025, in February 2026, hostilities between Israel and Iran escalated again. In late February 2026, the United States, together with Israel, launched a major joint military campaign of air and missile strikes against targets in Iran, which triggered a broad Iranian response and contributed to significant regional instability, including, in early March 2026, resumed conflicts with Hezbollah. The situation remains highly fluid, and we are unable to predict if, when, or on what terms, this escalation will be resolved.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers certain damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Since the beginning of the Israel-Hamas-Hezbollah war, the international credit rating agencies have reviewed Israel’s credit rating and lowered them. For example, Fitch has lowered Israel’s credit rating from A+ to A and S&P Global Ratings lowered its long-term foreign and local currency sovereign credit ratings on Israel to A+ from AA- and the short-term ratings to A-1 from A-1+. Credit rating agencies could further lower Israel’s credit rating in the future, which could disrupt the business environment in Israel and make investors hesitant to invest or transact business in Israel.

While, to date, we have not experienced any material interruptions resulting from the Israel-Hamas-Hezbollah or the Israel-Iran wars, circumstances are evolving and the intensity and duration of any of these ongoing regional hostilities is difficult to predict, as are their impacts on our business and operations. Prolonged and/or heightened instability could adversely impact our business, financial condition and results of operations in the future. Further escalation, whether involving direct confrontation between Israel and Iran or also with other regional proxy groups and countries and non-state organizations in the region, could result in additional mobilization of reserve personnel, further restrictions on movement or commerce, damage to infrastructure, supply chain interruptions, disruptions to global energy markets, and heightened cybersecurity threats. Any of the foregoing could materially and adversely affect our operations, financial condition, and results of operations, particularly if disruptions are prolonged or recur.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts and several countries still restrict business with the State of Israel and with Israeli companies. Moreover, the current perception of Israel, Israeli and Israeli-related companies by the global community (as represented, for example, by claims filed since the outbreak of the current war with the International Court of Justice and the International Criminal Court’s recent issuance of warrants of arrest for the Israeli Prime Minister and former Minister of Defense) may cause an increase in sanctions and other adverse measures against Israel, Israeli and Israeli-related companies and their products and services. Additionally, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services or otherwise restrict business with Israel, Israeli and Israeli-related companies, which may impact our ability to do business. Such restrictive laws, efforts and policies, particularly if they become widespread, as well as current and future rulings and orders of international tribunals against Israel, may have an adverse impact on our operating results, financial condition, or the expansion of our business.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

Our employees and consultants in Israel and their family members may be obligated to perform one month, and in some cases longer periods, of military reserve duty and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity as well as the Israel-Hamas-Hezbollah and the Israel-Iran wars, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants. Such disruption could materially adversely affect our business and operations.

Provisions of our Amended and Restated Articles of Association and Israeli law could delay, prevent or make a change of control of us more difficult or costly, which could depress the price of our ordinary shares and ADSs.

The provisions in our Amended and Restated Articles of Association relating to the election of our directors in three staggered classes, the submission of shareholder proposals for shareholders meetings and the quorum requirement for adjourned shareholder meetings may have the effect of delaying or making an unsolicited acquisition of our Company more difficult. Israeli corporate and tax laws, including the ability of our Board of Directors to adopt a shareholder rights plan without further shareholder approval, may also have the effect of delaying, preventing or making an acquisition of us more difficult. For example, under the Companies Law, upon the request of a creditor of either party to a proposed merger, an Israeli court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. These provisions could cause our ordinary shares and ADSs to trade at prices below the price for which third parties might be willing to pay to gain control over us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unwilling to do so because of these provisions.

We received Israeli government and third-party grants for some of our research and development activities. Some of the grants received require us to pay royalties, and include additional restrictions on transfer of funded know-how outside of Israel as well as restrictions on the manufacture of products outside of Israel. If we request to manufacture products or transfer funded know-how outside of Israel for programs developed with grants from the Israel Innovation Authority, or the IIA, we will need to receive the prior approval of the IIA and will be required to pay additional consideration, in addition to repayment of the grants through royalties.

Our research and development efforts for certain of our products have been financed in part through grants in an aggregate amount of approximately $3.35 million, as of the date of this prospectus, which we received from the IIA (approximately $2.86 million), the BIRD Foundation (approximately $472,000), and the European Commission (approximately $18,000). Approximately $1.67 million of these grants are royalty-bearing grants. With respect to such royalty-bearing grants from the IIA, we are committed to pay royalties at a rate of between 3-3.5% on sales proceeds from our products and income generated from and related services that were developed under IIA programs, up to the total amount of grants received, linked to the U.S. dollar exchange rate and bearing interest.

Following the full payment of such royalties and interest, there is generally no further liability for royalty payment. Nonetheless, in respect of programs for grants developed using grants from the IIA, the restrictions under the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, and related regulations, or the Innovation Law, regarding the restriction on the transfer of IIA funded know-how and manufacture of products arising from the IIA-funded programs will continue to apply even after we have repaid the full amount of royalty payable pursuant to the grants. In particular, regardless of any royalty payment, we are required to comply with other requirements of the Innovation Law with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Innovation Law restrict the transfer of such know-how and any derivates thereof, and the transfer of manufacturing rights of such products, outside of Israel, without the prior approval of the IIA. Therefore, the approval of the IIA committee would be required for any transfer to third parties inside or outside of Israel of know-how or derivates thereof or manufacturing rights related to those aspects of such technologies and products. The granting of such approvals is at the discretion of the IIA and there is no guarantee that we will receive such approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer IIA’s funded know-how or development and manufacturing rights outside of Israel. In respect of the transfer of manufacturing rights outside of Israel, as a general condition for obtaining approval to manufacture outside Israel we would be required to pay increased royalties, as defined under the Innovation Law. The total amount to be repaid to the IIA would also be adjusted to between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel.

The transfer outside of Israel of IIA-funded know-how may involve, in certain circumstances, the payment of a redemption fee to the IIA, which may result in significant amounts, depending upon the value of the transferred know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. It should be noted that certain regulations were enacted which establish a maximum payment of the redemption fee paid to the IIA in accordance with the terms specified therein.

These restrictions and requirements for payment may impair our ability to transfer our IIA funded know-how outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. For instance, the approval to manufacture products outside of Israel or consent to the transfer of IIA funded know-how, if requested, might not be granted. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

It should be noted that the IIA has also promulgated certain regulations governing our ability to grant certain licenses in and to the use of IIA-funded know-how. Such regulations may require additional royalty payments to the IIA.

Failure to comply with the requirements under the Innovation Law may subject us to mandatory repayment of grants received by us (together with interest and penalties), as well as may expose us to criminal proceedings and fines. In addition, from time to time the Government of Israel may audit sales of products which it claims incorporate technology funded via IIA programs and this may lead to additional royalties being payable on additional products.

Our operations are subject to currency and interest rate fluctuations.

We incur expenses in U.S. dollars and NIS, but our financial statements are denominated in NIS. As a result, we are affected by foreign currency exchange fluctuations through both translation risk and transaction risk. As a result, we are exposed to the risk that the NIS may appreciate relative to the dollar, or, if the NIS instead devalues relative to the dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

It may be difficult to enforce a judgment of a United States court against us and our officers and directors and the Israeli experts named in this registration statement in Israel or the United States, to assert United States securities laws claims in Israel or to serve process on our officers and directors and these experts.

We are incorporated in Israel, all of our executive officers and directors reside outside of the United States, and all of our assets and, to our knowledge, most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to United States securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of United States securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not United States law is applicable to the claim. If the United States law is found to be applicable, the content of applicable United States law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a United States or foreign court.

Our Amended and Restated Articles of Association provide that unless we consent otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between us and our shareholders under the Israeli Companies Law and the Israeli Securities Law, which could limit shareholders’ ability to bring claims and proceedings against, as well as obtain favorable judicial forum for disputes with Bonus, its directors, officers and other employees.

Unless we agree otherwise, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Bonus, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Bonus to Bonus or Bonus’ shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law or the Israeli Securities Law. Such exclusive forum provision in our Amended and Restated Articles of Association will not relieve Bonus of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of Bonus will not be deemed to have waived Bonus’ compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Bonus or its directors, officers or other employees which may discourage lawsuits against Bonus, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims for which the federal courts would have exclusive jurisdiction, whether by law (as is the case under the Exchange Act) or pursuant to our Amended and Restated Articles of Association, including claims under the Securities Act for which there is a separate exclusive forum provision in our Amended and Restated Articles of Association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Amended and Restated Articles of Association. If a court were to find the choice of forum provision contained in our Amended and Restated Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Our Amended and Restated Articles of Association provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with Bonus or Bonus’ directors, officers or employees and may impose additional litigation costs on our shareholders.

Our Amended and Restated Articles of Association provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act (the “Federal Forum Provision”). While the Federal Forum Provision does not restrict the ability of our shareholders to bring claims under the Securities Act, nor does it affect the remedies available thereunder if such claims are successful, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs which may discourage the filing of claims under the Securities Act against Bonus, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Amended and Restated Articles of Association. If a court were to find the choice of forum provision contained in our Amended and Restated Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of Bonus’ securities shall be deemed to have notice of and consented to Bonus’ Federal Forum Provision. Notwithstanding the foregoing, (i) the shareholders of Bonus will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder and (ii) it is hereby clarified that the Federal Forum Provision applies solely with respect to claims under the Securities Act, not claims under the Exchange Act.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	the overall global economic environment;

●	our ability to raise additional capital;

●	our clinical trials plan, including ongoing trials, whether such trials will be successful and timing of such trials, including reporting results;

●	meeting our financing plans, including the adequacy of financial resources to meet future needs;

●	possible or assumed future results of operations, including investment in research and development activities, promotion of services, sales and marketing, changes to our internal financial controls, trends in operating expenses and provision for income taxes, and expenses related to share-based compensation;

●	business strategies, including any expansion into new products or countries, and investments to enhance our intellectual property;

●	materialization of potential growth opportunities;

●	the development, marketing and sales of competitive products in the marketplace;

●	our ability to protect our inventions through issued patents;

●	the achievement of technological and product development milestones;

●	the market acceptance of our products;

●	our ability to successfully commercialize our products;

●	our ability to obtain regulatory approvals from the FDA and its foreign equivalents, if required;

●	industry environment, including our relationships with doctors, hospital administrators and government agencies;

●	exposure to potential liabilities resulting from claims, fines or penalties;

●	the effects of competition on our business;

●	possible or assumed tax status or treatment in any jurisdiction of operation;

●	the impact of pandemics on our business and financial condition, litigation and regulatory proceedings; and

●	those factors referred to in “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in this prospectus generally.

Forward-looking statements speak only as of the date they are made, and, except as required by applicable law, we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately $12.7 million (or approximately $14.8 million if the underwriter exercise in full its option to purchase additional ADSs), assuming a public offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed public offering price would increase or decrease our net proceeds from this offering by approximately $2.8 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase or decrease of 1,000,000 ADSs in the aggregate number of ADSs offered by us would increase or decrease our net proceeds from this offering by approximately $4.7 million, assuming that the assumed public offering price remains the same. The pro forma information discussed above is illustrative only and will depend on the actual public offering price, the actual number of ADSs offered by us and other terms of this offering determined at pricing.

We currently intend to use the net proceeds from this offering, together with our existing cash resources, as follows:

●	approximately $4.8 - $5.6 million for preclinical and early clinical research (phases I and II) and development in support of potential applications of our current product candidates;

●	approximately $4.2 - $4.9 million to conduct our planned Phase III trial for MesenCure in respiratory distress;

●	approximately $1.2 - $1.5 million to conduct our planned Phase III trial for BonoFill in treating maxillofacial bone defects; and

●	the remainder for working capital and general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term interest-bearing obligations and certificates of deposit.

Dividend Policy

We have never declared or paid dividends on our ordinary shares and do not intend to pay dividends on our ordinary shares or the ADSs in the foreseeable future. Our earnings and other cash resources will be used to continue the development and expansion of our business. Any future dividend policy will be determined by our Board of Directors and will be based upon conditions then-existing, including our results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions.

According to the Israeli Companies Law, a company may make “distributions”, as such term is defined in the Israeli Companies Law (which definition includes distribution of dividends and “acquisition”, as such term is defined in the Companies Law) only out of its “profits,” as such term is defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher.  Our Board of Directors is authorized to make distributions, provided that there is no reasonable concern that the distribution will prevent us from satisfying our existing and foreseeable obligations as they become due. “Profits”, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surplus, as evidenced by the most recent audited or reviewed financial statements prepared no more than six months prior to the date of distribution.

Notwithstanding the foregoing, even where there are no sufficient profits, distributions may be made with the approval of a court. In addition, for companies whose shares are traded outside of Israel, such as we will be following this offering, court approval is not required if the proposed distribution is in the form of an acquisition (which definition includes repurchasing our own shares), provided that we notify our creditors of the proposed acquisition and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the acquisition. In each case, we are only permitted to make the distribution if our Board of Directors and, if applicable, the court, determines there is no reasonable concern that such distribution will prevent us from satisfying our existing and foreseeable obligations as they become due.

If we pay any dividends on our ordinary shares, we will pay those dividends that are payable in respect of the underlying ordinary shares represented by the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See the section of this prospectus titled “Description of American Depositary Shares” for additional information.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares, including ordinary shares represented by the ADSs, in proportion to their respective holdings.  The right to share in our profits as well as liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Payment of dividends may be subject to Israeli withholding taxes. See “Material Tax Considerations—Israeli Tax Considerations” for additional information.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

●	on an actual basis; and

●

on a pro forma basis to give effect to: (i) the issuance of an aggregate of 31,006,250 ordinary shares at a price of NIS 0.16 (approximately $0.05) per share, along with warrants to purchase an aggregate of 15,503,125 ordinary shares sold in the November 2024 PIPE Transactions, which have not yet been issued, for total gross proceeds of NIS 4,961,000 (approximately $1,360,000), which were fully received during December 2024 and January 2025, and (ii) the issuance of an aggregate of approximately 46,523,781 ordinary shares along with warrants to purchase an aggregate of approximately 23,261,899 ordinary shares sold in the 2025/6 PIPE Transactions (excluding the Excluded PIPE Securities), which have not yet been issued, for total gross proceeds of NIS 17,040,353 (approximately $5,053,485), out of which NIS 14,690,353 (approximately $4,356,570) were received following June 30, 2025 (collectively, the “Pro Forma Adjustments”); and

●

on a pro forma as adjusted basis to give further effect to the issuance and sale of ordinary shares in the form of ADSs by us in this offering, based on an assumed initial public offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriter does not exercise its option to purchase additional ADSs in this offering

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
	Actual				Pro Forma		Pro Forma As Adjusted (1)
In thousands	NIS		USD - Convenience Translation		USD - Convenience Translation		USD- Convenience Translation
Cash and cash equivalents	1,197	(2)	355	(2)	4,712		17,453

Total liabilities	19,004		5,638		5,638		5,638
Equity attributed to shareholders of the Company:
Share capital and additional paid-in capital	303,898		90,124		90,124		102,865
Receipts on account of shares and warrants	7,047	(2)	2,090	(2)	6,447		6,447
Capital reserve from transactions with controlling shareholders	618		183		183		183
Capital reserve from options to employees and service providers	37,034		10,982		10,982		10,982
Accumulated deficit	(350,272)		(103,877)		(103,877)		(103,877)
Total shareholders’ equity	(1,675)		(498)		3,859		16,600
Total ordinary shares	1,167,925,311		1,167,925,311		1,245,455,342	(3)	1,335,455,342

(1)

Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, would increase (decrease) each of total shareholders’ (deficit) equity, total equity and total capitalization by $2.81 million. The pro forma and pro forma as adjusted information discussed above is illustrative only. Our total shareholders’ (deficit) equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

(2)	This figure includes the aggregate gross proceeds from the November 2024 PIPE Transactions and a portion of the gross proceeds from the First PIPE Transactions we received prior to June 30, 2025, in the total amount of NIS 7,311,000 (approximately $2,168,000). The issuances of the securities sold in the November 2024 PIPE and the First PIPE Transactions are subject to certain conditions that have not been met, and as such, such securities have not yet been issued. We expect to deliver the ordinary shares and accompanying warrants sold in the November 2024 PIPE Transactions and the First PIPE Transactions shortly after the completion of this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Principal Financing Arrangements” below.

(3)	This figure includes the ordinary shares issuable pursuant to the November 2024 PIPE Transactions and the 2025/6 PIPE Transactions (except for the Excluded PIPE Securities).

Since the Excluded PIPE Amount has not been received as of the date of this prospectus, the pro forma and pro forma as adjusted information above does not give effect to the sale of the Excluded PIPE Securities.

Dilution

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the pro forma net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

As of June 30, 2025, we had a historical net tangible book value deficiency of approximately $498,000, corresponding to a net tangible book value deficiency of approximately $0.0004 per ordinary share or $0.013 per ADS (using the ratio of 30 ordinary shares to one ADS). Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets, divided by the total number of our ordinary shares outstanding as of June 30, 2025, or 38,930,844, the total number of ADSs that would represent such total number of ordinary shares based on an ordinary share-to-ADS ratio of thirty-to-one.

Our pro forma net tangible book value as of June 30, 2025, after giving effect to the Pro Forma Adjustments, would have been approximately $3,859,000, or approximately $0.093 per ADS.

After giving further effect to the sale by us of 3,000,000 ADSs in this offering at an assumed offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been $16.6 million, representing a pro forma as adjusted net tangible book value of $0.012 per ordinary share or $0.373  per ADS (using the ratio of 30 ordinary shares to one ADS). This represents an immediate increase in net tangible book value of $0.009331 per ordinary share or $0.28 per ADS (using the ratio of 30 ordinary shares to one ADS) to existing shareholders and an immediate dilution of $0.154 per ordinary share or $4.627  per ADS (using the ratio of 30 ordinary shares to one ADS) to new investors purchasing ADSs in this offering. Dilution per ordinary share or ADS to new investors is determined by subtracting the pro forma as adjusted net tangible book value per ADS after this offering from the assumed offering price per ADS paid by new investors.

The following table illustrates this dilution to new investors purchasing ADSs in this offering.

Assumed public offering price per ADS		$5.00
Historical net tangible book value (deficiency) per ADS as of June 30, 2025	$(0.013)
Increase in net tangible book value per ADS attributable to the Pro Forma Adjustments	$0.106
Pro forma net tangible book value per ADS as of June 30, 2025	$0.093
Increase in pro forma net tangible book value per ADS attributable to new investors	$0.280
Pro forma as adjusted net tangible book value per ADS after this offering		$0.373
Dilution per ADS to new investors		$4.627

If the underwriter exercises in full its option to purchase an additional 450,000 ADSs, our pro forma as adjusted net tangible book value after this offering would be $0.01386  per ordinary share or $0.4159 per ADS (using the ratio of 30 ordinary shares to one ADS), representing an immediate increase in pro forma as adjusted net tangible book value of $0.00144 per ordinary share or $0.04305 per ADS (using the ratio of 30 ordinary shares to one ADS) to existing shareholders and immediate dilution of $0.1528 per ordinary share or $4.58405 per ADS (using the ratio of 30 ordinary shares to one ADS) to new investors participating in this offering, based on the assumed offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

Each $1.00 increase or decrease in the assumed public offering price would increase or decrease our pro forma as adjusted net tangible book value after this offering by $2.78, the pro forma as adjusted net tangible book value per ordinary share and per ADS after this offering by $0.00208 per ordinary share and $0.06234 per ADS, and the dilution to new investors participating in this offering by $0.93766, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase or decrease of 1,000,000 ADSs in the aggregate number of ADSs offered by us would increase or decrease our pro forma as adjusted net tangible book value after this offering by $4.68, the pro forma as adjusted net tangible book value per ordinary share and per ADS after this offering by $0.00342 per ordinary share and $0.1027 per ADS, and the dilution to new investors participating in this offering by $0.10271, assuming that the assumed public offering price remains the same. The pro forma and pro forma as adjusted information discussed above is illustrative only and will depend on the actual public offering price, the actual number of ADSs offered by us and other terms of this offering determined at pricing.

The following table summarizes, as of June 30, 2025, on the pro forma as adjusted basis described above, the number of ordinary shares (in the form of ADSs) purchased from us, the total consideration paid to us and the average price per ordinary share and per ADS paid by existing shareholders and by new investors purchasing ADSs in this offering. The table below is based on an assumed offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable if the underwriter exercises its option to purchase additional ADSs.

	Ordinary Shares Purchased		Total Consideration		Average Price per	Average
	Number	Percent	Amount (in thousands)	Percent	Ordinary Share	Price per ADS
Existing shareholders	1,245,455,342	93.26%	$96,571	86.56%	$0.0775	$2.33
New investors (treating each ADS as 30 ordinary shares)	90,000,000	6.74	15,000	13.44	0.1667	5.00

Total	1,335,455,342	100.0%	$111,571	100.0%

Each $1.00 increase or decrease in the assumed offering price of $5.0 per ADS, which represents the midpoint of the estimated price range of the ADSs set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $0.9 million and would increase or decrease the percentage of total consideration paid by new investors by 6.0%, assuming that the number of ADSs offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1,000,000 ADSs in the aggregate number of ADSs offered by us, as set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $5.0 million and would increase or decrease the percentage of total consideration paid by new investors by 33%, assuming no change in the assumed offering price per ADS.

If the underwriter exercises in full its option to purchase an additional 450,000 ADSs, the following will occur:

●

the percentage of our ordinary shares held by existing shareholders will decrease to 92.33% of the total number of our ordinary shares outstanding after this offering (including in the form of ADSs); and

●

the percentage of our ordinary shares (including in the form of ADSs) held by new investors will increase to approximately 7.67% of the total number of our ordinary shares outstanding after this offering.

The tables above are based on 1,167,925,311 ordinary shares outstanding as of June 30, 2025. The tables above exclude:

●	143,713,333 ordinary shares issuable upon the exercise of share options outstanding as of June 30, 2025 at a weighted average exercise price of NIS 0.54 (equivalent to approximately $0.16) per ordinary share;

●	3,150,000 ordinary shares reserved for issuance but not yet issued under our 2013 Stock Option Plan as of June 30, 2025;

●	59,155,600 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares outstanding as of June 30, 2025 at a weighted average exercise price of NIS 0.88 (equivalent to approximately $0.26) per ordinary share;

●	other than as noted above with respect to calculation based on the Pro Forma Adjustment, ordinary shares and warrants to purchase ordinary shares to be issued pursuant to the November 2024 PIPE Transactions and the 2025/6 PIPE Transactions; and

●	4,027,417 ordinary shares to be issued pursuant to service agreements entered into between the Company and its executive directors.

To the extent that share options or warrants are exercised or we issue additional ADSs in the future, including pursuant to the 2025/6 PIPE Transactions, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements based upon our current plans, expectations and beliefs that involve risks and uncertainties. See the section of this prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of this prospectus titled “Risk factors” and in other parts of this prospectus. You should carefully read the section titled “Risk factors” to gain an understanding of the factors that could cause actual results to differ materially from our forward-looking statements. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. The consolidated financial statements as of and for the six months ended June 30, 2025 and 2024 and as of and for the years ended December 31, 2024 and 2023 were prepared in accordance with IFRS, as issued by the IASB, which may differ in material respects from U.S. GAAP.

Overview

We are a clinical-stage biotechnology company focused on developing next-generation therapies. Our mission is to develop and deliver safe, effective, and affordable tissue engineering and cell therapy products that address severe conditions with limited treatment options. By leveraging our deep expertise and advancements in tissue engineering and cell therapy, we are developing BonoFill, a personalized, tissue-engineered bone graft, and MesenCure, an enhanced cell therapy for inflammation and tissue damage, which we believe may address significant unmet clinical and market needs.

To date, we have not generated any revenue, and we do not expect to generate significant revenue unless and until we obtain marketing approval of, and commercialize, our product candidates. As of June 30, 2025, we had an accumulated deficit of NIS 350.3 million (equivalent to approximately $103.9 million) and NIS 1.2 million (equivalent to approximately $355,000) in cash and cash equivalents. Our financing activities are described below under “Liquidity and Capital Resources”.

Our reporting currency and functional currency is the NIS. Unless otherwise indicated, U.S. dollar convenience translations of NIS amounts presented in this prospectus for the year ended December 31, 2024, as well as for the six-month period ended June 30, 2025, are translated using the Exchange Rate (i.e., a rate of NIS 3.372 to $1.00, the exchange rate reported by the Bank of Israel on June 30, 2025). These translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of any date.

Components of Operating Results

Operating Expenses

Our current operating expenses consist of two components: research and development expenses and general and administrative expenses. To date, we have not generated any revenues.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and related personnel expenses, laboratory supplies, office maintenance, the cost of third-party clinical consultants and expenses related to conducting clinical and preclinical trials, share-based compensation expenses, depreciation of our fixed assets, and other related research and development expenses. All research and development expenses are recognized in the statement of comprehensive loss as incurred.

Our research and development expenses are presented for all our product candidates together in the aggregate, although BonoFill and MesenCure, our leading product candidates, consume most of our research and development resources. We are unable to present our research and development expenses during each period presented separately for each product indication because we do not maintain segregated records of our research and development by product.

We expect that our research and development expenses will materially increase as we plan to expand our clinical activity and clinical trials in the near future.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses, director remuneration, share-based compensation expense, professional service fees for accounting, legal, and intellectual property, facilities, and other general and administrative expenses.

Financial Expenses, net

Our current financial expenses and income consist of exchange rate differences, revaluation of derivative instruments, interest expenses on lease liabilities and financial income from deposits and revaluation of securities. Our current activity is mainly in NIS, and we are exposed to risks of foreign exchange rate fluctuations, primarily because some of our cash reserves are in dollars. When our clinical trials in the United States start and this offering is completed, our exposure to such risks of fluctuations will increase. At this stage we do not possess any hedging instruments.

The following table discloses the breakdown of research and development expenses:

In thousands	Year ended December 31,			Six-month period ended June 30,
	2023	2024	2024	2024	2025	2025
	NIS		USD- Convenience Translation	NIS		USD- Convenience Translation
Payroll and other employee -related expenses	10,834	10,260	3,043	5,570	4,271	1,267
Trials and regulation	1,318	1,096	325	743	208	62
Materials	2,952	2,509	744	1,800	642	190
Office maintenance	799	932	276	442	405	120
Share-based payment expenses	806	833	247	576	203	60
Depreciation and amortization	1,639	1,669	495	831	828	246
Other	265	306	91	242	102	30
Total	18,613	17,605	5,221	10,204	6,659	1,975

The following table discloses the breakdown of general and administrative expenses:

In thousands	Year ended December 31,			Six-month period ended June 30,
	2023	2024	2024	2024	2025
	NIS		USD- Convenience Translation	NIS		USD- Convenience Translation
Payroll and other employee -related expenses	5,873	5,627	1,669	2,928	2,950	875
Directors’ remuneration	202	155	46	79	77	23
Levies and insurance	581	401	119	216	184	55
Professional fees	960	807	239	320	669	198
Legal and patents	927	525	156	224	260	78
Depreciation and amortization	1,122	1,124	333	561	551	163
Share-based payment expenses	639	795	236	492	294	87
Lease and related expenses	676	641	190	324	205	61
Other	197	156	46	95	412	121
Total	11,177	10,231	3,034	5,239	5,602	1,661

Comparison of the six-month period ended June 30, 2025 to the six-month period ended June 30, 2024

Results of Operations

In thousands	Six-month period ended June 30,
	2024	2025	2025
	NIS		USD- Convenience Translation
Research and development expenses	10,204	6,659	1,975
General and administrative expenses	5,239	5,602	1,661
Operating loss	15,443	12,261	3,636
Financial expenses	410	445	132
Financial income	(875)	(38)	(11)
Net comprehensive loss	14,978	12,668	3,757

Research and development expenses

Our research and development expenses for the six-month period ended June 30, 2025 amounted to NIS 6.7 million (approximately $2.0 million), reflecting a decrease of NIS 3.5 million, or 34.7%, compared to NIS 10.2 million for the six-month period ended June 30, 2024. The decrease is primarily attributable to (1) a decrease of NIS 1.3 million in payroll and other employee-related expenses due to a reduction in workforce, and (2) a decrease of NIS 1.2 million in materials expenses.

Our research and development expenses are highly dependent on the development phases of our projects and can therefore fluctuate from period to period.

General and administrative expenses

Our general and administrative expenses amounted to approximately NIS 5.6 million (approximately $1.7 million) for the six-month period ended June 30, 2025, representing an increase of NIS 363,000, or 6.9%, compared to approximately NIS 5.2 million for the six-month period ended June 30, 2024. This immaterial increase is primarily attributable to (1) an increase of NIS 349,000 in professional fees, and (2) an increase of NIS 318,000 in other expenses due to modification of share-based compensation granted to controlling party and others, offset by a decrease in other share-based compensation expenses of $198,000.

Operating loss

As a result of the foregoing, our operating loss for the six-month period ended June 30, 2025 was approximately NIS 12.3 million (approximately $3.6 million), compared to an operating loss of approximately NIS 15.4 million for the six-month period ended June 30, 2024, a decrease of NIS 3.2 million, or 20.6%.

Financial expenses

Financial expenses consisted mainly of interest expenses on lease liabilities and expenses from exchange rates.

We recognized financial expenses of approximately NIS 445,000 (approximately $132,000) for the six-month period ended June 30, 2025, compared to financial expenses of approximately NIS 410,000 for the six-month period ended June 30, 2024. This immaterial increase is primarily attributable to a change in exchange rate of the dollar to NIS during the six-month period ended June 30, 2025, which generated financial expenses from our cash dollar balance.

Financial income

Financial income consisted mainly of financial income from deposits and revaluation of securities.

We recognized financial income of approximately NIS 38,000 (approximately $11,000) for the six-month period ended June 30, 2025, compared to financial income of approximately NIS 875,000 for the six-month period ended June 30, 2024. The decrease is primarily attributable to (1) a decrease in interest income from deposits caused by a decrease in deposits balance, and (2) an income resulting from changes in the exchange rate of the dollar to NIS during the six-month period ended June 30, 2024, compared to expenses resulting from changes in the exchange rate of the dollar to NIS during the six-month period ended June 30, 2025.

Comprehensive loss

As a result of the foregoing, our net comprehensive loss for the six-month period ended June 30, 2025, was approximately NIS 12.7 million (approximately $3.8 million), compared to approximately NIS 15.0 million for the six-month period ended June 30, 2024, a decrease of approximately NIS 2.3 million, or 15.4%.

Comparison of the year ended December 31, 2024 to the year ended December 31, 2023

Results of Operations

	Year ended December 31,
	2023	2024	2024
In thousands	NIS		USD- Convenience Translation
Research and development expenses	18,613	17,605	5,221
General and administrative expenses	11,177	10,231	3,034
Operating loss	29,790	27,836	8,255
Financial expenses	879	818	243
Financial income	(2,140)	(828)	(246)
Net comprehensive loss	28,529	27,826	8,252

Research and development expenses

Our research and development expenses for the year ended December 31, 2024 amounted to approximately NIS 17.6 million (equivalent to approximately $5.2 million), representing a decrease of NIS 1.0 million, or 5.4%, compared to approximately NIS 18.6 million for the year ended December 31, 2023. The decrease is primarily attributable to (1) a decrease of NIS 600,000 in payroll and other employee-related expenses due to a reduction in workforce during the year 2024 and a reduction in provision for accrued vacation and (2) a decrease of NIS 400,000 in materials expenses.

Our research and development expenses are highly dependent on the development phases of our projects and can therefore fluctuate from period to period.

General and administrative expenses

Our general and administrative expenses amounted to approximately NIS 10.2 million (equivalent to approximately $3.0 million) for the year ended December 31, 2024, representing a decrease of NIS 900,000, or 8.5%, compared to approximately NIS 11.2 million for the year ended December 31, 2023. The decrease is primarily attributable to (1) a decrease of NIS 400,000 in legal and patent expenses, (2) a decrease of NIS 200,000 in payroll and other employee-related expenses and (3) a decrease of NIS 200,000 in levies and insurance expenses.

Operating loss

As a result of the foregoing, our operating loss for the year ended December 31, 2024 was NIS 27.8 million (equivalent to approximately $8.3 million), compared to an operating loss of NIS 29.8 million for the year ended December 31, 2023, a decrease of NIS 2.0 million, or 6.6%.

Financial expenses

Financial expenses consisted mainly of interest expenses on lease liabilities.

We recognized financial expenses of approximately NIS 818,000 (equivalent to approximately $243,000) for the year ended December 31, 2024, compared to financial expenses of NIS 879,000 for the year ended December 31, 2023. The decrease is primarily due to lower interest expenses on lease liabilities.

Financial income

Financial income consisted mainly of financial income from deposits and income from exchange rates.

We recognized financial income of NIS 828,000 (equivalent to approximately $246,000) for the year ended December 31, 2024, compared to financial income of NIS 2.1 million for the year ended December 31, 2023. The decrease is primarily due to a decrease in deposits balance.

Comprehensive loss

As a result of the foregoing, our net comprehensive loss for the year ended December 31, 2024 was approximately NIS 27.8 million (equivalent to approximately $8.3 million), compared to approximately NIS 28.5 million for the year ended December 31, 2023, a decrease of NIS 0.7 million or 2.5%.

Critical Accounting Policies and Estimates

We describe our material accounting policies and significant accounting estimates in Notes 2 and 3 to our audited consolidated financial statements for the year ended December 31, 2024 contained elsewhere in this prospectus. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS Accounting Standards as issued by the IASB. At the time of the preparation of the financial statements, our management is required to use significant accounting judgments which affect the application of the accounting policy and the amounts reported for assets, obligations, and expenses. Any judgment is continually reviewed. The changes to the accounting estimates are credited during the period in which the change to the estimate is made.

Liquidity and Capital Resources

Overview

Since the commencement of our operations in the development of therapeutic biotechnology solutions, we have primarily financed our activities through proceeds from the issuance of our equity securities. In particular, from January 1, 2024 through June 30, 2025, we funded our operations using our available cash resources, together with approximately NIS 7.1 million (equivalent to approximately $2.1 million) raised through the sale of equity securities to various investors. As of June 30, 2025, we had NIS 1.2 million (equivalent to approximately $400,000) in cash and cash equivalents. Between July 1, 2025 and the date of this prospectus, we have received an additional aggregate amount of approximately NIS 14.2 million (equivalent to approximately $4.2 million) through the 2025/6 PIPE Transactions.

We currently maintain our cash in investments in NIS money market funds that are not restricted in use with extremely low-risk and cash in dollars, in each case, with a major Israeli bank. Such investments allow us the flexibility to support our current activities, where we incur most of our expenses in NIS, and our future activities, which we expect will entail additional expenses in dollars, especially as we commence clinical trials in the United States.

Cash Flows

The table below presents our cash flows for the years ended December 31, 2024 and 2023 and for the six-month periods ended June 30, 2025 and 2024.

In thousands	Year ended December 31,			Six-month period ended June 30,
	2023	2024	2024	2024	2025	2025
	NIS		USD- Convenience Translation	NIS		USD- Convenience Translation
Operating activities	(26,397)	(21,374)	(6,339)	(11,119)	(8,047)	(2,386)
Investing activities	(14,257)	12,653	3,752	12,731	(4)	(1)
Financing activities	(1,155)	2,552	757	(621)	2,475	734
Net increase (decrease) in cash and cash equivalents	(41,809)	(6,169)	(1,830)	991	(5,576)	(1,653)

Operating Activities

Net cash used in operating activities of NIS 8.0 million (approximately $2.4 million) during the six-month period ended June 30, 2025, was primarily used for research and development expenses and general and administrative expenses.

Net cash used in operating activities of NIS 11.1 million during the six-month period ended June 30, 2024, was primarily used for research and development expenses and general and administrative expenses.

Net cash used in operating activities of NIS 21.4 million (equivalent to approximately $6.3 million) during the year ended December 31, 2024, reflects primarily cash-based research and development expenses and general and administrative expenses.

Net cash used in operating activities of NIS 26.4 million during the year ended December 31, 2023, reflects primarily cash-based research and development expenses and general and administrative expenses.

Investing Activities

Net cash used in investing activities of NIS 4,000 (approximately $1,000) during the six-month period ended June 30, 2025, primarily reflected purchase of property, plant and equipment.

Net cash provided by investing activities of NIS 12.7 million during six-month period ended June 30, 2024, primarily reflected withdrawal of short-term deposits offset by purchase of property, plant and equipment.

Net cash provided by investing activities of NIS 12.7 million (equivalent to approximately $3.8 million) during the year ended December 31, 2024, primarily reflected withdrawal of short-term deposits, offset by the purchase of property, plant and equipment.

Net cash used in investing activities of NIS 14.3 million during the year ended December 31, 2023, primarily reflected investment in short-term deposits and purchase of property, plant and equipment.

Financing Activities

Net cash provided by financing activities of NIS 2.5 million (approximately $734,000) during the six-month period ended June 30, 2025, primarily reflected receipts on account of shares and warrants to be issued offset by repayment of lease liability.

Net cash used in financing activities of NIS 621,000 during the six-month period ended June 30, 2024, primarily reflected repayment of lease liability.

Net cash provided by financing activities of NIS 2.6 million (equivalent to approximately $757,000) during the year ended December 31, 2024, primarily reflected receipts on account of shares and warrants to be issued offset by repayment of lease liability.

Net cash used in financing activities of NIS 1.2 million during the year ended December 31, 2023, primarily reflected repayment of lease liability.

Principal Financing Arrangements

Since January 1, 2022, we have engaged in the following principal financing activities:

●

November 2024 PIPE Transactions. On November 30, 2024, our Board of Directors approved the entry into investment agreements with five investors (which were executed on various dates, between November 29, 2024 and November 30, 2024), on substantially identical terms for each investment (together, the “2024 Investment Agreement”), for a private placement totaling NIS 4,961,000 in gross proceeds (the “Consideration”). Pursuant to the 2024 Investment Agreement, we agreed to issue the investors a total of 31,006,250 ordinary shares at a price of NIS 0.16 (approximately $0.05) per share, along with 15,503,125 non-tradable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.25 (approximately $0.07) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. The issuance of the ordinary shares and warrants pursuant to the 2024 Investment Agreement is subject, among other things, to the approval of the TASE for the listing of the shares and the shares underlying the warrants (the “TASE Listing Approval”), and the ordinary shares and the warrants have not yet been issued. We received NIS 3,961,000 (approximately $1,086,000) in December 2024 for the purchase of 24,756,250 ordinary shares and accompanying warrants, and the balance of NIS 1,000,000 (approximately $274,000) in January 2025 for the purchase of 6,250,000 ordinary shares and accompanying warrants.

●

First PIPE Transactions. Our Board of Directors approved (i) on May 8, 2025, our entry into investment agreements with five investors (which were executed on various dates, between March 12, 2025 and May 7, 2025) for a private placement totaling NIS 2,350,000 in gross proceeds, and (ii) on July 2, 2025, our entry into investment agreements with seven investors (which were executed on various dates, between June 29, 2025 and July 2, 2025), for a private placement totaling NIS 3,412,664 in gross proceeds, on substantially identical terms for each investment (together, the “First PIPE Investment Agreement”). Pursuant to the First PIPE Investment Agreement, we agreed to issue the investors (i) with respect to the investments approved in May 2025 - a total of 9,038,462 ordinary shares at a price of NIS 0.26 (approximately $0.08) per share (the “First PIPE PPS”), along with 4,519,233 non-tradeable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.36 (approximately $0.11) per share (the “First PIPE Exercise Price”), for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement, and (ii) with respect to the investments approved in July 2025 - a total of 13,125,631 ordinary shares at the First PIPE PPS, along with 6,562,816 non-tradeable warrants, each of which may be exercised into one ordinary share at the First PIPE Exercise Price, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. The issuance of the ordinary shares and warrants pursuant to the First PIPE Investment Agreement is subject, among other things, to the TASE Listing Approval, and the ordinary shares and the warrants have not yet been issued. As of the date of this prospectus, the full gross proceeds of the First PIPE Transactions have been received.

●	Second PIPE Transactions:

o

July-November 2025 PIPE Transactions. On November 28, 2025, our Board of Directors approved our entry into investment agreements with three investors (which were executed on various dates, between July 15, 2025 and November 26, 2025) for a private placement totaling NIS 1,839,950 in gross proceeds, on substantially identical terms for each investment (together, the “July-November 2025 PIPE Investment Agreement”). Pursuant to the July-November 2025 PIPE Investment Agreement, we agreed to issue the investors a total of 5,110,972 ordinary shares at a price of NIS 0.36 (approximately $0.11) per share, along with 2,555,487 non-tradeable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.50 (approximately $0.15) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. The issuance of the ordinary shares and warrants pursuant to the July-November 2025 PIPE Investment Agreement is subject, among other things, to the TASE Listing Approval, and the ordinary shares and the warrants have not yet been issued. As of the date of this prospectus, the full gross proceeds of the July-November 2025 PIPE have been received.

o	November 2025 PIPE Transactions. On November 28, 2025, our Board of Directors also approved our entry into investment agreements with four investors (which were executed on various dates, between November 5, 2025 and November 26,2025) for a private placement totaling approximately NIS 1,425,729 in gross proceeds, on substantially identical terms for each investment (the “November 2025 PIPE Investment Agreement”). Pursuant to the November 2025 PIPE Investment Agreement, we agreed to issue the investors a total of 4,752,430 ordinary shares at a price of NIS 0.30 (approximately $0.09) per share, along with 2,376,216 non-tradeable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.40 (approximately $0.12) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. The issuance of the ordinary shares and warrants pursuant to the November 2025 PIPE Investment Agreement is subject, among other things, to the TASE Listing Approval and the ordinary shares and the warrants have not yet been issued. As of the date of this prospectus, the full gross proceeds of November 2025 PIPE Transactions have been received.

o	2026 PIPE Transactions. Between January and March 2026, our Board of Directors approved our entry into investment agreements with twenty investors (which were executed on various dates, between January 5, 2026 and March 15, 2026, including an amendment to an agreement originally executed in October 2025) for a private placement totaling approximately NIS 12,320,010 in gross proceeds on substantially identical terms for each investment, other than price per share and exercise price, as described below (together, the “2026 PIPE Investment Agreement”). Pursuant to the 2026 PIPE Investment Agreement, we agreed to issue the investors a total of approximately 21,670,431 ordinary shares at a price per share ranging from NIS 0.40 (approximately $0.12) to NIS 0.63 (approximately $0.19), along with warrants to purchase an aggregate of approximately 10,834,817 ordinary shares with an exercise price per share ranging from NIS 0.55 (approximately $0.16) to NIS 0.80 (approximately $0.24). Out of the total gross proceeds raised in the 2026 PIPE Transactions, (i) an aggregate of 400,000 ordinary shares were sold at a price of NIS 0.40 (approximately $0.12) per share along with warrants to purchase an aggregate of 200,000 ordinary shares at an exercise price of NIS 0.55 (approximately $0.16) per ordinary share, (ii) an aggregate of approximately 4,141,724 ordinary shares were sold at a price of NIS 0.47 (approximately $0.14) per share along with warrants to purchase an aggregate of approximately 2,070,864 ordinary shares at an exercise price of NIS 0.58 (approximately $0.17) per ordinary share, (iii) an aggregate of approximately 408,163 ordinary shares were sold at a price of NIS 0.49 (approximately $0.15) per share along with warrants to purchase an aggregate of approximately 204,082 ordinary shares at an exercise price of NIS 0.59 (approximately $0.17) per ordinary share, (iv) an aggregate of 926,400 ordinary shares were sold at a price of NIS 0.50 (approximately $0.15) per share along with warrants to purchase an aggregate of 463,200 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (v) an aggregate of approximately 2,876,364 ordinary shares were sold at a price of NIS 0.55 (approximately $0.16) per share along with warrants to purchase an aggregate of approximately 1,438,182 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (vi) an aggregate of 2,722,069 ordinary shares were sold at a price of NIS 0.58 (approximately $0.17) per share along with warrants to purchase an aggregate of 1,361,035 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, (vii) an aggregate of approximately 847,458 ordinary shares were sold at a price of NIS 0.59 (approximately $0.17) per share along with warrants to purchase an aggregate of approximately 423,729 ordinary shares at an exercise price of NIS 0.75 (approximately $0.22) per ordinary share, and (viii) an aggregate of approximately 9,348,254 ordinary shares were sold at a price of NIS 0.63 (approximately $0.19) per share along with warrants to purchase an aggregate of approximately 4,673,725 ordinary shares at an exercise price of NIS 0.80 (approximately $0.24) per ordinary share. All the warrants are exercisable from the date of the issuance until the second anniversary of the date of the applicable investment agreement. As of the date of this prospectus, we have not received the Excluded PIPE Amount, and, consequently, the exact number of ordinary shares and warrants issuable in the 2026 PIPE Transactions will be determined based on the dollar/NIS exchange rate at the time that we receive all the proceeds therefor.

We expect to deliver the ordinary shares and accompanying warrants sold in the November 2024 PIPE Transactions and 2025/6 PIPE Transactions shortly after the completion of this offering (in the case of the Excluded PIPE Securities, pending receipt of the full Excluded PIPE Amount).

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows.

Exposure to Currency Fluctuations

As of June 30, 2025, (i) approximately 70% of our cash and cash equivalents was held as cash in a bank in dollars, (ii) approximately 30% of our cash and cash equivalents was held as cash in a bank in NIS.

At this time, our operations primarily involve incurring expenses, including salaries for employees in Israel, consultants’ fees, rent for our facilities, the purchase of raw materials and equipment, and other operational costs. The vast majority of these expenses are paid in NIS, with only a minor portion settled in other currencies, primarily U.S. dollars. The primary source of funding for our operations is capital raising. Under these circumstances, as long as we do not generate revenue, fluctuations in currency exchange rates are not expected to have a material long-term impact on our operating results. Consequently, currently, we do not utilize any hedging instruments to mitigate exchange rate risks. However, these historical figures may not be indicative of future exposure. As our activities in the United States and other territories expand, including the initiation of clinical trials in the United States, as well as additional activities related to the listing and trading of our securities on Nasdaq upon completion of this offering, the proportion of expenses incurred with entities outside of Israel, primarily in the United States, denominated in U.S. dollars and other currencies, is expected to gradually increase. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Liquidity Risk and Outlook

In the past several years, we have financed our operations primarily through proceeds from issuance of our equity securities. We have incurred losses and generated negative cash flows from operations since April 2012, and have negative working capital. Since that date, we have not generated any revenue from the sale of our products and no assurance can be given as to when and if we will generate revenues from the sale of our products.

As of June 30, 2025, our cash and cash equivalents were NIS 1.2 million (equivalent to approximately $355,000). At this stage, the financial resources available to us are not sufficient to implement our business plans for the next 12 months. However, we believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our planned operations through at least the next 12 months following the date of this offering. However, we will likely need to raise additional funds in order to complete the research and development of and commence commercialization of our leading products candidates. There can be no assurance that such additional funding will be available on commercially reasonable terms, or at all.

Our current and future activities, as well as the resources that may be required to fund them, depend on many factors, both internal and external, including, among other things, the progress, timing and completion of clinical trials; the costs related to obtaining regulatory approval for BonoFill, MesenCure and any of our other product candidates, and any delays we may encounter as a result of regulatory requirements or adverse clinical trial results with respect to any of these product candidates; selling, marketing and patent-related activities undertaken in connection with the approval and commercialization of BonoFill, MesenCure and any of our other product candidates, and costs involved in the development of an effective sales and marketing organization; and revenues we may derive either directly or in the form of royalty payments from future sales of BonoFill, MesenCure and any other product candidates. For more information as to the risks associated with our future funding needs, see “Risk Factors - Risks Related to Our Financial Condition and Capital Requirements” above.

Principal Capital Expenditure and Divestitures

During the six months ended June 30, 2025, no capital expenditures were made, compared to NIS 180,000 during the six months ended June 30, 2024, primarily used for production facility and related equipment.

We do not have any significant capital expenditures in progress. We did not effect any principal divestitures in the past three years.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements and we did not have any off-balance sheet arrangements as of and for the years ended December 31, 2024 and 2023 and as of and for the six-month period ended June 30, 2025 that have or are reasonably likely to have a material impact on our current or future financial position.

We also have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our ordinary shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements included elsewhere in this prospectus. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contractual Obligations and Commitments

As of June 30, 2025, we did not have any material contractual obligations and commitments, other than our contractual obligations with respect to our lease payments under the lease for our facilities (see under “Business – Facilities” below).

Research and Development

The largest component of our total operating expenses has historically been, and we expect will continue to be, research and development. Our research and development efforts in the past three years consisted primarily of conducting clinical and preclinical trials, including engagement with third parties, consisting of subcontractors, suppliers and consultants that conduct formulation development, regulatory activities and preclinical studies. See also above under “Operating Results - Research and Development Expenses.”

Due to the inherently unpredictable nature of preclinical and clinical development, we are unable to estimate with certainty the costs we will incur and the timelines that will be required in the continued development and approval of our product candidates. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. See “Risk Factors—Risks Related to the Research and Development of Our Product Candidates.”

Trend Information

Other than as described above under “Liquidity and Capital Resources” and elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the period from January 1, 2024 through the date of this prospectus that are reasonably likely to have a material adverse effect on our operating results, liquidity or capital resources, or that caused the financial information to be not necessarily indicative of future operating results or financial condition.

Business

Overview

We are a clinical-stage biotechnology company focused on developing next-generation therapies. Our mission is to develop and deliver safe, effective, and affordable tissue engineering and cell therapy products that address severe conditions with limited treatment options. By leveraging our deep expertise and advancements in tissue engineering and cell therapy, we are developing BonoFill, a personalized, autologous tissue-engineered live-human bone graft, and MesenCure, an enhanced allogeneic cell therapy for inflammation and tissue damage, both of which, we believe, may address significant unmet clinical and market needs.

Cell and cell-based therapies, in which therapeutic cells are combined with other modalities, such as scaffolds for tissue engineering, are categorized based on the cells’ origin. Autologous (or self-derived) treatments utilize the patient’s own cells, whereas allogeneic treatments employ cells from external healthy human donors. While autologous cell therapies, especially those harnessing the patient’s immune cells, are predominantly utilized in cancer treatment (immunotherapy), autologous, non-immune cell therapies, mostly involving MSCs and induced pluripotent stem cells, are under extensive investigation for their potential to repair damaged tissue such as bone, cartilage, heart muscle, and more. Within this field of autologous, non-immune cell therapies, our primary focus is on bone regeneration, with the potential to expand in the future to broader applications of MSC-based tissue engineering. Allogeneic cell therapies, particularly those involving MSCs, are being explored for treating various diseases characterized by excessive immune system activity. This is also an area of focus for us.

Our research and development efforts within this cell and cell-based therapy space have yielded our two leading product candidates:

●	BonoFill is a personalized, tissue-engineered, potentially injectable live-human bone graft derived from patient cells for bone tissue regeneration, which exemplifies the application of autologous cells. BonoFill is designed to address the limitations of existing bone regeneration and reconstruction therapies. This innovative cell-based product candidate combines cells on a three-dimensional (3D) biocompatible and bioactive mineral scaffold cultivated using our proprietary bioreactor growth system. The result is a live bone graft grown ex vivo (outside the human body), which is intended to be tailored to each patient’s unique biological, physical, and clinical needs. The manufacturing process of BonoFill takes approximately two weeks from receiving the patient cell sample. By leveraging the natural compatibility of autologous cells with the patient’s body, BonoFill aims to optimize treatment outcomes, minimize immune reactions, and eliminate the risk of graft failure. We have completed a Phase II trial for treating maxillofacial bone defects in the upper and lower jaws for sinus augmentation and void filling using BonoFill in Israel, and we intend to submit an IND application to the FDA and, subject to regulatory clearance, launch a Phase III clinical trial for such maxillofacial indication in the United States in 2026. A second, multi-center Phase II study to treat limb bone defects using BonoFill in long and short bones incapable of self-healing or untreatable by standard techniques is ongoing in Israel, and we expect to complete enrollment in this study in 2026; and

●	MesenCure, an enhanced investigational allogeneic cell therapy designed for treating inflammation and tissue damage, is initially seeking indication as an adjunct therapy to standard of care for treating respiratory distress, including ARDS, a life-threatening condition caused by the lungs’ inability to adequately oxygenate the body. The active pharmaceutical ingredient in MesenCure is an innovative composition of allogeneic cells derived from healthy donor adipose tissue MSCs through a proprietary process designed to enhance the MSCs’ therapeutic potential. Currently in development to be administered in up to three doses, these cells are designed to target the lungs, presumably leveraging multiple pleiotropic mechanisms to counteract inflammation and foster lung tissue regeneration, with the potential to address the multifaceted pathology of acute lung injury (ALI) and subsequent respiratory distress. In 2022, we completed in Israel a multi-center Phase II study of MesenCure in treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia (pulmonary manifestations in severe COVID-19 patients). In February 2025, the FDA cleared our IND application for MesenCure after removing a clinical hold that had been imposed prior to the initiation of the clinical trial, thereby permitting us to proceed with a Phase III clinical trial to test the safety and efficacy of MesenCure for treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia (pulmonary manifestations in severe COVID-19 patients). We are working to broaden the scope of this Phase III clinical trial to test the safety and efficacy of MesenCure for treating respiratory distress from all causes, including ARDS patients. Pending the FDA’s clearance of the amendment of the clinical protocol to include the broader indication, we plan to launch a Phase III clinical trial to test MesenCure for treating respiratory distress from all causes, including ARDS patients, in 2026.

To date, all our clinical trials were conducted in Israel under the oversight of the Israeli Ministry of Health.

Beyond our two leading product candidates and their primary applications, we are working to expand our portfolio within the cell therapy and tissue engineering space through ongoing preclinical research and development efforts.

Our Pipeline

The following table summarizes our clinical development pipeline, detailing each investigational product candidate along with its respective application and latest stage of development:

Product Candidate	Indication(s) / Condition(s)	Preclinical	Phase I/II	Phase III
BonoFill	Maxillofacial bone defects in the upper and lower jaw bones	Completed	● Completed Phase II in 2024 for sinus augmentation and void filling	● Initiation is planned for 2026
	Defects in long and short limb bones incapable of self-healing or untreatable by standard techniques	Completed	● Phase II ongoing; completion of enrollment expected in 2026 ● Phase II interim results expected in 2026; final results expected in 2027	● Initiation is planned for 2028
MesenCure	Respiratory distress	Completed	● Completed Phase II in 2022 for treating pulmonary manifestations of COVID in severely ill patients	● IND clearance for a Phase III study in respiratory distress related to COVID-19 granted by the FDA in February 2025. Initiation of study in all-cause respiratory distress is planned for 2026

In addition, we intend to expand our preclinical efforts to explore the development of additional indications in cell and cell-based therapy space, including (1) BonoFill as a potential treatment to strengthen bones and reduce fracture risk in patients with osteoporosis or low bone density as well as additional applications in the spine and for joint reconstruction; (2) MesenCure for potential applications in acute or chronic kidney diseases (CKD), osteoarthritis (OA, via local administration), and cytokine release syndrome (CRS), which is a common and often severe side effect of cancer immunotherapies; and (3) additional tissue engineering solutions, including cartilage regeneration.

Our Markets and Opportunities

BonoFill

When bones are severely damaged following trauma, disease, or congenital defects, presenting with sizeable bone losses or inability to heal properly, bone grafting is often required to assist in their repair. The currently available primary bone grafting options for treating such bone defects are (1) autologous bone grafting, or autografting, in which bones are taken from the patient’s own body and transplanted to the damaged site, and (2) implementing BGS products, such as allografts and CBMs obtained from human cadavers, xenografts (bones harvested from animals) and synthetic materials, including biomaterials-based bone substitutes and recombinant protein-based growth factors.

Autografting is currently considered the SOC for treating sizable and otherwise non-healing bone defects. However, despite their widespread use, autografts present several limitations, such as long surgery times, lengthy hospitalization for post-operation recovery, extended follow-up due to slow healing, and the need for additional procedures and revision surgeries due to potential complications. In many cases, there is not enough bone to harvest from the donor site, or the donor-site bone does not have the suitable structure or quality to match the defect size, further limiting the applicability of this treatment option. To our knowledge, outside of clinical testing, we are unaware of any other company offering personalized, tissue-engineered bone grafts built from autologous cells for autografting.

BGS products also present several inherent limitations. While available off-the-shelf, BGS products are generally limited to relatively small bone gaps or defects and considered unsuitable for treating sizable bone defects. The limitation of BGS products in treating sizable bone defects is associated with such products typically not providing all four critical functions essential for effective bone regeneration, which include osteoconduction (providing a mineral scaffold to support bone growth), osteoinduction (stimulating cells to drive new bone formation), osteogenesis (promoting the formation of new bone), and osseointegration (ensuring the graft integrates seamlessly with surrounding bone tissue). Nevertheless, BGS products may be used in treating sizable bone defects despite such limitations due to limited availability of better alternatives. The market for BGS products is dominated by major biomedical companies such as Medtronic Plc, DePuy Synthes (a J&J company), Zimmer Biomet Holdings Inc., Stryker Corporation, Integra LifeSciences Holdings Corp, Wright Medical Group N.V., and NuVasive, Inc. To our knowledge, none of the companies manufacturing BGS products are significantly active in bone tissue engineering. We are aware of three companies that are currently active in the clinical development of cell therapies and tissue-engineered bone graft products: Novadip Biosciences S.A, EpiBone Inc., and Laboratorios Salvat, S.A. Although these companies are targeting either smaller bone defects or different indications than BonoFill, these companies may still emerge in the future with products that may potentially compete with BonoFill.

Because we designed BonoFill to provide all four essential functions required for effective bone regeneration, we believe that, if approved for marketing, it may offer advantages over products that are not designed or capable of providing all of these functions. By leveraging cells derived from the patient’s adipose tissue and thereby eliminating the need for bone harvesting, we believe BonoFill may offer a potentially more efficient, patient-friendly, and provider-friendly alternative to autografting. Additionally, its standardized composition and relative ease of application may further enhance its advantages. Based on the potential benefits BonoFill may offer compared to the existing BGS products and autografting if approved for marketing, we believe BonoFill could be integrated into the SOC for non-emergency, elective bone grafting procedures.

Based on our internal estimates (informed in part by industry reports and literature as well as consultations with KOLs in the relevant therapeutic areas), we believe the combined total addressable market (TAM) opportunity in the United States for BonoFill in the orthopedic and CMF applications, including dental applications, for which we are currently conducting clinical trials, to be approximately $25.0 billion in 2030 when factoring in the savings opportunity offered by BonoFill if integrated with the current SOC. As described in more detail below, we considered certain key components and made several assumptions in our internal estimation of such market opportunity, including our assessment of the target patient population undergoing elective bone grafting procedures in the United States based on industry reports and the estimated potential direct savings to the U.S. healthcare systems from adopting BonoFill, if regulatory approvals for marketing thereof are obtained. For the risks associated with our estimated market opportunity, see also above under “Risk Factors- If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.”

Key Components and Assumptions in Assessing the TAM Opportunity for BonoFill

We estimated the TAM opportunity in the United States for BonoFill based on our internal assessment of the potential savings opportunity offered by BonoFill. This is based on the premise that the current SOC is a procedure and our belief that integrating BonoFill into the current SOC, if regulatory approvals are obtained, has the potential to introduce direct cost savings to the healthcare system by eliminating the need for bone harvesting and reducing the intensity and duration of hospitalization typically associated with autografting.

According to the DRG Report, approximately 5.5 million bone grafting procedures are projected to be performed in the United States by 2027. Based on the CAGR we derived from the DRG Report and various assumptions of the management (drawing from our review and analysis of available literature) regarding population aging, the increasing prevalence of conditions that impair bone quality and natural healing, such as diabetes, osteoporosis, and low bone density, the rising demand for minimally invasive surgeries, an increasing incidence of road and sports-related trauma, improved patient compliance, and the broader availability of advanced treatment options, we estimate that the total number of bone grafting procedures in the United States will grow, by 2030, to approximately 6.5 million, comprised of approximately 4.4 million dental and 2.1 million non-dental procedures. We project that approximately 30% of the 2.1 million non-dental bone grafting procedures (655,000 in 2030, based on our projection) will involve autografting. While we do not believe the precise number of autografting procedures in dental applications can be reliably projected, autografting is currently considered the gold standard in this segment. Therefore, we assume autografting will continue to be of significant utility in dental applications in the near future.

Based on our internal analysis of industry data from available literature, we estimate that the average cost of care for a primary patient undergoing autologous bone grafting to treat limb bone defects using the current SOC will be approximately $57,000 in 2030 in the United States, of which (1) approximately $48,000 is allocated for the combined costs of the surgical procedure (products and drugs used during the procedure, operating room costs, personnel fees, and blood transfusion expenses) and hospitalization costs (inpatient bed charges, diagnostic examinations conducted during the hospital stay and non-surgical drug expenses), and (2) approximately $9,000 is allocated for additional revisions or corrective procedures required for about 10% of patients undergoing the primary surgery. Such available literature used in making the above estimation include An Analysis of the Actual Cost of Tibial Nonunions, authored by Beaver et al. (published in J La State Med Soc., June 1997), Shaft Fractures: Costly Burden of Nonunions, authored by Antonova et al. (published in BMC Musculoskelet Disord., January 2013), and Cost and Healthcare Utilization of Patients with Segmental Bone Defects, authored by Norris et al. (published in Injury, October 2021). We also estimated the average cost of care for bone grafting for CMF procedures to be approximately $11,000 in 2030 and for dental procedures to be approximately $4,000 in 2030 per primary patient in the United States.

We applied a potential cost reduction rate of approximately 55% to the estimated average cost of autografting across orthopedic, CMF and dental applications that may be achieved by integrating BonoFill into the current SOC, if regulatory approvals are obtained. To assess this rate of reduction, we analyzed published data comparing costs of traditional autografting and alternative approaches that do not require bone harvesting, such as: (1) Cost-Effectiveness Analysis of Demineralized Bone Matrix and rhBMP-2 versus Autologous Iliac Crest Bone Grafting in Alveolar Cleft Patients, authored by Mehta et al. (published in Plastic and Reconstructive Surgery, September 2018), (2) Cost Effectiveness of Tibial Nonunion Treatment: A Comparison Between RhBMP-7 and Autologous Bone Graft in Two Italian Centres, authored by Calori et al. (published in Injury, December 2013), and (3) RhBMP-2 Versus Iliac Crest Bone Graft for Lumbar Spine Fusion in Patients Over 60 Years of Age: A Cost-Utility Study, authored by Carreon et al. (published in Spine, February 2009). In addition, we relied on our internal analysis that assumes potential cost savings from the lack of need to harvest autologous bone (92% reduction), minimally invasive and shorter surgical procedure (36% in surgical costs and 45% reduction in hospitalization costs) and lower possibility of post-operation procedures (a 43% reduction in follow-up care), if BonoFill is integrated into the current SOC. We did not factor in any additional potential benefits or indirect cost savings from integrating BonoFill into the SOC. Based on such calculations, we assumed that the potential cost savings from adopting BonoFill per procedure are approximately $31,000 for orthopedic applications, $6,000 for CMF applications, and $2,100 for dental applications.

Based on such calculations and assumptions, we calculated an estimated TAM opportunity of $14.9 billion in orthopedic applications (based on approximately 479,000 eligible patients and an estimated healthcare cost savings of about $31,000 per patient); $900 million in CMF applications (based on approximately 150,000 eligible patients and an estimated healthcare cost savings of about $6,000 per patient); and $9.2 billion in dental applications (based on approximately 4.4 million eligible patients and an estimated savings of about $2,100 per patient).

BonoFill is an investigational product candidate and must receive regulatory approval before it can be marketed or sold. Even if approved and commercially adopted, actual healthcare savings resulting from the use of BonoFill may differ materially from our current projections and estimates due to a variety of factors, including (1) external factors, such as clinical practice patterns, patient-specific responses, provider adoption rates, and broader healthcare system dynamics, among other reasons, and (2) other reasons, such as the inherent difficulty of predicting various financial and business outcomes for future periods and the likelihood that the underlying assumptions and estimates we used may not be realized. In particular, these estimates and projections are “forward-looking statements” and, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions and thus are subjective in many respects and subject to interpretation. Those estimates and assumptions concern future events and conditions that may not be realized and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict. By way of example, if we were to estimate the potential healthcare cost savings for orthopedic applications 10% lower than $31,000 and the number of eligible patients at 10% lower than 479,000, then our estimated TAM opportunity in the United States would be $12.0 billion in orthopedic applications (instead of $14.9 billion).

MesenCure

We believe MesenCure has the potential to be indicated for both ICU patients suffering from ARDS and pre-ICU patients experiencing less defined respiratory distress, including those that are deemed to be at high risk of respiratory deterioration. However, for the purpose of our analysis of the potential market opportunity, we focus solely on the more defined and severe ARDS market.

ARDS is a critical and often fatal condition characterized by the inability of the lungs to supply enough oxygen to the body, resulting in respiratory failure. This condition primarily arises from pulmonary epithelial and endothelial cellular damage, also known as acute lung injury (ALI) or mild ARDS. Various factors can trigger ALI, including viral, bacterial, or chemical pneumonia and non-pulmonary causes like sepsis or trauma. The pathophysiology of ARDS involves intense pulmonary inflammation, apoptosis and necrosis of alveolar epithelial and endothelial cells, and increased alveolar-capillary membrane permeability. These pathological changes culminate in alveolar edema and protein build-up in the alveoli, aggravating the disease’s progression and impairing gas exchange. Currently, without a definitive cure, ARDS presents high mortality rates, ranging between 27% and 45% for mild to severely ill patients, according to a Continuing Education Activity on ARDS by Diamond et al.

According to Diamond et al., ARDS accounts for 10% to 15% of intensive care unit (ICU) admissions, placing a substantial burden on healthcare systems. In addition to the high mortality rates and ICU burden, as further described below under “Our Product Candidates – MesenCure - Current Treatment Options and their Limitations,” current treatment options entail significant additional challenges, such as long-term disabilities among survivors, substantial healthcare expenditures, and the heightened vulnerability of the population to respiratory epidemics.

Despite extensive research, the current SOC is mainly supportive, focusing on symptom management. These supportive measures primarily involve aiding respiration with mechanical ventilation as the frontline treatment. However, prolonged use of ventilators can exacerbate lung damage and increase the risk of infections and other complications, although strategies such as prone positioning and the application of positive end-expiratory pressure (PEEP) have been shown to enhance oxygenation and mitigate ventilator-induced lung injuries. Other treatment strategies include using anticoagulants, diuretics, sedatives, paralytics, and bronchodilators. While these interventions are invaluable for managing symptoms, they do not address the fundamental causes of ARDS, namely inflammation and lung tissue damage. Applying corticosteroids to counter inflammation presents its own challenges, potentially exacerbating comorbidities and impairing tissue regeneration and infection clearance. Although antibiotics and antivirals can treat infections that trigger pneumonia, their efficacy in treating established ARDS remains limited due to progressive inflammation and tissue damage.

The ARDS Insight Report suggests that the total incident cases of ARDS in the United States were approximately 591,000 in 2023, and the market size of ARDS treatments in the United States to be approximately $1.64 billion in 2023. The report provides that the market size of ARDS treatments is expected to grow at a CAGR of 3.6%, exceeding $2 billion by 2030, driven by rising incidences of respiratory diseases, advancements in therapeutic options, and increased healthcare investments.

Importantly, MesenCure is designed as a disease-modifying therapy rather than a symptom-management treatment currently comprising the ARDS treatment market. We are currently unaware of any other disease-modifying therapy in the current SOC. Accordingly, we estimated the total annual market opportunity for MesenCure in the United States based on the estimated incidence of ARDS from all causes in the United States and the potential cost savings to the healthcare system from integrating MesenCure into the SOC.

Based on our internal estimates (informed in part by industry reports and literature), we believe that by 2030, the TAM opportunity for MesenCure in all-cause ARDS within the United States will reach approximately $9.4 billion. As described in more detail below, we considered certain key components and made several assumptions in our internal estimation of such market opportunity, including the target patient population in the United States that could benefit from MesenCure for ARDS and the estimated potential direct savings to the U.S. healthcare system resulting from adopting MesenCure, if regulatory approvals for marketing thereof are obtained. For the risks associated with our estimated market opportunity, see also above under “Risk Factors- If the market opportunities for our product candidates are smaller than our estimates, our potential revenue may be adversely affected, and our business may suffer.”

Key Components and Assumptions in Assessing the TAM Opportunity for MesenCure

Because we are not aware of any other disease-modifying therapy in the current SOC in the ARDS treatment market, we estimated the TAM opportunity in the United States for MesenCure based on our internal assessment of the potential savings opportunity offered by MesenCure.

We estimate the prevalence of ARDS from all causes in the United States in 2030 to be approximately 229,000 cases per year. This estimate is based on an incidence rate of 64.2 cases per 100,000 person-years applied to a projected U.S. population of 357 million (based on The Demographic Outlook: 2024 to 2054, a report published by the U.S. Congressional Budget Office). The incidence rate reflects the lower end of the range reported in a Continuing Education Activity on ARDS by Diamond et al., last updated in January 2024, which estimated the annual incidence of ARDS in the United States to range between 64.2 and 78.9 cases per 100,000 person-years.

If regulatory approvals are obtained for marketing MesenCure, we estimate potential healthcare savings of approximately $41,000 per patient from the use of MesenCure in addition to the SOC, based on results observed in our Phase II clinical trial. This estimate is derived by applying a 38% reduction in hospitalization duration observed among patients with a hospital stay longer than seven days to the lower end of direct hospitalization costs for ARDS patients in the United States, estimated at approximately $108,000 per case according to The Cost of ARDS: A Systematic Review, a study authored by Boucher et al. (published in Chest Journal, March 2022). These projected savings are further supported by a 57% reduction in the need for invasive mechanical ventilation observed in our Phase II clinical trial.

In addition, we believe MesenCure is positioned for potential expansion into broader respiratory indications, possibly including pneumonia, asthma, and chronic obstructive pulmonary disease (COPD). Based on research reports analyzing treatment markets for these conditions and our own internal estimates, we believe that the combined global market for pneumonia, asthma, and COPD could reach approximately $69 billion by 2031.

MesenCure is an investigational product candidate and must receive regulatory approval before it can be marketed or sold. Even if approved and commercially adopted for one or more indications, actual healthcare savings resulting from the use of MesenCure may differ materially from our current projections and estimates due to a variety of factors, including (1) external factors, such as clinical practice patterns, patient-specific responses, provider adoption rates, and broader healthcare system dynamics, among other reasons, and (2) other reasons, such as the inherent difficulty of predicting various financial and business outcomes for future periods and the likelihood that the underlying assumptions and estimates we used may not be realized. In particular, these estimates and projections are “forward-looking statements” and, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions and thus are subjective in many respects and subject to interpretation. Those estimates and assumptions concern future events and conditions that may not be realized and are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict. By way of example, if we were to estimate the prevalence of ARDS from all causes in the United States in 2030 to be 10% lower than 229,000 cases per year and potential healthcare cost savings being 10% lower than $41,000, then our estimated TAM opportunity in all-cause ARDS within the United States would be approximately $7.6 billion (instead of $9.4 billion).

Our Competitive Strengths

We believe our company is differentiated by several key strengths, including:

●	Our advanced proprietary technology and know-how: We have developed a technology platform that allows for the proprietary production, growth, and priming of cells, specifically MSCs, endowing them with what we believe to offer an enhanced therapeutic potential. We believe this technology platform will allow us to develop various products across the next-generation therapeutics spectrum, addressing urgent clinical and market needs. Through nearly 15 years of research and development, we have gained a deep understanding of the biology, therapeutic utility, and challenges associated with MSCs. We believe this expertise, embedded within our technology platform, could also create a significant barrier to entry for competitors. Specifically, our technology allows us to (1) produce MSCs in large quantities and culture and expand them under highly controlled and standardized conditions, retaining their inherent qualities, and (2) differentiate or prime these cells toward bone regeneration in the case of BonoFill or enhance their durability and ability to counteract inflammation and promote tissue regeneration in the case of MesenCure. Moreover, we have formulated autologous and allogeneic MSCs into product candidates with a shelf life intended to support centralized manufacturing and enable potential global distribution under refrigerated conditions (2–8°C) without the need for cryopreservation. See “— Our Technology” below.

●	Our intellectual property portfolio: We have established a robust intellectual property portfolio protecting our technology and product candidates’ compositions, production methods and applications. As of September 2025, our intellectual property portfolio consisted of six patent families, containing an aggregate of 71 granted patents and 10 pending applications in different territories. Of these, three patent families related to BonoFill are specific to bone graft and bone particles, methods for obtaining de novo bone graft, and methods for treatment of bone pathologies utilizing our bone graft. Another patent family related to MesenCure claims compositions of cells with an enhanced therapeutic capacity and their application in regenerative medicine and immune regulation for treating inflammation and tissue damage. See “—Intellectual Property” below.

●	Scalability of manufacturing: Using our current facilities in Haifa, Israel, we can manufacture BonoFill and MesenCure to a scale that we expect will suffice for our clinical development and the initial year(s) of product marketing. Our facilities enable us to supply all products under current Good Manufacturing Practices (cGMP), as recently certified by the Israel Ministry of Health, and in compliance with applicable U.S., EU, and WHO regulations and guidelines. Moreover, we believe that our production, enabling automation, relatively short manufacturing time, and minimal manual manipulations, can be readily scaled to meet anticipated demands. See “—Manufacturing” below.

●	Potential for pipeline expansion and future innovation: Building on our proprietary technology and progress in clinical development of our current lead indications for BonoFill and MesenCure, we believe we are well-positioned to explore additional indications and develop new therapeutic solutions within the cell and cell-based therapy space. For example, we are already exploring development of follow-on indications for MesenCure, such as CKD, OA, and CRS, as well as expanding BonoFill’s applications into osteoporosis. See “—Our Product Candidates” below.

●	Deep scientific expertise and experienced management: Our diverse and multidisciplinary management team combines extensive expertise in biotechnology, regenerative medicine, cell therapy, tissue engineering, regulatory affairs, clinical development, and cGMP manufacturing. We believe that our leadership team is well-positioned to steer us through clinical development, regulatory approval, and commercialization of our product candidates. See “—Management” below.

Our Strategy

We aim to become a global leader in next-generation cell therapy and tissue engineering by merging innovative biotechnology and biomedical engineering with the intention of helping millions live better and longer lives. The key pillars of our business strategy include:

●	Complete our ongoing clinical studies and secure regulatory approvals in the United States. Based on the results from our clinical trials described below and other studies we plan to conduct in the interim, we intend to initiate Phase III clinical trials with BonoFill and MesenCure in the United States. We expect the BonoFill Phase II results in the maxillofacial indication will likely provide the basis for launching a Phase III trial for the same indication in 2026. We expect interim Phase II results for treating orthopedic indications with BonoFill in 2026. This Phase II trial, if successful, could provide the basis for submitting an IND application to the FDA seeking clearance to initiate a Phase III trial for the same indication in 2028. In February 2025, the FDA cleared our IND application for MesenCure after removing a clinical hold that had been imposed prior to the initiation of the clinical trial, thereby permitting us to proceed with a Phase III clinical trial to test the safety and efficacy of MesenCure for treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia (pulmonary manifestations in severe COVID-19 patients). We are working to broaden the scope of this Phase III clinical trial to test the safety and efficacy of MesenCure for treating respiratory distress from all causes, including ARDS patients. Pending the FDA’s clearance of the amendment of the clinical protocol to include the broader indication, we plan to launch a Phase III clinical trial to test MesenCure for treating respiratory distress from all causes, including ARDS patients, in 2026. If successful, this Phase III trial could enable us to submit applications for regulatory marketing approvals for MesenCure in the United States in 2028.

●	Build a robust commercialization plan to expedite the launch of our product candidates. In order to expedite the launch of our product candidates, we plan to (1) accelerate trial progress and optimize trial design with the assistance of experts familiar with the U.S. regulatory landscape, (2) set up multiple clinical sites to meet the expected Phase III requirements, and (3) scale up production and build partnerships with sales teams or distributors covering the U.S. market to advance our commercialization plans.

●	Leverage our technology and know-how to expand and advance our pipeline. We are dedicated to broadening and advancing our pipeline by continually enhancing our range of technologies, product candidates, and applications. Our team is actively engaged in preclinical development, focusing on uncovering new applications for our existing product candidates. For Mesencure, this focus includes CRS, OA, CKD, and potentially other conditions underlined by inflammation and tissue damage. For BonoFill, this focus includes bone augmentation in patients with osteoporosis or low bone density, and additional indications. Beyond these applications, we are exploring innovative avenues with new technologies and product candidates.

●	Promote awareness of our product candidates. We believe many experts, including KOLs, physicians, and academics, are still largely unaware of our product candidates. We intend to promote awareness and KOL support of our product candidates by attending leading conferences, publishing in notable scientific journals, developing educational campaigns and training programs for surgeons and physicians, and cultivating strategic partnerships with leading healthcare providers.

Our Product Candidates

BonoFill

Overview

BonoFill is a tissue-engineered, personalized, potentially injectable live-human bone graft derived from the patient cells for bone tissue regeneration. We construct the bone graft from MSCs equipped with bone-forming potential and other inherent and induced regenerative capabilities. MSCs also secrete various growth factors, recruiting cells from the surrounding tissues required for bone regeneration. BonoFill was designed to overcome the limitations of current bone regeneration treatments. Through BonoFill, we hope to provide patients with advanced, tissue-engineered therapies for skeletal disorders and to develop remedies for various types of bone tissue damage and diseases for which we believe there are currently insufficient and unsatisfactory treatments.

For our clinical trials, we manufacture BonoFill from cells sampled from the patient’s adipose, or fat, tissue. Once extracted from the fat tissue (lipoaspirate), we isolate the cells needed to grow live-human bones and seed these cells onto 3D biocompatible and bioactive mineral scaffold particles that provide supportive osteoconductive structure for growing the bone graft in a dynamic and semi-automated closed culture system (i.e., bioreactor) we have developed. This growth system aims to mimic the living tissue’s natural microenvironment and provide controlled growth conditions for the bone graft to mature before transplantation into the bone defect site. The structure and composition of the scaffold material are intended to support cell expansion and differentiation into bone-forming cells and its function post-transplantation. After approximately two weeks in culture, once implants of early bone cultures are formed, they are collected from the bioreactor system and formulated for storage in a semi-solid form, allowing live-human bone transplantation into the bone gap to fill the missing bone tissue. After implantation, the cell culture continues to mature and develop, assuming natural properties and forming a high-density, viable, and functional bone.

Current Treatment Options and their Limitations

Autologous bone grafting (also termed autologous bone transfer or bone autografting) is currently the primary method for treating sizeable or other non-healing bone defects. This method involves a surgical procedure starting with live bone harvesting from the patient’s body, followed by graft processing in the operation room and reimplantation in the site of the bone defect. In addition, BGS products such as cellular bone matrices and decellularized allografts obtained from human cadavers and decellularized animal bone xenografts can serve as scaffolds for bone-forming cells to grow. They may facilitate the healing of minor bone defects. Other synthetic and biomaterial-based BGS products, including recombinant protein-based growth factors, may also be used to treat minor bone defects and nonunion fractures.

●	Autografts: Autologous bone grafting is relocating a living bone from a healthy part of the patient’s body to a defective site. Autologous bone grafts avoid immune rejection and demonstrate bone regeneration capabilities due to their bioactivity and primary cellular functions. However, autografts or their application suffer from several significant drawbacks and complications. First, autografting requires surgery at two sites, one for harvesting the bone and another for transplanting it. This operation may lead to donor-site morbidities, such as damage to major vessels, visceral injury to organs, and reduced bone strength. The donor site may also experience chronic pain, discomfort, limited mobility, infections, and a long recovery time. In addition, the outcomes obtained from autologous bone grafting are highly dependent on the condition of the bone and the surgeon’s skills. For example, a meta-analysis of 17 studies on 427 patients treated by bone autografting published in 2017 in the Journal of Orthopedic Trauma (Supplement) reported a 50% complication rate, 10% infection rate, and 18% persistent infection rate or nonunion, with 36% of patients requiring revision surgeries. Moreover, in many cases, there is not enough bone to harvest from the donor site, or the donor-site bone does not have the suitable structure to match the defect size, further limiting the applicability of this treatment option. Lastly, autografting requires specialized surgical expertise, which may not be readily available in all clinical settings, potentially limiting its accessibility and widespread adoption.

●	Allografts, xenografts, and cellular bone matrices: Allografts and xenografts mainly refer to non-viable BGS products derived from human cadavers or animals, respectively. During their manufacturing, these grafts are decellularized or stripped from their living cells and reduced to their non-cellular components, retaining bone minerals and, in some cases, proteins. While they do not harbor viable bone-forming cells, these grafts have some regenerative capacity. This capacity is mainly associated with their osteoconductive quality, meaning their ability to serve as scaffolds providing spatial support for bone-forming cells to attach, migrate, and grow. If such cells are available from surrounding tissues, they may form new bone over time. These solutions are available off-the-shelf and can be supplied in various sizes and shapes. However, as they contain no viable cells, allografts and xenografts possess no osteogenic quality, meaning they cannot build a new bone, limiting their application to relatively small bone defects. Moreover, allograft and xenograft products derived from human cadavers and animal tissue may pose risks of immunogenicity, as the recipient’s immune system may recognize and react against residual antigens present in the graft material. Additionally, these grafts carry a potential risk of pathogen transmission, despite extensive processing and sterilization efforts. Also, full integration of allografts with the existing bone is rare and often leads to additional bone damage over time. Cellular Bone Matrices (CBM) are also available as off-the-shelf bone graft products. They are also derived from human cadavers and may contain viable progenitor or mature bone cells. However, even if all cells that may evoke an adverse immune response are removed from the CBM, presumably leaving behind only relatively immune-tolerable cells, the patient’s immune system’s depletion of these cells will permit only a short-term effect. Consequently, this reduces the CBM effect to its non-cellular component only, resulting in a narrow application range and effect.

●	Synthetic and Biomaterial Substitutes and Growth Factors: Synthetic bone grafts are manufactured from hydroxyapatite (the principal inorganic constituent of bone), calcium phosphates, plastics, metals, and polymers (biological and synthetic). These materials, which may serve as scaffolds, are typically osteoconductive only, lacking the capacity to form a new bone, thereby limiting their application to relatively small bone gaps. Growth factors and bioactive proteins such as bone morphogenic proteins (BMP) stimulate bone regeneration by inducing the differentiation of progenitor cells into bone-building cells. BMP, however, is often too osteoinductive to a level that may pose a risk of massive off-target bone formation.

BonoFill Target Indications and Clinical Data

Maxillofacial Bone Defects

General

Maxillofacial bone defects are deformities or defects of the face and jaw bones. Implants used in maxillofacial reconstruction surgeries must be biologically compatible, easy to reshape, and resistant to deformation, which requirements we believe provides an opportunity for BonoFill. The current SOC for treating critical-sized maxillofacial bone defects consists of autografting on top of nearly the entire range of BGS products, including natural, polymer, ceramic, and composite-based. However, as described above (see under “Our Product Candidates – BonoFill - Current Treatment Options and their Limitations”), current strategies for treating bone defects, including in maxillofacial bones, are associated with various drawbacks limiting their availability and effectiveness.

Maxillofacial applications include, among other things, building a stable base for dentures in patients who suffered severe jaw atrophies and bone reconstruction following disease, aging, or trauma. Primary factors anticipated to drive the growth of the maxillofacial bone grafts segment include population aging and improved dental plans, increasing the number of bone grafting procedures.

Completed Phase I/II Clinical Trial

We concluded a Phase I/II clinical trial to evaluate the safety and efficacy of BonoFill for treating maxillofacial bone defects, specifically targeting sinus augmentation and bone void filling in the jaw. The primary efficacy endpoints for this trial included achieving a natural and complete jawbone six months after BonoFill transplantation, as assessed radiologically, enabling rehabilitation procedures such as installing dental implants. Primary safety endpoints included no chronic bone infection (osteomyelitis) and no significant changes in complete blood count and general health.

The initial Phase I/II trial was carried out at a single site in Israel. After completing 10 transplants, we proceeded to Phase II trial, which started enrolling in 2018 and was completed in 2024. In the two trials, a total of 30 transplants were carried out in 27 patients, comprising 13 male and 14 female patients, with a mean age of 56 (32 to 71 years). Each participant was monitored for six months after the procedure to evaluate the safety and efficacy of the treatment, yielding the following results:

●	Safety: No serious adverse events were reported.

●	Efficacy: The efficacy endpoint in the study was defined as achieving bone reconstruction by the end of the six-month follow-up period sufficient to support dental implant placement, as reflected by attaining an adequate reconstructed bone height, as explained below. A reconstructed bone height of at least 8 mm was accepted in the study as adequate to enable dental implant placement. This endpoint was met in 27 out of 30 transplants (90%). No statistical hypothesis testing analysis was conducted for this success endpoint. Notably, three months after transplantation, adequate bone reconstructions, as defined above, was achieved already in 87% of the transplants, along with bone height reaching its maximum. This finding reflected a growth of approximately three times, on average, from the height of the residual bone before transplantation (p<0.0001). Moreover, this outcome indicated a two to three times faster healing time compared to current standard treatments, which typically require at least six to nine months for comparable bone regeneration.

●	Other Observations: The efficacy results of the BonoFill treatment did not demonstrate dependency on patient characteristics such as weight, age, gender, or bone condition before transplantation.

To our knowledge, these results represent the first successful industry-sponsored, advanced-phase clinical trial for treating maxillofacial bone defects using engineered bone tissue.

The following X-ray images show the progress of a trial participant. Significant bone augmentation is evident at three months (T=3M, total bone height 14.8 mm) and six months (T=6M, total bone height 15.6 mm) after BonoFill transplantation, compared to the initial residual bone height of 6.6 mm before the treatment (T=0).

Additional examples for BonoFill potential applications in clinical trials include sinus augmentation and bone void filling after cyst removal. Individual patient outcomes may vary, and actual results may differ. These applications remain subject to ongoing clinical evaluation and further research.

Next Steps

Following the conclusion of our Phase II clinical trial for the maxillofacial indication, we intend to submit an IND application to the FDA and, subject to regulatory clearance, commence a Phase III trial for the same indication in 2026 in the United States. We plan this trial to be conducted across multiple centers, adopting a single-arm, open-label design. The aim is to evaluate the efficacy of BonoFill in treating up to 50 patients suffering from jaw bone defects. If successful, we expect to use the results of the Phase III trial for our submission of regulatory marketing approval applications for BonoFill in the United States by 2028.

Orthopedic Bone Injuries – Large Segmental Long Bone Defects

General

Every year, millions of patients worldwide suffer from sizeable segmental bone defects and nonunion fractures that fail to heal. These conditions are commonly associated with substantial morbidities and healthcare costs. Segmental bone defects in the orthopedic arena usually involve long bones such as the femur, humerus, radius, tibia, and ulna. Many conditions can lead to bone defects, including high-energy trauma, tumor resections, and developmental deformities. These often result in critical-sized bone defects (CSBDs) that are too large to be bridged through natural bone healing. Even without massive bone loss, unstable fractures, inadequate blood supply, or infection may also lead to nonunion. Such healing deficiencies persist when a support material, or scaffold, required for the bone to grow is missing or when the capacity of the tissue to induce bone formation is limited due to trauma or disease.

Although BGS products have been introduced as solutions for these conditions, most BGS products do not possess both scaffolding ability and the ability to induce bone formation, exhibiting limited success in complicated conditions requiring both capabilities. Even grafts from human cadavers, which, to some extent, may satisfy these functions, rarely lead to sufficient bone formation and integration with the native bone. Consequently, bone autografting remains the therapeutic standard for such conditions with considerable limitations (see under “Our Product Candidates – BonoFill - Current Treatment Options and their Limitations”), emphasizing the urgent unmet clinical and market needs for new treatment options.

Ongoing Clinical Trials

We are currently conducting a Phase II clinical trial to evaluate the safety and efficacy of BonoFill as an adjunct to standard fixation methods for the regeneration of large bone defects, incapable of self-healing when bone healing by standard surgical techniques is either impractical or no medical solution exists, in the following medical conditions: (i) long and short bones extra-articular comminuted fracture; and (ii) long and short bones extra and intra-articular defect/gap or nonunion, incapable of self-regeneration.

Phase II of the trial commenced in 2021 and is conducted in six medical centers in Israel. The trials will include up to 40 patients (in Phases I/II and II). As of September 2025, twenty-four subjects between the ages of 23 and 78, with a median age of 42, were enrolled and treated. We expect to complete enrollment and follow-up in this study in 2026 and 2027, respectively.

The primary efficacy endpoints for this study include union, as measured radiographically by bone bridging, and clinical evaluation of weight-bearing ability. Primary safety endpoints include no bone growth due to the treatment outside the transplant site, no excessive bone growth or abnormalities in the surgical site, and no blood test abnormalities. Data is still being collected in this trial.

The following X-ray images depict a patient participating in the BonoFill orthopedic clinical trial with gap fractures at the radius and ulna bones. In Figure A, X-ray images taken before the treatment (T=0) show nonunion fractures, bone gaps of 3 cm in the radius and 2 cm in the ulna, and a malpositioned wrist. The patient experienced constant pain, had no weight-bearing capabilities in his injured arm, and was unable to perform daily activities. In Figure B, X-ray images taken 12 months after the BonoFill treatment (T=12M) show complete bridging of the bone gaps and continuity of both the ulna and radius. In addition, the patient reported no pain, regained weight-bearing abilities, and returned to normal daily functions.

The following X-ray images depict another patient participating in the BonoFill orthopedic clinical study who suffered from a 5 cm critical-sized gap in his left tibia, rendering him unable to bear weight on that leg. The patient experienced constant pain and required crutches to walk. His condition was so severe that amputation was considered. However, shortly after undergoing BonoFill transplantation, the patient was able to stand on his injured leg, walk unassisted, and even jump, with a significant reduction in pain. X-ray images taken before the treatment (Figure A, T=0), two months after the treatment (Figure B, T=2M), and twelve months after the treatment (Figure C, T=12M) show rapid healing and bridging of the bone gap. The gap is highlighted in green.

Additional examples for BonoFill potential applications in clinical trials include sinus augmentation and bone void filling after cyst removal. Individual patient outcomes may vary, and actual results may differ. These applications remain subject to ongoing clinical evaluation and further research.

Next Steps

We anticipate completing the BonoFill orthopedic Phase II clinical trial enrollment in 2026 and concluding follow-up by 2027. If these timelines are met, we expect interim results in 2026 and final results in 2027. We believe that, if successful, this Phase II trial could serve as the basis for submitting an IND application to the FDA for the same or similar indication and initiating a Phase III trial in 2028.

BonoFill – Potential Key Advantages

Based in part on our competitive landscape, we believe that BonoFill, if ultimately approved for commercial use, has the potential to become the first tissue-engineered bone graft to receive regulatory marketing approval for clinical use in maxillofacial and orthopedic indications and that, compared to the SOC, has the potential to offer the following key advantages:

●	Personalized treatment: Manufacturing BonoFill from the patient’s own cells reduces the risk of tissue rejection, surgery failure, and post-surgical complications. Furthermore, the cells contained within the graft can support bone production and presumably other processes, including counteracting inflammation and encouraging blood vessel growth required for bone regeneration and integration. In addition, the semi-solid form of the BonoFill bone graft is built to allow its injectability and precise filling of the bone defect, thereby personalizing the treatment and increasing its chance of success. Finally, the bioreactor system used to grow and mature the culture in BonoFill is disposable and was designed to allow controlled automatic handling, thereby minimizing manual manipulations, potential risks and production costs.

●	Easy application: BonoFill is designed to be applied in a single administration. In addition, a single lipoaspiration under local anesthesia is required to obtain enough of the patient cells as raw material for BonoFill, largely irrespective of the bone defect size or volume. We believe such minimally invasive procedures should simplify the entire treatment, reduce patient morbidity, and eliminate the need for complicated operations or uncommon expertise while potentially reducing the risk, cost, and burden on patients, healthcare providers, and payors.

●	Expedited utility: The manufacturing process of BonoFill takes approximately two weeks from receiving the patient cell sample until we generate a personalized live-human bone graft ready for transplantation. Depending on the clinical application, patients may be released from the hospital after a few hours or days following transplantation. In addition, according to our studies, BonoFill can start forming bone as early as three weeks after transplantations and fill the gap with a robust and high-density bone in about three months.

●	Scalability: BonoFill manufacturing leverages a single-use, disposable bioreactor system designed to mimic the natural, physiological microenvironment of the living bone. This system provides scalability and automated control, which we believe can generate a cost-effective, high-density live-human bone graft in a relatively short time. This bioreactor was explicitly designed by us for both scale-up and scale-out. Scale-up allows us to tailor BonoFill production for each patient to meet their precise demand for a specific bone graft of any volume while minimizing the variable production costs. On the other hand, scale-out allows for meeting the need for many batches for multiple patients.

MesenCure

Overview

MesenCure is an advanced, investigational cell therapy utilizing MSCs to treat acute inflammation and tissue damage. These MSCs, known for their natural anti-inflammatory and tissue-regenerative properties, are derived from healthy donors’ adipose (fat) tissue.

To manufacture MesenCure for our clinical trials, we extract the MSCs from the adipose tissue of healthy donors. Based on our experience, this accessible and abundant MSC source surpasses other tissues in volume and donor MSC yield without sacrificing cell potency. Following extraction, we expand the cells under controlled conditions and store them in cryo-preserved cell banks, employing standardized Xeno-free culturing techniques designed to optimize the production of therapeutic cell doses from each donor. Each cell bank, originating from a single donor, can potentially treat up to 70,000 patients, assuming maximal utilization. The cells are then drawn from cryo-preservation, as needed, cultured, and undergo a proprietary priming process, or metabolic engineering, through an undisclosed sequence of culturing conditions that excludes genetic editing and cytokine licensing. This process, seemingly increasing their survival and responsiveness to inflammation and tissue damage, is designed to enhance the therapeutic potency and utility of the cells. The primed cells are then harvested and formulated into a fresh, viable drug product candidate for intravenous injection, designed to ensure easy storage and application.

MesenCure was initially developed to combat pneumonia and respiratory distress in severely ill hospitalized patients as an adjunct therapy to the standard of care. As described below under “MesenCure Target Indications and Clinical Data,” a Phase II trial in severely ill patients with respiratory distress due to COVID-19 pneumonia demonstrated a 68% reduction in mortality and a 57% decrease in invasive ventilation for patients treated with MesenCure on top of the SOC compared to the SOC alone. Furthermore, in our preclinical studies, MesenCure has shown potential for treating ARDS from different causes across three distinct models for non-COVID ARDS post ALI triggered by biological or chemical agents (LPS, Bleomycin, and Ricin).

In a biological LPS-induced ALI model in C57BL mice, intravenous administration of MesenCure significantly reduced lung edema by up to 60%, as measured 24 hours post-model induction. This reduction contrasts sharply with the ineffectiveness of natural MSCs in this model. In a chemical bleomycin-induced lethal ALI model in C57BL mice, MesenCure, administered intravenously in two doses, doubled the median survival time compared to the vehicle control group (p=0.0003). In a ricin-induced lethal ALI model in CD1 mice, studies in collaboration with the Israeli Institute of Biological Research (IIBR) have affirmed MesenCure’s protective capabilities against pulmonary exposure to this biothreat agent.

MesenCure’s broader potential for modulating various inflammations and promoting tissue regeneration was demonstrated in additional, non-pulmonary disease models. In a highly translational immune-humanized model for CRS induced by CAR-T, MesenCure was shown to regulate systemic hyper-immunity, according to a GLP study by the Jackson Laboratory USA (JAX). In another study, MesenCure was shown to rescue animals from acute kidney and liver injuries induced by intraperitoneal exposure to a lethal dose of cisplatin, increasing their overall survival rates by 2.6 times, from 21% to 55% (p<0.01).

As shown below, our preclinical studies demonstrated that LPS-induced ALI dramatically increases the weight of the injured lungs (Vehicle Control) relative to healthy lungs (****, p<0.0001) due to inflammation and edema, potentially leading to ARDS. The edema and lung weight were unaffected by natural, unprimed MSC treatment. On the other hand, a single dose of MesenCure significantly reduced lung weights and edema (*, p<0.05) within less than 24 hours, pointing to its potential to treat ALI/ARDS and advantages compared to natural MSCs.

Considering MesenCure’s potential efficacy in addressing ALI/ARDS from various causes and motivated by a strategic shift in our commercial approach in the aftermath of the COVID-19 pandemic, we have determined to expand MesenCure’s target intended use to cover all-cause ARDS. If approved for marketing, we believe MesenCure has the potential to present a viable treatment option for critically ill ICU patients requiring mechanical or invasive ventilation due to ARDS, as well as hospitalized patients in a pre-ICU setting who are undergoing various forms of oxygen therapies and are identified as being at high risk of further respiratory deterioration. Moreover, we believe MesenCure could potentially be applied to treat other forms of acute inflammations, including additional respiratory conditions, and manage cytokine storms arising from different causes, including CRS.

During our clinical trials, MesenCure was administered in a hospital setting, using up to three doses of 1.5 million cells per kg per day on alternate days (d1, d3, d5). Shortly after their infusion, the cells reach the lungs, where we believe they employ a range of bioactive compounds that combat inflammation and promote lung tissue regeneration, holistically addressing multiple aspects of ARDS pathology through diverse pleiotropic mechanisms.

Current Treatment Options and their Limitations

Current treatment options for ARDS predominantly provide supportive care, focusing on assisting respiration and alleviating symptoms. Mechanical ventilation is the frontline treatment, though its extended use can intensify lung damage and introduce infections and other complications. Additional strategies—such as prone positioning to enhance lung expansion and positive end-expiratory pressure (PEEP) to maintain open airways—aim to improve oxygenation and reduce the risk of ventilator-induced lung injury. ARDS treatment often also includes anticoagulants, diuretics, sedatives, paralytics, bronchodilators, and other drugs to prevent thrombosis, manage hemodynamics and fluid levels, and facilitate breathing. While these interventions are invaluable for managing symptoms, they do not address the fundamental causes of ARDS, namely inflammation and lung tissue damage. Applying corticosteroids to reduce inflammation presents challenges, potentially exacerbating comorbidities and impairing tissue regeneration and infection clearance. Antibiotics and antivirals may address infections leading to pneumonia and ARDS. However, their impact on established ARDS is limited due to the extensive inflammation and tissue damage. Immunomodulatory agents, like Tocilizumab (an IL6R antagonist) and Baricitinib (a JAK inhibitor), have been used to treat COVID-19 patients, yet their effect on reducing ARDS mortality remains minimal.

We believe that MesenCure if approved for marketing, has the potential to address several shortcomings of the current SOC, including:

●	High Mortality Rates and ICU Burden: Despite advancements in non-invasive PEEP ventilators and various medications, ARDS continues to exhibit high mortality rates. Current rates are 27% for mild ARDS, 32% for moderate cases, and as high as 45% for severe ARDS. The critical nature of this issue is emphasized by ARDS prevalence, affecting over 3 million patients worldwide, and its significant impact on ICUs, where ARDS patients constitute 10-15% of all admissions.

●	Complications and Long-Term Disabilities in Survivors: Over 75% of ARDS survivors endure a range of complications that profoundly affect their quality of life. These complications span from pulmonary dysfunction to neuromuscular, cardiovascular, cognitive, and psychological impairments. Additionally, ARDS survivors face a heightened mortality risk in the first year following their initial critical illness. Many of these long-term effects stem from extended hospital stays and the use of mechanical ventilation, as well as the administration of paralytic drugs and steroids, alongside tissue damage. These impairments often persist for years, leading to a substantial increase in healthcare costs. In 2021, these costs were estimated to range from $43,000 to $62,000 per patient in the United States and €6,000 to €22,000 in Europe during the first and second years following the index ARDS event.

●	Heavy Financial Burden of ARDS Hospitalizations: A comprehensive 2021 meta-analysis revealed that the average direct hospitalization costs for ARDS range from $108,000 to $158,000 per patient in the United States and €33,000 to €98,000 in Europe. These expenses are mainly due to prolonged and intense hospital stays, which on average range from 17 to 47 days, including 10 to 39 days in the ICU, out of which 8 to 23 days typically involve mechanical ventilation.

●	Social Ramifications: ARDS highlights the global vulnerability to the profound effects of respiratory pandemics, a threat made evident by the COVID-19 outbreak. Similarly, in the winter of 2023, the world faced what experts termed a “tri-demic,” which threatened to push health systems to the limit as a surge in flu cases was compounded by COVID and other respiratory illnesses. Some experts stated that these events are the signs of what is being termed the “Age of the Virus,” a period characterized by increased human interference with nature and the emergence of zoonotic viruses.

MesenCure Target Indications and Clinical Data

Phase II Study

In 2022, we finalized a multi-center Phase II study of MesenCure in treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia (pulmonary manifestations in severe COVID-19 patients). The study enrolled 50 patients in the treatment arm with severe pneumonia due to COVID-19, diagnosed with SpO2 of ≤93% at room atmosphere and bilateral pulmonary infiltrates. In addition to MesenCure (1.5∙106 cells/kg on days 1, 3, and 5), all patients received the SOC treatment, which typically included dexamethasone, heparin, remdesivir, tocilizumab, and respiratory support where applicable.

The treatment group was comprised of 60% male and 40% female patients, with a mean age of 56 ± 12 years (range 30 to 77 years). Arterial hypertension, hyperlipidemia, and type II diabetes were the most common background conditions observed in the treatment group, with frequencies of 50%, 38%, and 24%, respectively. Tobacco usage (12%), asthma (10%), ischemic heart disease (10%), and obesity (34%), defined as BMI≥30 kg/m2, were also reported in the treatment group.

A retrospective control group based on historical data of 150 matching subjects meeting the eligibility criteria and treated with SOC alone was included, following algorithmic stratifications against the treatment group based on gender, age, and comorbidities. The control group consisted of patients hospitalized during the same year as the treatment group and in the same medical centers as the treatment group patients. The control group patients closely resembled those in the treatment group, with similar or lower ordinal clinical scores and frequencies of comorbidities, helping to avoid bias in favor of the treatment group.

The primary predefined endpoint of the study was to evaluate the safety of intravenous (IV) administration of MesenCure, defined as the absence of treatment-related adverse reactions. The secondary endpoint assessed the potential efficacy of MesenCure, as measured by: (i) improvement in room-air oxygen (RA-O₂) saturation to ≥94% within 14 days; (ii) elevation in lymphocyte levels within 14 days compared to baseline; (iii) reduction in C-reactive protein (CRP) levels within 14 days compared to baseline; (iv) improvement in patient-reported health status via standardized questionnaires compared to baseline; (v) reduced hospitalization duration within 30 days, as compared to clinical site-matched historical data; and (vi) improvement in pulmonary infiltrates or pulmonary congestion as assessed by imaging, compared to baseline.

The key results of the study were as follows:

●	Safety: MesenCure was well-tolerated (only one dose level tested), with no immediate or delayed treatment-related adverse reactions observed.

●	Efficacy:

(i) RA-O₂ saturation among patients treated with MesenCure improved from a median of 89% at baseline (measured prior to or at the time of first administration), with an interquartile range (IQR) of 86%–92%, to a median of 94%, with an IQR of 92%–95% (p < 0.0001), measured two weeks following the first administration of MesenCure or upon hospital discharge, the earliest of the two (hereafter referred to as the “two weeks’ time point”).

(ii) Absolute blood lymphocyte counts among patients treated with MesenCure increased from a median of 0.85 × 10³ cells/µL at baseline (IQR: 0.60–1.20 × 10³ cells/µL) to a median of 1.40 × 10³ cells/µL (IQR: 0.95–1.80 × 10³ cells/µL), measured at the two weeks’ time point (p < 0.0001).

(iii) CRP levels among patients treated with MesenCure decreased from a median of 11.4 mg/dL at baseline (IQR: 7.3–18.9 mg/dL) to a median of 2.6 mg/dL (IQR: 1.3-4.5 mg/dL), measured at the two weeks’ time point (p < 0.0001).

(iv) Improvements were observed across all five dimensions of the EQ-5D-5L health questionnaire among patients treated with MesenCure between baseline and up to one week after the final dose. These improvements were reflected in an increased number of subjects reporting lower levels of health-related problems. Statistically significant improvements were recorded in the following domains: Mobility (p < 0.0001), Personal Care (p < 0.0001), Usual Activities (p < 0.001), Pain/Discomfort (p < 0.0001), and Anxiety/Depression (p < 0.05). Additionally, the EQ-VAS score—which captures the subject’s self-rated health status on the day of evaluation on a scale from 0 (worst) to 100 (best)—increased significantly from a baseline mean of 52.8 ± 12.5 to 75.3 ± 12.0 at up to one week following the final MesenCure dose (p < 0.0001).

(v) Among patients with a hospital length of stay, or LoS, longer than seven days (LoS > 7 days), those treated with MesenCure experienced a significantly shorter average LoS compared to the control group—by more than nine days (p < 0.01) or approximately 38% reduction. In the overall cohort, the average LoS did not differ significantly between the treatment and control groups, a result likely influenced by patients with LoS ≤ 7 days, where the MesenCure-treated group had an average hospital stay approximately two days longer than the control group (p < 0.0001). We hypothesize that this longer LoS in the ≤ 7-day subgroup may reflect a procedural artifact of the study design, which required up to six days of hospitalization in the treatment group to allow for screening, administration of up to three MesenCure doses on alternating days, and follow-up assessments prior to discharge.

(vi) The extent of diffuse pneumonia among patients treated with MesenCure—measured as the percentage of lung area with pulmonary infiltrates on chest X-ray—decreased significantly from a median of 53% at baseline (IQR: 25%–65%) to a median of 0% (IQR: 0%–1%) one month after the first MesenCure dose (p < 0.0001).

Additional key efficacy outcomes were:

o	For the MesenCure cohort, the 30-day mortality rate was 6%. This was in contrast to the control group, which had a 30-day mortality rate of 18.7%, translating to a significant 68% reduction in mortality risk for the MesenCure group (RR 0.32, 95% CI 0.11–0.92, p = 0.0406).

o	MesenCure’s intervention notably reduced the risk of patients progressing to invasive ventilation by 57% compared to the control group (RR 0.43, 95% CI 0.19–0.88, p = 0.0217).

o	Post-administration of MesenCure, the intervention group displayed median CRP and CK levels that were 52% (p<0.0001) and 39% (p<0.01) lower, respectively, than those in the control group.

Chest radiographs of six representative patients illustrate lungs flooded with inflammatory infiltrates, a mixture of fluids, excessive immune cells, and proteins hampering proper respiration. Approximately thirty days after the initiation of the MesenCure treatment, a marked reduction in inflammation is evident, with a significant improvement in oxygen saturation levels.

Next Steps

Following the FDA clearing our IND application for MesenCure in February 2025 after removing a clinical hold that had been imposed prior to the initiation of the clinical trial, thereby permitting us to proceed with a Phase III clinical trial to test the safety and efficacy of MesenCure for treating severely ill patients affected by respiratory distress due to COVID-19 pneumonia, we are working to broaden the scope of this Phase III clinical trial to treat respiratory distress from all causes, including ARDS patients. Pending the FDA’s clearance of the amendment of the clinical protocol to include the broader indication, we plan to launch a Phase III clinical trial for MesenCure in 2026 in the United States. We plan that this trial will be conducted across multiple centers, adopting a double-masked design with a randomized placebo control group. The aim is to evaluate the efficacy and safety of MesenCure, on top of the SOC, in treating 200-250 severely ill patients suffering from mild-to-moderate all-cause ARDS compared to a control group of similar size and consistency who will receive a placebo in addition to the SOC. If successful, this Phase III trial could pave the way for submitting regulatory marketing approval applications for MesenCure in the United States in 2028.

MesenCure – Potential Key Advantages

We believe that MesenCure could represent a paradigm shift in treating ARDS by offering a therapy that goes beyond mere supportive treatment of symptoms to provide a potentially curative, disease-modifying treatment. Based in part on our competitive landscape, we believe that MesenCure, if ultimately approved for commercial use, has the potential to offer the following key advantages:

●	Unique composition and mechanism of action: The active pharmaceutical ingredient in MesenCure is an innovative composition of cells primed from allogeneic adipose mesenchymal cells through our proprietary process, that we believe could enhance their therapeutic potential. We believe that this priming process strengthens the cells’ survival and ability to wield multiple therapeutic mechanisms, potentially counteracting inflammation and promoting tissue regeneration. These primed cells distinguish themselves by expressing nearly 7,000 genes differently from their source cells and exhibit notable morphological and functional characteristics that are believed to improve their therapeutic utility.

●	High yield: The MesenCure production process utilizes adipose tissue, a highly accessible and abundant MSC source that surpasses other tissues in volume and donor yield without sacrificing cell potency. The readily available nature of adipose tissue, obtained as a byproduct of liposuction procedures, allows for the collecting of a substantial number of cells from each donor. This abundance is instrumental in producing a large number of doses from a single donor, thereby reducing the need for over-expansion and diminishing the impact of donor variability. Based on our current production yields and planned dosage, we expect that one cell bank derived from a single donor, assuming maximal utilization, would suffice for treating roughly 70,000 patients.

●	Easy application: MesenCure is formulated as a fresh, viable drug product candidate for intravenous administration, simplifying both storage and application. The novel fresh formulation preserves cell viability for up to seven days at 2-8°C, effectively addressing the potency loss often associated with cryopreservation. This feature should also allow for a practical shelf life, facilitating centralized production and distribution worldwide. Our current administration protocol for MesenCure is designed to be straightforward, involving up to three infusions, each lasting about 30 minutes, and can be relatively easily implemented in diverse clinical environments using standard medical equipment and expertise.

●	Potential Benefits for Patients: As described under “MesenCure Target Indications and Clinical Data” above, we believe that MesenCure could potentially reduce mortality rates and the intensity and duration of hospitalization.

●	Potential benefits for healthcare providers: We believe that MesenCure has the potential to alleviate the burden on ICUs and hospitals while reducing direct hospitalization costs, provided it continues to demonstrate a reduction in the need for invasive ventilation and shorter hospital stays, as observed in our Phase II studies and described under “MesenCure Target Indications and Clinical Data” above. Additionally, we believe MesenCure may contribute to lowering long-term healthcare expenses for survivors by accelerating recovery and potentially mitigating long-term tissue damage and disabilities.

Our Technology

Background

Our technologies stem from the fields of cell therapy and tissue engineering. Cell therapy refers to the transplantation of cells to replace, repair, or influence damaged tissues or cells. Most cell therapy applications in clinical use or development involve (i) blood-forming stem cells used in hematopoietic stem cell transplantations to treat blood cancers; (ii) immune cells, primarily chimeric-antigen receptor T lymphocytes (CAR-T) and tumor-infiltrating lymphocytes (TILs) for cancer immunotherapy; and (iii) MSCs. MSCs are multipotent adult progenitor cells that can be derived from different tissue sources and differentiated into multiple cell lineages. Depending on their application, MSC therapies can be autologous or allogeneic. Subsequently, they can be re-introduced into the body for therapeutic applications, including tissue regeneration and immunomodulation. The advantages of using MSCs in cell therapies include their safety and easily controllable differentiation, the potential to obtain large cell numbers from a small starting culture, their ability to recruit other cells to aid healing, and subsequently, their ability to induce tissue regeneration and control inflammation.

Traditionally, there have been several obstacles to the broader application and commercialization of MSCs, despite their potential advantages. For example, difficulties have been observed in maintaining high standards and consistent manufacturing processes and potency, leading to varying cell quality and efficacy. In addition, transporting and storing MSCs for extended lengths of time has also been difficult without losing cell viability and potency.

Tissue engineering entails the combination of cells, biomaterials, and biochemical agents to generate lab-grown tissues that can improve or replace biological functions. The main components of tissue engineering products are cells and scaffold materials that provide the cells with a matrix or substrate to grow on and ideally additional biophysical qualities that support cell function. Due to their unique regenerative capacity, MSCs are often used in tissue engineering. Typically, tissue engineering aims to cure rather than treat complex, often chronic, conditions.

The Fat Tissue

Adipose (fat) tissue serves as the raw material for BonoFill and MesenCure, offering an abundant and minimally invasive source of MSCs. Compared to bone marrow, another common MSC source, adipose tissue provides 2,500 times more MSCs per volume. The high concentration of MSCs within adipose tissue allows for cost-effective utilization of these cells for allogeneic cell therapy applications, such as MesenCure, or differentiation into bone-forming cells for autologous applications, as in BonoFill.

Applying our Technology to BonoFill

BonoFill is intended to treat various bone defects and is designed to provide all four interrelated functions required from an engineered bone graft to treat sizeable and otherwise non-healing bone defects. These functions include (i) osteoconduction, (ii) osteoinduction, (iii) osteogenesis, and (iv) osseointegration.

The graphic below depicts the various steps in implementing our injectable live-human bone graft BonoFill product candidate. The initial step for applying BonoFill is a minor liposuction or fatty tissue sampling procedure. In the next step, the cells needed to grow the live bone are isolated from the patient’s adipose tissue sample in a GMP facility. Following isolation, these cells are seeded on mineral scaffold particles and cultured in vitro in a scalable bioreactor under controlled conditions. After their maturation, we collect the cell-seeded particles and formulate them into a semi-solid state ready to inject and fill the bone defect.

During culture, the cells used to construct BonoFill are matured by osteoinduction into osteoprogenitor cells with varying levels of osteogenic commitment. These cells presumably replace the osteoprogenitors that the body cannot recruit and promote further osteoinduction, ensuring effective osteogenesis (bone building). Moreover, by retaining part of their mesenchymal capabilities, we believe BonoFill cells may also improve bone graft integration.

Our core technology underlying BonoFill are:

●	A synergistic combination of autologous adipose-derived MSCs with a natural scaffold: BonoFill is based on a synergistic combination of autologous adipose-derived MSCs and a natural scaffold designed to provide optimal support for bone regeneration. To maximize synergy, cells are grown and differentiated on a 3D scaffold under dynamic conditions, promoting osteogenic induction. We believe this process enhances the relationship between osteoinduction and cell maturation time, optimizing BonoFill’s regenerative potential.

●	Cell differentiation: We use an innovative differentiation process applied to BonoFill cells that results in a culture comprising a spectrum of cells composed of naïve MSCs and osteoprogenitor cells at different levels of osteogenic commitment in between. We believe that the resulting diversity in the culture is vital for building new bone by cells with a high level of osteogenic commitment and for further stimulation of differentiation into bone-building cells, supporting their propagation and facilitating graft integration by the more pluripotent cells.

●	Proprietary bioreactor system: To realize the full potential of merging our cells, scaffold, and osteoinduction, we developed an innovative closed single-use bioreactor system for cell culture, expansion, and differentiation. This system is crucial for reducing our manufacturing burden and potentially supporting mass production. The bioreactor is designed to furnish stringent control over growth conditions, minimize manual manipulations and manufacturing steps, and reduce the risk of contamination and batch losses.

Applying our Technology to MesenCure

MesenCure is an enhanced investigational cell therapy product candidate consisting of a novel composition of primed allogeneic adipose-derived MSCs. Our technology underlying MesenCure is designed to amplify the natural therapeutic potential of MSCs, leveraging their well-recorded inherent anti-inflammatory and regenerative properties, safety in allogeneic applications, and the abundance of potent MSCs in adipose tissue. This amplification is intended to enable the cells to activate multiple pleiotropic mechanisms, expectedly more effectively compared to unprimed natural MSC, with the potential to alleviate inflammation and facilitate tissue regeneration. Such capabilities are crucial in treating conditions like ALI and respiratory distress.

In ALI/ARDS and potentially other respiratory and non-respiratory conditions, MesenCure is designed to mitigate the harmful effects of inflammation and tissue damage, regardless of the underlying cause. Its mechanism of action is intended to be broadly applicable across various etiologies, including viral and bacterial infections, chemical toxins, and other physiological insults. This adaptability may allow MesenCure to remain effective against conditions caused by diverse pathogens, such as coronaviruses, respiratory syncytial virus (RSV), and influenza, which can lead to pneumonia and ALI.

The presumed capacity to invoke multiple pathways in combating lung inflammation and tissue damage potentially positions MesenCure as a more comprehensive and effective treatment option for severely ill patients than therapies working through a single mechanism. This multifaceted approach may offer enhanced therapeutic benefits by simultaneously addressing various aspects of tissue injury and inflammation, potentially leading to better overall outcomes.

The following core technology of MesenCure reflect the proprietary methods we have developed to better retain and enhance the innate therapeutic capabilities of MSCs:

●	Efficient and standardized MSC isolation and expansion: Using our proprietary techniques, we can isolate large numbers of MSCs from adipose tissue, achieving yields of up to 3.5-fold higher per lipoaspirate volume than typical commercial devices. This yield allows us to minimize in vitro expansion, saving time and resources in manufacturing and reducing the loss of MSC potency often associated with their over-expansion. Following isolation, we expand the MSCs in a xeno-free, defined media modified by us to minimize variability, culturing time, and media consumption.

●	Priming the MSC: We prime our MSCs during culture, using specialized growth conditions to enhance their potency. We believe the improved potency from priming is attributable to MesenCure’s ability to produce more anti-inflammatory and regenerative effectors at the RNA and/or protein levels and amplify cell survival mechanisms.

●	MesenCure stability is retained under ambient storage conditions: The drug product formulation of MesenCure cells is made in a specialized solution designed to preserve their potency and viability, providing sufficient shelf life under 2-8⁰C. These storage conditions help prevent potential supply chain complexities and avoid freezing the cells, often associated with diminished cell survival and loss of potency.

Manufacturing

General

Our product candidates are manufactured at the new Bonus Biogroup Manufacturing Center that is part of our new headquarters in Haifa, Israel. In March 2022, we relocated to this facility, which comprise an area of approximately 22,000 square feet. About half of this space is dedicated to industrial production, with two separate facilities enabling side-by-side production of BonoFill and MesenCure. The remainder of the facility holds our research and development labs and offices.

These new production facilities are designed to meet the highest standards for developing and manufacturing tissue-engineered and cellular therapy products. Each production facility includes cleanrooms for growing cells and tissues and areas for storage, assembling, and packaging. The cleanrooms are constructed according to cGMP standards at a Grade B level and are equipped with control systems for continuous monitoring of each manufacturing stage. This setup is designed to meet the production standards of cellular products intended for human therapy, as regulatory authorities in the United States, Europe, and Israel require. In October 2024, the Israel Ministry of Health (MOH) certified that our two clinical-stage product candidates, BonoFill and MesenCure, are manufactured by the Company through an industry-standard process conducted under cGMP for phase III clinical trials. Additionally, the MOH issued a certificate of accreditation, confirming that the Haifa-based industrial production facilities for BonoFill and MesenCure meet the requirements under Israeli law and the cGMP requirements recommended by the World Health Organization.

Adjacent to the cleanrooms, we established quality control laboratories designed to meet U.S. and EU regulatory requirements. These laboratories will perform the safety and quality tests necessary to manufacture and release our products, reducing reliance on external service providers and enhancing our operational independence. We believe the manufacturing capacity of these two new production facilities will enable us to achieve industrial-scale production of BonoFill and MesenCure, meeting the quantities required for our planned clinical trials and the commencement of initial commercial activities.

Critical raw materials and suppliers

Key raw materials for our manufacturing needs include scaffold materials and growth factors for BonoFill, allogeneic cell sources for MesenCure, and cell culture media for both product candidates. While we currently rely on a single supplier of scaffold materials, growth factors, and culture media, such materials are commercially available from multiple suppliers at competitive prices.

Unanticipated increases in critical raw material prices or disruptions in supply could increase production costs and adversely affect our profitability. We are taking various steps in order to mitigate such risk, including by (1) constantly holding safety inventory stock sufficient to meet our estimated manufacturing forecasts, and (2) working to validate additional alternative suppliers.

Allogeneic cell sources for MesenCure, in the form of fresh lipoaspirate from healthy donors, were obtained for our clinical development from Tel Aviv Sourasky Medical Center under appropriate Helsinki Committee approval for research and development purposes. We believe that our currently established allogeneic cell banks will be sufficient to support the remaining clinical development of MesenCure. However, if these cell banks prove inadequate for clinical development, additional banks will need to be established. For potential commercial application, should MesenCure receive marketing approval, additional cell banks would be required. This process may involve sourcing allogeneic cells from Sourasky Medical Center and other potential medical centers that perform liposuction procedures under appropriate Helsinki Committee approvals. Furthermore, for commercial use, we would need to establish the necessary procurement agreements with these institutions. Failure to secure a sufficient supply of allogeneic cells for future clinical or commercial needs could hinder our ability to advance development or scale production, which may negatively impact our business and commercialization prospects.

Commercialization

We intend to execute our commercialization and go-to-market strategy in the United States through a strategic partnership, which we aim to establish with a leading pharmaceuticals commercialization and distribution partner. If successfully secured, we intend to leverage our partner’s expertise in advanced therapies to support the commercial success of our product candidates following receipt of the necessary marketing approval.

We are currently evaluating a potential partner for such a strategic partnership, showcasing, in our view, a proven track record of supporting advanced therapy clients with comprehensive commercialization solutions and strong distribution capabilities across the United States. However, we recognize that several additional companies could also serve as potential commercialization partners should we pursue alternative or complementary collaborations.

We believe that activities potentially supported by a commercialization partner may include assisting in developing our commercialization infrastructure, conducting gap analyses, and providing strategic planning for go-to-market initiatives. These initiatives may encompass stakeholder education and awareness, reimbursement support, field team connectivity, logistical support, provider engagement, and patient access services.

Additionally, if secured, a commercialization partner may also play a role in U.S. distribution efforts, supporting the implementation of our commercialization strategy. This implementation could include the aforementioned initiatives, as well as managing post-launch activities such as long-term patient monitoring, fulfilling data requirements, supporting label expansions, and generating real-world evidence. However, there is no assurance that we will be able to enter into definitive agreements with our leading prospective partner or other potential commercialization partners on commercially reasonable terms or at all. If we are unable to secure a commercialization partner, we may need to explore alternative strategies, which could require additional resources and investment.

Competition

Overview

We compete in an industry characterized by rapidly advancing technologies, significant competition, and a complex intellectual property landscape. Various existing therapies in the market and development may compete with our product candidates in the future. Other approaches may also emerge for the treatments on which we focus.

We have potential competitors in the United States and internationally, including major multinational pharmaceutical companies, specialty biopharmaceutical and biotechnology companies. Our competitors may succeed in developing, acquiring, or licensing on exclusive basis products that are more effective or less costly than any product candidate we may develop or achieve earlier patent protection, regulatory approval, product commercialization, and market penetration than we do. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors. Furthermore, many of our competitors, either alone or through their collaborations, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete or will compete, with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient enrollment in clinical trials, and acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license, commercialize, and market products before or more successfully than we do. For more information, see “Risk Factors—Risks Related to Competition.”

Below is a description of the competition surrounding our leading product candidates and technologies.

BonoFill Competition

BonoFill is targeting the global bone grafting market. BGS products available in this market include decellularized acellular bone allografts and xenografts from cadaveric and animal sources, respectively, as well as CBM products, synthetic bone substitutes, and recombinant growth factors. These products are primarily developed, manufactured, and sold by major biomedical companies such as Medtronic Plc, DePuy Synthes (a J&J company), Zimmer Biomet Holdings Inc., Stryker Corporation, Integra LifeSciences Holdings Corp., Wright Medical Group N.V., and NuVasive, Inc. However, these BGS products are generally considered unsuitable for treating sizable bone defects, as detailed in “Our Product Candidates – BonoFill - Current Treatment Options and their Limitations.” Moreover, BGS products derived from human cadavers and animal tissue may pose risks of immunogenicity and potential pathogen transmission. To our knowledge, as of December 2025, tissue engineering technologies that may potentially compete with BonoFill for treating sizeable bone defects are mostly in academic discovery or early development and years behind the development stage of our product candidate.

We are currently aware of three companies that have been active in the clinical development of cell therapies and tissue-engineered bone graft products. Although targeting smaller bone defects than BonoFill or different indications, these companies may still emerge in the future as potential competition for BonoFill:

●	Novadip Biosciences S.A. is developing NVD-003, a treatment for critical-size bone reconstruction. Their official website and clinical trial page (NCT05693558) indicate that NVD-003 is a scaffold-free 3-dimensional osteogenic graft. This graft is derived from autologous adipose MSCs embedded in their extracellular matrix and combined with hydroxyapatite/beta-tricalcium phosphate particles, likely before implantation. The primary indication for NVD-003 is congenital pseudarthrosis of the tibia (CPT), a rare pediatric orthopedic condition characterized by bowing and nonunion of the tibia in young children.

●	EpiBone Inc. is developing an autologous, adipose-derived MSC-based product with a synthetic scaffold. Their investigational product candidate, EB-CMF, is intended for maxillofacial applications, specifically for mandibular ramus reconstruction.

●	Laboratorios Salvat, S.A. is developing Bonecure or HC-SVT-1002, an allogeneic, adipose-derived MSC-based product combined with a tricalcium phosphate scaffold. This investigational product candidate, licensed from Histocell, is targeted for treating nonunion fractures in long bones, specifically focusing on atrophic pseudarthrosis, as outlined on the clinical trial page NCT02483364.

MesenCure Competition

We are not aware of any EMA or FDA-approved curative treatments for ARDS. As such, we believe that direct competition for MesenCure in the ARDS space will likely arise from emerging therapies, especially cell-based or cell-derived therapies. Previously active in the COVID-ARDS space, potential rivals in the cell therapy class, including Mesoblast, Sorrento, Pluri Biotech, Athersys, Stemedica, and Hope Biosciences, have, to our knowledge, effectively terminated their studies. Direct Biologics, which utilizes extracellular vesicles, has progressed to Phase III for younger patients.

The broader, evolving ARDS pharmaceutical landscape represents potential indirect competition to MesenCure. For example, repurposed drugs, such as Vitamin C, are under exploration for their general anti-inflammatory properties. The anti-inflammatory peptide BIO-11006 demonstrated early promise in Phase II. Monoclonal antibodies like Tocilizumab and EB05 developed by Roche are tailored to target specific immune pathways. While Tocilizumab, approved for severe COVID-19, has, to our knowledge, shown only a marginal reduction in mortality, EB05’s effectiveness, although promising in a very small study, remains uncertain. The targeting of these monoclonal antibodies to specific immune pathways makes them susceptible to variations across patients, disease stages, and etiologies. Other pharmaceuticals, such as Solnatide, Citrulline, and ACE2, are designed to counter pulmonary injuries and edema but do not address inflammation.

Intellectual Property

Our Patents and Patent Applications.

As of September 2025, our intellectual property portfolio encompasses 71 granted patents and 10 pending patent applications belonging to one of the following six patent families:

●	BTH-P-001, BTH-P-002, and BTH-P-004 families include patents specific to bone graft and bone particles, methods for obtaining de novo bone graft/particles, and methods for treatment of bone pathologies utilizing our innovative bone graft/particles. Of note, patent family BTH-P-001 was licensed from, among others, our Chief Executive Officer, Dr. Shai Meretzki, as described below and elsewhere in this prospectus:

o	BTH-P-001 (bone-like prosthetic implants) - This family includes patents in the United States, Austria, Belgium, Switzerland and Liechtenstein, Germany, Denmark, Spain, France, Great Britain, Greece, Italy, Latvia, the Netherlands, Norway, Poland, Sweden, and Turkey, which will expire in April 2029;

o	BTH-P-002 (bone repair compositions) - This family includes patents in the United States, Canada, Australia, Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Portugal, Romania, Slovenia, Sweden and the Great Britain, which will expire in April 2035; and

o	BTH-P-004 (cell compositions for tissue regeneration) - This family includes patents in Australia, Israel, India, Japan, and Russia, expiring in July 2037, and three pending patent applications in China, Europe, and the United States. The potential expiration date of any patents, if granted, resulting from these pending patent applications is also July 2037.

●	BTH-P-005 (microcapillary network-based scaffold) includes patents in Australia, Austria, Belgium, Bulgaria, Denmark, Estonia, Finland, France, Germany, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Portugal, Romania, Slovenia, Sweden, Great Britain, China, and the United States, all expiring in September 2036. These patents cover a large capillary network, a method for obtaining a microcapillary network for graft vascularization, and its utilization within a bone graft for treating bone pathologies.

●	BTH-P-007 (compositions of cells with an enhanced therapeutic capacity) includes pending patent applications specific to MSCs with an enhanced therapeutic capacity for applications in regenerative medicine and regulation of the immune response in Australia, Canada, China, Europe, Israel, India, and the United States. The potential expiration date of any patents, if granted, resulting from these pending patent applications is May 2042.

●	CLR-BTH-P-001 (implantable liposome embedded matrix composition, uses thereof, and polycaprolactone particles as scaffolds for tissue regeneration) includes patents in Germany, France, the Great Britain, and the United States, all expiring in November 2029. These patents cover implantable liposome composition and a method for delivering bioactive molecules in vivo by embedding them within liposomes.

Protection of Our Proprietary Information

The proprietary nature of, and protection for, our product candidates, processes, and know-how are essential to our business. Our success depends in part on our ability to protect the proprietary nature of our product candidates, technology, and know-how, to operate without infringing on the proprietary rights of others, and to prevent others from infringing on our proprietary rights. We will continue to seek patent protection in the United States and internationally for our product candidates and other technologies. Our policy is to patent or in-license technologies, inventions, and improvements that we consider essential to our business development. In addition to patent protection, we intend to use other means to protect our proprietary rights, including pursuing marketing status and similar rights that are available under regulatory provisions in certain countries, including the United States, E.U., and Israel. We also rely on trade secrets and continuing innovation to develop and maintain our competitive edge.

We cannot be sure that patents will be issued with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents issued to us in the future will be commercially useful in protecting our technologies. Moreover, despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed, or misappropriated. Such intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise provide competitive advantages. Our success also depends on our ability to operate our business without infringing, misappropriating, or otherwise violating any patents and other intellectual property or proprietary rights of third parties. For more information, see “Risk Factors—Risks Related to our Intellectual Property.”

License Agreements

In October 2008, we signed the Patent License Agreement, as amended and restated in January 2012, and as further amended in September 2021, with our Chief Executive Officer and controlling shareholder, Dr. Shai Meretzki, and certain other individuals. Under the Patent License Agreement, we received a worldwide and exclusive license to use, distribute, and exploit certain products and intellectual property related to a patent application in consideration for our obligation to pay the licensors royalties from sales of the licensed products and certain lump-sum payments. Two other related patent applications, which, together with the patent application licensed in the Patent License Agreement, comprise the three applications covering technology for in-vitro growth of bone tissues for therapeutic and other applications (Patent Family BTH-P-001) were not included under the Patent License Agreement and were fully assigned to Bonus Therapeutics. For additional details, see “Related Party Transactions- Patent License Agreement.”

From time to time, we also enter into license and collaboration agreements in the ordinary course of business. Under some of these license and collaboration agreements, we are obligated to (i) pay royalties to the licensors on net sales of future products (if incorporating the licensed intellectual property) and (ii) indemnify the other party in certain circumstances, which obligation is not always capped in an amount and is not limited to direct damages.

Government Regulations

General

The development, manufacturing, and marketing of our cell therapy product candidates are subject to the laws and regulations of governmental authorities in the United States (in particular, the FDA) and the E.U. (in particular, the EMA) as well as other countries in which our product candidates will be evaluated in clinical trials or marketed in the future.

BonoFill and MesenCure are classified as human cells, tissue, and cellular and tissue-based products (HCT/Ps) in the United States and as Advanced Therapy Medicinal Products (ATMPs) in the E.U. Consequently, such product candidates are categorized by the health regulation authorities under the broader category of biological products. Obtaining marketing approval in the United States will require, among other things, submitting a BLA with the FDA. Furthermore, various governmental statutes and regulations also govern or influence testing, manufacturing, safety (and other quality attributes), labeling, storage, and record-keeping related to such products and their marketing. Governments in different countries have similar manufacturing, testing, and marketing requirements.

Along with third-party contractors, we will be required to navigate the various preclinical, clinical, and commercial approval requirements of the governing regulatory agencies of the countries where we wish to conduct studies or seek approval or licensure of our product candidates, including the FDA and EMA. Obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require substantial time, resources, and money. There can be no assurance that our product candidates will ultimately receive marketing approval.

Generally, there are several stages every drug (or therapeutic agent) has to go through during its development process to be eligible for marketing approval. Among these are:

●	Nonclinical laboratory and animal studies are performed to assess the drug’s biological activity, lack of toxicity, and clinical efficacy and safety. Per the regulatory requirements, the preclinical safety and toxicity studies are conducted under GLP requirements to ensure their quality and reliability;

●	Performance of extensive laboratory testing, characterization, and optimization procedures to characterize and document the product’s physiochemical properties or composition, manufacturing controls, formulation, and stability;

●	A highly controlled manufacturing process for the production and release of the product according to cGMP regulations and standards and in compliance with pre-determined specifications;

●	Conducting adequate and well-controlled human clinical studies in compliance with cGCP to establish the safety and efficacy of the product for its intended indication. Typically, cell therapies are evaluated in a Phase I/II study to demonstrate the safety of the product candidate, trend of efficacy, and in some cases, to verify optimal dose selection, followed by a larger controlled pivotal phase III study;

●	Clinical study data collection, validation, and analysis to support a marketing approval; and

●	Potential post-marketing clinical testing and product surveillance after marketing approval might result in additional conditions or restrictions on the approval or suspension of clinical use.

Approval of a drug for clinical studies in humans and approval of marketing are granted by centralized competent authorities, such as the EMA in the EU and the FDA in the United States. In the case of the EU, a sovereign decision to approve a clinical study can also be made by a competent authority on a national level.

The Regulatory Process in the United States

General

In the United States, our product candidates are subject to regulation as a biological product under the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act of 1938, as amended, or the FDCA. The FDA, regulating the approval of clinical studies and marketing applications in the United States, generally requires the following steps before approving a new biological product for clinical studies and subsequently for commercial marketing:

●	Submission of an IND application for an advanced phase clinical study, which includes adequate data regarding the product manufacturing process, quality, and safety, the manufacturing facility, results of preclinical studies, satisfactory clinical results from previous clinical studies with the product, and a proper clinical protocol for the requested study. The IND application must be approved before clinical testing in humans can begin;

●	Obtaining approval of the Institutional Review Board, or IRB, of research institutions or other clinical sites to participate and perform the clinical study with a drug candidate;

●	Conduct the clinical study following the approvals mentioned earlier from the FDA and the IRBs, as well as data collection and analysis and preparing a clinical study report.

●	Submission of a Biological License Application or BLA;

●	FDA review of the BLA to determine, among other things, whether the product is safe and efficacious for its intended uses; and

●	FDA inspection and approval of the product manufacturing facility at which the product will be manufactured.

In the United States, (i) we expect that BonoFill will be considered a regenerative medicine therapy, a biological-device combination product candidate (regarding the 510(k)-cleared mixing and delivery syringe being the device part of the combination; see below), and (ii) MesenCure is considered as a cell therapy product candidate.

●	These product candidates comply with the definition of tissue engineering products and are regulated by the following offices in the FDA: Office of Therapeutic Products, or OTP, which is part of the Center for Biologics Evaluation and Research, or CBER; and

●	Center for Device and Radiological Health, or CDRH, for the device component.

In compliance with the FDA regulation, we must file an IND application before conducting clinical studies in the United States. For product commercialization, a BLA shall be submitted and approved by CBER.

510(k) clearance by the FDA for Bonus Therapeutics’ Mixing and Delivery System

Generally, unless an exemption applies, each medical device that we propose to market in the United States must first receive one of the following types of FDA authorizations: (i) premarket notification under Section 510(k) of the FDCA, to which we refer as a 510(k) clearance, or (ii) premarket approval under Section 515 of the FDCA, or PMA. In July 2019, the FDA granted 510(k) clearance for Bonus Therapeutics’ Mixing and Delivery System (Device ID K190996), which comprises a sterile mixing syringe and delivery accessories to enable the mixing of the grafting material before application. The system is a sterile, single-use set intended to deliver hydrated allograft, autograft, or synthetic bone graft materials to surgical sites. As part of the regulatory clearance process, we had to demonstrate that the system is biocompatible and safe. The mixing syringe, the main component of the mixing and delivery system, serves as the primary container for BonoFill and is utilized for its administration.

The Regulatory Process for BonoFill and MesenCure in Europe

In the E.U., the EMA regulates our BonoFill and MesenCure product candidates under the ATMP regulation, a regulation specific to cell and tissue products. To approve the product for testing in clinical studies and subsequently be approved for commercial marketing, this European Union regulation requires:

●	Filing a Clinical Trial Application via the EMA system, either to specific member states (i.e., National Submission) or via a centralized procedure;

●	Obtaining approval of affiliated Ethics Committees of research institutions or other clinical sites to introduce the drug candidate into humans in clinical studies;

●	Obtaining data from adequate and well-controlled clinical studies, establishing the safety and efficacy of the product for its intended use, and

●	Applying for an MAA—to be reviewed and approved by the EMA.

We believe that BonoFill and MesenCure comply with the definition of ATMPs. The EMA, through the Committee for Advanced Therapies, has a centralized authorization for certification of ATMP quality and nonclinical data at any stage of development. In Europe, national authorities such as Health Technology Assessment (HTA) bodies are also involved in the pricing and reimbursement of medicinal products.

The Regulatory Process in Israel

Our operations are subject to various approvals from the Israeli Ministry of Health. Clinical trials in Israel must be conducted under the Israeli Public Health Regulations (Clinical Studies on Human Subjects), 1980 (“Studies in Humans Regulations”), including amendments and addenda thereto, the Israeli Guidelines for Clinical Trials in Human Beings issued by the Israel Ministry of Health, or the Guidelines for Clinical Trials, and the standards of the International Conference for Harmonized Tripartite Guideline for Good Clinical Practice.

The regulations and the Guidelines for Clinical Trials stipulate that a clinical study on human subjects for an investigational product must be approved by the institutional Ethics Committee/s (EC) at the hospital/s where the study will be conducted, the General Manager at such hospital/s, and, for certain studies, the Ethics Committee of the Israeli Ministry of Health. The Ethics Committee acts by force of the Studies in Humans Regulations, according to the Guidelines for Clinical Trials, Current Good Practice, or CGP, or any other approval required by the Israeli Ministry of Health. According to the Studies in Humans Regulations and the Guidelines for Clinical Trials, the Helsinki Committee must approve every experimental process that involves human beings.

Upon the successful completion of clinical studies, as required, a comprehensive Clinical Study Report is to be submitted to the Israeli Ministry of Health as part of a submission package for applying for marketing approval. Typically, cell drug therapies are evaluated in a Phase I/II study to assess their safety and a trend of efficacy, followed by a pivotal Phase III study to demonstrate efficacy with statistical significance and power. Nonetheless, the Israeli Ministry of Health is unlikely to approve certain products (based on the classification of such products) that the FDA or EMA has not yet approved. Even so, data collected in clinical studies conducted in Israel can be used to support IND applications submitted to the FDA and can be included in studies under FDA or EMA as remote clinical sites.

The Regulatory Process in Other Countries

We plan to request approval for clinical studies and, ultimately, for marketing each of our product candidates from regulatory authorities in countries outside the United States and the E.U. in the future.

Generally, the approval procedure varies among countries and may involve additional preclinical testing and clinical studies. The requirements and time required may differ from those required for FDA or EMA approval. Each country may impose specific procedures and requirements of its own. In some cases, countries other than the United States, the E.U., and Israel are willing to consider requests for marketing only after the product is approved for marketing by either the FDA or the EMA. The decision regarding marketing approval is made following submitting a thoroughly assessed and critically addressed dossier.

The Israeli Innovation Authority

From time to time, eligible participants may receive grants under programs of the Israeli Innovation Authority or the IIA. Grants received are generally repaid through mandatory royalties based on revenues from the sale of products (and ancillary services) incorporating know-how developed, in whole or in part, with the grants. This governmental support is conditioned upon the participant’s ability to comply with specific applicable requirements and conditions specified in the IIA’s programs and the Innovation Law.

Our research and development efforts, not including MesenCure, have been financed in part through grants in an aggregate amount of approximately $3.35 million that we received from the IIA (approximately $2.86 million), the BIRD Foundation (approximately $472,000), and the European Commission (approximately $18,000). Roughly $1.67 million of the grants are royalty-bearing grants. For such royalty-bearing grants, we are committed to paying royalties at a rate of between 3-3.5% on sales proceeds from our product candidates and income generated from and related services that were developed under IIA programs, up to the total amount of grants received, linked to the U.S. dollar exchange rate and bearing interest.

Following the full payment of such royalties and interest, there is generally no further liability for royalty payment, other than under certain circumstances such as when the grant recipient obtains approval to transfer manufacturing rights outside of Israel. Nonetheless, in respect of programs for grants developed using grants from the IIA, the restrictions under the Innovation Law regarding the transfer of IIA-funded know-how and manufacture of products arising from the IIA-funded programs will continue to apply even after we have repaid the total amount of royalty payable according to the grants. In particular, the Innovation Law provides that know-how developed under an approved research and development program or rights associated with such know-how and any derivates thereof (1) may not be transferred to third parties in Israel without the approval of the IIA (such approval is not required for the sale or export of any products resulting from such research or development) and (2) may not be transferred to any third parties outside Israel, except in certain exceptional circumstances and subject to the IIA’s prior approval, which approval, if any, may generally be obtained, in the following cases: (a) the grant recipient pays to the IIA a portion of the sale price paid in consideration for such IIA-funded know-how and any derivates thereof (according to specific formulas, which may result in repayment of up to 600% of the grant amounts plus interest), or (b) in other exceptional circumstances approved by the IIA, such as the grant recipient receives know-how from a third party in exchange for its IIA-funded know-how. Such approval is not required to export products from such research or development. In respect of the transfer of manufacturing rights outside of Israel, as a general condition for obtaining approval to manufacture outside Israel we would be required to pay increased royalties, as defined under the Innovation Law. The total amount to be repaid to the IIA would also be adjusted to between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel.

In addition, the Innovation Law imposes reporting requirements concerning specific changes in the ownership of a grant recipient. The law requires the grant recipient and its controlling shareholders and foreign interested parties to notify the IIA of any change in control of the recipient or a change in the holdings of the means of control of the recipient. It requires a non-Israel interested party to undertake the IIA to comply with the Innovation Law.  In addition, the rules of the IIA may require additional information or representations regarding certain such events. For this purpose, “control” is defined as the ability to direct the activities of a company other than any ability arising solely from serving as an officer or director of the company. A person is presumed to have control if such a person holds 50% or more of the means of control of a company. “Means of control” refer to voting rights or the right to appoint directors or the chief executive officer. An “interested party” of a company includes a holder of 5% or more of its outstanding share capital or voting rights, its chief executive officer and directors, someone who has the right to appoint its chief executive officer or at least one director, and a company concerning which any of the foregoing interested parties owns 25% or more of the outstanding share capital or voting rights or has the right to appoint 25% or more of the directors. Accordingly, any non-Israeli who acquires 5% or more of our outstanding ordinary shares is generally required to notify us that it has become an interested party and sign an undertaking to comply with the Innovation Law. However, such notification obligations and the requirement to sign an undertaking generally do not apply to shareholders who acquired 5% or more of our outstanding ordinary shares by purchasing the same in open-market transactions in the event it cannot reasonably be imposed by the grant recipient.

Insurance Coverage and Reimbursement

Even if we are able to obtain marketing approval from regulatory authorities, sales of our product candidates will depend substantially, both in the United States and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers, and other third-party payers. In the United States, the principal decisions about coverage and reimbursement are typically made by CMS. Private payers tend to follow the coverage reimbursement policies established by CMS to a substantial degree.

We believe that our product candidates may be well-positioned for favorable coverage and reimbursement negotiations. This belief is based on our product design, which aims to generate cost efficiencies within the healthcare system by potentially reducing hospitalization duration and intensity, shortening recovery periods, and lowering the need for follow-up interventions. Additionally, our Phase III studies are expected to include endpoints designed to demonstrate both immediate and long-term value to payers. These may include metrics such as hospitalization days following primary treatment, the need for revision surgeries in patients treated with BonoFill, and the incidence of common morbidities among ARDS survivors treated with MesenCure compared to the current SOC.

However, the insurance coverage and reimbursement status of newly approved products is uncertain. There can be no assurance that our product candidates will receive favorable reimbursement terms or that any coverage decisions will be sufficient to ensure broad adoption. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

See also above under “Risk Factors - The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.”

Organizational Structure

We have one wholly owned subsidiary, Bonus Therapeutics Ltd., which is incorporated under the laws of the State of Israel. We also hold 95.5% of the share capital of Bonus Cellora Ltd., which is also incorporated under the laws of the State of Israel.

Facilities

Our offices, research and development, and manufacturing facilities are located at MATAM Park in Haifa, Israel, where we occupy approximately 22,000 square feet. Our lease ends in July 2027, and we can extend the lease for one additional period of thirty-six (36) months. Our monthly rent payment as of June 30, 2025, was approximately NIS 190,000 (equivalent to approximately $56,000), and we have provided the lessor with a bank guarantee of NIS 733,000 (equivalent to approximately $217,000) to secure our obligations thereunder.

We believe that the facility described above is suitable and adequate for our operations as currently conducted and as presently foreseen. We also believe that our manufacturing capabilities are duly supported by the resources available in this facility. Nonetheless, if additional or substitute offices and facilities are required, we believe we could obtain such offices and facilities at commercially reasonable rates.

Legal Proceedings

We are, or may be, from time to time named as a defendant in legal proceedings and claims in the ordinary course of our business. However, except as described below, we are currently not, and have not been in the recent past, a party to any legal proceedings which may have or have had in the recent past significant effects on our financial position or profitability.

2022 Class Actions. In February 2022, two requests for approval of a class action were submitted to the District Court in Haifa, Israel, against the Company and Dr. Meretzki, our Chief Executive Officer and director. Both requests were submitted by the same law firm and supported by the opinion of the same economic expert, alleging that the Company and Dr. Meretzki took unlawful actions during the pre-closing hours of trading on the TASE on January 13, 2022, in order to increase the value of our ordinary shares and thereby ensure our ordinary shares would continue to be included in certain TASE indexes (namely, the TA-90 and TA-125 indexes), to which we refer as the January 2022 TASE Indexes event. On June 5, 2024, following several procedures and a hearing, the applicants submitted a request to the District Court to withdraw their claims, and, on June 13, 2024, the District Court issued a judgment in which it confirmed the agreement of the parties to such withdrawal, without consideration, compensation or other benefit, including the dismissal of the personal claims made by the applicants.

ISA Investigation. On February 28, 2024, in connection with the aforesaid January 2022 TASE Indexes event, investigators from the ISA conducted a search of our offices in connection with an apparent suspicion of securities law offenses. Also, to our knowledge, several of our directors and officers were summoned for questioning at the ISA’s offices, including Dr. Meretzki and Mr. Rauch, the Chairman of our board of directors, both of whom were, to our knowledge, investigated at the ISA’s offices regarding potential violations of the securities law and money laundering offenses, allegedly with the aim of influencing the continued inclusion of our ordinary shares in the TA-90 and TA-125 indexes, including publication of allegedly misleading details in public reports we submitted to the ISA and TASE and disclosing in our financial statements certain loans we granted to employees in the relevant period for the purpose of exercising share options, which reports were allegedly to be not timely and complete as required. We and, to our knowledge, our directors and officers cooperated with the ISA, and we publicly reported the investigation promptly that day (February 28, 2024). In early January 2026, the TADA sent letters to Dr. Meretzki and Mr. Rauch (the "Initial TADA Letters") informing them that the ISA has concluded its investigation and has transferred the investigation file to the TADA, who is to examine whether to file criminal charges against those involved in the subject matter, including Dr. Meretzki and Mr. Rauch. At this stage, we are unable to assess the outcome of the TADA examination, including the timing of its decision to either close the prosecution file or invite us, Dr. Meretzki and/or Mr. Rauch to a pre-indictment hearing (a decision that we were advised could be made within months or sometimes even a year or more after the Initial TADA Letters). Consequently, we cannot estimate the potential impact, if any, on our business and financial condition, but, based on the advice of our Israeli legal counsel, we believe we, Dr. Meretzki and Mr. Rauch possess proper defense arguments supported by, among other things, external and objective evidentiary reinforcements. In particular, as of the date of this prospectus, it is still uncertain whether such TADA examination will eventually lead to any administrative or criminal enforcement proceedings by the ISA or TADA. In the event the ISA (including through TADA) commences such proceedings against us or any of our directors and officers, such actions may result in various sanctions against us or our directors and officers, which can adversely affect our business and financial condition.

Management

Executive Officers and Directors

The following table presents information about our executive officers and directors, including their ages, as of the date of this prospectus:

Name	Age	Position
Yosef Rauch (1)	68	Chairman of the Board of Directors
Dr. Shai Meretzki (2)	57	Chief Executive Officer, Director
Meital Enbar	46	VP Finance
Dr. Dror Ben David	49	Chief Operations Officer
Gil Shapira (3)	66	Director
Alon Ariel (2) (4)	59	Director
Margalit Assayag (4) (5)	61	Director
Benjamin Shafir (4) (5)	76	Director

(1)	Term is scheduled to expire at the annual meeting to be held in the first half of 2026.
(2)	Term is scheduled to expire at the annual meeting to be held in the second half of 2026.
(3)	Term is scheduled to expire at the annual meeting to be held in 2027.
(4)	Member of the Compensation Committee, Audit Committee, and Financial Statements Examination Committee.
(5)	External Director (as defined under the Israeli Companies Law). See under “Corporate Governance – External Directors” below. Term is scheduled to expire in November 2026.

Yosef Rauch, Chairman of the Board of Directors

Mr. Rauch has served as the Chairman of our board of directors since April 2012. From 1985 to 1989, Mr. Rauch served as Chief Economist and Manager of the Economics Department of Leumi PIA, Israel’s then-largest largest mutual fund company. From 1989 to 1991 Mr. Rauch served as the manager of the treasury department of Koor-Trade, a group of international trade companies. Since 1992, Mr. Rauch has served as a capital markets consultant in Israel and abroad and has been active as a medical device and software entrepreneur. Mr. Rauch holds an M.B.A. in Finance & Accounting and Computers & Information Systems from the Tel Aviv University and a B.A. in Economics and Business Administration from Bar-Ilan University.

Dr. Shai Meretzki, Chief Executive Officer and Director

Dr. Meretzki has served as our Chief Executive Officer and as a director since April 2012. Dr. Meretzki founded the Subsidiary in July 2008 and has served as its Chief Executive Officer since its incorporation. Dr. Meretzki has extensive operational, management and leadership experience in life science companies. In 2002, Dr. Meretzki founded Pluristem Therapeutics Inc. (now known as Pluri Inc.) (Nasdaq: PLUR; TASE: PLUR) and served as its Chief Executive Officer and Chief Technology Officer until 2008. Dr. Meretzki also served as the chairman of the board of directors of Biological Industries Israel Beit-Haemek Ltd., an Israeli private company, until 2021, and as a member of the board of directors of Sartorius Israel Ltd. until June 2024. Dr. Meretzki holds a Ph.D. in biotechnology from Technion in cooperation with the Weizmann Institute of Science, Israel.

Meital Enbar, VP Finance

Ms. Enbar has served as our VP Finance since December 2024. From 2021 to 2024, she served as a controller at our company. Prior to joining Bonus Biogroup, Ms. Enbar served as a controller at Starplast from 2019 to 2021 and as a controller of subsidiaries at Ham-Let Group (Israel-Canada) from 2008 to 2019. From 2006 to 2008, Ms. Enbar worked as a manager at Somekh Chaikin, a member firm of KPMG International. Ms. Enbar is a certified public accountant (CPA). She holds a degree in Accounting from the Academic Center for Law and Business in Ramat Gan and a certificate in Financial Management from the University of Haifa.

Dr. Dror Ben-David, Chief Operations Officer

Dr. Ben-David has served as our Chief Operations Officer since December 2022 and prior to that served as our VP Research and Development since December 2012. Dr. Ben-David has led the development of all of our product candidates. Prior to joining our Company, Dr. Ben David served as the manager of the Technion Musculoskeletal Tissue Engineering Lab from 2011 to 2012. Dr. Ben David holds a Ph.D. degree in medical sciences from the Technion Faculty of Medicine, and his main field of expertise is adult stem cells.

Gil Shapira, Director

Mr. Shapira has served on our board of directors since April 2012. Since 2017, Mr. Shapira has served as a founder and the Chief Executive Officer of ProPharma Ltd., a multi-disciplinary design, construction and consultancy company specializing in the pharmaceutical, biotechnology and life science industries, since 2021, Mr. Shapira has served as the Chief Executive Office of Cannado Ltd , an indoor cultivation farm specializing in the growth and propagation of medical cannabis and, since February 2025, Mr. Shapira serves as the Chief Executive Officer of Cantek Ltd. (Formosa Ltd. has agreed to acquire Cantek Ltd.), a company involved in the manufacturing, storage, and distribution of medical cannabis products. Mr. Shapira is also a co-founder and partner at Five Q Ltd (Q5), a firm specializing in the design, construction, and maintenance of cleanrooms and high-containment laboratories for sensitive industries. From 2002 to 2016, Mr. Shapira served as the Chief Executive Officer of A.D. Clean Rooms Engineering Ltd., a company specializing in the design, construction and validation of clean rooms. Mr. Shapira studied Industrial Management at the Polytechnic Brooklyn Institute, Brooklyn, New York.

Alon Ariel, Director

Mr. Ariel has served on our board of directors since September 2020. He has served as the chief executive officer of Milouot Ltd. since 2020 and, between 2009 and 2020, he served as the chief executive officer of Biological Industries Ltd. He previously served as a business manager of Beit Haemek Economic and Development Company 2000 Ltd. In addition, in the past several years he has served as a member of the board of directors of Beit Haemek Economical & Development 2000 Company Ltd. and Biological Industries Ltd. Mr. Ariel qualified as a mechanical engineer at Berufsakademie, Stuttgart, and received his B.A. in chemistry and management from the Open University of Israel and his degree in plastics engineering from the Center for Engineering and Technology. He also graduated from Tzor College, the Tzor School for key posts in industry and the Tefen Industrial Park.

Margalit Assayag, External Director

Lieutenant Colonel (Res.) Assayag has served on our board of directors since September 2020. She served as Chief Executive Officer of a non-profit social learning project “Password for Every Student” since 2009. Mrs. Assayag has over 30 years of experience in management and command in key positions at decision-making level, with an emphasis on the Israeli Defense Forces and third-sector organizations, including budget management in NIS millions, management of managers and employees, business development and entrepreneurship, organization and achievement of specific goals, operation and management of complex projects, including managing contracts and tenders with local authorities, government ministries, corporations and business companies. Since July 2024, Mrs. Assayag has served as an external director at Blue-Wave Capital Ltd. (TASE: BLWV-M). From 2014 to 2016, Mrs. Assayag served as a member of the Petroleum Council in the Israeli Ministry of Energy. Mrs. Assayag holds a B.A. degree in Economics and Criminology from Bar Ilan University, and an MBA degree in Business Administration from Ben Gurion University, and is a graduate of University of Bar Ilan’s Directors Course.

Benjamin Shafir, External Director

Mr. Shafir has served on our board of directors since September 2020. Mr. Shafir is currently a partner in the Yanai Group, where he has served since its inception. He has over 30 years of experience and deep insight working with companies and organizations throughout the Israeli economy, including as a senior economist in large publicly traded companies. He specializes in business strategy and is experienced in leading complex economic processes in various areas, such as negotiation processes, mergers and acquisitions, enterprise valuation, and securing finance. In the past several years he has served as a director at the following private companies: Yanai Information Recourses Ltd., Matan Meitar Ltd., Matan EAP Ltd., Agro Project Ltd., and Yanai Peleg Ltd. He currently serves as an external director of Orbit Technologies Ltd. (TASE: ORBI), and from 2011 to 2019 he served as an external director at Raval ACS Ltd (TASE: RVL). Mr. Shafir holds a B.A. in economics and psychology from the Hebrew University.

Additional Information

In December 2024, Yehonatan Livne, who served as our Chief Financial Officer since 2014, resigned from our Company.

There are no family relationships between any members of our executive management and our directors. We are not aware of any arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which (1) any person referred to above was selected as a director or member of senior management or (2) any director will receive compensation by a third party in connection with his or her candidacy or board service in the Company.

Compensation

Aggregate Executive Compensation

Our objective is to attract, motivate and retain highly skilled personnel who will assist the Company in reaching its business objectives, performance and the creation of shareholder value and otherwise contribute to its long-term success. In November 2023, our shareholders approved our amended policy governing the compensation of office holders as required under the Companies Law, or our Compensation Policy. The Compensation Policy was designed to correlate executive compensation with our objectives and goals and otherwise embrace a performance culture that rewards excellent performance in the long term.

The following table presents in the aggregate all compensation paid to all of our directors and senior management as a group for the year ended December 31, 2024. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the table below reflect the cost to the Company, as recognized in our financial statements for the year ended December 31, 2024. Amounts paid in NIS are translated into U.S. dollars using the rate of NIS 3.372 to $1.00, the exchange rate reported by the Bank of Israel on June 30, 2025.

	Salary and Related Benefits	Pension, Retirement and Other Similar Benefits
All directors and senior management as a group, consisting of 8 persons	$1,306,000	$250,000

Individual Compensation of Covered Executives

The table and summary below outline the compensation granted to our four most highly compensated “office holders” as required by the Companies Law, during or with respect to the year ended December 31, 2024. The Companies Law defines the term “office holder” of a company to include the chief executive officer (referred to in the Companies Law as the general manager), the chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager. We refer to the four individuals for whom disclosure is provided herein as our “Covered Executives.”

For purposes of the table and the summary below, “compensation” includes base salary, bonuses (including sales commissions), equity-based compensation, retirement or termination payments, benefits and perquisites such as car, and social benefits and any undertaking to provide such compensation to each Covered Executive. All amounts reported in the table are in terms of cost to the Company for the year ended December 31, 2024, as reflected in the financial statements for the year then ended and calculated in accordance with IFRS. Amounts paid in NIS are translated into U.S. dollars using the rate of NIS 3.372 to $1.00, the exchange rate reported by the Bank of Israel on June 30, 2025.

Name and Principal Position (1)	Annual Base Salary (2)	Bonus (3)	Share-Based Compensation (4)	All Other Compensation (5)	Total
	(dollars in thousands)
Dr. Shai Meretzki, Chief Executive Officer, Director	587	-	72	-	659
Yosef Rauch, Chairman of the Board of Directors	444	-	54	-	498
Meital Enbar, VP Finance	93	-	8	26	127
Dr. Dror Ben David, Chief Operations Officer	136	-	31	40	207

(1)	Unless otherwise indicated herein, all Covered Executives are engaged on a full-time (100%) basis.

(2)	Reflects the annual gross salary of the Covered Executives, other than Messrs. Meretzki and Rauch, each of whom is engaged through a consultancy service agreement with their respective companies, where such figures reflect their annual fixed compensation, including social benefits.

(3)	Amounts reported in this column represent annual bonuses granted to the Covered Executives, consistent with our Compensation Policy.

(4)	Amounts reported in this column represent the accounting expense recognized by the Company associated with share-based compensation in accordance with accounting guidance for share-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 12b to our audited consolidated financial statements. All of the awards were in the form of share options and were made pursuant to our equity incentive plan.

(5)	Amounts reported in this column include pension, retirement, benefits and perquisites, including those mandated by applicable law. Such benefits and perquisites to Israeli employees may include, to the extent applicable to the Covered Executive, payments, contributions and/or allocations for savings funds (e.g., Managers Life Insurance Policy), education funds, or Keren Hishtalmut, pension, severance, vacation, car or car allowance, medical insurances and benefits, risk insurances (e.g., life, or work disability insurance), convalescence or recreation pay, relocation, employers payments for social security, tax gross-up payments and other benefits and perquisites consistent with our guidelines.

Compensation of Non-Executive Directors

All of our directors are entitled to reimbursement of expenses. In addition, our non-executive directors, including external directors, receive the following compensation:

●	an annual fee of NIS 31,580 (equivalent to approximately $9,365), and

●	compensation for their participation in any Board of Directors or committee meetings of NIS 1,010 per meeting attended (equivalent to approximately $300), or, for attendance via teleconference, 60% of such participation fee and 50% of such fee for the approval of actions of the Board of Directors by way of written consent, all linked to the Israeli CPI.

Consistent with our Compensation Policy and as further approved by our shareholders, we provide our non-executive directors with equity-based grants from time to time. Since January 1, 2023, we have granted options to purchase 3,000,000 ordinary shares at an exercise price of NIS 0.40 (approximately $0.12) per share to our non-executive directors. The options will vest over a four-year period.

Other than the foregoing fees, reimbursement for expenses and the award of share options, we do not compensate our directors for serving on our Board of Directors.

Employment and Services Agreements

We have entered into written services agreement with Messrs. Meretzki and Rauch and into employment agreements with each of our other executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. Members of our senior management are also eligible for bonuses each year, which bonuses are generally payable upon meeting objectives and targets that are set by our chief executive officer and approved annually by our board of directors that also set the bonus targets for our chief executive officer. All of these agreements contain customary provisions regarding confidentiality of information, assignment of inventions and noncompetition. However, the enforceability of the noncompetition provisions may be limited under applicable law.

For a description of the consulting agreements with Dr. Meretzki and Mr. Rauch, see “Related Party Transactions – Employment and Services Agreements” below. For a description of the terms of our options and option plans, see “Equity Incentive Plans” below.

Directors’ Service Contracts

Upon termination of their employment or service as directors of our company, all options to purchase ordinary shares that have been granted to a director that have not yet vested will accelerate and become fully vested. Except as described above, there are no arrangements or understandings between us and any of our directors providing for benefits upon termination of their employment or service as directors of our company.

Change of Control Arrangements

There are no arrangements or understandings between us and any of our directors or officers providing for benefits upon a change of control of our company.

Differences between the Companies Law and Nasdaq Requirements

The Sarbanes-Oxley Act, as well as related rules subsequently implemented by the SEC, require foreign private issuers, such as us, to comply with various corporate governance practices. In addition, following the listing of the ADSs on the Nasdaq Capital Market, we will be required to comply with the Nasdaq Stock Market rules. Under those rules, we may elect to follow certain corporate governance practices permitted under the Companies Law in lieu of compliance with corresponding corporate governance requirements otherwise imposed by the Nasdaq Stock Market rules for U.S. domestic issuers.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Nasdaq Stock Market rules, we have elected to follow the provisions of the Companies Law, rather than the Nasdaq Stock Market rules, with respect to the following requirements:

●	Distribution of periodic reports to shareholders; proxy solicitation. As opposed to the Nasdaq Stock Market rules, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we currently make our audited consolidated financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

●	Quorum. While the Nasdaq Stock Market rules require that the quorum for purposes of any meeting of the holders of a listed company’s common voting stock, as specified in the company’s bylaws, be no less than 33 1/3% of the company’s outstanding common voting stock, under Israeli law, a company is entitled to determine in its articles of association the number of shareholders and percentage of holdings required for a quorum at a shareholders meeting. Our amended and restated articles of association provide that a quorum of two or more shareholders holding at least 33 1/3% of the voting rights in person or by proxy is required for commencement of business at a general meeting. However, the quorum set forth in our amended and restated articles of association with respect to an adjourned meeting consists of at least one shareholder present in person or by proxy.

●	Nomination of our directors. With the exception of directors elected by our board of directors and external directors, our directors are elected at an annual meeting of our shareholders. The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law. Nominations need not be made by a nominating committee of our board of directors consisting solely of independent directors (or by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate), as required under the Nasdaq Stock Market rules.

●	Shareholder approval. We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law rather than necessarily seeking approval for corporate actions in accordance with Nasdaq Listing Rule 5635. In particular, under the Nasdaq Stock Market Listing Rules shareholder approval is generally required for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements (although under the provisions of the Companies Law there is no requirement for shareholder approval for the adoption/amendment of the equity compensation plan); and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below a specific minimum price. Under the Companies Law, however, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required; (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval; (iii) terms of employment or other engagement of the controlling shareholder of us or such controlling shareholder’s relative, which require special approval; and (iv) certain private placements (see under “Corporate Governance - Private Placements” below). In addition, under the Companies Law, a merger requires approval of the shareholders of each of the merging companies.

Corporate Governance

Board Practices

Introduction

Our board of directors presently consists of six (6) members, including two external directors as required to be appointed under the Companies Law.

Our amended and restated articles of association provide that the number of members on our board of directors (including external directors) shall consist of not less than four and not more than nine members. The abovementioned limits may only be amended or replaced by a resolution adopted at a General Meeting by shareholders holding at least 65% of the voting power represented at the General Meeting in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting.

Our directors (other than our external directors, for whom special election requirements apply under the Companies Law as detailed below), are each appointed to office until the third annual general meeting following their appointment, such that, in general, each year, the term of office of one class of directors expires, or until their earlier resignation or they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law (including, inter alia, by a resolution adopted at an Annual General Meeting by shareholders holding at least 65% of the voting power represented at such meeting).

In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill any vacancies created in our board of directors or in addition to the acting directors (subject to the limitation on the number of directors set forth in our amended and restated articles of association).

Under the Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of our Company who are required to have accounting and financial expertise is one. Our board of directors has determined that each of Mr. Benjamin Shafir and Mrs. Margalit Assayag has the required accounting and financial expertise.

Under the Companies Law and our amended and restated articles of association, the board of directors may elect one director to serve as the chairman to preside at the meetings of the board of directors and may also elect to remove that director as chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the chairman of the board of directors, and a company may not vest the chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the chairman may not serve in any other position in the company or a controlled company, other than as a director or chairman of the board of directors of a controlled subsidiary of the company. However, the Companies Law permits a company’s shareholders to determine, for a period not exceeding three years from each such determination, that the chairman or his or her relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his or her relative may serve as chairman or be vested with the chairman’s authorities. Such determination of a company’s shareholders requires a simple majority of all votes cast, provided that either (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such resolution does not exceed 2% of the total voting rights in the company. Currently, we have a separate chairman and chief executive officer.

“Personal interest” is defined by the Companies Law, as the personal interest of any person in an act or transaction of the company, including a personal interest of such person’s relative or the personal interest of any corporation in which the person or a relative of that person is a five percent or greater shareholder, a holder of five percent or more of the voting rights, a director or general manager, or in which he or she has the right to appoint at least one director or the general manager. Furthermore, a personal interest also includes (1) a personal interest of a person who votes according to a proxy of another person, including in the event that the other person has no personal interest, and (2) a personal interest of a person who gave a proxy to another person to vote on his or her behalf regardless of whether the discretion of how to vote lies with the person voting or not. “Personal interest” does not include to a personal interest stemming merely from holding shares in the company.

The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law. In addition, under the Companies Law, nominations for directors may be made by any shareholder holding at least 1% of our outstanding voting power (or, for companies whose shares are traded outside of Israel, like we will be following the completion of this offering, at least 5%). Under our amended and restated articles of association, any such shareholder must provide a written notice of such shareholder’s intent to make such nomination and comply with the procedures and informational requirements set forth therein.

Our amended and restated articles of association also provide, as allowed by the Companies Law, that any director may, by written notice to us, appoint another person who is qualified to serve as a director to serve as an alternate director. The alternate director will be regarded as a director. However, the appointment of an alternate director does not negate the responsibilities of the appointing director and such responsibilities prior to the appointment will continue to be the responsibilities of the appointing director, giving consideration to the circumstances of the appointment. Under the Companies Law, a person who is not qualified to be appointed as a director, a person who is already serving as a director or a person who is already serving as an alternate director for another director, may not be appointed as an alternate director. Nevertheless, a director who is already serving as a director may be appointed as an alternate director for a member of a committee of the Board of Directors so long as he or she is not already serving as a member of such committee, and if the alternate director is to replace an external director, he or she is required to be an external director and to have either “accounting and financial expertise” or “professional qualifications,” depending on the qualifications of the external director he or she is replacing. The term of appointment of an alternate director may be for one meeting of the Board of Directors or until notice is given of the cancellation of the appointment.

Roles

Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to our executive officers under the Companies Law or our amended and restated articles of association. Our executive officers are responsible for our day-to-day management and have individual responsibilities established by our board of directors. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the service agreement that we have entered into with a company fully owned by him.

The board of directors of a public company may, subject to the provisions and limitations set forth in the Companies Law, delegate powers to committees of the board, and it may revoke such delegation or alter the composition of any such committees. Unless otherwise expressly provided by the board of directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee, compensation committee and financial statement examination committee are described below.

Our board of directors also reviews, among other things, the adequacy of our risk management framework in relation to the risks faced by us. In addition, our board of directors oversees how our management monitors compliance with our risk management policies and procedures. In preforming its oversight role, our board of directors consults with our internal auditor. The role of the internal auditor is, among other things, to examine our compliance with applicable law and orderly business procedures and to undertake periodically and ad hoc reviews of our risk management controls and procedures.

External Directors

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required, among others, to appoint at least two external directors to serve on its board of directors. It should be noted that, pursuant to Israeli regulations promulgated under the Companies Law, companies whose shares are traded on specified non-Israeli stock exchanges, including Nasdaq, and which do not have a controlling shareholder (as defined under the Companies Law), may elect to opt out of the requirement to maintain external directors as well as elect to opt out of the composition requirements under the Companies Law with respect to the audit and compensation committees. Since we currently deem Mr. Meretzki to be our controlling shareholder, we are not eligible to opt out of such requirement.

External directors must meet stringent standards of independence. All of the external directors must serve on our audit committee and compensation committee (including one external director serving as the chair of each of the audit committee and compensation committee), and at least one external director must serve on each other committee of our board of directors.

An external director is required to have “professional expertise” or “financial and accounting expertise” provided that at least one of the external directors has “financial and accounting expertise.” A director with “financial and accounting expertise” is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director has “professional expertise” if he or she: (i) holds an academic degree in in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his/her position in the company, or (iii) has at least five years of experience serving in one of the following capacities, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business; (b) a senior position in the company’s primary field of business; or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

Our external directors are Mr. Benjamin Shafir and Mrs. Margalit Assayag. The board of directors has determined that each of them has financial and accounting expertise.

Under the Companies Law, a person may not be appointed as an external director if such person is a relative of the controlling shareholder of the company or if at the date of the person’s election or within the preceding two years such person or his or her relatives, partners, employers, or anyone to whom such person is subordinate, whether directly indirectly, or entities under the person’s control, have or had any affiliation with any of (each, an “Affiliated Party”) (1) us; (2) any person or entity controlling us on the date of such appointment; (3) any relatives of a controlling shareholder; or (4) any entity controlled, on the date or such appointment or within the preceding two years, by us or by our controlling shareholder. In the case of a company without a controlling shareholder or a shareholder holding at least 25% or more of the voting rights in the company, a person cannot be appointed if such person has any affiliation, at the time of election, to the chairman of the board of directors, the chief executive officer, any shareholder holding five percent or more of the voting rights in the company or the company’s most senior finance officer.

Under the Companies Law, “affiliation” includes:

●	an employment relationship;

●	a business or professional relationship maintained on a regular basis;

●	control; and

●	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed or elected as a director of the private company in order to serve as an external director following the initial public offering.

In addition, a person may not serve as an external director:

●	if the person or his or her relatives, partners, employers, a person to whom such person is subordinate or entities under such person’s control, maintains a business or professional relationship with any entity that has an affiliation with an Affiliated Party, even if such relationship is not on a regular basis, other than a negligible business or professional relationship, or

●	if the person received compensation as an external director in excess of the amounts permitted by the Companies Law thereunder.

The term “office holder” is defined as any managing director, general manager, chief business officer, deputy general manager, vice general manager, or any other person assuming the responsibilities of any of the foregoing positions regardless of that person’s title, and a director or any manager directly subordinate to the general manager. Each person listed in the table above under “Directors and Senior Management” is an office holder.

The term “relative” is defined as a spouse, sibling, parent, grandparent or descendent, spouse’s descendant, sibling and parent or the spouse of any of the foregoing

A person may not serve as an external director if that person’s position or other affairs create, or may create, a conflict of interest with the person ability to serve as a director or may otherwise interfere with the person’s responsibilities as a director, if such person is an employee of the Israel Securities Authority or of an Israeli stock exchange. If at the time any external director is to be elected all members of the board that are not controlling shareholders or their respective relatives are of the same gender, then the external director to be elected must be of the other gender. In addition, a director of a company may not be elected as an external director of another company if, at that time, a director of the other company is acting as an external director of the first company.

Until the lapse of two years from the date of an external director’s termination of office, neither the company nor its controlling shareholders, including any entities controlled by a controlling shareholder, may grant such former external director or any of his or her spouse or children any benefits (directly or indirectly), including that: (i) such former external director, his or her spouse or children may not be engaged to serve as an office holder of the company or any corporation controlled by a controlling shareholder of the company, and (ii) such former external director, his or her spouse or children, also may not be employed or provide professional services for payment, either directly or indirectly, including through a corporation controlled by such person. Additionally, the foregoing restrictions apply to other relatives of a former external director other than his or her spouse or children for a period of one year from the date of termination of office instead of two years.

External directors are elected by a simple majority of all votes cast at a shareholders’ meeting, provided that either:

●	such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder); or

●	the total number of votes of such shareholders who voted against such resolution does not exceed 2% of the total voting rights in the company.

The initial term of an external director is three years and he or she may be reelected for up to two additional three-year terms. Thereafter, in a company whose shares are listed for trading on, among others, the Nasdaq Capital Market, he or she may be re-elected by the shareholders for additional periods of up to three years each, if the Audit Committee and the Board of Directors confirm that, in light of the external director’s expertise and special contribution to the work of the Board of Directors and its committees, the reelection for such additional period is beneficial to the company. Reelection of an external director may be effected through one of the following mechanisms: (i) the Board of Directors proposed the reelection of the nominee and the election was approved by the shareholders by the majority required to appoint external directors for their initial term as described above; or (ii) a shareholder holding 1% or more of the voting rights proposed the reelection of the nominee or the external director himself or herself proposed their own reelection, and the reelection is approved by a majority of the votes cast by the shareholders of the company, excluding the votes of controlling shareholders and those who have a personal interest in the matter as a result of their relations with the controlling shareholders; provided that the aggregate votes cast in favor of the reelection by such non-excluded shareholders constitute more than 2% of the voting rights in the company.

External directors may be removed only by the same special majority of shareholders required for their election or by a court, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to our company. In the event of a vacancy created by an external director, which causes the company to have fewer than two external directors, the board of directors is required under the Companies Law to call a shareholders meeting as soon as possible to appoint such number of new external directors in order that the company thereafter has two external directors.

External directors may be compensated only in accordance with regulations adopted under the Companies Law.

Independent Directors

Under the Nasdaq rules, a majority of our Board of Directors must qualify as independent directors within the meaning of Nasdaq Listing Rule 5605(a)(2). Our Board of Directors has determined that, other than Dr. Meretzki, our Chief Executive Officer, and Mr. Rauch, the Chairman of our board of directors, all of our other directors qualify as “independent directors” within the meaning of such rule.

Under the Companies Law, a public company, such as the Company, may classify one or more of its directors as an “independent director” within the meaning of the Companies Law if they are either external directors or directors who: (i) meet the qualification requirements of an external director (as described above), other than the requirement to possess accounting and financial expertise or professional qualifications, with audit committee confirmation of such; and (ii) have been directors in the company for an uninterrupted duration of less than nine years (and any interim period during which such person was not a director which is less than two years shall not be deemed to interrupt the duration). Our Board of Directors has determined, following confirmation of our Audit Committee, to classify each of Margalit Assayag and Benjamin Shafir as an “independent director” within the meaning of the Companies Law.

Fiduciary Duties of Office Holders

The Companies Law imposes a duty of care and a duty of loyalty to the company on all office holders of a company.

The duty of care requires an office holder to act with the level of skill with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care of an office holder includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

●	all other important information pertaining to these actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes a duty to:

●	refrain from any conflict of interest between the performance of his duties in the company and his performance of his other duties or personal affairs;

●	refrain from any action that constitutes competition with the company’s business;

●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the office holder has received due to his position as an office holder.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an office holder from which the office holder would otherwise have to refrain, as described above, if:

●	the office holder acts in good faith and the act or its approval does not cause harm to the company; and

●	the office holder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder disclose to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

●	the office holder’s relatives; or

●	any corporation in which the office holder or his or her relatives holds five percent or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

Under the Companies Law, an extraordinary transaction is a transaction:

●	other than in the ordinary course of business;

●	not on market terms; or

●	that may have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our office holders to make such disclosures to our board of directors.

Under the Companies Law, if an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the company’s articles of association provide otherwise and provided that the transaction is in the company’s best interests. If the transaction is an extraordinary transaction, first the audit committee and then the board of directors, in that order, must approve the transaction and under specific circumstances, shareholder approval may also be required.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at this meeting or vote on this matter, unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the board of directors or the audit committee, as the case may be, has a personal interest, then shareholder approval is generally also required.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager (chief executive officer).

The Companies Law provides a broader definition of a controlling shareholder solely with respect to the provisions pertaining to related party transactions. For such purposes, a controlling shareholder is a shareholder that has the ability to direct the activities of a company, including by holding 50% or more of the voting rights in a company or by having the right to appoint the majority of the directors of the company or its general manager (chief executive officer), and furthermore, by holding 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated.  Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement of a controlling shareholder or a controlling shareholder’s relative, whether as an office holder, in connection with his or her terms of office or as an employee, in connection with his or her terms of employment, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a simple majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting, provided that either (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such resolution does not exceed 2% of the total voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years. Such transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances.

Approval of Office Holder Compensation

Pursuant to the Companies Law, every Israeli public company, such as the Company, must adopt a compensation policy, recommended by the compensation committee, and approved by the Board of Directors and the shareholders, in that order. The shareholder approval must be by a simple majority of all votes cast, provided that either (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against the approval of the policy does not exceed 2% of the total voting rights in the company. Even if the shareholders do not approve the compensation policy, the board of directors may resolve to approve the compensation policy, subject to certain conditions. In general, all office holders’ terms of compensation — including fixed remuneration, bonuses, equity compensation, retirement or termination payments, indemnification, liability insurance and the grant of an exemption from liability — must comply with the company’s compensation policy. The compensation policy must take into account certain factors, including advancement of the company’s objectives, the company’s business plan and its long-term strategy, and creation of appropriate incentives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must include certain principles, such as: a link between variable compensation and long-term performance and measurable criteria; the relationship between variable and fixed compensation; and the minimum holding or vesting period for variable, equity-based compensation. In November 2023, our shareholders approved our Compensation Policy.

In addition, the compensation terms of directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder, such as Dr. Meretzki, our Chief Executive Officer, must be approved separately by the compensation committee, the board of directors and, subject to certain exceptions, the shareholders of the company (by the same majority noted above), in that order. The compensation terms of other officers require the approval of the compensation committee and the board of directors.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

●	amendment of the company’s articles of association;

●	increase in the company’s authorized share capital;

●	a merger; and

●	the approval of related party transactions and acts of office holders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing and discriminating against other shareholders.

The remedies generally available upon a breach of contract will also apply to a breach of the abovementioned duties, and in the event of depriving of other shareholders additional remedies are available to the injured shareholders.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Private Placements

Under the Companies Law, if  (i) as a result of a private placement a person would become a controlling shareholder (as defined under the Companies Law) or (ii) a private placement will entitle investors to receive 20% or more of the voting rights of a company as calculated before the private placement, and all or part of the private placement consideration is not in cash or in public traded securities or is not in market terms and if as a result of the private placement the holdings of a substantial shareholder shall increase or as a result of it a person shall become a substantial shareholder, then in either case, the private placement must be approved by the board of directors and by the shareholders of the company. A “substantial shareholder” is defined as a shareholder who holds five percent or more of the company’s outstanding share capital or voting power, assuming the exercise of all of the securities convertible into shares held by that person. In order for the private placement to be considered on “market terms,” the board of directors has to determine, on the base of detailed explanation, that the private placement is on market terms, unless proven otherwise.

Committees of the Board of Directors

Our board of directors has established three standing committees, the audit committee, the compensation committee and the financial statements examination committee.

Audit Committee

Under the Companies Law, we are required to appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors (one of whom must serve as chair of the committee), who must constitute a majority of the members of the committee. The audit committee may not include any of the following: the chairman of the board; a controlling shareholder of the company or a relative of a controlling shareholder; a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or a director who derives most of his or her income from a controlling shareholder.

In addition, under the Companies Law, a majority of the members of the audit committee of a publicly-traded company must be independent directors. In general, an “independent director” under the Companies Law is defined as either (i) an external director or (ii) an individual who has not served as a director of the company for a period exceeding nine consecutive years and who meets the qualifications for being appointed as an external director except that he or she need not meet the requirement for accounting and financial expertise or professional qualifications.

Our audit committee is comprised of Mr. Benjamin Shafir, Mrs. Margalit Assayag and Mr. Alon Ariel.

Our audit committee acts as a committee for review of our financial statements as required under the Companies Law, and in such capacity oversees and monitors our accounting, financial reporting processes and controls; audits of the financial statements; compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; the independent registered public accounting firm’s qualifications, independence and performance; and provides the board of directors with reports on the foregoing.

Under the Companies Law, our audit committee is responsible for, among others:

(i)	determining whether there are deficiencies in the business management practices of our company, and making recommendations to the board of directors to improve such practices;

(ii)	determining whether to approve certain related party transactions (including transactions in which an office holder has a personal interest and whether such transaction is extraordinary or material under Companies Law) (see “—Approval of Related Party Transactions under Israeli law”);

(iii)	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(iv)	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to board of directors or shareholders, depending on which of them is considering the appointment of our auditor; and

(v)	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Our audit committee may not conduct any discussions or approve any actions requiring its approval (see “—Approval of Related Party Transactions under Israeli law”) unless at the time of the approval a majority of the committee’s members are present, which majority consists of unaffiliated directors including at least one external director.

Under the Nasdaq Stock Market rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

As noted above, the members of our audit committee are Mr. Benjamin Shafir, Mrs. Margalit Assayag and Mr. Alon Ariel, all of whom are “independent,” as such term is defined under Nasdaq Stock Market rules. The chairman of the audit committee is Mr. Benjamin Shafir. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Stock Market rules. In addition, our board of directors has determined that Mr. Benjamin Shafir is the audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq Stock Market rules.

Financial Statements Examination Committee

Under the Companies Regulations (Instructions and Conditions Regarding the Approval of the Financial Statements), 5770-2010, the board of directors of a small reporting corporation in Israel must appoint a financial statements examination committee, the composition of which must consist of a majority of unaffiliated directors. All the members of the committee must have the ability to read and understand financial statements, and at least one of the unaffiliated directors must have accounting and financial expertise. According to such regulation, our board of directors may be the sole examiner and approver of our financial statements. From time to time as necessary and required to approve our financial statements, the audit committee holds separate meetings, prior to the scheduled meetings of the entire board of directors regarding financial statement approval. Our audit committee currently performs the functions of the financial statements examination committee.

The functions of a financial statements examination committee are to discuss and provide recommendations to its board of directors (including the report of any deficiency found) with respect to the following issues: (1) estimations and assessments made in connection with the preparation of financial statements; (2) internal controls related to the financial statements; (3) completeness and propriety of the disclosure in the financial statements; (4) the accounting policies adopted and the accounting treatments implemented in material matters of the company; and (5) value evaluations, including the assumptions and assessments on which evaluations are based and the supporting data in the financial statements. Our independent registered public accounting firm and our internal auditor are invited to attend all meetings of the audit committee when it is acting in the role of the financial statements examination committee.

Compensation Committee

Under the Companies Law, the board of directors of a public company must establish a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors (one of whom must serve as chair of the committee), who must constitute a majority of the members of the committee. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director.

Under the Nasdaq Stock Market rules, we are required to maintain a compensation committee consisting of at least two members, all of whom are independent.

Our compensation committee consists of Mr. Benjamin Shafir, Mrs. Margalit Assayag and Mr. Alon Ariel. All three members of our compensation committee are “independent,” as such term is defined under the Nasdaq Stock Market rules. Our compensation committee complies with the provisions of the Companies Law and our amended and restated articles of association on all aspects referring to its independence, authorities and practice. Our compensation committee also complies with the compensation committee requirements prescribed under the Nasdaq Stock Market rules.

Our compensation committee reviews and recommends to our board of directors: (1) the annual base compensation of our executive officers and directors; (2) annual incentive bonus, including specific goals and amounts; (3) equity compensation; (4) employment agreements, severance arrangements, and change in control agreements/provisions; (5) retirement grants and/or retirement bonuses; and (6) any other benefits, compensation, compensation policies or arrangements.

Under the Companies Law, the compensation committee is also responsible for (1) recommending of a compensation policy regarding the terms of engagement of office holders to a company’s board of directors for its approval (and subsequent approval by our shareholders, as further described below), and (2) duties related to the compensation policy and to the compensation of a company’s office holders as well as approval of the terms of engagement of office holders, including among others:

●	recommending whether a compensation policy should continue in effect, if the then-current policy has a term of greater than three years (approval of either a new compensation policy or the continuation of an existing compensation policy must in any case occur every three years);

●	recommending to the board of directors periodic updates to the compensation policy;

●	assessing implementation of the compensation policy; and

●	determining whether the compensation terms of the chief executive officer of the company need not be brought to approval of the shareholders.

Internal Auditor

Under the Companies Law, the board of directors must also appoint an internal auditor nominated by the audit committee. The role of the internal auditor is to examine whether a company’s actions comply with the law and proper business procedure. The internal auditor may not be an interested party or office holder, or a relative of any interested party or office holder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the outstanding shares or voting rights of a company, any person or entity that has the right to nominate or appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. Our internal auditor is Guy Polinovsky of UHY Shtainmetz Aminoach & Co., a member of Urbach Hacker Young International Limited.

Insurance, Indemnification and Exculpation

Insurance. Our amended and restated articles of association provide that, subject to the provision of the Companies Law and the Israeli Securities Law 5728-1968, or the Israeli Securities Law, we may obtain insurance for our office holders for any liability stemming from any act performed by an office holder in his or her capacity as such with respect to any of the following:

●	a breach of his or her duty of care to the company or to another person;

●	a breach of his or her duty of loyalty to the company, provided that he or she acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests;

●	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an office holder;

●	expenses incurred by such office holder in connection with an administrative proceeding against the office holder, including reasonable litigation expenses; or

●	a breach of any duty or any other obligation, to the extent insurance may be permitted by law.

We currently have directors’ and officers’ liability insurance, providing total coverage of up to $5.0 million, per event and for the period, for the benefit of all of our office holders.

Indemnification. The Companies Law provides that a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder: (A) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent and (B) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings institute against him or her, by the company, on its behalf, or by a third party, in connection with: (1) proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) a criminal charge of which he or she was acquitted; or (3) a criminal charge for which he or she was convicted for a criminal offense that does not require proof of criminal intent.

Our amended and restated articles of association allow us to indemnify our office holders up to a certain amount. The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited:

●	to categories of events that the board of directors determines are likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter into agreements with each of our directors and certain members of our senior management, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. In the case of indemnification with respect to any monetary liability imposed in favor of a third party, these agreements provide that the indemnification is limited to events determined as foreseeable by our board of directors based on our activities and to a maximum aggregate amount of indemnification that we may pay to such individuals in connection with such indemnifiable events. These indemnification agreements will supersede all previous letters of indemnification that we have provided to such directors and members of our senior management in the past, if any.

Exculpation. Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (other than in relation to distributions). Under our indemnification agreements with our office holders, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations. The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any action taken with the intent to derive an illegal personal benefit; or (4) any fine levied against the office holder.

Employees

In the last three fiscal years, all of our employees (including service providers who are engaged on a full-time basis, such as Dr. Meretzki) were geographically located in Israel. The following table shows the number of employees, all hired on a permanent basis, at each year end, by main category of activity:

Category of activity	2022	2023	2024
Research and development	22	20	17
Manufacturing	11	13	11
Regulation and quality assurance	10	12	9
Finance and administration	14	13	12
Total number of employees	57	58	49

The overall decrease in our workforce, from 57 employees in 2022 to 49 employees in 2024, was primarily due to a decrease in the size of our research and development team due to changes in our research and development activities.

We consider our relations with our employees to be good and we have never experienced a strike or work stoppage.

Our employees are not represented by labor unions. Nevertheless, with respect to our employees in Israel, certain provisions of the collective bargaining agreements between the ‘Histadrut’ (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Association) may be applicable to our employees by virtue of an order of the Israeli Ministry of Labor, Social Affairs and Social Services. These provisions concern mainly the length of the workday, minimum daily wages, insurance for work-related accidents, determination of severance pay and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums.

Pursuant to Israeli law, we are legally required to pay severance benefits upon certain circumstances, including the retirement or death of an employee or the termination of employment of an employee without due cause. Israeli employers and employees are required to pay predetermined amounts to the National Insurance Institute, which is substantially similar to the United States Social Security Administration.

Our Advisory Board

The members of our advisory board provide scientific and/or strategic advice to us. The current members of our advisory board, who receive cash and/or equity-based compensation for their services, are:

●	Professor Edwin Horwitz, MD, PhD: Prof. Horwitz has served on our advisory board since July 2025. He is currently a Professor of Pediatrics at the Emory University School of Medicine and Director of Transplantation Biology and Therapeutics at the Aflac Cancer and Blood Disorders Center at Children’s Healthcare of Atlanta. He holds the Marcus Professorship in Cellular Therapy. In addition, Prof. Horwitz is the Editor-in-Chief of Cytotherapy, the official journal of the International Society for Cell & Gene Therapy (ISCT), where he served as President from 2010 to 2012.

●	Dr. Malcolm Hoenlein, PhD: Dr. Hoenlein has served on our advisory board since 2018. He is the former Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, where he served from 1986 to 2021, and currently serves as Vice Chairman Emeritus. He previously held leadership roles as Founding Executive Director of the Greater New York Conference on Soviet Jewry and the Jewish Community Relations Council of New York. Dr. Hoenlein holds a BA in Political Science from Temple University and completed doctoral coursework in International Relations at the University of Pennsylvania. He has served as a Research Associate and Middle East specialist at the Foreign Policy Research Institute and has taught International Relations.

●	Professor Nimrod Rozen, MD, PhD: Prof. Rozen has served on our advisory board since 2012. He currently serves as Chief Orthopedic Officer of Clalit Health Services, Israel’s largest health maintenance organization and healthcare provider. He is also a Clinical Associate Professor at the Technion–Israel Institute of Technology. From 2006 until his retirement in 2025, Prof. Rozen served as Head of the Orthopedic and Rehabilitation Division at Ha’Emek Medical Center. He is a former President of the Israeli Orthopedic Association and the Founder of the Institute for Bone Repair at Rambam Health Care Campus.

●	Dr. Ephraim Tzur, DMD: Dr. Tzur has served on our advisory board since 2012. He is a senior oral and maxillofacial surgeon with more than 35 years of experience in oral surgery, maxillofacial surgery, and implantology, with a clinical focus on bone reconstruction and craniofacial rehabilitation. Dr. Tzur previously served as Director of the Oral and Maxillofacial Surgery Unit at Shamir Medical Center (Assaf Harofeh Medical Center) from 2009 to 2014. He is a member of the Israel Dental Association and the Israeli Association of Oral and Maxillofacial Surgery.

Equity Incentive Plans

Our 2013 Stock Option Plan, as amended and restated, or the Plan, which was initially adopted by our board of directors in 2013, expires at the discretion of our board of directors. Our employees, directors, officers, consultants, advisors, suppliers and any other person or entity whose services are considered valuable to us are eligible to participate in the Plan.

The Plan is administered by our board of directors (which may delegate its authority to a committee thereof), regarding the granting of options and the terms of option grants, including exercise price, method of payment (including net exercise, if so determined), vesting schedule, acceleration of vesting and the other matters necessary in the administration of these plans.

Under the Plan, unless otherwise determined by the plan administrator, (i) upon termination of employment for any reason, other than in the event of termination for cause (as defined in the Plan), death or disability, all unvested options will expire and all vested options will generally be exercisable for 12 months following termination, (ii) upon termination of employment due to death or disability (as defined in the Plan), all the vested options at the time of termination will be exercisable for 24 months, or such other period as determined by the plan administrator, subject to the terms of the plans and the governing option agreement, (iii) upon termination of employment for cause (as defined in the Plan), all options at the time of termination will expire immediately and such employee will have no rights in connection therewith, and (iv) in the case of directors, upon termination, for any reason, all unvested options shall become vested at that time.

As of June 30, 2025, the number of ordinary shares reserved for the exercise of options under the Plan was 143,713,333, of which options to purchase 140,563,331 ordinary shares were issued and outstanding. Of those outstanding options, options to purchase 79,059,112 ordinary shares were vested as of that date, with exercise prices ranging from NIS 0.38 (approximately $0.11) per share to NIS 1.32 (approximately $0.39) per share. We did not grant any options under the Plan in 2025.

For additional details and a discussion of the accounting method and assumptions used in the valuation of such options, see Note 12b to our audited consolidated financial statements included elsewhere in this prospectus.

Code of Ethics

Concurrently with this offering, we intend to adopt a Code of Business Conduct and Ethics, or the Code of Ethics, applicable to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer, Controller or Principal Accounting Officer or other persons performing similar functions, which complies with the “code of ethics” contemplated by Item 16B of Form 20-F promulgated by the SEC. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of the Code of Business Conduct and Ethics will be posted on our website at www.bonus-bio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Ethics or grant any waivers, including any implicit waiver, from a provision thereof, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Ethics applies to our principal executive officer, principal financial officer or principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we are required to disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Principal Shareholders

The following table sets forth information regarding beneficial ownership of our ordinary shares as of March 1, 2026, by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our voting securities;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Except as indicated in footnotes to this table, we believe that the shareholder named in this table has sole voting and investment power with respect to all shares shown to be beneficially owned by it, based on information provided to us by such shareholder. The shareholders listed below do not have any different voting rights from any of our other shareholders. Unless otherwise indicated below, the address for each beneficial owner listed below is c/o Bonus Biogroup Ltd., Matam Advanced Technology Park, Building 20, Haifa 3190501, Israel.

	Prior to this Offering		Following this Offering ***
	Number of Shares Beneficially Owned (1)	Percentage Owned (2)	Number of Shares Beneficially Owned (1)	Percentage Owned (3)
Holders of more than 5% of our voting securities:
Dr. Shai Meretzki * (4)	419,091,071	34.86%	419,091,071	30.60%
Yosef Rauch * (5)	155,130,151	13.05%	155,130,151	11.43%
Directors and executive officers:
Gil Shapira (6)	8,502,660	**	8,427,660	**
Meital Enbar (7)	825,004	**	825,004	**
Alon Ariel (8)	856,250	**	856,250	**
Benjamin Shafir (9)	856,250	**	856,250	**
Margalit Assayag (10)	856,250	**	856,250	**
Dror Ben David (11)	8,472,532	**	8,472,532	**
All directors and executive officers as a group (8 persons, including Dr. Meretzki and Mr. Rauch) (12)	594,590,168	48.23%	594,590,168	42.46%

*	Indicates director or officer of the Company.

**	Less than 1%.

***	The figures in this column (i) assumes no exercise by the underwriter of its option to purchase additional ADSs, and (ii) gives effect to the issuance of the securities sold in the 2025/6 PIPE Transactions (other than the Excluded PIPE Securities) and the November 2024 PIPE Transactions, which issuance is expected to occur shortly after this offering.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules and regulations, a person is deemed to be a beneficial owner of a security if that person, even if not the record owner, has or shares the underlying benefits of ownership. These benefits include the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. A person also is considered to be the “beneficial owner” of securities that the person has the right to acquire within 60 days by option or other agreement. Beneficial owners include persons who hold their securities through one or more trustees, brokers, agents, legal representatives or other intermediaries, or through companies in which they have a “controlling interest,” which means the direct or indirect power to direct the management and policies of the entity.

(2)	Based on 1,168,135,311 outstanding ordinary shares as of March 1, 2026 (of which 538,545,451 shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026). Ordinary shares that a person has the right to acquire within 60 days of March 1, 2026, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all board members and executive officers as a group.

(3)	Based on ordinary shares to be outstanding immediately after the completion of this offering (which, as noted above, gives effect to the issuance of the securities sold in the 2025/6 PIPE Transactions (excluding the Excluded PIPE Securities) and the November 2024 PIPE Transactions, which issuance is expected to occur shortly after this offering (in the case of the Excluded PIPE Securities, pending receipt of the full Excluded PIPE Amount)).

(4)	Includes (i) 385,017,966 ordinary shares (306,169,541 of such ordinary shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026), (ii) options to purchase 19,950,000 ordinary shares at exercise prices ranging between NIS 0.38 (approximately $0.11) per share and NIS 0.50 (approximately $0.15) per share, which options expire between 2030 and 2033, (iii) warrants to purchase 11,900,000 ordinary shares at an exercise price of NIS 0.48 (approximately $0.14) per share, which are set to expire on June 30, 2027, and (iv) 2,223,105 ordinary shares to be issued following receipt of the TASE Listing Approval.

(5)

Includes (i) 134,113,339  ordinary shares (99,464,598 of such ordinary shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026), (ii) options to purchase 14,962,500 ordinary shares at exercise prices ranging between NIS 0.38 (approximately $0.11) per share and NIS 0.50 (approximately $0.15) per share, which options expire between 2030 and 2033, (iii) warrants to purchase 4,250,000 ordinary shares at an exercise price of NIS 0.48 (approximately $0.14) per share, which are set to expire on June 30, 2027, and (iv) 1,804,312 ordinary shares to be issued following receipt of the TASE Listing Approval.

(6)

Includes (i) 7,146,410 ordinary shares (5,385,455 of such ordinary shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026), and (ii) options to purchase 1,356,250 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 0.55 (approximately $0.16) per share, which options expire between 2027 and 2033.

(7)	Consists of options to purchase 825,004 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 1.242 (approximately $0.37) per share, which options expire between 2031 and 2033.

(8)	Consists of options to purchase 856,250 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 0.55 (approximately $0.16) per share, which options expire between 2030 and 2033.

(9)

Consists of options to purchase 856,250 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 0.55 (approximately $0.16) per share, which options expire between 2030 and 2033.

(10)	Consists of options to purchase 856,250 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 0.55 (approximately $0.16) per share, which options expire between 2030 and 2033.

(11)

Includes (i) 3,572,528 ordinary shares (2,692,724 of such ordinary shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026), and (ii) options to purchase 4,900,004 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 1.324 (approximately $0.39) per share, which options expire between 2031 and 2033.

(12)

Consists of (i) 529,850,243 ordinary shares (413,712,318 of such ordinary shares are subject to certain lock-up restrictions for a period that will end upon the closing of this offering, and shall be forfeited in the event that we are not successful in listing our ordinary shares (or ADSs) in the United States, including Nasdaq, by June 30, 2026), (ii) options to purchase 44,562,508 ordinary shares at exercise prices ranging between NIS 0.40 (approximately $0.12) per share and NIS 1.324 (approximately $0.39) per share, which options expire between 2027 and 2033, (iii) warrants to purchase 16,150,000 ordinary shares at an exercise price of NIS 0.48 (approximately $0.14) per share, which are set to expire on June 30, 2027, and (iv) 4,027,417 ordinary shares to be issued following receipt of the TASE Listing Approval.

As of March 1, 2026, there were four holders of record of our shares, with one record holder holding 1,167,926,515 shares, or approximately 99.98% of our outstanding shares. These numbers are not representative of the number of beneficial holders of our shares nor are they representative of where such beneficial holders reside, since many of these shares were held of record by brokers or other nominees.

Control

We are not controlled by another corporation, by any foreign government or by any natural or legal persons (except as set forth herein with respect to Dr. Shai Meretzki), and there are no arrangements known to us which would result in a change in control of us at a subsequent date.

Significant Changes in the Ownership of Major Shareholders

During the past three years, we are not aware of any significant changes in the percentage ownership of our major shareholders (beneficial owners of more than 5% of our voting securities).

Related Party Transactions

The following is a description of related party transactions we have entered into with the beneficial owners of 5% or more of our ordinary shares, which are our only voting securities, and senior management and members of our board of directors.

2025 Addendum to Private Placement Agreement

In January 2012, we entered into the Private Placement Agreement with the Subsidiary and the Subsidiary’s shareholders, or the Offerees, who include our current directors and executive officers Shai Meretzki, Yosef Rauch, Gil Shapira and Dror Ben David, whereby we agreed to acquire 100% of the share capital of the Subsidiary. In April 2012, when we consummated the transactions under the Private Placement Agreement, we issued to the Offerees 77,889,090 ordinary shares as consideration. Some of the Offerees were also allocated options to purchase 16,551,432 ordinary shares, with an exercise price of NIS 0.22 (approximately $0.07) per share, that were issued to them under the Subsidiary’s option plan. In addition, some of the Offerees, including Mr. Meretzki and Mr. Rauch, and others received warrants to purchase 34,000,000 ordinary shares, at an exercise price of NIS 0.48 (approximately $0.14) per share, and which are due to expire on June 30, 2027. The Private Placement Agreement also provided that upon reaching certain milestones, the Offerees will be entitled to receive up to 538,545,451 additional ordinary shares of the Company, or the Additional Shares.

In November 2016, our shareholders approved (in a special disinterested vote) an addendum to the Private Placement Agreement, or the 2017 Addendum, which provided that (1) the milestones were waived and the Additional Shares were issued to the Offerees (which issuance occurred in January 2017), (2) the Additional Shares issued to the Offerees are subject to a complete lock-up with respect to the resale of Additional Shares on a stock exchange for a period of 13 months from the listing of our ordinary shares (or depositary receipts underlying such shares) on a stock exchange in the United States (the “US Listing” and the “Initial Lock-up”, respectively); (3) following the Initial Lock-up, the Offerees will only be permitted to transfer or sell during each month up to 1% of the Additional Shares; and (4) if our ordinary shares (or depositary receipts underlying such shares) will not be listed on a stock exchange in the United States until January 2022 (the “US Listing Deadline Date”), the Additional Shares will be forfeited.

Thereafter, our shareholders approved (in a special disinterested vote) on several occasions additional amendments to the 2017 Addendum, such that (1) the US Listing Deadline Date was extended to June 30, 2025, (2) the lock-up on the resale of the Additional Shares will expire on the US Listing Deadline Date, and (3) the Offerees were granted customary registration rights, including demand and piggyback registration rights.

On April 29, 2025, our shareholders approved (in a special disinterested vote) that the US Listing Deadline Date was further extended to June 30, 2026, and, in connection therewith, we entered into another Addendum to the Private Placement Agreement, effective April 29, 2025, or the 2025 Addendum, which replaces the 2017 Addendum (as amended).

Patent License Agreement

In October 2008, we entered into the Patent License Agreement, as amended and restated in January 2012, and as further amended in September 2021, with Dr. Shai Meretzki, our Chief Executive Officer and our controlling shareholder, Dr. Samer Srouji and Dr. Uriel Barkai (collectively, the “Licensors”), whereby we license the rights to a patent application. Two other related patent applications, which, together with the patent application licensed in the Patent License Agreement, comprise the three applications covering technology for in-vitro growth of bone tissues for therapeutic and other applications (Patent Family BTH-P-001) were not included under the Patent License Agreement and were fully assigned to Bonus Therapeutics. The patent was approved in the United States and other countries in Europe with an expiration date in April 2029.

Pursuant to the Patent License Agreement, we are required to pay the Licensors royalties as follows: (i) 5% of revenues actually received from sale of licensed products anywhere in the world; and (ii) 12.5% of all one-time payments we receive with respect to any commercial transaction (other than sales of licensed products) relating to the licensed intellectual property and/or licensed products). While the Patent License Agreement granted us the right to convert the Licensors’ rights to these royalty payments into our ordinary shares upon the occurrence of certain events, our right to do so pursuant to the Patent License Agreement expired in 2022.

The Licensors have the right to terminate the Patent License Agreement upon the occurrence of certain events, including, in the event that we (i) will not prosecute the licensed intellectual property, (ii) will not pay the payments required under the Patent License Agreement, (iii) commence insolvency proceedings which are not cancelled, withdrawn or otherwise removed within three months, or (iv) cease our activities in our current field of business for a period of 12 months.

The term of the license under the Patent License Agreement and the royalty payment period continues on a product-by-product and country-by-country basis until the later of: (i) the date of expiry of the last of the patents included in the Licensors’ patent rights in such country, or if any additional period of market exclusivity is granted for such product under the laws of such country, then until the end of such additional period; or (ii) if there is know-how constituting part of the licensed intellectual property that is identifiable, secret and of value to such licensed product, the date of expiry of a period of fifteen years from the date of first commercial sale of such licensed product in such country. Should the last of any licensed patents as aforesaid expire prior to fifteen years from the date of first commercial sale in a particular country, the license in such country shall be deemed a license with respect to know-how forming part of the licensed intellectual property.

Following the expiration of the royalty period in any country with respect to any licensed product, we will have a fully-paid up, irrevocable and exclusive worldwide license (with the right to grant sublicenses) in such country to develop, manufacture, use, sell, distribute and otherwise commercialize and exploit licensed products in such country, without any obligation to pay royalties or other payments to the Licensors in respect of such activities.

Employment and Services Agreements

General. We have entered into written services agreements with companies affiliated with each of Dr. Meretzki and Mr. Rauch (as described below) and written employment or consulting agreements with each of our other executive officers. See above under “Management – Compensation” for additional information.

Service Agreement with Meretzki Consulting and Development Ltd. In November 2023, we entered into a service agreement (effective as of October 1, 2023) with Meretzki Consulting and Development Ltd., or Meretzki, pursuant to which we receive consulting services from Dr. Shai Meretzki as our Chief Executive Officer. Pursuant to the agreement, which replaced the prior services agreement with Meretzki, Meretzki is entitled to a base monthly payment of NIS 106,000 (approximately $31,400), an additional amount of NIS 42,400 (approximately $12,600) for social benefits (and together, the “monthly payment”), and reimbursement of travel expenses. Meretzki is also entitled to an annual bonus payment calculated as the product of (i) the annual increase (if any) of the ratio between the change in the price of our ordinary shares on TASE and to the change in the Tel-Aviv BioMed index and (ii) an amount of NIS 2,000,000 (approximately $593,100), subject to payment of a maximum of an amount equal to twelve monthly payments per year. Also, if for any year such bonus exceeds three monthly payments, the excess will be paid to Meretzki in the form of our ordinary shares, the number of which will be equal to the amount of such excess divided by the average price of our ordinary shares on the TASE during the 30 days preceding the applicable annual measurement date. Meretzki is also entitled to additional bonus payments upon the occurrence of (i) registration of our securities on a stock market other than the TASE, in an amount equal to four monthly payments, and (ii) an issuance of new shares of the Company and/or the issuance of warrants exercisable into new shares in an amount between $6 million and $10 million, in an amount equal to four monthly payments, or six monthly payments in case the amount exceeds $10 million. The term of the agreement is five years from the date of shareholder approval, subject to obtaining required approvals for any extension beyond three years.

Service Agreement with I. Rauch & Co. Financial Consultants Ltd. In November 2023, we entered into a service agreement (effective as of October 1, 2023) with I. Rauch & Co. Financial Consultants Ltd., or Rauch & Co, pursuant to which we receive consulting services from Yosef Rauch as a member of our board of directors. Pursuant to the agreement, which replaced the prior services agreement with Rauch & Co., Rauch & Co. receives a base monthly payment of NIS 80,000 (approximately $23,700), an additional amount of approximately NIS 32,000 (approximately $9,500) for social benefits (and together, the “monthly payment”), and reimbursement of travel expenses. Rauch & Co. is also entitled to an annual bonus payment calculated as the product of (i) the annual increase (if any) of the ratio between the change in the price of our ordinary shares on TASE and to the change in the Tel-Aviv BioMed index and (ii) an amount of NIS 1,600,000 (approximately $474,500), subject to payment of a maximum of an amount equal to twelve monthly payments per year. Also, if for any year such bonus exceeds three monthly payments, the excess will be paid to Rauch & Co. in the form of our ordinary shares, the number of which will be equal to the amount of such excess divided by the average price of our ordinary shares on the TASE during the 30 days preceding the applicable annual measurement date. Rauch & Co. is also entitled to additional bonus payments upon the occurrence of (i) registration of our securities on a stock market other than the TASE, in an amount equal to four monthly payments, and (ii) an issuance of new shares of the Company and/or the issuance of warrants exercisable into new shares in an amount between $6 million and $10 million, in an amount equal to four monthly payments, or six monthly payments in case the amount exceeds $10 million. The term of the agreement is five years from the date of shareholder approval, subject to obtaining required approvals for any extension beyond three years.

Services Agreement with Gil Shapira

In April 2022, we entered into a services agreement with Gil Shapira, a member of our Board of Directors, whereby Mr. Shapira agreed to provide us consulting and project management services in connection with our relocation to the new facilities in Haifa, Israel. Pursuant to the agreement, we paid Mr. Shapira NIS 450,000 (approximately $133,500) and issued to him options to purchase up to 750,000 ordinary shares at an exercise price of NIS 1.32 (approximately $0.39) per share. The options expired in August 2024.

Extension of Payment for Exercise Prices

In January 2022, options to purchase an aggregate of 8,425,000 ordinary shares at an exercise price per share of NIS 0.552 (approximately $0.16) were exercised by our employees (including one of our current executive officers, Dr. Ben David). We permitted these employees, including Dr. Ben David, to defer the payment of the exercise price, totaling NIS 4,651,000 (approximately $1,379,000), such that the deferred payment of the exercise prices are in essence non-recourse loans. In May 2023, we approved a further extension for the repayment of these exercise prices until, in general, December 31, 2025, subject to the employees’ agreement, among other things, to sell the shares they had received from the exercise of such options if the market price of our ordinary shares on TASE reaches certain agreed upon levels and that if, despite such sales, the loans are not fully repaid by December 31, 2025, we will waive the repayment of the remaining balance against the forfeiture of all these shares remaining unsold. In December 2025, we approved a further extension for the repayment of these exercise prices until, in general, June 30, 2026, subject to certain modifications to the aforesaid arrangement. With respect to Dr. Ben David, who exercised options to purchase 2,500,000 ordinary shares in January 2022 at a total exercise price of NIS 1,380,000 (approximately $409,000), such 2,500,000 ordinary shares were sold to a third party for NIS 750,000 (approximately $222,000) payable to us, whereas we waived the repayment by Dr. Ben David of the balance of NIS 630,000 (approximately $187,000). As of the date hereof, the remaining balance of the exercise price for all remaining employees is approximately NIS 1.6 million (approximately $474,000).

See also Note 12(b)(4) to our audited consolidated financial statements for the year ended December 31, 2024, contained elsewhere in this prospectus.

Share Options

Since our inception we have granted share options to purchase our ordinary shares to our officers and our directors. For additional information, see above under “Management – Compensation” and “Management - Equity Incentive Plans.”

Indemnity Agreements

We have entered into agreements with each of our current directors and certain of our executive officers to indemnify them to the fullest extent permitted by law, subject to limited exceptions. See “Management—Insurance, Indemnification and Exculpation” for additional information.

Description of Share Capital and MEMORANDUM AND Articles of Association

We are an Israeli company with limited liability and our affairs are governed by our memorandum of association, our amended and restated articles of association, and the Companies Law.  The following descriptions of our share capital, provisions of our amended and restated articles of association and the Companies Law are summaries and are qualified by reference to the amended and restated articles of association, which will become effective immediately prior to the closing of this offering, and to the applicable sections of the Companies Law.

General

We were incorporated in the State of Israel on October 4, 1981, as a private corporation under the name Pointout (Israel) Ltd. On January 15, 1989, we changed our name to Pointout Projects Ltd. On March 22, 1993, we changed our name again to Oceana Advanced Industries Ltd. On August 20, 1993, we became a public company in Israel and our shares were listed for trade on the TASE. On May 20, 2012, our name was changed to Bonus Bio Group Ltd. and on October 3, 2013, our name was changed to our current name, Bonus Biogroup Ltd. Our registered office is at Matam Advanced Technology Park, Building 20, Haifa 3190501 Israel. Our registration number with the Israeli Registrar of Companies is 520039777.

Authorized Share Capital

Our authorized share capital consists of 10,000,000,000 ordinary shares, no par value per share. As of June 30, 2025, 1,167,925,311 ordinary shares were issued and outstanding. All of our outstanding ordinary shares have been validly issued, fully paid and non-assessable, except for 538,545,451 outstanding ordinary shares that are subject to forfeiture as described above under “Related Party Transactions – 2025 Addendum to Private Placement Agreement”.

Warrants

As of June 30, 2025, we had outstanding warrants to purchase an aggregate of 59,155,600 ordinary shares, at a weighted average exercise price of NIS 0.88 (equivalent to approximately $0.24) per ordinary share, with expiration dates ranging from January 12, 2027 to June 30, 2027, comprised of the following series of warrants:

●	warrants to purchase 24,650,000 ordinary shares, which were issued on April 29, 2012, or the 2012 Warrants, with an exercise price of NIS 0.48 (equivalent to approximately $0.14) per ordinary share, or, alternatively, the right to receive one (1) ordinary share for no consideration in place of each ten (10) ordinary shares underlying these warrants, which are due to expire on June 30, 2027. The 2012 Warrants were issued pursuant to, and their terms were included in, a management and initiation services agreement we entered into on January 23, 2012 (as amended on April 29, 2012, and August 6, 2012, the “2012 Management and Initiation Services Agreements”). An English summary of the 2012 Management and Initiation Services Agreements is filed as Exhibit 10.8 to the registration statement of which this prospectus forms a part;

●	warrants to purchase 5,461,557 ordinary shares, which were issued on March 18, 2021, or the First Series Warrants, with an exercise price of NIS 0.60 (equivalent to approximately $0.18) per ordinary share, which are due to expire on January 12, 2027. The First Series Warrants were issued pursuant to, and their terms are provided in, an investment agreement to which we entered into on January 13, 2021 (the “First Series 2021 Investment Agreement”). The form of the First Series 2021 Investment Agreement is filed as Exhibit 10.9 to the registration statement of which this prospectus forms a part;

●	warrants to purchase 5,884,879 ordinary shares, which were issued on March 18, 2021, or the Second Series Warrants, with an exercise price of NIS 0.75 (equivalent to approximately $0.22) per ordinary share, which are due to expire on January 12, 2027. The Second Series Warrants were issued pursuant to, and their terms are provided in, separate investment agreements to which we entered into on January 13, 2021 (the “Second Series 2021 Investment Agreements”). The form of the Second Series 2021 Investment Agreements is filed as Exhibit 10.10 to the registration statement of which this prospectus forms a part;

●	warrants to purchase 10,968,334 ordinary shares, which were issued on March 18, 2021, or the Third Series Warrants, with an exercise price of NIS 1.00 (equivalent to approximately $0.30) per ordinary share, which are due to expire on January 26, 2027. The Third Series Warrants were issued pursuant to, and their terms are provided in, separate investment agreements to which we entered into on January 27, 2021 (the “Third Series 2021 Investment Agreements”). The form of the Third Series 2021 Investment Agreements is filed as Exhibit 10.11 to the registration statement of which this prospectus forms a part;

●	warrants to purchase 4,954,500 ordinary shares, which were issued on June 30, 2021, or the Fourth Series Warrants, with an exercise price of NIS 1.70 (equivalent to approximately $0.50) per ordinary share, which are due to expire on January 30, 2027. The Fourth Series Warrants were issued pursuant to, and their terms are provided in, an investment agreement to which we entered into on January 31, 2021 (the “Fourth Series 2021 Investment Agreement”). The form of the Fourth Series 2021 Investment Agreement is filed as Exhibit 10.12 to the registration statement of which this prospectus forms a part; and

●	warrants to purchase 7,236,330 ordinary shares, which were issued on June 30, 2021, or the Fifth Series Warrants, with an exercise price of NIS 1.80 (equivalent to approximately $0.53) per ordinary share, which are due to expire on March 1, 2027. The Fifth Series Warrants were issued pursuant to, and their terms are provided in, separate investment agreements to which we entered into on March 2, 2021 and June 13, 2021 (the “Fifth Series 2021 Investment Agreements”). The form of the Fifth Series 2021 Investment Agreements is filed as Exhibit 10.13 to the registration statement of which this prospectus forms a part.

The foregoing description does not include the warrants issuable pursuant to the 2024 PIPE Transactions and the 2025/6 PIPE Transactions. For additional details regarding these investment agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Principal Financing Arrangements” above.

Purposes and Objects of the Company

Our purpose is set forth in our memorandum of association and amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his actions. Our board of directors may exercise all powers that are not assigned under the Companies Law or under our amended and restated articles of association to any of our other corporate organs.

Rights Attached to Shares

Our ordinary shares confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each ordinary share entitling the holder thereof that attends the meeting and participates in the voting, either in person, proxy or written ballot, to one vote;

●	equal right to participate in any distribution of dividends, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis. See “Dividend Policy” for additional information; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a pro rata basis per share.

Said voting rights, rights to receive dividends and right to participate, upon our dissolution, in the distribution of our assets may be affected by the grant of any special rights to the holders of a class of shares with preferential rights that may be authorized in the future.

ADS holders will have the right under the deposit agreement to instruct the depositary to exercise the voting rights for, and receive distributions with respect to, the ordinary shares represented by your ADSs. See “Description of American Depositary Shares” below.

Our ordinary shares are not redeemable and are not subject to any preemptive rights.

Election of Directors

Pursuant to our amended and restated articles of association, our directors (other than our external directors) are divided into three classes. Each of our directors (other than our external directors) are elected at an annual general meeting of our shareholders and serve on the board of directors until the earlier of the third annual general meeting following their appointment or until they resign or until they cease to act as board members pursuant to the provisions of our amended and restated articles of association or any applicable law. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies and/or as an addition to our board of directors (subject to the maximum number of directors) to serve for the remaining period of time during which the director whose service has ended would have held office, or in case of an addition to the board of directors, in accordance with the class assigned to such appointed director, as determined by the board of directors at the time of such appointment.

For additional information regarding our board of directors, including external directors, see under “Management-Corporate Governance” above.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors and must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings.

Our Board of Directors may convene a special general meeting whenever it deems fit, and, in general, must do so upon the request of any of: (i) two directors or one fourth of the then serving directors; or (ii) for companies whose shares are traded outside of Israel, such as our Company following this offering, one or more shareholders who hold either at least 10% of our issued share capital and at least 1% of the voting rights in our Company or at least 10% of the voting rights in us. In addition, for companies whose shares are traded outside of Israel, such as our Company following this offering, one or more shareholders holding at least (i) 5% of the voting rights in our Company may request our board of directors to add an item that relates to the election or removal of a director to the agenda of a  shareholders’ meeting to be convened in the future and (ii) 1% of the voting rights in our Company may request our board of directors to add an item to the agenda of a shareholders’ meeting to be convened in the future that relates to other matters; provided that such items must be appropriate for inclusion on the agenda of the meeting.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of director’s powers if our board of directors is unable to exercise its powers;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	authorizing (i) the Chairman of our board of directors or any of his relatives (as such term is defined in the Companies Law) to fill the position of chief executive officer of our company or assume any of the powers of such position or (ii) our chief executive officer or any of his relatives to fill the position of Chairman of our board of directors or assume any of the powers of such position.

The Companies Law generally requires that a notice of any annual or special shareholders meeting be filed and published at least 21 days prior to the meeting, and in certain cases 14 days prior to the meeting, and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be filed and published at least 35 days prior to the meeting.

Quorum

Pursuant to our amended and restated articles of association, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least one-third (1/3) of the total outstanding voting rights. If within half an hour of the time appointed for the general meeting a quorum is not present, the general meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or to such later date as prescribed in the notice to the shareholders and in such adjourned meeting or to such day and at such time and place as the Chairperson of the general meeting shall determine, any number of shareholders participating in the meeting shall constitute a quorum, except that if the meeting was convened at the request of a shareholder, the quorum shall still be one-third (1/3) of the total outstanding voting rights.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law. However, our amended and restated articles of association provide that all resolutions relating to (i) amendment of the number of members on our board of directors (including external directors) and (ii) the structure of our board of directors as a classified board, including removal of directors by our shareholders and the authority to fill vacancies, require a resolution adopted at a General Meeting by shareholders holding at least 65% of the voting power represented at the General Meeting.

A shareholder may vote in a general meeting in person, by proxy or by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, in order to change the rights attached to any class of shares, such change must be adopted by the board of directors and at a general meeting of the shareholders with the approval of the holders of such class of shares or the written consent of all of the holders of such class of shares

The enlargement of an existing class of shares or the issuance of additional shares thereof shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities, except with respect to citizens of countries which are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us or our Subsidiary, other than the provisions in our amended and restated articles of association relating to the election of our directors (other than external directors) in three staggered classes and provisions relating to submission of shareholder proposals for shareholders meetings. In addition, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and a vote of the majority of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of the target company. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company, or (2) the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition was effected (1) in a private placement that received shareholder approval (provided that such approval was granted after the purpose of the resolution was duly disclosed as a private placement intended to provide control to the offeree, as the case may be), (2) from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders but the offeror is not required to purchase more than five percent of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. In general, a special tender offer may be consummated only if (1) at least 5% of the company’s outstanding voting rights will be acquired by the offeror and (2) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, including their relatives and companies under their control).

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a full tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the full tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by virtue of law. During the six-month period following the consummation of the full tender offer shareholders may request, with some exception, appraisal rights in connection with some tender offer, provided, however, that as a condition to the tender offer the acquirer is entitled to stipulate that tendering shareholders will forfeit such appraisal rights.

In addition, our Board of Directors may decide to adopt a shareholder rights plan without further shareholder approval.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been allocated, provided that there is no obligation (including any conditional obligation) of the company to issue the shares;

●	consolidate and divide all or any of the share capital into shares of larger nominal value than the nominal value of the existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than the nominal value of the existing shares;

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with such conditions and subject to any consent required, by the Companies Law; and

●	reduce the number shares from the issued and outstanding share capital, in such manner that those shares shall be cancelled and the nominal par value paid for those shares will be registered on our books as capital fund, which shall be deemed for all purposes as a premium paid on those shares which shall remain in our issued and outstanding share capital.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, (i) the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”) and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of our Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Notwithstanding the foregoing, it is hereby clarified that the Federal Forum Provision applies solely with respect to claims under the Securities Act, not claims under the Exchange Act.

Access to Corporate Records

Under the Companies Law, shareholders generally have the right to review minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our annual audited financial statements and any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interests or protect a trade secret or patent.

Exchange Controls

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Other Israeli Law Considerations

For additional information regarding our share capital, including approval of certain transactions, see under “Management-Corporate Governance” above.

Description of American Depositary Shares

American Depositary Shares

JPMorgan Chase Bank, N.A., or JPMorgan, as depositary, will issue the ADSs that you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of ordinary shares that we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, and all holders and beneficial owners from time to time of American Depositary Receipts, or ADRs, issued thereunder.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The ADS-to-ordinary share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive that reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Israeli law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of us and the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The deposit agreement, the ADRs and the ADSs are governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. Any claim brought against us by any holder or beneficial owner or on behalf of our company with regard to the internal affairs of our company, including the ability to bring such a claim, shall be governed by and construed in accordance with the laws of Israel.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement (or amendment thereto) filed with the SEC of which this prospectus forms a part. You may also find the registration statement (or amendment thereto) and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Distributions on deposited securities, sales

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities and/or property under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of ADSs. All sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent. In all instances where the deposit agreement or an ADR refers to a “sale” (or words of similar import) of securities or property, the depositary may, but shall not be obligated, to effect any such sale unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us: (1) the depositary shall, in the event the deposit agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the deposit agreement, act in accordance with the termination provisions of the deposit agreement and form of ADR in respect of such securities and property; and (2) in the event the depositary or its custodian receives a distribution other than cash, our ordinary shares and/or rights to acquire our ordinary shares, and such distribution consists of securities or property that are not distributed by the depositary, the depositary will be deemed to have sold the aggregate number of securities and/or property so received for nominal value and shall have no obligation to distribute such securities or any proceeds from the deemed sale thereof to the ADR holders. Furthermore, in the event the depositary endeavors to make a sale of ordinary shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

Except as stated below, the depositary will distribute as soon as reasonably practical such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being permissible or practicable with respect to certain registered ADR holders, and (3) deduction of the depositary’s and/or its agents’ fees and expenses in (A) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (B) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (C) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (D) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such deposited securities. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend, distribution or net proceeds from sales in respect of any deposited securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such deposited securities shall be reduced accordingly.

To the extent the depositary determines in its reasonable discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the deposit agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Shares. In the case of a distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares that would result in fractional ADSs will be sold and the net proceeds of the public or private sales of such will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may: (1) sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or (2) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●	Other distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

●	Elective distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional ordinary shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (1) we shall have timely requested that the elective distribution is available to ADR holders, (2) the depositary shall have determined that such distribution is reasonably practicable and (3) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional ordinary shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

If the depositary determines in its reasonable discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, ordinary shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, withdrawal and cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriter named herein to deposit such ordinary shares.

Ordinary shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of “JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs” or in such other name as the depositary shall direct.

The custodian will hold all deposited ordinary shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, subject to the provisions of or governing our ordinary shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying ordinary shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office (or from the custodian to the extent dematerialized). At your risk, expense and request, the depositary may deliver deposited securities (including any certificates therefor) at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of ordinary shares are entitled to vote, or of our solicitation of consents or proxies from holders of ordinary shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (1) final information particular to such vote and meeting and any solicitation materials, (2) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of Israel, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (3) the manner in which such instructions may be given or deemed given in accordance with the applicable provisions of deposit agreement, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for The Depository Trust Company, or DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

To the extent that (A) we have provided the depositary with at least 35 days’ notice of the proposed meeting, (B) the voting notice will be received by all holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the depositary does not receive instructions on a particular agenda item from a holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such holder shall be deemed, and, pursuant to the deposit agreement, the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of ordinary shares, and (2) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in Israel, (ii) the granting of such discretionary proxy will not result in a violation of the laws, rules, regulations or permits of Israel, (iii) the voting arrangement and deemed instruction as contemplated in the deposit agreement will be given effect under the laws, rules and regulations of Israel, and (iv) the granting of such discretionary proxy will not under any circumstances result in the ordinary shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of Israel.

The depositary may from time to time access information available to it to consider whether any of the circumstances described in 1(b) or 1(c) the paragraph above exist, or request additional information from us with respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, holders and beneficial owners are advised and agree that (a) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described in 1(b) or 1(c) the paragraph above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described in 1(b) or 1(c) the paragraph above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of ordinary shares. Because there is no guarantee that holders and beneficial owners will receive the notices described above with sufficient time to enable such holders or beneficial owners to return any voting instructions to the depositary in a timely manner, holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to holders or beneficial owners in such circumstances.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given in accordance with the applicable provisions of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy or deemed to have been instructed to grant a discretionary proxy pursuant to the applicable provisions of the deposit agreement, or for the effect of any such vote.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and other communications

Will ADR holders be able to view our reports?

The deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary in the United States, on the SEC’s internet website or upon request to the depositary (which request may be refused by the depositary at its discretion).

Additionally, if we make (i) any communications available to holders of our ordinary shares or any securities regulatory authority or stock exchange that would require, or result in, the depositary taking or planning to take any action pursuant to the deposit agreement or (ii) any communication that reasonably would require the depositary to take, or plan to take, action pursuant to the deposit agreement, we will furnish copies thereof (or English translations or summaries) to the depositary and the depositary will distribute the same to registered ADR holders.

Fees and expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of ordinary share distributions, rights and other distributions, issuances pursuant to a share dividend or share split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a share dividend or share split declared by us or an exchange of shares regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	a fee of up to US$0.05 per ADS held for any cash distribution made, or for any elective cash/share dividend offered, pursuant to the deposit agreement;

●	an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

●	a fee of up to US$0.05 per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs) or the net cash proceeds from the public or private sale of such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, us and/or any third party (which fee may be assessed against ADR holders as of a record date set by the depositary);

●	share transfer or other taxes and other governmental charges;

●	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or ADR holders);

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

●	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within the banking division of JPMorgan, or the Bank, and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary may also agree to reduce or waive certain fees that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, us and/or certain holders and beneficial owners and holders and beneficial owners of our ordinary shares. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of taxes

ADR holders and/or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current or former ADR holders and beneficial owners, each ADR holder and beneficial owner, and each prior ADR holder and beneficial owner, by holding or owning, or having held or owned, an ADR or an interest in ADSs acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or prior beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of the depositary’s or our respective agents shall be liable to holders or beneficial owners of the ADSs and ADRs for failure of any holders or beneficial owners to comply with applicable tax laws, rules and/or regulations.

To the extent not prohibited by law, rule, regulation, fiduciary duty, contractual or confidential obligation or otherwise, the depositary will forward to us such information in the depositary’s possession from the transfer records maintained by the depositary in accordance with the depositary’s policies and procedures as we may reasonably request in writing to enable us to file any reports required to be filed by us with governmental authorities or agencies to comply with applicable laws; provided, however, that the depositary will have no liability for the accuracy of any such information and will, in connection with any such accuracy and inaccuracy, not be required to incur or become subject to any risk, liability, cost or expense and will be indemnified by us in connection therewith.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, recapitalizations and mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (2) any distributions of ordinary shares or other property not made to holders of ADRs or (3) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell by public or private sale any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees on a per ADS basis, charges or expenses (other than share transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder or beneficial owner continues to hold an ADR or ADRs, or an interest therein, after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (1) are reasonably necessary (as agreed by us and the depositary) in order for (A) the ADSs to be registered on Form F-6 under the Securities Act or (B) the ADSs or ordinary shares to be traded solely in electronic book-entry form and (2) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (1) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (2) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement (A) without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy, liquidation proceedings or insolvency, (ii) if the ADRs are delisted from a “national securities exchange” (that has registered with the SEC under Section 6 of the Exchange Act) and/or the ordinary shares cease to be listed on an internationally recognized securities exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, (iv) there are no deposited securities with respect to ADSs remaining, including if the deposited securities are cancelled, or the deposited securities have been deemed to have no value, or (v) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (B) immediately without prior notice to us, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (B) as determined by the depositary in its reasonable discretion.

If our ordinary shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if, for any reason, the depositary does not sell the deposited securities, then after such date fixed for termination, the depositary shall use its reasonable efforts to ensure that the ADSs cease to be eligible for settlement within DTC and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent we are not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary shall (A) cancel all outstanding ADRs; (B) request DTC to provide the depositary with information on those holding ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC; (C) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate of ours (the company representative) or an independent trust company engaged by us (the trustee) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a share transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, in either case referring to the names set forth on the ADR register and (D) provide us with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such deposited securities and the ADR register, we have agreed that we will, to the extent not prohibited by any law, rule or regulation, approve the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable), procure the relevant updates to our register of members to reflect the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable) and provide the depositary with a certified copy of the updated register of our shareholders.

To the extent the depositary reasonably believes that we are insolvent, or if we are in receivership, have filed for bankruptcy and/or are otherwise in restructuring, administration or liquidation, and in any such case the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the deposited securities promptly and without undue effort, the deposited securities shall be deemed to have no value (and such holder shall be deemed to have instructed the depositary that the deposited securities have no value). The depositary may (and, by holding an ADR or an interest therein, all holders irrevocably consent and agree that the depositary may) instruct its custodian to deliver all deposited securities to us (acting, as applicable by an administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify us that the deposited ordinary shares are surrendered for no consideration. The deposit agreement requires us, subject to applicable law, to promptly accept the surrender of the deposited ordinary shares for no consideration and deliver to the depositary a written notice confirming (A) the acceptance of the surrender of the deposited securities for no consideration and (B) the cancellation of such deposited ordinary shares. Promptly after notifying us that the deposited ordinary shares are surrendered for no consideration and irrespective of whether we have complied with the immediately preceding sentence, the depositary shall notify ADR holders that their ADSs have been cancelled with no consideration being payable to such ADR holders.

Upon the depositary’s compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the deposit agreement and the ADRs.

Notwithstanding anything to the contrary, in connection with any termination in accordance with the provisions in this section, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our ordinary shares and make available to ADR holders a means to withdraw the ordinary shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such ordinary shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for in the ADR and the fees, charges and expenses applicable to the unsponsored American depositary share program; provided that the depositary agrees that we will have no liability for the establishment of such unsponsored American depositary share program.

If our ordinary shares are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the deposited securities without undue effort, then the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the deposit agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash.

Limitations on obligations and liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and others

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (1) any share transfer or other tax or other governmental charge, (2) any share transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;

●	the production of proof satisfactory to it of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason provided that the ability to withdraw ordinary shares may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (2) the payment of fees, taxes, and similar charges, and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it. Additionally, at our reasonable request, the depositary may close the issuance book portion of the ADR register solely in order to enable us to comply with applicable law; provided that the depositary will have no liability and will be indemnified by us in such event.

The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The deposit agreement provides that each of us, the depositary and our respective directors, officers, employees, agents and affiliates will:

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the United States, Israel or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our memorandum of association and our amended and restated articles of association, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance our, the depositary’s or our respective directors’, officers’, employees’, agents’ or affiliates’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) if it performs its obligations specifically set forth in the deposit agreement and ADRs without bad faith, gross negligence or willful misconduct;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs;

●	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve us in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be, against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;

●	not be liable (including, without limitation, to ADR holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, from us; or

●	be able to rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (1) committed fraud or willful misconduct in the provision of custodial services to the depositary or (2) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of our company. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Israel, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the deposit agreement, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the deposit agreement or the form of ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own bad faith, willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the depositary. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us, the depositary or any other party, to process any transfer, delivery or distribution of cash, ordinary shares, other securities or other property, including without limitation upon the termination of the deposit agreement, or otherwise to comply with any provisions of the deposit agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor us, nor any of its or our respective agents shall be liable to the other for any indirect, special, punitive or consequential damages (excluding reasonable fees and expenses of counsel) or lost profits, in any form, or Special Damages, incurred by any of them or us, or liable to any other person or entity (including, without limitation, ADR holders and beneficial owners) for any Special Damages, or any fees or expenses of counsel in connection therewith, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that (i) notwithstanding the foregoing, the depositary and its agents will be entitled to legal fees and expenses in defending against any claim for Special Damages and (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, ADR holders and beneficial owners) against the depositary or any of its agents, the depositary and its agents shall be entitled to full indemnification from us for all such Special Damages, and reasonable fees and expenses of counsel in connection therewith, unless such Special Damages are found to have been a direct result of the bad faith, gross negligence or willful misconduct of the depositary or any of its agents.

The depositary and its agents may own and deal in any class of securities of ours and our affiliates and in ADSs.

Disclosure of interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Books of depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination, split-up, substitution and cancellation of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of our business or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs;

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (1) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (2) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (3) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (4) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners may have interests, (5) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (6) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (7) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Consent to jurisdiction

In the deposit agreement, we have appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may be instituted by the depositary against us in the state or federal courts in New York, New York or any competent court in Israel, the United States and/or any other court of competent jurisdiction.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that (1) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding, (2) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may only be instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (a) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over the particular dispute or (b) the designation of the United States District Court for the Southern District of New York as the exclusive forum for the particular dispute is, or becomes, invalid, illegal or unenforceable) and (3) any claim brought against us by any holder or beneficial owner or on behalf of our company with regard to the internal affairs of our company, including the ability to bring such a claim, may only be instituted as provided in our memorandum of association and our amended and restated articles of association in the courts of Israel. In the deposit agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Additionally, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners acknowledge and agree that they will not be able to commence or pursue any legal suit, action or proceeding against the depositary or its agents in any jurisdiction other than as described in this paragraph.

Jury trial waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a trial by jury. The waiver to the right to a trial by jury in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with any provisions of U.S. federal securities laws or the rules and regulations promulgated thereunder.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market in the United States for our ordinary shares or the ADSs on any U.S. national securities exchange. We have applied to list the ADSs on Nasdaq, but we cannot assure you that a significant public market for the ADSs will develop or be sustained after this offering. Our ordinary shares are and, following the completion of this offering, will continue to be listed on the TASE.

Future sales of substantial amounts of ordinary shares or ADSs in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. Upon the closing of this offering, 3,000,000 ADSs will be outstanding, representing 90,000,000 ordinary shares, or, if the underwriter exercises in full its option to purchase an additional 450,000 ADSs in this offering, 3,450,000 ADSs will be outstanding, representing 103,500,000 ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable in the United States without restriction or further registration under the Securities Act. Ordinary shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may not be resold except pursuant to an effective registration statement or an exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act described below.

Lock-up Agreements

For a period of 180 days after the date of this prospectus, we have agreed, subject to certain exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, except in this offering, any of our ordinary shares or the ADSs or securities convertible into or exercisable or exchangeable for our ordinary shares or the ADSs (other than pursuant to employee equity incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus), without the prior written consent of D. Boral Capital LLC.

Furthermore, each of our directors and executive officers and the holders of 5.0% or more of the outstanding ordinary shares prior to this offering have also entered into a similar lock-up agreement for a period of 120 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, the ADSs and securities convertible into or exercisable or exchangeable for our ordinary shares or the ADSs.

See “Underwriting” for additional information.

Rule 144

In general, a person who has beneficially owned our unregistered ordinary shares for at least six months would be entitled to sell such shares pursuant to Rule 144 of the Securities Act, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to Exchange Act periodic reporting requirements for at least 90 days before the sale.

Persons who are our affiliates at the time of, or at any time during the 90 days preceding, a sale of our ordinary shares or the ADSs, are subject to additional restrictions, as follows:

●	in the case of a sale of our unregistered ordinary shares, such persons must have beneficially owned such shares for at least six months; and

●	such person may sell within any three-month period only a number of our securities that does not exceed the greater of either of the following:

●

1% of the number of our ordinary shares then outstanding (in the form of ADSs or otherwise), which will equal approximately 13.35 million ordinary shares immediately after this offering, assuming no exercise of the underwriter’s option to purchase additional ADSs; or

●	the average weekly trading volume of our ordinary shares (in the form of ADSs or otherwise) on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by non-affiliates and affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701 under the Securities Act, or Rule 107, any of our employees, board members, senior management, consultants or advisors who purchase ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part, or the effective date, is entitled to resell such shares 90 days after the effective date in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirement.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Equity Awards

As of June 30, 2025, options to purchase an aggregate of 140,563,331 of our ordinary shares were outstanding. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all of our ordinary shares subject to outstanding share options and all ordinary shares issued or issuable under our equity incentive plans. We expect to file the registration statement covering these ordinary shares after the date of this prospectus, which will permit the resale of such shares by persons who are non-affiliates of ours in the public market without restriction under the Securities Act, subject, with respect to certain of the ordinary shares, to the provisions of the lock-up agreements described above.

Material Tax Considerations

Israeli Tax Considerations and Government Programs

The following is a description of the material Israeli income tax consequences of the ownership of the ADSs. The following also contains a description of material relevant provisions of the current Israeli income tax consequences applicable to companies in Israel, with reference to its effect on us. This description does not include all aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli tax law. Examples of such investors include traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of the ADSs. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income at the ordinary corporate tax rate (currently 23%). Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures (including capital expenditures) related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:

●	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	the research and development must be for the promotion of the company; and

●	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”). Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply to the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Taxation of our Shareholders

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes. Israeli law also generally imposes a capital gains tax on the sale of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, under certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders. A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have, directly or indirectly, an interest of more than 25% of the means of control or more in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty, or Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ADSs, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on the ADSs at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. However, a reduced tax rate may be provided under an applicable tax treaty subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced withholding rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of the ADSs who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest if a certificate for a reduced withholding tax rate is obtained in advance from the Israeli tax authority. The aforementioned rates under the United States-Israel Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

Application for this reduced tax rate requires appropriate documentation presented to and specific instructions received from the Israel Tax Authority. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A non-Israeli resident who receives dividend income derived from or accrued in Israel from which the full amount of tax was withheld at source is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Capital Gains Taxes Applicable to Israeli Resident Shareholders. An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently 23%). The income tax rate applicable to real capital gain derived by an Israeli individual from the sale of shares, whether listed on a stock exchange or not, is 25%. However, if the individual claims deduction of interest expense and linkage differences in connection with the purchase and holding of such shares or if such shareholder is considered a “substantial shareholder” (as defined above) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (currently, up to 50%). Certain Israeli institutions that are exempt from tax under Section 9(2) or Section 129C(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax on the sale of the shares.

Taxation of our Israeli Shareholders on Receipt of Dividends. Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on the ADSs (other than bonus shares or share dividends) at a rate of 25%, or 30% if the recipient of such dividend is a “substantial shareholder” (as defined below) at the time of distribution or at any time during the preceding 12-month period. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is subject to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section129C(a)(1) of the Ordinance is exempt from tax on dividends.

Surtax

Individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional surtax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 721,560 for 2025, which amount is linked to the annual change in the Israeli consumer price index. According to the Economic Efficiency Law (Legislative Amendments to Achieve the Budget Targets for the 2025 Budget Year) (Freezing of Tax Updates and Surtax), 5785-2024 (the “Economic Efficiency Law”), during the years 2025-2027, the aforementioned amount will not be adjusted in accordance with the Israeli consumer price index. In addition, according to the Economic Efficiency Law, an individual whose taxable income from “Capital Sources” in the tax year exceeds the aforesaid amount shall be subject to an additional tax on the portion of their taxable income from Capital Sources that exceeds the aforesaid amount at a rate of 2%. For this purpose, Capital Source means any source of income (including, among other things, capital gain, dividend and interest) other than income from business, employment and personal exertion.

United States Federal Income Tax Considerations

The following summary describes certain United States federal income tax considerations generally applicable to United States Holders (as defined below) of the ADSs. This summary deals only with the ADSs held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code. This summary also does not address the tax consequences that may be relevant to holders in special tax situations including, without limitation, dealers in securities, traders that elect to use a mark-to-market method of accounting, holders that own the ADSs as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, banks or other financial institutions, individual retirement accounts and other tax-deferred accounts, insurance companies, tax-exempt organizations, United States expatriates, holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, holders that acquired the ADSs in a compensatory transaction, holders subject to special tax accounting rules as a result of any item of gross income with respect to the ADSs being taken into account in an applicable financial statement, or holders that actually or constructively own 10% or more of the total voting power or value of our ordinary shares.

This summary is based upon the Internal Revenue Code, applicable United States Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service, or IRS, regarding the tax consequences described herein, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any United States federal tax consequences other than United States federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income).

As used herein, the term “United States Holder” means a beneficial owner of the ADSs that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or therein or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If an entity or other arrangement treated as a partnership for United States federal income tax purposes acquires the ADSs, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in the ADSs should consult their tax advisers regarding the United States federal income tax consequences of acquiring, owning, and disposing of the ADSs.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for United States federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The United States Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly, the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Dividends

Subject to the discussion below under “Passive Foreign Investment Company,” the amount of dividends paid to a United States Holder with respect to ADSs before reduction for any Israeli taxes withheld therefrom generally will be included in the United States Holder’s gross income as ordinary income from foreign sources to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of the United States Holder’s adjusted tax basis in those ADSs and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, United States Holders should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time.

Foreign withholding tax (if any) paid on dividends on ADSs at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. Dividends paid on ADSs generally will constitute “passive category income” for purposes of the foreign tax credit. Foreign withholding tax (if any) paid on dividends on ADSs at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. However, if we are a “United States-owned foreign corporation,” solely for foreign tax credit purposes, a portion of the dividends allocable to our United States source earnings and profits may be re-characterized as United States source. A “United States-owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are excepted from these rules. Although we don’t believe we are currently a “United States-owned foreign corporation,” we may become one in the future. In such case, if 10% or more of our earnings and profits are attributable to sources within the United States, a portion of the dividends paid on the ADSs allocable to our United States source earnings and profits will be treated as United States source, and, as such, a United States Holder may not offset any foreign tax withheld as a credit against United States federal income tax imposed on that portion of dividends. The rules governing the treatment of foreign taxes imposed on a United States Holder and foreign tax credits are complex, and United States Holders should consult their tax advisors about the impact of these rules in their particular situations.

Dividends paid to a non-corporate United States Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. “Qualified foreign corporation” generally includes a foreign corporation (other than a foreign corporation that is a PFIC with respect to the relevant United States Holder for the taxable year in which the dividends are paid or for the preceding taxable year) (i) whose ordinary shares are readily tradable on an established securities market in the United States, or (ii) which is eligible for benefits under a comprehensive United States income tax treaty that includes an exchange of information program and which the United States Treasury Department has determined is satisfactory for these purposes. ADSs are expected to be readily tradable on the Nasdaq Capital Market, an established securities market. United States Holders should consult their tax advisors regarding the availability of the reduced tax rate on dividends paid with respect to ADSs. The dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other United States corporations.

Disposition of ADSs

Subject to the discussion below under “—Passive Foreign Investment Company,” a United States Holder generally will recognize capital gain or loss for United States federal income tax purposes on the sale or other taxable disposition of ADSs equal to the difference, if any, between the amount realized and the United States Holder’s adjusted tax basis in those ADSs. If any Israeli tax is imposed on the sale, exchange or other disposition of ADSs, a United States Holder’s amount realized will include the gross amount of the proceeds of the deposits before deduction of the Israeli tax. In general, capital gains recognized by a non-corporate United States Holder, including an individual, are subject to a lower rate under current law if such United States Holder held shares for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as United States source income or loss for purposes of the foreign tax credit. A United States Holder’s initial tax basis in shares generally will equal the cost of such shares. Because gain for the sale or other disposition of ADSs will be treated as United States source income, and you may use foreign tax credits against only the portion of United States federal income tax liability that is attributed to foreign source income in the same category, your ability to utilize a foreign tax credit with respect to the Israeli tax imposed on any such sale or other disposition, if any, may be significantly limited. In addition, if you are eligible for the benefit of the income tax convention between the United States and the State of Israel and pay Israeli tax in excess of the amount applicable to you under such convention or if the Israeli tax paid is refundable, you will not be able to claim any foreign tax credit or deduction with respect to such Israeli tax. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable or deductible in light of your particular circumstances and your ability to apply the provisions of an applicable treaty.

If the consideration received upon the sale or other taxable disposition of ADSs is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of taxable disposition. If ADSs are treated as traded on an established securities market, a cash basis United States Holder and an accrual basis United States Holder who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS) will determine the U.S. dollar value of the amount realized in foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. An accrual basis United States Holder that does not make the special election will recognize exchange gain or loss to the extent attributable to the difference between the exchange rates on the sale date and the settlement date, and such exchange gain or loss generally will constitute ordinary income or loss.

Passive Foreign Investment Company

We would be a PFIC for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Based on our anticipated market capitalization and the composition of our income, assets and operations in 2024, we do not expect to be a PFIC for United States federal income tax purposes for the current taxable year but we cannot provide any assurances regarding our PFIC status for future taxable years. In particular, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of ADSs, which could fluctuate significantly. Therefore, there can be no assurance that we will not be classified as a PFIC in the future. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds ADSs. Under the PFIC rules, if we were considered a PFIC at any time that a United States Holder holds ADSs, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC, and (ii) the United States Holder has made a “deemed sale” election under the PFIC rules.

If we are a PFIC for any taxable year that a United States Holder holds ADSs, any gain recognized by the United States Holder on a sale or other disposition of ADSs would be allocated pro-rata over the United States Holder’s holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a United States Holder on ADSs exceeds 125% of the average of the annual distributions on the ADSs received during the preceding three years or the United States Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of ADSs if we were a PFIC, described above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs. If we are treated as a PFIC with respect to a United States Holder for any taxable year, the United States Holder will be deemed to own shares in any of our subsidiaries that also are PFICs. A timely election to treat us as a qualified electing fund under the Internal Revenue Code would result in an alternative treatment. However, we do not intend to prepare or provide the information that would enable United States Holders to make a qualified electing fund election. If we are considered a PFIC, a United States Holder also will be subject to annual information reporting requirements. United States Holders should consult their own tax adviser about the potential application of the PFIC rules to an investment in the ADSs.

Information Reporting and Backup Withholding

Dividend payments and proceeds paid from the sale or other taxable disposition of ADSs may be subject to information reporting to the IRS. In addition, a United States Holder (other than an exempt holder who establishes its exempt status if required) may be subject to backup withholding on cash payments received in connection with dividend payments and proceeds from the sale or other taxable disposition of ADSs made within the United States or through certain U.S.-related financial intermediaries.

Backup withholding will not apply, however, to a United States Holder who furnishes a correct taxpayer identification number, makes other required certification and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain United States Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. The ADSs are expected to constitute foreign financial assets subject to these requirements unless the ADSs are held in an account at certain financial institutions. United States Holders should consult their tax advisors regarding the application of these reporting requirements.

Underwriting

D. Boral Capital LLC is the sole underwriter of this offering. We have entered into an underwriting agreement dated           , 2026 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price per ADS, less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
D. Boral Capital LLC	3,000,000
Total	3,000,000

The underwriter is committed to purchase all of the ADSs offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriter is not obligated to purchase the securities covered by the underwriter’s over-allotment option described below. The underwriter is offering the ADSs, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriter an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 450,000 ADSs at the actual public offering price (which equals 15% of the number of ADSs initially sold in this offering), less the underwriting discounts and commissions set forth on the cover of this prospectus to cover over-allotments, if any. To the extent that the underwriter exercises this option, it will become obligated, subject to conditions, to purchase these additional ADSs, and we will be obligated, pursuant to the option, to sell these additional ADSs to the underwriter to the extent the option is exercised. If any additional ADSs are purchased, the underwriter will offer the additional ADSs on the same terms as those on which the other ADSs are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $17,250,000 and the total net proceeds, before expenses and after the credit to the underwriting discounts and commissions described below, to us will be approximately $14.84 million (based on an initial offering price of $5.0 per ADS).

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of the over-allotment option.

	Per ADS	Total Without Over-allotment Option	Total With Full Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (6.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also paid an advance of $15,000 to the Representative, which will be applied against the accountable expenses (described below) that will be paid by us to the Representative in connection with this offering, or the Advance. The Advance will be returned to us to the extent not actually incurred by the Representative in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

The underwriter proposes to offer the ADSs offered by us to the public at the public offering price per ADS set forth on the cover of this prospectus. In addition, the underwriter may offer some of the ADSs to other securities dealers at such price less a concession of $           per ADS. After the public offering, the price and concession to dealers may be changed.

We have also agreed to (i) reimburse the underwriter up to $150,000 for legal fees, costs and expense as well as for filing fees and communication expenses associated with the review of this offering by FINRA and all clearing fees and expenses incurred by the underwriter in connection with this offering and (ii) pay the underwriter a non-accountable expense allowance in the amount of one half of one percent (0.5%) of the gross proceeds from this offering.

We estimate that total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions and the underwriter non-accountable expense allowance, will be approximately $1.28 million.

Discretionary Accounts

The underwriter does not intend to confirm sales of the ADSs offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and the holders of 5.0% or more of the outstanding ordinary shares prior to this offering, have agreed, subject to limited exceptions, for a period of 180 days with respect to us, and for a period of 120 days with respect to our officers, directors, and holders of 5.0% or more of the outstanding ordinary shares prior to this offering, after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any ordinary shares or ADSs or any securities convertible into or exchangeable for our ordinary shares or the ADSs either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Pricing of this Offering; Market Information

Prior to this offering, no public market exists on a U.S. national securities exchange for our ordinary shares or the ADSs. The public offering price was determined through negotiations between us and the Representative, and we cannot assure you that the ADSs can be resold at or above the public offering price. In addition, the public offering price for the ADSs in this offering may not be indicative of prices that will prevail in the trading market for our ordinary shares on the TASE.

In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

●	the recent closing price of our ordinary shares on the TASE;

●	the information included in this prospectus and otherwise available to the Representative;

●	the valuation multiples of publicly-traded companies that the Representative believes to be comparable to us;

●	our financial information;

●	our prospects and the history and the prospects of the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the ADSs may not develop. It is also possible that after this offering the ADSs will not trade in the public market at or above the public offering price.

Underwriter’s’ Warrants

We have agreed to issue to the underwriter (or its permitted designees) warrants to purchase up to a total of 172,500 ADSs (5.0% of the ADSs issued in this offering, including the over-allotment, if any). The warrants will be exercisable at a price equal to $     per ADS, or 125% of the public offering price per ADS issued in this offering. The warrants are deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The underwriter (or its permitted assignees under Rule 5110(e)(2) of FINRA) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a 180 day period from the commencement of sales of the ADSs in this offering. The warrants will expire five years from the commencement of sales of ADSs in this offering. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. The warrants will not have any registration rights but will be freely tradable if sold in a resale pursuant to the requirements of Rule 144.

Tail Financing

The Representative shall be entitled to compensation with respect to any public or private offering or other financing or capital-raising transaction of debt, equity or equity derivative instruments (“Tail Financing”) to the extent that such financing or capital is provided to us by investors the Representative has actually first introduced to us in connection with this offering, if such Tail Financing is consummated at any time within the twelve (12) months period following the expiration or termination of the engagement letter between the Representative and us dated February 10, 2026. The Tail Financing shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by us for cause, which shall be a material failure by the Representative to provide the services as contemplated by the engagement letter between us and the Representative or fraud, gross negligence or willful misconduct by the Representative.

Right of First Refusal

We granted the Representative the right of first refusal, which shall be until twelve (12) months (six (6) months if the gross proceeds in this offering are less than $25 million after exercise of the over-allotment option) after the date this offering is completed, to act as sole U.S. investment banker, sole book-runner, and/or sole placement agent, at D. Boral’s sole discretion, for each and every future public and private equity and debt offering in the U.S., including all equity linked financings (each, a “Subject Transaction”), during such period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to D. Boral for such Subject Transactions. D. Boral shall have the right to determine whether any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional U.S. investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of D. Boral. Notwithstanding the foregoing, no fee shall be payable by the Company pursuant the engagement agreement (the “Engagement Agreement”) between the Company and D. Boral if the Company terminates the Engagement Agreement for cause. The Representative must notify the Company in writing of its determination to accept any such engagement within ten (10) days after the Representative’s receipt of written notice from the Company setting forth the proposed terms and scope of such transaction.

Nasdaq Capital Market Listing

We have applied to list the ADSs on Nasdaq under the symbol “BONS.” This offering is contingent upon the listing of the ADSs on Nasdaq. No assurance can be given that our application will be approved or that a trading market will develop.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in stabilizing transactions, short sales and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves sales by the underwriter of ADSs in excess of the number of ADSs the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs involved in the sales made by the underwriter in excess of the number of ADSs the underwriter is obligated to purchase is not greater than the number of ADSs that it may purchase by exercising their option to purchase additional ADSs. In a naked short position, the number of ADSs involved is greater than the number of ADSs that the underwriter may purchase pursuant to their option to purchase additional ADSs. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the ADSs to close out the short position, the underwriter will consider, among other things, the price of the ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs through its option to purchase additional ADSs. The underwriter may close out any covered short position by either exercising its option to purchase additional ADSs and/or purchasing ADSs in the open market. A naked short position can only be closed out by buying ADSs in the open market.

●	Penalty bids permit the underwriter to reclaim a selling concession when the ADSs originally sold by the underwriter are purchased in a stabilizing or syndicate covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

From time to time, the underwriter may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for its own account and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area - Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, the Prospectus Directive, as implemented in Member States of the European Economic Area (each, a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member

State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of us or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(1) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered hereunder may not be offered or sold to the public in Israel absent the publication of a prospectus that has been approved by the ISA. This document does not constitute a prospectus under the Israeli Securities Law, and has not been filed with or approved by the ISA and the securities offered hereunder have not been registered for sale in Israel. In Israel, this document will be distributed only to, and directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law, or the ISL Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the ISL Addendum (as it may be amended from time to time), collectively referred to as Israeli Qualified Investors (in each case, purchasing for their own account or, where permitted under the ISL Addendum, for the accounts of their clients who are investors listed in the ISL Addendum). Israeli Qualified Investors, if any, will be required to submit written confirmation that they fall within the scope of the ISL Addendum, are aware of the meaning of same and agree to it.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Society e la Borsa, “CONSOB” pursuant to the Italian securities legislation) and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta publica de valores mobiliarios) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Codigo dos Valores Mobiliarios). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us. No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA)) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom. Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Expenses of The Offering

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions and the underwriter non-accountable expense allowance, will be as follows:

Expenses	Amount
SEC registration fee	$3,262
Financial Industry Regulatory Authority filing fee	5,675
Listing fee	50,000
Printing and engraving expenses	10,000
Legal fees and expenses	940,000
Accounting fees and expenses	150,000
Miscellaneous costs	125,250
Total	$1,284,187

All amounts in the table are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee. We will pay all of the expenses of the offering.

Legal Matters

The validity of the securities being offered by this prospectus and other legal matters concerning the offering relating to Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain legal matters in connection with the offering relating to U.S. federal law will be passed upon for us by Cozen O’Connor, New York, New York. Certain legal matters concerning the offering will be passed upon for the underwriter by Lucosky Brookman LLP, Woodbridge, New Jersey, relating to U.S. federal law.

EXPERTS

The consolidated financial statements of Bonus Biogroup Ltd. as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements as of and for the year ended December 31, 2024 have been translated into United States dollars solely for the convenience of the reader on the basis as set forth in the notes to the consolidated financial statements.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and negative cash flows from operating activities raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Service of Process and Enforcement of Liabilities

We are incorporated in Israel. Service of process upon us, our directors and officers and the Israeli experts, if any, named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have irrevocably appointed Puglisi & Associates Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Ave., Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find More Information

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1, of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. Information regarding issuers that file electronically with the SEC, including reports, proxy and information statements and other information, can be obtained over the internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act (except that, effective on the later of April 20, 2026 and the closing of this offering, our executive officers and directors will be required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities). In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with IFRS, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BONUS BIOGROUP LTD.

BONUS BIOGROUP LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

BONUS BIOGROUP LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2024

____________________________

_______________________________________

____________________________

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Bonus Biogroup Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Bonus Biogroup Ltd. as of December 31, 2024 and 2023, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Convenience translation

The accompanying consolidated financial statements as of and for the year ended December 31, 2024 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the consolidated financial statements expressed in New Israeli Shekels have been translated into dollars on the basis set forth in Note 1(f) to the consolidated financial statements.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the consolidated financial statements, the Company has suffered recurring losses from its operations and has negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1e. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2023.

Tel Aviv, Israel

March 31, 2025

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Amounts in thousands of New Israeli Shekels (“NIS”) and U.S. dollars except for share and per share data)

				Convenience translation into U.S. dollars (note 1(f))
		December 31		December 31
	Note	2024	2023	2024
		NIS in thousands		In thousands
Assets
Current assets:
Cash and cash equivalents	5	6,859	12,937	1,881
Short term deposits	10	-	13,039	-
Accounts receivable	6	331	464	91
		7,190	26,440	1,972
Non - current assets:
Restricted deposit	10	375	372	103
Property, plant and equipment, net	7	9,169	10,579	2,514
Intangible assets, net		7	23	2
Right-of-use asset, net	11	6,665	7,475	1,828
		16,216	18,449	4,447
Total assets		23,406	44,889	6,419

Liabilities and shareholders’ equity
Current liabilities:
Trade payables		1,012	1,405	276
Related parties	18	3,038	619	833
Accounts payable	9	2,059	2,275	565
Current maturity of lease liability	11	1,659	1,484	455
Derivative financial instruments	10	148	127	41
		7,916	5,910	2,170
Non - Current liabilities:
Lease liability	11	8,533	9,674	2,340
Total liabilities		16,449	15,584	4,510

Commitments and contingencies	13

Shareholders’ equity	12
Share capital and additional paid-in capital		303,315	302,664	83,169
Receipts on account of shares and warrants		3,850	-	1,056
Capital reserve from transactions with controlling shareholders		618	618	169
Capital reserve from options to employees and service providers		36,778	35,801	10,085
Accumulated deficit		(337,604)	(309,778)	(92,570)
Total Shareholders’ Equity		6,957	29,305	1,909
Total liabilities and shareholders’ equity		23,406	44,889	6,419

The consolidated financial statements were authorized for issue on March 31, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of NIS and U.S. dollars except for share and per share data)

				Convenience translation into U.S. dollars (note 1(f))
		Year ended December 31
	Note	2024	2023	2024
		NIS in thousands		In thousands
Research and development expenses	14	(17,605)	(18,613)	(4,827)
General and administrative expenses	15	(10,231)	(11,177)	(2,806)
Operating loss		(27,836)	(29,790)	(7,633)
Financial expenses	16	(818)	(879)	(224)
Financial income	16	828	2,140	227
Comprehensive loss for the year		(27,826)	(28,529)	(7,630)
		NIS		USD
Basic and diluted loss per ordinary share	17	(0.04)	(0.05)	(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of NIS and U.S. dollars except for share and per share data)

	Share capital and additional paid-in capital	Receipts on account of shares and warrants	Capital reserve from transactions with controlling shareholders	Capital reserve from options to employees and service providers	Accumulated deficit	Total shareholders’ equity
		NIS in thousands
Balance at January 1, 2023	300,788		618	36,232	(281,249)	56,389
Changes in 2023
Comprehensive loss for the year					(28,529)	(28,529)
Share-based compensation to employees and service providers (see note 12(b)(2-5))	1,876			(431)		1,445
	1,876			(431)		1,445
Balance at December 31, 2023	302,664		618	35,801	(309,778)	29,305
Changes in 2024
Comprehensive loss for the year					(27,826)	(27,826)
Receipts on account of shares and warrants to be issued, net of issuance expenses (see note 12(a)(2))		3,850				3,850
Share-based compensation to employees and service providers (see note 12(b)(2-5))	651			977		1,628
	651	3,850	-	977		5,478
Balance at December 31, 2024	303,315	3,850	618	36,778	(337,604)	6,957

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of NIS and U.S. dollars except for share and per share data)

	Share capital and additional paid-in capital	Receipts on account of shares and warrants	Capital reserve from transactions with controlling shareholders	Capital reserve from options to employees and service providers	Accumulated deficit	Total shareholders’ equity
		Convenience translation into USD in thousands (note 1(f))
Balance at January 1, 2024	82,990	-	169	9,817	(84,940)	8,036
Changes in 2024
Comprehensive loss for the year					(7,630)	(7,630)
Receipts on account of shares and warrants to be issued, net of issuance expenses (see note 12(a)(2))		1,056				1,056
Share-based compensation to employees and service providers (see note 12(b)(2-5))	179			268		447
	179	1,056	-	268		1,503
Balance at December 31, 2024	83,169	1,056	169	10,085	(92,570)	1,909

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of NIS and U.S. dollars except for share and per share data)

			Convenience translation into U.S. dollars
	Year ended December 31		(note 1(f))
	2024	2023	2024
	NIS in thousands		In thousands
Cash flows from operating activities
Net cash used in operating activities (see Appendix A)	(21,374)	(26,397)	(5,861)

Cash flows from investing activities
Purchase of property, plant and equipment	(342)	(824)	(94)
Proceeds from withdrawal of short-term deposits	12,995	-	3,563
Investment in short-term deposits	-	(13,433)	-
Net cash provided by (used in) investing activity	12,653	(14,257)	3,469

Cash flows from financing activities
Receipts on account of shares and warrants to be issued, net of issuance expenses	3,850	-	1,056
Repayment of lease liability	(1,298)	(1,155)	(356)
Net cash provided by (used in) financing activities	2,552	(1,155)	700

Decrease in cash and cash equivalents	(6,169)	(41,809)	(1,692)
Cash and cash equivalents at the beginning of the year	12,937	53,624	3,547
Gains from exchange rates of cash and cash equivalents	91	1,122	26
Cash and cash equivalents at the end of the year	6,859	12,937	1,881

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of NIS and U.S. dollars except for share and per share data)

	Year ended December 31		Convenience translation into U.S. dollars (note 1(f))
	2024	2023	2024
	NIS in thousands		In thousands
a. Appendix A - Cash flows from operating activities:
Comprehensive loss for the year	(27,826)	(28,529)	(7,630)
Adjustments for:
Depreciation and amortization	2,793	2,761	766
Share-based compensation expenses	1,628	1,445	446
Loss from revaluation of derivative financial instruments through profit and loss (see note 10)	21	-	6
Gains from exchange rates of cash and cash equivalents	(91)	(1,122)	(25)
Interest and exchange rates differences	23	377	6
	(23,452)	(25,068)	(6,431)
Changes in operating assets and liabilities:
Decrease in accounts receivable	133	346	37
Decrease in trade payables	(258)	(379)	(71)
Increase (decrease) in related parties	2,419	(527)	663
Decrease in accounts payable	(216)	(769)	(59)
Net cash used in operating activities	(21,374)	(26,397)	(5,861)
b. Non-cash activities:
Purchase of property, plant and equipment on credit	4	139	1
c. Additional information on cash flows:
Payments of lease interest	796	861	218
Interest received from withdrawal of short-term deposits	369	-	101

The accompanying notes are an integral part of these consolidated financial statements.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - General

a.	Bonus BioGroup Ltd. (the “Company”) is a clinical-stage biotechnology company focused on developing next-generation therapies in the fields of tissue engineering and cell therapy. The Company is developing two product candidates: BonoFill, a personalized, tissue-engineered bone graft, and MesenCure, an enhanced cell therapy for inflammation and tissue damage, which the Company believes may address significant unmet clinical and market needs.

b.	The Company was founded in October 1981, and since August 1993, its shares have been traded on the Tel Aviv Stock Exchange Ltd. In January 2012, the Company entered into a private allocation agreement with Bonus Therapeutics Ltd. (“Bonus Therapeutics”) and its shareholders at the time. Pursuant to this agreement, in April 2012, the entire issued and paid-up share capital of Bonus Therapeutics was acquired by the Company in exchange for the issuance of shares in the Company to the shareholders of Bonus Therapeutics at the time. From that point onward, the Company’s activities evolved and transitioned into its current areas of operation, as described in section 1a above.

c.	The consolidated financial statements summary includes the financial statements of the Company, Bonus Therapeutics, a wholly owned subsidiary of the Company as mentioned above, and Bonus Cellura Ltd., a subsidiary controlled by the Company, in which the Company holds 95.5% of its issued and paid-up share capital (collectively, the “Group”). Non-controlling interests in Bonus Cellura Ltd. are not material.

d.	Impact of the “Iron Swords” War

Starting from October 7, 2023, following the severe attacks on the State of Israel, the call-up of reserve soldiers, and the Israeli government’s declaration of a state of war (the “Iron Swords War” and/or the “War”), there has been a decline in the country’s economic activity. However, the War has not had a material impact on the Company’s operations. As of the approval date of the financial statements, the Company is unable to estimate the effect of the War on its operations, including additional capital raising.

e.	Going concern

The Company is in research and development stages and has not yet generated revenue from its product development. During the year ended on December 31, 2024, the Company recorded a loss of approximately NIS 27.8 million, and a negative cash flows from operating activities of approximately NIS 21.4 million. The financial resources available to the Company are not sufficient to implement its business plans for the 12 months following the date of the financial position statement, nor are they sufficient to complete the research and development of its products and bring them to commercial production and marketing.

The above-mentioned, raises a substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

The Company’s management is actively working on various measures to secure the necessary resources to ensure the continuation of its operations and its ability to meet its obligations. These measures include efforts to enhance efficiency and reduce expenses, including reductions in salary and related costs, which was reflected in the fourth quarter of 2024 and subsequent to the date of the financial position statement. The realization of management’s plans depends, among other factors, on elements beyond the Company’s full control (see also Section d above in this note). Therefore, there is no certainty that these actions will generate sufficient financial resources to ensure the continuation of its operations and meeting of its obligations.

f.	Convenience translation into U.S. dollars (“dollars”, “USD” or “$”)

The New Israeli Shekels (“NIS”) figures as of December 31, 2024, and for the year then ended, have been translated into dollars using the Bank of Israel’s representative exchange rate of the dollar as of December 31, 2024 (USD 1 = NIS 3.647). The translation was made solely for convenience of the reader. The dollar amounts presented in these financial statements should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - General (continued):

g.	Basis of presentation of the financial statements

The Company’s financial statements as of December 31, 2024 and 2023, and for the two years ended December 31, 2024, prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standard Board.

1)	The material accounting policies described below have been applied consistently to all years presented, unless otherwise stated.

2)	The consolidated financial statements have been prepared on the basis of historical cost convention, subject to adjustments in respect of revaluation of derivative financial instruments, which presented at fair value. The Company’s operating cycle is 12 months.

3)	Interest paid and interest received are presented as part of cash flows from operating activities in the consolidated statements of cashflow.

Note 2 - Material accounting policies

a.	Functional currency and presentation currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the Company operates (the functional currency). The consolidated financial statements are stated in NIS, which is the functional and presentation currency of the Company and each of its subsidiaries, and are rounded to the nearest thousand, unless otherwise stated.

b.	Property, plant and equipment

Property, plant and equipment are initially recognized at cost. Subsequent costs are recognized within the asset’s carrying amount. The assets are depreciated using the straight-line method to allocate their cost over their estimated useful lives, as follows:

Computers and equipment	3 years
Production facility	Over the lease term (see note 11)
Production equipment	10 years
Furniture and research equipment	10 years
Leasehold improvements	Over the lease term, or over the estimated life of the improvements, the shorter of the two (see note 11)

The assets’ useful lives and method of depreciation are examined annually and adjusted if appropriate.

c.	Intangible assets- research and development

Research expenses are recorded as an expense as incurred. Costs incurred for development projects (referring to design and testing of new or improved products) are recorded as intangible assets when all the following conditions are met:

-	it is technically feasible to complete the intangible asset so that it will be available for use;

-	management intends to complete the development of the intangible asset and to use or sell the asset;

-	the intangible asset can be used or sold;

-	it is possible to demonstrate how the intangible asset will generate probable future economic benefits;

-	there are adequate technical, financial and other resources to complete development and to use or sell the intangible asset; and

-	the expenditure attributable to the intangible asset can be reliably measured during its development.

Development costs that do not meet these criteria are recorded as an expense when incurred. Development costs previously recorded as an expense will not be recorded as an asset in subsequent periods.

As of the reporting periods, the Company did not meet the conditions necessary for capitalizing development costs as an intangible asset, and accordingly, so far, no asset has been recorded in the financial statements for such costs.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Material accounting policies (continued):

d.	Government grants

Government grants received by Bonus Therapeutics from the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist or OCS) (the “Innovation Authority”) and from other support funds, as participation in research and development, are treated by the Company as “forgivable loans” as set forth in International Accounting Standards (“IAS”) 20, “Accounting for Government Grants and Disclosure of Government Assistance”.

At the time of eligibility to receive the grant from the Innovation Authority, the Company’s management came to the conclusion that there is a reasonable assurance, that the Innovation Authority grant will not be repaid, therefore, the grant was credited at that time to profit or loss as a reduction of research and development expenses, and the Company did not recognize it as a financial liability against profit or loss at that time. The aforementioned financial liability is treated in accordance with the provisions detailed in IFRS 9 regarding financial liabilities.

For the purpose of repaying grants received by the Company from the Innovation Authority, as part of its activities, the Company will be required to pay royalties to the Innovation Authority at a rate of 3%-3.5% of any income from the developed products, including the services associated with it, until full repayment of the funding received plus annual interest, as stipulated in the Research and Development Section 21(c) and regulations. Until December 31, 2024, Bonus Therapeutics received grants from the Innovation Authority, carrying royalties in a total amount of NIS 5,633 thousand (approximately USD 1,544 thousand).

e.	Financial assets

1)	Classification

According to IFRS 9 there are three categories for classifying investments in financial assets: amortized cost, fair value through other comprehensive income and fair value through profit or loss. The following category is applicable to the Group:

Financial Assets at amortized cost

The Company classifies its financial assets as at amortized cost only if both of the following criteria are met: (i) the asset is held within a business model whose objective is to collect the contractual cash flows; and (ii) the contractual terms give rise to cash flows that are solely payments of principal and interest. The financial assets at amortized cost of the Company includes “cash and cash equivalents”, “Short term deposits” and “Restricted deposit”.

2)	Recognition and measurement

Purchases and sales of financial assets in the ordinary course of business are recorded in the Company’s books on the date the asset is delivered to the company or transferred by the company.

f.	Deferred taxes

The Company did not recognize tax assets in respect of the deductible temporary differences, since it is expected that no taxable profit will be available against which the deductible temporary differences can be utilized. Also, no deferred tax assets have been recorded for investments in subsidiaries, since the Company does not anticipate the realization of an investment, nor does it anticipate the distribution of dividends from its subsidiaries.

The Company recorded a deferred tax asset in an amount equal to the deferred tax liability arising from temporary differences related to the lease liability and right-of-use asset.

g.	Share-based compensation

1)	The Company operates a share-based payment plan for the Company’s employees and service providers, which is settled on the Company’s equity instruments, such as options and shares. The fair value of the services received from the employees and service providers in exchange for the grant of the equity awards is recorded as an expense in the statements of comprehensive loss and in parallel credited to an equity reserve in the statements of changes in equity.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Material accounting policies (continued):

The total amount recorded as an expense in respect of grants to employees is determined according to the grant date fair value. The total amount recorded as an expense in respect of grants to service providers is determined according to the fair value of their services unless it cannot be estimated, in which case it is determined according to the fair value of the equity awards at the time the services were received.

The total expense is recorded over the vesting period, which is the service period as defined by the terms of the share-based payment arrangement, or the period during which market conditions are expected to be met. The Company recognizes an expense for grants that include a market condition as a performance condition, irrespective of whether the condition is ultimately met.

At each reporting date, the Company adjusts its estimates of the number of options that are expected to vest, based on non-market vesting conditions, and recognizes the effect of the change compared to original estimates, if any, in the statement of comprehensive loss, against capital reserve.

2)	According to their respective service agreements with the Company, as described in note 18a(2), each of the CEO and the Chairman of the Company’s Board are entitled to a bonus that depends on the change in the Company’s share price compared to the change in the Tel Aviv Biomed Index, part of which is paid in cash and part of which is paid through the issuance of the Company’s equity instruments.

The fair value of the amount due for a share price increase, which is settled in cash, is credited as an expense, against a corresponding increase in the liability, over the period in which unconditional entitlement to payment is achieved. The liability settled in cash is remeasured at each reporting date, until the settlement date. Any change in the fair value of the liability settled in cash is credited as a salary expense in profit and loss.

The equity classified part of the grant is measured at the time the agreement begins as a share-based payment that includes market conditions, and is recorded as an expense in the profit and loss statement and at the same time credited to the capital reserve during the period of the agreement.

h.	Financial liabilities and derivatives

The Company classifies its financial liabilities into the following categories: financial liabilities at fair value through profit or loss and financial liabilities at amortized cost. The Company’s management determines the classification of financial liabilities at the date of initial recognition. Financial liabilities are derecognized when the contractual obligation has settled.

Financial liabilities at amortized cost

Financial liabilities initially recorded at fair value less any attributable transaction costs. The financial liabilities measured at amortized cost of the Company included under the line items “Trade payables”, “Accounts payable” and “Related parties”, appear in the statement of financial position and their carrying amounts corresponds with or is close to their fair value.

i.	Leases

In March 2022, the Company moved to its current facilities, which are leased from a third party. In respect of this lease agreement, the Company recorded the property as right of use asset and a lease liability. See note 11.

At inception of this agreement, the Company assessed that it is a lease contract, after determining that the contract transfers the right to control the use of an identified asset for a period of time for a consideration, and that the Company has the right to actually obtain all the economic benefits from the use of the identified asset.

At the date of commencement of the lease, the Company recorded in the consolidated statement of financial position a lease liability, and measured it at the present value of the future lease payments. The lease period is the period during which the lease cannot be canceled, including periods covered by an option to extend the lease, which the Company reasonably certain to exercise, discounted at the interest rate inherent in the lease.

At the same time, the Company recorded the right-of-use asset on the amount of the lease liability, adjusted for any lease payments made on or before the commencement date less any lease incentives received, in addition to any initial direct costs incurred by the Company.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Material accounting policies (continued):

When there is a change in the cash flow of future lease payments due to changes in the Israeli Consumer Price Index, to which the Company’s lease payments are linked, the lease liability balance is adjusted against the right-of-use asset balance.

Subsequent to the lease commencement date, the Company measured the right-of-use asset at cost, less accumulated depreciation. Depreciation on the right-of-use asset is calculated according to the straight-line method, over the estimated lease term, in accordance with the contract. No impairment losses were recognized.

j.	New standards, amendments to standards and interpretations not yet adopted

1)	International Financial Reporting Standards (“IFRS 18”), “Presentation and disclosure in the financial statements” - replaces the international accounting standard IAS 1 presentation of financial statements:

The purpose of the standard is to provide an improved structure and content to the financial statements, in particular the profit and loss statement. The standard includes new disclosure and presentation requirements as well as requirements that were incorporated from the international accounting standard IAS 1 presentation of financial statements, with minor wording changes.

As part of the new disclosure requirements, companies will be required to provide two new subtotals in statement of profit and loss: operating profit and profit before financing and tax. In addition, for most companies, the results in the profit or loss report will be classified into three categories: operating profit, investment profit, and financing profit. In addition to the changes in the structure of the profit and loss statements, the standard also includes a requirement to provide a separate disclosure in the financial statements regarding the use of performance measures defined by management (“non-GAAP” measures). Specific instructions were added for the aggregating and disaggregating of items in the financial statements and notes. The standard will encourage companies to avoid classification of ‘others’ (such as other expenses), and such classification will necessitate additional disclosure requirements.

The implementation date of the standard is for annual periods starting on January 1, 2027, early adoption is permitted.

The Company is assessing the impact of the standard on the financial statements, with no current intention of early adoption.

2)	Amendments to International Reporting Standard IFRS 9, “Financial Instruments” and to International Reporting Standard IFRS 7, “Financial Instruments: Disclosures” - (together below - the “Amendments”):

The amendments add clarifications regarding the date of recognition and derecognition of financial instruments, and the addition of an exception regarding the date of their derecognition of financial liabilities settled by electronic transfers of cash.

The amendments will be implemented starting with an annual reporting period beginning on January 1, 2026. Early adoption is permissible. The amendment to IFRS 9 will be applied retroactively without the obligation to restate comparative figures. When applying the amendment to the IFRS 7 standard, it is not required to provide disclosures for the periods prior to the date of the first application of the amendments.

The Company is assessing the impact of the amendments on the financial statements, with no current intention of early adoption.

Note 3 - Significant accounting estimates and judgments

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and judgment. It also requires management to exercise judgment when applying the Company’s accounting policies. note 3 provides disclosure of areas involving considerable degree of judgment or complexity, or areas where assumptions and estimates have a material impact on the financial statements. Actual results may differ materially from the estimates and assumptions used by the Company’s management.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Significant accounting estimates and judgments (continued):

The estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are listed below:

Share-based compensation

The Company’s management uses estimates to calculate the value of share-based payments, which are material to the consolidated financial statements. In evaluating the fair value of share-based payment, the Company’s management is required to estimate, among others, different parameters included in the computation of the fair value of the options and the number of options that will vest. The actual results and future assumptions may be materially different from those made at grant date. For more details about share-based compensation, see note 12(b).

Note 4 - Financial risk management

Financial risk factors

The Company’s activities expose it to major financial liquidity risk. The Company’s overall risk management strategy focuses on the fact that the behavior of the financial markets is unpredictable and seeks to minimize possible adverse effects on the Company’s financial performance. The cash flow forecast is performed by the Company’s Finance Division, which examines current forecasts of liquidity requirements to ensure that there is sufficient cash for operating needs. See also note 1(e).

The Company’s dollar cash balance (see also note 5) is exposed to changes in currency exchange rate (market risk). As of December 31, 2024, if the Company’s functional currency weakened/strengthened by 5% against the dollar, while all other variables remained constant, the total loss for the year (and equity) would be lower/higher by NIS 103 thousand (as of December 31, 2023, approximately NIS 843 thousand), as a result of gains/losses from changes in exchange rate due to the translation of dollar financial balances presented in the Company’s statements of financial position, denominated in NIS.

	USD/NIS
	December 31	Change in %

2024	3.647	0.55
2023	3.627	3.07

Note 5 - Cash and cash equivalents

	December 31
	2024	2023
	NIS in thousands
NIS	4,805	9,113
USD	2,054	3,824
	6,859	12,937

Cash and cash equivalents include cash on hand, deposits in banking corporations and investments in money market funds that are not restricted in use and whose deposit period does not exceed three months.

Note 6 - Accounts receivable

	December 31
	2024	2023
	NIS in thousands
Government institutions (VAT)	82	240
Prepaid expenses	239	214
Other	10	10
	331	464

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Property, plant and equipment

Composition of property, plant and equipment and accumulated depreciation by principal groups and the changes during 2024 are as follows:

	Cost			Accumulated depreciation
	Carrying amount at beginning of year	Additions	Carrying amount at end of year	Carrying amount at beginning of year	Additions	Carrying amount at end of year	Balance at December 31, 2024
	NIS in thousands			NIS in thousands			NIS in thousands
Computer and equipment	1,221	51	1,272	(846)	(160)	(1,006)	266
Leasehold improvements	8,436	14	8,450	(2,029)	(943)	(2,972)	5,478
Furniture and research equipment	3,032	41	3,073	(1,034)	(274)	(1,308)	1,765
Production facility and related equipment	3,713	101	3,814	(1,914)	(240)	(2,154)	1,660
Total	16,402	207	16,609	(5,823)	(1,617)	(7,440)	9,169

Composition of property, plant and equipment and accumulated depreciation by principal groups and changes during 2023 are as follows:

	Cost			Accumulated depreciation
	Carrying amount at beginning of year	Additions	Carrying amount at end of year	Carrying amount at beginning of year	Additions	Carrying amount at end of year	Balance at December 31, 2024
	NIS in thousands			NIS in thousands			NIS in thousands
Computer and equipment	1,121	100	1,221	(646)	(200)	(846)	375
Leasehold improvements	8,249	187	8,436	(1,096)	(933)	(2,029)	6,407
Furniture and research equipment	2,928	104	3,032	(758)	(276)	(1,034)	1,998
Production facility and related equipment	3,448	265	3,713	(1,687)	(227)	(1,914)	1,799
Total	15,746	656	16,402	(4,187)	(1,636)	(5,823)	10,579

Note 8 - Income tax

a.	Corporate tax in Israel

The Israeli income corporate tax rate since 2018 is 23%.

b.	Carryforward loss

Carryforward losses of the Company and its subsidiaries are NIS 246.3 million and NIS 223.1 million as of December 31, 2024 and 2023, respectively. Of these losses, NIS 215.2 million and NIS 191.9 million represent operating tax losses, respectively, and NIS 31.2 million are attributed to capital tax losses. According to the Israeli tax law, carry forward losses for tax purposes have no expiry date to set off future profits.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Income tax (continued):

Items for which deferred tax assets have not been recognized:

	December 31
	2024	2023
	NIS in thousands
Deductible temporary differences	22,376	23,371
Operating tax losses carryforwards	215,155	191,980
Capital tax losses carryforwards	31,189	31,201
	268,720	246,552

Deferred tax assets were not recognized for these items, as it is not expected that there will be taxable income in the foreseeable future against which the tax benefits can be utilized.

Deferred taxes recognized:

	December 31
	2024	2023
	NIS in thousands
Right-of-use asset	1,533	1,719
Lease liability	1,533	1,719
	-	-

c.	Theoretical tax

The main difference between the Company’s theoretical tax rate of 23% and the effective tax rate of 0% is attributed to tax losses for which the Company did not recognize deferred tax assets.

d.	Tax assessments

The Company and its subsidiaries have been issued tax assessments through 2019 which are considered final.

Note 9 - Accounts payable

	December 31
	2024	2023
	NIS in thousands
Employees and employee institutions	1,352	1,699
Accrued expenses	643	512
Other	64	64
	2,059	2,275

Note 10 - Financial instruments

a.	Financial instruments measured at fair value for disclosure purposes only

The carrying amounts of certain financial assets and financial liabilities, including cash and cash equivalents and short-term deposits, receivables and payable balances, restricted deposit, suppliers and service providers, related parties, lease liability, conform or proximate to their fair value.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Financial instruments (continued):

b.	Financial instruments at fair value through profit or loss

In 2018, the Company entered into an agreement with an investor, for the allocation of shares at a price of NIS 0.60 per share. According to the investment agreement, if in the first capital raising carried out by the Company after listing its shares for trading on the stock exchange in the United States, the Company will issue securities to another investor under favorable economic conditions (“preferential allocation”), the investor will be entitled to adjust the terms of his investment agreement to the conditions of the preferential allocation, by way of receiving additional shares without additional consideration (“right to additional shares”), all in accordance with the determination of the Company’s board of directors, according to its sole discretion.

The statement of financial position as of December 31, 2024 and 2023 includes derivative financial instruments in the amount of NIS 148 thousand and NIS 127 thousand, respectively, related to the right to additional shares described in this section.

The financial expenses for the year ended December 31, 2024, amounted to approximately NIS 21 thousand. In the year ended December 31, 2023, no financial expenses were recorded for the derivative financial instruments described in this section.

c.	Fair value measurement

The following is an analysis of the financial instruments measured at fair value, based on valuation methods. The various levels were defined as follows:

1.	Quoted prices (unadjusted) in active markets for identical assets or liabilities. These instruments are included in level 1.

2.	Inputs other than quoted prices included within level 1 that are observable for the assets or liabilities, either directly (as prices) or indirectly (derived from prices). These instruments are included in level 2.

3.	If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The following table presents the financial liabilities (level 3) measured at fair value through profit or loss:

	Year ended December 31
	2024	2023
	NIS thousands
Derivative financial instruments
Balance at the beginning of the year	127	127
Changes in fair value recorded within profit or loss:
Through financial expenses	21	-
Balance for the end of the year	148	127

d.	The evaluation processes used by the Company

Liability of a derivative financial instrument

The fair value of the liability of the derivative financial instrument as of December 31, 2024 and 2023 is calculated according to the Black-Scholes model and other models. Substantial assumptions that were used to calculate the fair value: a probability of 20%, of raising capital at a price of NIS 0.5-0.6 per share and a probability of 30%, of raising capital at a price of NIS 0.4-0.5 per share, and each of these after listing the Company’s shares for trading on a stock exchange in the United States.

e.	Short-term deposit

As of December 31, 2024, the consolidated financial statements did not include short-term deposits. Short-term deposits, as of December 31, 2023, of approximately NIS 13,039 thousand, include deposits in banking corporations that are not restricted in use and whose deposit period does not exceed one year, but is longer than three months.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Financial instruments (continued):

f.	Restricted deposit

Restricted deposit at December 31, 2024 and 2023, amounts to approximately NIS 375 thousand and NIS 372 thousand, respectively. The deposit secures a guarantee issued by the bank for the Company, in favor of the Company’s lessor of its offices in Matam Park. For details of the lease agreements, see note 11.

Note 11 - Lease

In March 2022, the Company completed its relocation to the new Bonus Biogroup facility in Matam Park, Haifa, covering an area of approximately 2,000 square meters, along with additional adjacent areas. The building was leased by the Company from the lessor for a period beginning on May 1, 2021, and until July 31, 2027, following the exercise of an extension option (“lease period”), in exchange for the payment of rent of approximately NIS 190 thousand per month, linked to the Israeli Consumer Price Index. The Company is entitled to extend the lease period, for an additional three years, in exchange for the payment of an increased monthly rent of 3%. At the commencement date of the lease, the Company assumed that it is reasonably certain that the extension option would be exercised and included it in assessing the lease liability and the right- of- use asset.

For measuring the lease liability according to the present value of the future lease payments, which also include the extension options that are reasonably certain to be exercised, the Company used an interest rate of 7.7%.

According to the lease agreement, the Company provided a bank guarantee in favor of the lessor of approximately NIS 733 thousand, linked to the Israeli Consumer Price Index.

The expected lease payments with respect to the noncancelable lease agreement and for the extension periods, in accordance with the terms of the option as stated above, according to the rental agreements, linked to the Israeli Consumer Price Index as of December 31, 2024, are as follows:

Year	NIS in thousands
2025	2,180
2026	2,180
2027	2,196
2028	2,243
2029 onward	3,553
Total nominal lease payments	12,352
Less: imputed interest	(2,160)
Present value of lease liability	10,192

1)	Change in Right-of-use asset:

	Buildings
	2024	2023
	NIS in thousands
Cost
Balance as of January 1	10,120	9,746
Changes during the period:
Consumer Price Index linkage differences	350	374
Balance as of December 31	10,470	10,120
Accumulated amortization
Balance as of January 1	2,645	1,536
Changes during the period:
Amortization	1,160	1,109
Balance as of December 31	3,805	2,645
Cost, net - Balance as of December 31	6,665	7,475

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Lease (continued):

2)	Change in Lease liability:

	Buildings
	2024	2023
	NIS in thousands
Balance as of January 1	11,158	11,952
Changes during the period:
Consumer Price Index linkage differences	350	374
Accrued interest	779	848
Lease payments	(2,095)	(2,016)
Balance as of December 31	10,192	11,158
Short term lease liability	1,659	1,484
Long term lease liability	8,533	9,674
Balance as of December 31	10,192	11,158

Note 12 - Equity

a.	Share capital

Share capital of the Company as of December 31, 2024 and 2023, is composed of ordinary shares with no par value, as follows:

December 31
2024 and 2023
Authorized	3,000,000,000
Issued and paid at the end of the year*	1,167,925,311

*	Includes the additional shares as described in note 12a(1) below, in each of the years 2024 and 2023.

1)	On January 23, 2012, a private placement agreement (the “2012 Acquisition Agreement”) was signed between the Company, Bonus Therapeutics and the then shareholders of Bonus Therapeutics (the “Offerees”), one of whom is the current controlling shareholder in the Company. On April 12, 2012, the 2012 Acquisition Agreement was approved by the Company’s shareholders and on April 29, 2012, the transaction was completed.

The 2012 Acquisition Agreement, as amended at the Company’s shareholders’ meeting held on November 14, 2023, remains in effect solely with respect to the provisions under which 538,545,451 additional shares allocated in 2017 to the Offerees shall not be subject to forfeiture pursuant to the Company’s Articles of Association and shall remain subject to the lock-up undertaking until the Listing Date. The Listing Date is defined as the date on which ordinary shares of the type existing in the Company’s issued share capital as of such date, or depositary receipts in respect thereof, are registered for trading in the United States, provided that such registration occurs no later than June 30, 2025.

2)	On November 30, 2024, the Company’s Board of Directors approved entering into five investment agreements, dated November 29 to 30, 2024 (the “Investment Agreements”), for a private offering in a total amount of NIS 4,961,000 (the “Consideration”) with five investors, on substantially identical terms for each investment agreements.

Pursuant to the Investment Agreements, the Company will issue 31,006,250 ordinary shares at a price of NIS 0.16 per share, along with 15,503,125 non-tradable warrants (the “Warrants”), each of which may be exercised into one ordinary share, in consideration for a cash payment of NIS 0.25 per share, for a period commencing from the date of the allocation of the Warrants and ending two years thereafter.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Equity (continued):

The allocation of securities is subject to the approval of the Company’s shareholders’ meeting for a capital consolidation of the Company’s shares, with the ratio to be determined prior to the meeting, and the approval of the Tel Aviv Stock Exchange Ltd. for the listing of the shares and the shares that may result from the exercise of the Warrants.

During the reporting period, the Company received an amount of NIS 3,961 thousand on account of the consideration. As of the date of approval of the financial statements, the entire consideration has been received. The total consideration for investment brokerage services, which amounted to NIS 111,000, was fully paid.

b.	Share-based compensation

Consultant Warrants 2/12

(1)	The remaining of these warrants are exercisable for 24,650,000 ordinary shares of the Company, as per the choice of the holder thereof in one of the following two alternatives:

●	the payment of an exercise price of NIS 0.48 per ordinary share; or

●	every 10 warrants would be convertible into one ordinary share of the Company.

On December 29, 2022, the shareholders of the Company, at the general meeting of shareholders, approved modifications of the terms of the Company’s non-tradable warrants (hereinafter in this section: the “Warrants”). Without any change to the exercise price of NIS 0.48 per ordinary share, the exercise period of the Warrants was extended until June 30, 2025, instead of June 30, 2023. On January 6, 2023, the Tel Aviv District Court approved the modifications of the terms of the Warrants.

The controlling party of the Company, Dr. Shai Meretzki, who serves as CEO and Director, and the Chairman of the Board, Mr. Yossi Rauch, hold Warrants to purchase 11,900,000 and 4,250,000 ordinary shares, respectively.

Options to employee and service providers

(2)	On August 7, 2023 and September 28, 2023, the Company’s board of directors approved the allocation of 6,700,000 unregistered options, exercisable into the same number of ordinary shares of the Company (in this paragraph 2 - the “Options”) to three service providers. Each Option is exercisable at a price of NIS 1.324 per ordinary share for a period of 10 years. The vesting period is over three years, whereby one-third of the Options vest after one year, and subsequently 1/12 of the Options vest on a quarterly basis. The fair value of the Options, according to the Black-Scholes model, which will be recorded throughout the vesting period, amounts to approximately NIS 122 thousand, based on the following assumptions: expected dividend of 0%, volatility of 57.4%, risk-free interest of 2.34% and an expected average duration of 6 years until the Options are exercised.

(3)	On September 28, 2023 and November 7, 2023, the Company’s board of directors approved the allocation of 87,400,000 unregistered options, exercisable into the same number of ordinary shares of the Company (in this paragraph 3 - the “Options”), of which (i) 59,750,000 Options were granted to 47 employees of the Company and its subsidiaries (46 employees received Options in 2023, and one employee, upon hiring, received Options to purchase up to 650,000 ordinary shares of the Company on January 14, 2024, which Options have the same terms and conditions as the Options granted to the 46 employees in 2023), two officers, four directors of the Company, and 13 service providers; and (ii) 3,150,000 Options were granted to a trustee for future allocation to the Company’s and its subsidiaries’ employees. Each Option in subsections (i) and (ii) is exercisable at a price of NIS 0.40 per ordinary share. At the end of the first year 10% of the Options will vest, and thereafter the rest of the Options will vest on a monthly basis, such that during the second year another 20% of the Options will vest, during the third year another 30% will vest and during the fourth year the remaining 40% of the Options will vest. The vested Options are exercisable for a period of 10 years starting on the grant date, or until one year after termination of engagement. In the event that a director’s term in the Company and/or its subsidiary ends, for any reason, on the last day of their term as a director, all the Options granted to the director and which have not yet vested before this date will be vested. The value of the Options in subsections (i) and (ii), according to the Black-Scholes model, which will be recorded throughout the vesting period, amounts to approximately NIS 3.1 million, based on the following assumptions: expected dividend of 0%, volatility of 57.4%, risk-free interest of 2.34% and an expected average duration of 6 years until the options are exercised. In addition to subsections (i) and (ii), 24,500,000 Options were granted to the Company’s CEO and to the chairman of the board (see note 18).

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Equity (continued):

Exercise and Cancellation of options

(4)	During 2022, 8,425,000 options were exercised for the Company’s ordinary shares by employees and an executive officer at that time, generating aggregate proceeds of approximately NIS 4.7 million. The Company provided loans to these employees in a total amount of NIS 3.3 million, and to the executive officer, a loan of NIS 1.4 million. These loans were granted as an extension for the payment of the options’ exercise price, are non-interest-bearing, and are classified as non-recourse loans. The exercise price will be recorded as an increase in additional paid-in capital upon repayment of the loans. In 2022, approximately NIS 164 thousand of the loan granted to the former executive officer was repaid. On May 28, 2023, the Company’s Board of Directors approved the extension of the repayment period for the outstanding loan balance until December 31, 2025. The extension of the repayment period of the outstanding loans was treated as a modification of the exercise period of the awards, which resulted in a one-time compensation expense of approximately NIS 83 thousand.

During 2024 and 2023, no options were exercised.

(5)	During 2024, warrants to purchase 750,000 ordinary shares granted to Gil Shapira expired, as described in note 18(3).

The change in the number of options granted to employees and service providers and the weighted averages of their exercise prices is as follows. The terms and conditions of these options, including those granted in 2024, are described in Note 12b(2) and 12b(3).

	Year ended December 31
	2024		2023
	Number of options	Weighted average of exercise price	Number of options	Weighted average of exercise price
		NIS		NIS
Outstanding at beginning of year	155,458,166	0.529	72,506,126	0.597
Granted	650,000	0.400	90,300,000	0.496
Expired	12,324,002	0.440	7,347,960	0.785
Outstanding at end of year	143,784,164	0.536	155,458,166	0.529
Exercisable at end of year	74,639,148	0.582	61,608,167	0.552

The expenses recorded in the statements of comprehensive loss in 2024 and 2023 in respect of grants of options to employees and service providers are approximately NIS 1.6 million and NIS 1.4 million, respectively.

The number of outstanding options at December 31, 2024 and 2023 are as follow:

2024			2023
Number of outstanding options at end of year	Exercise price range	Weighted average of contractual life	Number of outstanding options at end of year	Exercise price range	Weighted average of contractual life
	NIS			NIS
-	-	-	54,000	0.245	0.53
128,060,833	0.382-0.552	7.21	139,185,834	0.382-0.552	8.32
15,723,331	1.242-1.324	7.47	16,218,332	1.242-1.324	8.45
143,784,164	0.382-1.324	7.24	155,458,166	0.245-1.324	8.33

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Commitments and contingencies

a.	Commitments

In October 2008, an exclusive license agreement was signed (in this section, as amended and restated in January 2012, and as further amended in September 2021, together - the “Agreement”), between Bonus Therapeutics and Dr. Shai Meretzki, Dr. Samer Srouji and Dr. Uriel Barkai (together - the “Inventors”).

In accordance with the terms of the Agreement, Bonus Therapeutics was granted an exclusive and irrevocable license for worldwide utilization, without any limitation, of the intellectual property and the products related to bone tissue for therapeutic uses, including three U.S. patent applications, and excluding the field of the treatment of osteoporosis. Beginning in the second year of the product’s initial commercial sale, Bonus Therapeutics will be required to pay the Inventors royalties of 5% from Bonus Therapeutics’ worldwide sales, as well as 12.5% of any one-time payment.

b.	Contingent liabilities

On February 27, 2022, the Company received two motions for approval of class action lawsuits (the “Motions”), which were filed with the Economic Department of the Haifa District Court against the Company and its controlling shareholder (the “Respondents”). Both Motions were submitted by the same law firm, supported by the same expert economic opinion, and were based on the claim that the Company and its controlling shareholder had allegedly executed a deliberate action during the pre-closing phase of trading on January 13, 2022, to inflate the Company’s share value, thereby ensuring its continued inclusion in the Tel-Aviv 90 and Tel-Aviv 125 indices of the Tel Aviv Stock Exchange.

In connection with the event regarding the Company’s continued inclusion in the Tel-Aviv 90 and Tel-Aviv 125 indices, on February 28, 2024, investigators from the Israel Securities Authority (“ISA”) arrived at the Company’s offices to conduct a search pursuant to a search warrant. According to the warrant, the search was conducted in relation to suspicions of alleged violations of securities laws. Additionally, to the best of the Company’s knowledge, several corporate officers were summoned for questioning at the ISA offices.

To the Company’s knowledge, the controlling shareholder, Dr. Shai Meretzki, who serves as the CEO and a member of the Company’s Board of Directors, and the Chairman of the Board, Mr. Yosef Rauch, were questioned by the ISA on suspicion of alleged securities fraud, insider trading, aggravated deceit under the Israeli Penal Code, money laundering offenses, and reporting violations under the Israeli Securities Law. These allegations pertain, allegedly, to attempts to influence the Company’s inclusion in the TA-90 and TA-125 stock exchange indices. Additionally, there are allegations of purportedly misleading disclosures in the Company’s reports, including its financial statements, regarding loans provided to employees during the relevant period for the purpose of exercising stock options, with the suspicion that such information was not disclosed to the public in a timely or appropriate manner.

Based on the preliminary nature of the investigation, the Company is unable to assess the outcome of the ISA investigation, and cannot estimate the potential impact, if any, on its business and financial condition, but, based on the advice of the Company’s Israeli legal counsel, the Company believes that the Company and its officers possess proper defense arguments, supported by, among other things, external and objective evidentiary reinforcements.

On June 5, 2024, the petitioners (the “Petitioners”) submitted a motion to the court requesting to withdraw their claims. In their motion, the Petitioners declared that, after examining the facts and the expert opinions presented to them by the Respondents, as well as considering decisions and comments from the District Court and the Supreme Court, they irrevocably retract any factual or legal allegations made against the Respondents in the proceedings.

On June 13, 2024, a court ruling was issued approving the parties’ agreement to the Petitioners’ withdrawal, without compensation, restitution, or any other benefit, and dismissing the Petitioners’ personal claims.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Research and development expenses

	Year ended December 31
	2024	2023
	NIS in thousands
Payroll and other employee-related expenses	10,260	10,834
Trials and regulations	1,096	1,318
Materials	2,509	2,952
Office maintenance	932	799
Share-based payment expenses	833	806
Depreciation and amortization	1,669	1,639
Other	306	265
	17,605	18,613

Note 15 - General and administrative expenses

	Year ended December 31
	2024	2023
	NIS in thousands
Payroll and other employee-related expenses	5,627	5,873
Directors’ remuneration	155	202
Levies and insurance	401	581
Professional fees	807	960
Legal and patents	525	927
Depreciation and amortization	1,124	1,122
Share-based payment expenses	795	639
Office maintenance	641	676
Other	156	197
	10,231	11,177

Note 16 - Financial expenses and Financial Income

	Year ended December 31
	2024	2023
	NIS in thousands
Financial Expenses:
Loss from changes in fair value of financial derivative liability	21	-
Interest expenses on lease liabilities	779	848
Other	18	31
	818	879
Financial Income:
Financial income from deposits and other	(543)	(1,641)
Income from exchange rates, net	(285)	(499)
	(828)	(2,140)

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Loss per share

The loss per share is calculated by dividing the loss attributable to the owners of the parent Company by the weighted average of the number of ordinary shares issued.

	Year ended December 31
	2024	2023
	NIS in thousands
Loss attributable to shareholders of the Company	(27,826)	(28,529)
Weighted average number of issued ordinary shares*	624,423,870	623,334,799
Loss per share (NIS)	(0.04)	(0.05)

*	Does not include (1) Additional Shares as described in note 12a(1) above, since the Additional Shares are contingently restricted and subject to forfeitures; (2) outstanding share options granted (as of December 31, 2024 and 2023: approximately 202,940,000 and 215,364,000, respectively) as their effect would have been anti-dilutive; and (3) shares that may be issued upon the settlement of the financial derivative liability described in note 10b.

Diluted loss per share is identical to basic loss per share since the impact of including potential diluting shares is anti-dilutive.

Note 18 - Transactions and balances with related parties

“Related Party” - As defined by IAS 24 “Related Party Disclosures”.

Key management personnel of the Company, who are included together with others in the definition of related parties in IAS 24, include directors and members of senior management.

The Company is controlled by Dr. Shai Meretzki, who serves as the chief executive officer and as a member of the board of directors and holds, as of December 31, 2024, Company shares representing a 32.97% of the Company (including his portion of the Additional Shares, and which are subject to certain restrictions, as described in note 12a(1) above).

a.	Transactions with related parties

Payments and rewards to Related Parties and key management personnel that according to the amounts paid do not deviate from normal market terms:

	Year ended December 31
	2024	2023
	NIS in thousands
Payroll, management fee and remuneration to related parties and key management personnel (see 1 hereunder)	4,770	4,805
Share-based payments to related parties and key management personnel (see 2 hereunder and note 12b(2))	533	329
Remuneration to non-executive directors (see note 12b(2))	155	202
Share-based payment to non-executive directors (see note 12b(2))	68	44
Transactions with related parties for purchase of materials (see 2 hereunder)	582	594

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Transactions and balances with related parties (continued):

1)	Service agreements:

a.	Mr. Yossi Rauch, who serves as the chairman of the board, and Dr. Shai Meretzki, who serves as the CEO of the Company, a director and the controlling party of the Company, provide consulting and management services to the Company, according to agreements that were approved by the general meeting of the Company’s shareholders on February 21, 2021 and on November 14, 2023 (the “2023 Agreement”). Following is a concise description of the engagements:

1.	The fixed monthly compensation for their services, will be NIS 80 thousand and NIS 106 thousand for Rauch and Meretzki, respectively (the “fixed remuneration”). which shall be multiplied by a factor of 1.4 to account for social benefits in each period in which there is no employee-employer relationship between Rauch and/or Meretzki, and the Company (the “cost of the fixed remuneration”).

2.	Entitlement to a grant - From January 1, 2021, Meretzki and Rauch are each entitled to a grant resulting from a change in the value of the Company’s share compared to the change in the value of the Tel Aviv Biomed Index, calculated cumulatively for each year, not exceeding 12 months fixed remuneration cost per year. Three months’ fixed remuneration cost will be paid in cash and the balance in Company shares.

In addition, if the Company’s shares are listed for trading on another stock exchange, and if new shares in the Company are allotted by virtue of entering into a single agreement or several agreements, to allot shares to one investor group, with joint representation, against completion of actual receipt of cash, including amounts that will be received from exercise of options for new shares, all within 18 months from the date of the contract with the group of investors, in an amount not to be less than USD 6 million or USD 10 million, Meretzki and Rauch will be entitled to a grant of four or six months cost of the fixed remuneration in cash, respectively.

3.	As mentioned above, the general meeting of the company approved the 2023 Agreement for the period from October 1, 2023, until the end of five years from the date of commencement of the engagements, provided that after two years from this date and before the end of three years from the date of approval of the engagements, the approvals required by law for three years from the date of approval of the engagements will be obtained. Otherwise, the period of provision of the services will be reduced and will end at the end of three years from the date of approval of the engagements.

b.	In the years ended December 31, 2024 and 2023, the expense recorded in the financial statements for the salaries of Meretzki and Rauch amounted to NIS 1,979 thousand and NIS 1,497 thousand, respectively, in each of the years.

c.	As part of approving the 2023 Agreement, the general meeting of shareholders approved the board of directors’ resolution dating September 28, 2023, and of November 7, 2023, to approve the allocation of a total of 24,500,000 options to the Company’s controlling party, who serves as CEO and director, and to the chairman of the Company’s board of directors. Each option can be converted into one share, at an exercise price of NIS 0.50 per share.

The grant date fair value of the options, is calculated using the Black-Scholes model and amounts to approximately NIS 1,104 thousand. The fair value is calculated based on the following assumptions: expected dividend of 0%, standard deviation of 57.5%, risk-free interest rate of 5.49% and an expected average life to maturity of 6 years.

BONUS BIOGROUP LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Transactions and balances with related parties (continued):

2)	Dr. Shai Meretzki, the controlling owner of the Company, served as a director of Sartorius Israel Ltd. until June 7, 2024. The Company’s purchases from Sartorius Israel Ltd. during the years 2022 through June 2024 were made on terms and at prices that do not exceed the selling prices to third parties purchasing in similar quantities.

3)	On May 22, 2022, the general meeting of shareholders approved the Company’s entering into an agreement with Mr. Gil Shapira (the “consultant”), a director of the Company, according to which the Company will receive from Mr. Shapira consulting and project management services regarding the transition to the Company’s new offices in Matam Park, Haifa (the “consulting services for the transition project”). According to the agreement, in exchange for the consulting services for the transition project, the consultant is entitled to receive from the Company an amount of NIS 450 thousand in cash and an allocation of 750,000 warrants, each of which can be exercised to one ordinary share of the Company, at an exercise price of NIS 1.324, at any time from the date of their allocation until August 15, 2024. The fair value of the warrants granted estimated at NIS 150 thousand. As of December 31, 2023, the Company acknowledged the receipt of the aforementioned consulting services in the aggregate amount of NIS 600 thousand.

b.	Balances with related parties:

	December 31
	2024	2023
	NIS in thousands
Current liabilities*	3,277	747

*	The balance includes amounts of NIS 1,290 thousand and NIS 1,711 thousand, relates to management fees of the Chairman of the Board and the CEO, respectively, who are related parties, for the monthly fees of October 2023 through December 2024, which have not been fully paid.

Note 19 - Subsequent Events

On February 13, 2025, the Tel Aviv District Court (Economic Division) granted the Company’s request for temporary relief, approving the extension of the exercise period for six series of the Company’s non-tradable warrants (collectively, the “Warrants Series”) until June 1, 2025, or an earlier expiration date, if applicable. The extension was granted to allow the Company to convene a separate meeting of its shareholders and the holders of each Warrant Series to approve a special resolution authorizing a two-year extension of the exercise period for each Warrant Series, from its original expiration date prior to the temporary relief, for a period of up to two years thereafter.

____________________________

_______________________________________

____________________________

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

AS OF JUNE 30, 2025

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

AS OF JUNE 30, 2025

Table of Contents

Page
Condensed consolidated interim financial statements - NIS with Convenience translation into U.S. dollars:
Condensed consolidated interim statements of financial position	F-31
Condensed consolidated interim statements of comprehensive loss	F-32
Condensed consolidated interim statements of changes in shareholders’ equity (deficiency)	F-33 - F-34
Condensed consolidated interim statements of cash flows	F-35 - F-36
Notes to the condensed consolidated interim financial statements	F-37 - F-39

____________________________

_______________________________________

____________________________

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

(UNAUDITED)

			Convenience translation into U.S. dollars (note 1(f))
	June 30	December 31	June 30
	2025	2024	2025
	NIS in thousands		In thousands
Current assets:
Cash and cash equivalents	1,197	6,859	355
Other current assets	1,146	331	340
	2,343	7,190	695
Non - current assets:
Restricted deposit	376	375	112
Property, plant and equipment, net	8,396	9,169	2,490
Intangible assets, net	-	7	-
Right-of-use asset, net	6,214	6,665	1,843
	14,986	16,216	4,445
Total assets	17,329	23,406	5,140

Current liabilities:
Trade payables	1,273	1,012	379
Related parties	5,711	3,038	1,694
Accounts payable	2,269	2,059	673
Current maturity of lease liability	1,726	1,659	512
Derivative financial instruments	148	148	44
	11,127	7,916	3,302
Non - Current liabilities:
Lease liability	7,877	8,533	2,336
Total liabilities	19,004	16,449	5,638

Commitments and contingencies, see note 3

Shareholders’ equity (deficiency)
Share capital and additional paid-in capital	303,898	303,315	90,124
Receipts on account of shares and warrants	7,047	3,850	2,090
Capital reserve from transactions with controlling shareholders	618	618	183
Capital reserve from options to employees and service providers	37,034	36,778	10,982
Accumulated deficit	(350,272)	(337,604)	(103,877)
Total Shareholders’ Equity (deficiency)	(1,675)	6,957	(498)
Total liabilities and shareholders’ equity (deficiency)	17,329	23,406	5,140

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

			Convenience translation into U.S. dollars (note 1(f))
	Six-month period ended June 30
	2025	2024	2025
	NIS in thousands		In thousands
Research and development expenses	(6,659)	(10,204)	(1,975)
General and administrative expenses	(5,602)	(5,239)	(1,661)
Operating loss	(12,261)	(15,443)	(3,636)
Financial expenses	(445)	(410)	(132)
Financial income	38	875	11
Comprehensive loss for the year	(12,668)	(14,978)	(3,757)
	NIS		USD
Basic and diluted loss per ordinary share	(0.02)	(0.02)	(0.006)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)

(UNAUDITED)

	Share capital and additional paid-in capital	Receipts on account of shares and warrants	Capital reserve from transactions with controlling shareholders	Capital reserve from options to employees and service providers	Accumulated deficit	Total shareholders’ equity
	NIS in thousands
Balance at January 1, 2025	303,315	3,850	618	36,778	(337,604)	6,957
Changes in the six-month period ended June 30, 2025
Comprehensive loss for the period					(12,668)	(12,668)
Receipts on account of shares and warrants to be issued, net of issuance expenses		3,197				3,197
Share-based compensation to employees and service providers	583			(86)		497
Modification of share-based compensation granted to controlling party and others				342		342
	583	3,197	-	256		4,036
Balance at June 30, 2025	303,898	7,047	618	37,034	(350,272)	(1,675)

Balance at January 1, 2024	302,664	-	618	35,801	(309,778)	29,305
Changes in the six-month period ended June 30, 2024
Comprehensive loss for the period					(14,978)	(14,978)
Share-based compensation to employees and service providers	440			628		1,068
	440	-	-	628		1,068
Balance at June 30, 2024	303,104	-	618	36,429	(324,756)	15,395

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Share capital and additional paid-in capital	Receipts on account of shares and warrants	Capital reserve from transactions with controlling shareholders	Capital reserve from options to employees and service providers	Accumulated deficit	Total shareholders’ equity
	Convenience translation into USD in thousands (note 1(f))
Balance at January 1, 2025	89,951	1,142	183	10,907	(100,120)	2,063
Changes in the six-month period ended June 30, 2025
Comprehensive loss for the period					(3,757)	(3,757)
Receipts on account of shares and warrants to be issued, net of issuance expenses		948				948
Share-based compensation to employees and service providers	173			(26)		147
Modification of share-based compensation granted to controlling party and others				101		101
	173	948	-	75	-	1,196
Balance at June 30, 2025	90,124	2,090	183	10,982	(103,877)	(498)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(Continued) - 1

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(UNAUDITED)

			Convenience translation into U.S. dollars (note 1(f))
	Six-month period ended June 30
	2025	2024	2025
	NIS in thousands		In thousands
Cash flows from operating activities
Net cash used in operating activities (see Appendix A)	(8,047)	(11,119)	(2,386)

Cash flows from investing activities
Purchase of property, plant and equipment	(4)	(264)	(1)
Investment in short-term deposits	-	12,995	-
Net cash provided by (used in) investing activities	(4)	12,731	(1)

Cash flows from financing activities
Receipts on account of shares and warrants to be issued	3,197	-	948
Repayment of lease liability	(722)	(621)	(214)
Net cash provided by (used in) financing activities	2,475	(621)	734

Increase (decrease) in cash and cash equivalents	(5,576)	991	(1,653)
Cash and cash equivalents at the beginning of the period	6,859	12,937	2,034
(Losses) gains from exchange rates of cash and cash equivalents	(86)	216	(26)
Cash and cash equivalents at the end of the period	1,197	14,144	355

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(Concluded) - 2

BONUS BIOGROUP LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(UNAUDITED)

			Convenience translation into U.S. dollars (note 1(f))
	Six-month period ended June 30
	2025	2024	2025
	NIS in thousands		In thousands
a. Appendix A - Cash flows from operating activities:
Comprehensive loss for the period	(12,668)	(14,978)	(3,757)
Adjustments for:
Depreciation and amortization	1,377	1,393	408
Share-based compensation expenses	839	1,068	249
Losses (gains) from exchange rates of cash and cash equivalents	86	(216)	26
Interest and exchange rates differences	(14)	30	(4)
	(10,380)	(12,703)	(3,078)
Changes in operating assets and liabilities:
(Decrease) Increase in other current assets	(815)	27	(242)
Increase in trade payables	265	389	79
Increase in related parties	2,673	869	793
Increase in accounts payable	210	299	62
Net cash used in operating activities	(8,047)	(11,119)	(2,386)
b. Non-cash activities:
Purchase of property, plant and equipment on credit	-	55	-
c. Additional information on cash flows:
Payments of lease interest	368	405	109
Interest received from withdrawal of short-term deposits	-	369	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BONUS BIOGROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1 - General

a.	Bonus BioGroup Ltd. (the “Company”) is a clinical-stage biotechnology company focused on developing next-generation therapies in the fields of tissue engineering and cell therapy. The Company is developing two product candidates: BonoFill, a personalized, tissue-engineered bone graft, and MesenCure, an enhanced cell therapy for inflammation and tissue damage, which the Company believes may address significant unmet clinical and market needs.

b.	The Company was founded in October 1981, and since August 1993, its shares have been traded on the Tel Aviv Stock Exchange Ltd. In January 2012, the Company entered into a private allocation agreement with Bonus Therapeutics Ltd. (“Bonus Therapeutics”) and its shareholders at the time. Pursuant to this agreement, in April 2012, the entire issued and paid-up share capital of Bonus Therapeutics was transferred to the Company in exchange for the allocation of shares in the Company. From that point onward, the Company’s activities evolved and transitioned into its current areas of operation, as described in section a above.

c.	The condensed consolidated interim financial statements includes the financial statements of the Company, Bonus Therapeutics, a wholly owned subsidiary of the Company as mentioned above, and Bonus Cellura Ltd., a subsidiary controlled by the Company, holding 95.5% of its issued and paid-up share capital (collectively: “the Group”). Non-controlling interests in Bonus Cellura Ltd. are not material.

d.	Impact of the “Iron Swords” War

Starting from October 7, 2023, following the severe attacks on the State of Israel, the reserve enlistment, and the Israeli government’s declaration of a state of war (the “Iron Swords War” and/or the “War”), which is being waged on seven theaters of war, there has been a decline in the Israel’s economic activity. However, the War has not had a material impact on the Company’s operations, except as disclosed in the Company’s reports. According to the Company’s assessment as of the approval date of the financial statements, the Company has no ability to assess the impact of the war on its future operations, including additional capital raising.

e.	Going concern

The Company is in the research and development stage and has not yet generated revenue from its product development. During the six-month period ended June 30, 2025, the Company recorded losses of approximately NIS 12.7 million, and negative cash flows from operating activities of approximately NIS 8 million. The financial resources available to the Company are not sufficient to implement its business plans for the 12 months following the date of the financial position statement, nor are they sufficient to complete the research and development of its products and bring them to commercial production and marketing.

The above-mentioned raises a substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated interim financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

The Company’s management is actively working on various measures to secure the necessary resources to ensure the continuation of its operations and its ability to meet its obligations. These measures include efforts to enhance efficiency and reduce expenses, including reductions in salary and related costs, which are expected to take effect after the date of the financial position statement. The realization of management’s plans depends, among other factors, on elements beyond the Company’s full control (see also Section d above in this Note). Therefore, there is no certainty that these actions will generate sufficient financial resources to ensure the continuation of its operations and meeting of its obligations.

f.	Convenience translation into U.S dollars (“dollars”, “USD” or “$”)

For the convenience of the reader, the reported New Israeli Shekel (“NIS”) amounts as of June 30, 2025, and for the period then ended, have been translated into dollars, at the representative rate of exchange on June 30, 2025 (USD 1 = NIS 3.372). The dollar amounts presented in these condensed consolidated interim financial statements should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

BONUS BIOGROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1 - General (continued):

g.	Approval of financial statements

The condensed consolidated interim financial statements were authorized for issue August 28, 2025.

Note 2 - Basis of Preparation

a.	The Company’s condensed consolidated interim financial statements as of June 30, 2025 and for six-month period ended June 30, 2025, have been prepared in accordance with the provisions of International Accounting Standards (“IAS”) 34 “Interim Financial Reporting”. These interim financial statements do not include all the information and disclosures required in annual financial statements. The condensed consolidated interim financial statements should be read in conjunction with the 2024 annual financial statements and the accompanying notes, which were in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”). The condensed consolidated interim financial statements are unaudited.

In the opinion of management, the condensed consolidated interim financial statements reflect all adjustments, which include normal recurring adjustments, necessary for a fair statement of the Company’s condensed consolidated interim financial position as of June 30, 2025, and the condensed consolidated interim statements of comprehensive loss, changes in shareholders’ equity and cash flows for six-month period ended June 30, 2025. The significant accounting policies and computation methods used in preparing these condensed consolidated interim financial statements are consistent with those used in preparing the 2024 annual financial statements.

b.	Estimates and judgements are continually evaluated and reviewed, and are based on past experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting judgments will, by definition, may not be equal to the related actual results.

In preparation of the condensed consolidated interim financial statements, the critical estimates and judgements that were applied by management are identical to those in the consolidated annual financial statements of the Company for the year ended December 31, 2024.

c.	Financial instruments measured at fair value for disclosure purposes only

The carrying amounts of certain financial assets and liabilities, including Cash and cash equivalents, Accounts receivable, Restricted deposit, Trade payables, Related parties, Accounts payable, lease liability, corresponds to or is close to their fair value.

Note 3 - Equity

a.	Share capital

On January 23, 2012, a private placement agreement (the “2012 Acquisition Agreement”) was signed between the Company, Bonus Therapeutics and the then shareholders of Bonus Therapeutics (the “Offerees”), one of whom is the current controlling shareholder in the Company. On April 12, 2012, the 2012 Acquisition Agreement was approved by the Company’s shareholders and on April 29, 2012, the transaction was completed.

The 2012 Acquisition Agreement, as amended at the Company’s shareholders’ meeting held on May 2, 2025, remains in effect solely with respect to the provisions under which 538,545,451 additional shares allocated in 2017 to the Offerees shall not be subject to forfeiture pursuant to the Company’s Articles of Association and shall remain subject to the lock-up undertaking until the Listing Date. The Listing Date is defined as the date on which ordinary shares of the type existing in the Company’s issued share capital as of such date, or depositary receipts in respect thereof, are registered for trading in the United States, provided that such registration occurs no later than June 30, 2026.

BONUS BIOGROUP LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 3 - Equity (continued):

b.	Capital raising

On May 8, 2025, the Company’s Board of Directors approved entering into five investment agreements (the “Investment Agreements”), for a private offering in a total amount of NIS 2,350,000 (the “Consideration”) with five investors, on substantially identical terms for each investment agreements.

Pursuant to the Investment Agreements, the Company will allocate 9,038,462 ordinary shares (the “Shares”) at a price of NIS 0.26 per share, along with 4,519,233 non-transferable warrants (the “Warrants”), each of which may be exercised into one ordinary share, in consideration for a cash payment of NIS 0.36 per share, for a period commencing from the date of the allocation of the Warrants and ending two years thereafter.

As of the date of the financial statements, the entire consideration has been received. The total consideration for investment brokerage services, which amounted to NIS 153 thousand, was fully paid.

The allocation of securities may be subject to the approval of the Company’s shareholders’ meeting for a capital consolidation of the Company’s shares, and the approval of the Tel Aviv Stock Exchange Ltd. for the listing of the shares and the shares that may result from the exercise of the Warrants.

c.	Share-based compensation

Consultant Warrants 2/12

On May 22, 2025, following the approval of the Company’s general meeting of shareholders, the Tel Aviv District Court approved an arrangement to amend the terms of the Company’s non-tradable warrants (the “Warrants”). Under the arrangement, the exercise period of the warrants was extended to June 30, 2027, instead of June 30, 2025, with no change to the exercise price of NIS 0.48 per Option for one ordinary share.

The additional carrying amount arising from the amendment of the warrants, in the amount of approximately NIS 342 thousand, was recognized in the first half of 2025 as a non-cash expense under general and administrative expenses in the condensed consolidated interim statement of comprehensive loss, with a corresponding credit to the share capital.

The controlling party of the Company, Dr. Shai Meretzki, who serves as CEO and Director, and the Chairman of the Board, Mr. Yossi Rauch, hold Warrants to subscribe for 11,900,000 and 4,250,000 ordinary shares, respectively.

Expiration of options

During the six month period ended June 30, 2025, 3,220,833 employee options expired.

Note 4 - Subsequent Events

Capital raising

On July 2, 2025, the Company’s Board of Directors approved seven investment agreements (the “Investment Agreements”), for a private offering in a total amount of NIS 3,412,664 (the “Consideration”) with seven investors, on substantially identical terms for each investment agreement.

Pursuant to the Investment Agreements, the Company will allocate 13,125,631 ordinary shares (the “Shares”) at a price of NIS 0.26 per share, along with 6,562,816 non-transferable warrants (the “Warrants”), each of which may be exercised into one ordinary share, in consideration for a cash payment of NIS 0.36 per share, for a period commencing from the date of the allocation of the Warrants and ending two years thereafter.

As of the date of the financial statements, the entire consideration has been received. The total consideration for investment brokerage services, which amounted to NIS 130 thousand, was fully paid. In addition, 26,000 non-tradable warrants will be allocated to a broker, in consideration for a cash payment of NIS 0.26 per share.

The allocation of securities may be subject to the approval of the Company’s shareholders’ meeting for a capital consolidation of the Company’s shares, and the approval of the Tel Aviv Stock Exchange Ltd. for the listing of the shares and the shares that may result from the exercise of the Warrants.

____________________________

_______________________________________

____________________________

3,000,000 American Depositary Shares Representing 90,000,000 Ordinary Shares

PROSPECTUS

Sole Bookrunner
D. Boral Capital

_______, 2026

Through and including                       , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in the ADSs, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter into agreements with each of our directors and certain members of our senior management, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. In the case of indemnification with respect to any monetary liability imposed in favor of a third party, these agreements provide that the indemnification is limited to events determined as foreseeable by our board of directors based on our activities and to a maximum aggregate amount of indemnification that we may pay to such individuals in connection with such indemnifiable events. These indemnification agreements will supersede all previous letters of indemnification that we have provided to such directors and members of our senior management in the past, if any.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to a prohibited dividend or distribution), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that an Israeli company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent sales of unregistered securities

Set forth below are the sales of all securities by the Company since January 1, 2022, that were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Sale of ordinary shares and warrants to purchase ordinary shares

In November 2024, we entered into the 2024 Investment Agreement for a private placement totaling NIS 4,961,000 in gross proceeds. Pursuant to the 2024 Investment Agreement, we agreed to issue the investors a total of 31,006,250 ordinary shares at a price of NIS 0.16 (approximately $0.05) per share, along with 15,503,125 non-tradable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.25 (approximately $0.07) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. These securities have not been issued as of yet. However, as of January 2025, we have received the entire investment amount.

Between March and July 2025, we entered into the First PIPE Investment Agreement for a private placement totaling NIS 5,762,664 in gross proceeds. Pursuant to the First PIPE Investment Agreement, we agreed to issue the investors a total of 22,164,093 ordinary shares at a price of NIS 0.26 (approximately $0.08) per share, along with 11,082,049 non-tradable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.36 (approximately $0.11) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. These securities have not been issued as of yet. However, as of the date of this prospectus, we have received the entire investment amount.

Between July and November 2025, we entered into the July-November 2025 PIPE Investment Agreement for a private placement totaling NIS 1,839,950 in gross proceeds. Pursuant to the July-November 2025 PIPE Investment Agreement, we agreed to issue the investors a total of 5,110,972 ordinary shares at a price of NIS 0.36 (approximately $0.11) per share, along with 2,555,487 non-tradable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.50 (approximately $0.15) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. These securities have not been issued as of yet. However, as of the date of this prospectus, we have received the entire investment amount.

During November 2025, we also entered into the November 2025 PIPE Investment Agreement, for a private placement totaling approximately NIS 1,425,729 in gross proceeds. Pursuant to the November 2025 PIPE Investment Agreement, we agreed to issue the investors a total of 4,752,430 ordinary shares at a price of NIS 0.30 (approximately $0.09) per share, along with 2,376,216 non-tradeable warrants, each of which may be exercised into one ordinary share at an exercise price of NIS 0.40 (approximately $0.12) per share, for a period commencing from the date of the issuance of the warrants and ending two years after the signing of the applicable agreement. These securities have not been issued as of yet. As of the date of this prospectus, we have not received the entire investment amount.

Between January and March 2026, we entered into the 2026 PIPE Investment Agreement, for a private placement totaling approximately NIS 12,320,010 in gross proceeds. Pursuant to the 2026 PIPE Investment Agreement, we agreed to issue the investors a total of approximately 21,670,431 ordinary shares at a price per share ranging from NIS 0.40 (approximately $0.12) to NIS 0.63 (approximately $0.19), along with warrants to purchase an aggregate of approximately 10,834,817 ordinary shares with an exercise price per share ranging from NIS 0.55 (approximately $0.16) to NIS 0.80 (approximately $0.24). All the warrants are exercisable from the date of the issuance until the second anniversary of the date of the applicable investment agreement. These securities have not been issued as of yet. As of the date of this prospectus, we have not received approximately $1,278,000 out of the total gross proceeds of the 2026 PIPE Transactions.

For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” above.

Issuances under our equity incentive plans

Since January 1, 2023 through December 31, 2025, (i) no options were exercised under the 2013 Plan, and (ii) options to purchase 29,653,627 ordinary shares expired, forfeited or cancelled, such that the total outstanding number of ordinary shares underlying options granted to employees, directors, senior management, consultants and service providers as of January 1, 2026, is 134,552,500 ordinary shares.

Item 8. Exhibits and financial statements

(a) Exhibits. The exhibits to this registration statement are listed in the Exhibit Index to this registration statement and incorporated herein by reference.

(b) Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our financial statements or the notes thereto.

Item 9. Undertakings

(a)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit	Description
1.1*	Form of Underwriting Agreement among the Registrant and the underwriter party thereto.

3.1#*	Memorandum of Association (as amended).

3.2#*	Amended and Restated Articles of Association of the Registrant (as currently in effect).

3.3*	Amended and Restated Articles of Association of the Registrant (to be effective immediately prior to listing on Nasdaq).

4.1*	Form of Underwriter Warrant.

4.2*	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as Depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registrant’s Form F-6 (File No. 333-293508), filed with the SEC on February 17, 2026).

4.3*	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1	Opinion of Goldfarb Gross Seligman & Co.

10.1#*	2013 Stock Option Plan.

10.2*	Form of Indemnification Agreement.

10.3#*	Restated and Amended Exclusive License Agreement, dated as of January 3, 2012, among the Registrant, Dr. Shai Meretzki, Dr. Samer Srouji and Dr. Uriel Barkai.

10.4#*	Amendment to Restated and Amended Exclusive License Agreement, dated as of September 19, 2021, among the Registrant, Dr. Shai Meretzki, Dr. Samer Srouji and Dr. Uriel Barkai.

10.5#*	Agreement for the Provision of Services among the Registrant, Bonus Therapeutics Ltd., Dr. Shai Meretzki and Meretzki Consulting and Development Ltd., dated November 14, 2023.

10.6#*	Agreement for the Provision of Services among the Registrant, Bonus Therapeutics Ltd., Yosef Rauch and I. Rauch & Co. Financial Consultants Ltd, dated November 14, 2023.

10.7*	English Summary of the 2012 Management and Initiation Agreements.

10.8*	Form of First Series 2021 Investment Agreements entered into among the Registrant and the other parties thereto.

10.9*	Form of Second Series 2021 Investment Agreements entered into among the Registrant and the other parties thereto.

10.10*	Form of Third Series 2021 Investment Agreements entered into among the Registrant and the other parties thereto.

10.11*	Form of Fourth Series 2021 Investment Agreement entered into among the Registrant and the other parties thereto.

10.12*	Form of Fifth Series 2021 Investment Agreements entered into among the Registrant and the other parties thereto.

10.13*	Form of 2024 Investment Agreement entered into among the Registrant and the other parties thereto.

10.14#*	Addendum, dated April 29, 2025, to Private Placement Agreement.

10.15#*	Bonus Biogroup Ltd. Compensation Policy.

10.16*	Summary of Material Terms of the Lease Agreement for the Registrant’s Headquarters.

10.17*	Form of First PIPE Investment Agreement entered into among the Registrant and the other parties thereto.

10.18*	Form of July-November 2025 PIPE Investment Agreement entered into among the Registrant and the other parties thereto.

10.19*	Form of October-November 2025 PIPE Investment Agreement entered into among the Registrant and the other parties thereto.

10.20*	Form of 2026 PIPE Investment Agreement entered into among the Registrant and the other parties thereto.

10.21	Amendment to 2026 PIPE Investment Agreement, dated March 15, 2026.

21.1*	List of Subsidiaries.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Code of Business Conduct and Ethics.

107*	Filing Fee Table.

*	Previously filed.

#	English translation of original Hebrew document.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haifa, Israel on March 19, 2026.

BONUS BIOGROUP LTD.

By:	/s/ Dr. Shai Meretzki
	Name:	Dr. Shai Meretzki
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 19, 2026 in the capacities indicated:

Name	Title

/s/ Dr. Shai Meretzki	Chief Executive Officer
Dr. Shai Meretzki	(Principal Executive Officer) and Member of the Board

/s/ Meital Enbar	VP Finance (Principal Financial Officer
Meital Enbar	and Principal Accounting Officer)

*	Chairman of the Board
Yosef Rauch

*	Member of the Board
Gil Shapira

*	Member of the Board
Alon Ariel

*	Member of the Board
Margalit Assayag

*	Member of the Board
Benjamin Shafir

* By:	/s/ Dr. Shai Meretzki
Dr. Shai Meretzki
Attorney-in-Fact

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bonus Biogroup Ltd. has signed this registration statement on March 19, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director